Form 10KSB, Exhibit 13
period 1996-12-31
GRANGE NATIONAL BANC CORP
filed 1997-04-03
CIK 763850

To our Shareholders,

     Though figures released throughout the year were often varied and contradictory, 1996 closed as the sixth consecutive year of the current U. S. economic expansion. Growth during the year seemed to be driven by consumption and household sales and by capital investment by businesses. This growth, without too many inflationary pressures, has meant that the Federal Reserve Board did not have to intervene and, as a consequence, interest rates rose only slightly.

     We are pleased that the Grange National Bank had a part in this growth and that once again, the Bank experienced record net income for the year; an increase of 27% over 1995. Growth in all of the Bank's offices continued during the year with the newer offices at Little Meadows in Susquehanna County and the Towanda office in Bradford County beginning to contribute to this growth. The ninth office of the Bank opened in Trucksville, Luzerne County in February of this year, in a new leased building. This office is located on route 309 in a high traffic area and the Board feels there is good growth potential for this office.

     As begun in 1995, shareholders continued to receive their dividends in the form of stock for 1996. These stock dividends have been well received by the shareholders and they aid in the growth of the Bank by increasing its capital as well as increasing each shareholder's equity. The Bank's employee retirement plan usually has funds available to purchase the stock from shareholders who prefer to have the cash rather than the stock.

     The Board of Directors of the Grange National Bank was saddened this year by the sudden loss of one of its members. Cyrus J. Cornell, past President of the Bank and founder and former owner of Cornell Mfg. Inc. died unexpectedly during the year. He was a Board Member for 43 years and during that time, took an active interest in all of the activities of the Board. The loss of his presence, experience and constructive advice will be missed by everyone who knew him.

     As we head into 1997 and the unknowns that every new year brings, the Board wants to again express their gratitude for your continued faith and support and reaffirm their pledge to work toward increased equity for each shareholder. We are cautiously optimistic about 1997, and although income growth may be slower than was experienced in 1996, we have every reason to expect another fine year.

                                            Sincerely,


                                            Chairman

                    Grange National Banc Corp. and Subsidiary

                             Selected Financial Data

----------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                     1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------
(In thousands except per share data)
 SUMMARY OF OPERATIONS:
  Gross interest income ............     $  7,655      $ 6,599      $ 5,296      $ 4,955      $ 4,766
  Gross interest expense ...........        3,245        2,858        2,093        2,105        2,281
                                         --------      -------      -------      -------      -------
  Net interest income ..............        4,410        3,741        3,203        2,850        2,485
  Loan loss provision ..............          125          115           87          120           97
                                         --------      -------      -------      -------      -------
  Net interest income after
     loan loss provision ...........     $  4,285      $ 3,626      $ 3,116      $ 2,730      $ 2,388
                                         ========      =======      =======      =======      =======


  Income before income taxes .......     $  2,158      $ 1,697      $ 1,531      $ 1,252      $ 1,117
  Provision for income taxes .......          660          518          485          387          340
                                         --------      -------      -------      -------      -------

  Net income .......................     $  1,498      $ 1,179      $ 1,046      $   865      $   777
                                         ========      =======      =======      =======      =======
PER SHARE DATA:
  Net income .......................        $4.10      $  3.27      $  3.42      $  3.30      $  2.96
  Cash dividends ...................                   $  0.20      $  0.42      $  0.33      $  0.33
  Stock dividends ..................        $0.74      $  0.27
AVERAGE SHARES OUTSTANDING .........          360          360          306          262          262
FINANCIAL CONDITION AT
  YEAR END:
    Total assets ...................     $104,199      $91,622      $76,305      $69,860      $62,223
    Total loans ....................       62,033       52,538       46,733       41,002       37,740
    Total deposits .................       91,055       79,866       67,014       62,832       55,909
    Stockholders' equity ...........       10,940        9,522        8,243        5,544        4,766
RATIOS:
  Based on Average Balances:
    Return on assets ...............         1.51%        1.40%        1.41%        1.29%        1.40%
    Return on equity ...............        14.73        13.32        15.08        16.61        17.46
    Equity to assets ...............        10.30        10.51         9.36         7.74         8.01
    Primary capital to assets ......        10.63        11.09         9.96         8.31         8.54
    Internal capital generation rate        14.56        12.43        13.05        14.93        15.49
  At Year End:
    Equity to assets ...............        10.50        10.39        10.80         7.94         7.66
    Primary capital to assets ......        11.10        10.97        11.43         8.53         8.21
    Dividend payout ratio ..........         1.20%        6.69%       13.43%       10.10%       11.25%
BOOK VALUE/SHARE ...................     $  30.79      $ 26.43      $ 23.85      $ 21.14      $ 18.17

Note: share and per share amounts have been restated to give effect to a 3 for 1 stock split as of April 1, 1994.

                    Grange National Banc Corp. and Subsidiary

     Grange National Banc Corp. (Company) is a Pennsylvania bank holding company, headquartered in Laceyville, Pennsylvania, with Grange National Bank
(Bank) as its only subsidiary. Established in 1907, the Bank provides friendly and affordable banking and trust services to communities in Wyoming, Susquehanna, Bradford and Luzerne counties.

     Grange National Bank's deposit services include checking, savings and money market accounts, certificates of deposit, Individual Retirement Accounts and MAC automated teller machine cards. Loan services include personal, business and municipal loans, residential, commercial and municipal mortgages, Small Business Administration loans, personal and commercial lines of credit and letters of credit. Grange's other services include discount brokerage, safe deposit facilities and payroll processing.

     The Trust department offers personal and investment trusts, trusts under will, estate administration services, living trusts and Individual Retirement Accounts.

Highlights

     The Company reported record net income of $1,498,000 in 1996 compared to $1,179,000 in 1995, an increase of 27% for the period. The returns on assets and equity were 1.51% and 14.73%, respectively, in 1996 compared to 1.40% and 13.32% in 1995. Although the Company's return on assets continues to be very strong, the return on equity continues to be depressed due to the Company's high equity to assets ratio of 10.50% at 1996 year end. A high equity to assets ratio while depressing the return on equity ratio, allows the company to expand the Bank, as it has recently done with the opening of offices in Edwardsville, Little Meadows, Towanda and the Back Mountain office, which opened in February 1997. The deposits these offices attract will reduce the equity to assets ratio to a more typical level of around 8.50%, and provide the resources for increased lending and investment by the Bank. These loans and investments in turn will enable the Bank to generate higher future profits.

     Per share net income increased to $4.10 in 1996 from $3.27 in 1995, for an increase of 25%. Total dividends paid to stockholders increased from $0.47 (cash and stock dividend) in 1995, to $0.74 (stock dividend) in 1996, an increase of 57%. The stock dividends declared by the Company increases the amount of stock in circulation, while keeping capital in the Bank for future expansion needs.

     At year end 1996, Grange had total assets of $104,199,000, total deposits of $91,055,000, and total shareholders' equity of $10,940,000, compared to $91,622,000 in total assets, $79,866,000 in total deposits, and $9,522,000 in total shareholders' equity at year end 1995, increases of 14%, 14% and 15%, respectively. At year end the Company had approximately 700 shareholders and sixty-four full and part-time employees. During 1996 Grange paid over $1,300,000 in salaries and benefits to its employees and paid over $660,000 in taxes.

     The Bank opened its seventh office in Little Meadows and its eighth office in Towanda during 1996. The Little Meadows office was slated to be closed by Meridian Bank (now Corestates), so the Bank purchased the property and deposit accounts from Meridian. The Towanda office was a former branch office of Northern Central Bank, which consolidated its offices up the street when they purchased the First National Bank of Bradford County. Deposit accounts were not acquired from Northern Central in this transaction. The Little Meadows office is a natural extension of the Bank's market area from Lawton and is located in a solid rural community. The Towanda office is situated in an excellent location in downtown Towanda and should generate significant loans as well as deposits. The Bank's long awaited Back Mountain office in Trucksville opened in February 1997 with a facility which has certainly impressed the marketplace. The Grand Opening is scheduled for the first week of April.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The consolidated financial statements and selected financial data presented elsewhere in this report should be read to obtain an understanding of the following discussion and analysis.

FINANCIAL CONDITION

     The Company's primary source of profits is its activities as a financial intermediary, using funds from customers' deposits, other borrowing sources and shareholders' equity, to invest in loans, bonds and interest bearing deposits in other banks. The difference between the cost of acquiring funds and the return on investments in loans, securities and interest bearing deposits is the Company's net interest yield. During the last three years ended December 31, 1996, net interest yields increased from 4.73% in 1994 to 4.87% in 1996.

     Interest rate risk management requires the Bank to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities, liquidity to meet loan demand, depositor's withdrawals, and operating expenses, and to provide an adequate capital base for expansion and unforeseen losses. A discussion of each of the factors relating to the financial condition of the Company follows.

LIQUIDITY AND RATE SENSITIVITY

     The objective of liquidity management is to maintain adequate cash resources to meet the short and long term operating requirements of the Company. These requirements include funding for loans to customers, funding to take advantage of prudent investment strategies, and funding for bank operations expansion. Management shifted its emphasis during 1996 from reliance primarily on interest bearing deposits available daily, to investing more of those funds in longer term investments and relying on access to the Bank's line of credit at the Federal Home Loan Bank of Pittsburgh to fund daily cash needs. Maturing investments and time deposits continue to provide funding for the longer term, while the line of credit funds short term fluctuations. The

Company's line of credit at the Federal Home Loan Bank is $2,630,000, which had a balance at December 31, 1996 of $875,000. The Bank's deposit balance at FHLB was approximately $1,180,000. Investments maturing or expected to be called in 1997 include $595,000 in time deposits and $6,600,000 in bonds classified as held to maturity, and $2,500,000 in bonds available for sale. In addition, the bank holds an additional $8,812,000 in securities, maturing in more than one year, classified as available for sale, which can also be used to meet liquidity needs. Additional liquidity is provided by a stable growth of core deposits. Management considers its sources of liquidity adequate to meet anticipated needs.

     The Company's earnings are dependent on the maintenance of an adequate net interest yield or spread between rates earned on assets and the cost of interest bearing liabilities. To maintain an adequate spread during both rising and declining rate environments, interest rate sensitivity must be managed so that the Company is positioned to respond within a reasonable period of time, to changing interest rates and, or changing balances in interest earning assets as compared to interest bearing liabilities. Management of the investment portfolio requires decisions between investing in short-term investments which enhance rate sensitivity or long-term investments which inhibit rate sensitivity but provide higher yields. Management will invest in longer term investments
(i.e. 5 - 7 year maturities) when their yields are high enough to compensate for their greater interest rate risk.

     Management of the loan portfolio has more variables than the investment portfolio. Competition from other lenders as well as consumer's desire for particular loan products greatly influence management's decisions regarding the composition of the loan portfolio. The Bank is able to create loan products to enhance its ability to react to interest rate changes, but consumers will require features which will make them attractive before they will utilize the loan products. While convenience and service are considered by the consumer, pricing is also considered. Consumers will generally require more favorable pricing when interest rate risk is shifted from the Bank to them. Certain products such as fixed rate mortgages are expected by the consumer. These products carry considerable interest rate risk because of their long term and need to be priced accordingly. (In pricing these products, such as long term mortgages, consideration of interest rate risk is in addition to other factors such as collateral risk, credit risk, and repayment risks.) Competition from other lenders greatly impacts the Bank's choices regarding pricing and terms for loans.

     A low-risk rate sensitivity position is achieved by having a similar amount of assets repricing, or maturing, at or about the same time as the Bank's liabilities re-price or mature. Management measures its assets and liability positions by use of a rate sensitivity report which categorizes the Bank's assets and liabilities on the basis of re-pricing opportunities and maturity dates. Rate sensitive balances are defined as those balances that mature or can be repriced within one year. However, management recognizes certain trends and historical experiences with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including savings, NOW accounts and money market accounts which may be withdrawn at any time. Management knows that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even with interest rate changes. These accounts are core deposits and not subject to the same pressures from interest rates as time deposits. Demand and savings deposits tend to fluctuate based primarily on the cash flow and transaction needs of the customer, as well as other non-interest rate factors such as account fees and customer service. Management makes the assumption that these deposits will not fluctuate more than 10% within three months, not more than an additional 15% during the following three to twelve month period and not more than an additional 30% during the following one to five years. The following table illustrates the Bank's interest rate sensitivity positions as of December 31, 1996. The time periods used refer to the earliest possible repricing period (with the exception of "Other Deposits"), not maturity. Management believes the Bank has an adequately balanced position in all categories.

                                                   Repricing
                                   Less than    Three to     One to      After
                                     three       twelve       five       five
(In thousands)                       months      months       years      years
                                   ---------    --------     ------      -----
Assets:
  Interest bearing deposits........  $1,281      $  496      $   198
  Investment securities:
  Available for sale...............               2,508        8,805
  Held to maturity.................   3,903       2,696       14,924    $   747
  Loans............................  15,101       5,641        8,422     32,869
                                     ------      ------      -------    -------

Total..............................  20,285      11,341       32,349     33,616
                                     ------      ------      -------    -------
Liabilities:
  Time deposits....................  13,250      18,899       13,179
  Other deposits...................   3,352       5,028       10,056     15,085
  Borrowed funds...................   1,210          36                     367
                                     ------      ------      -------    -------
Total..............................  17,812      23,963       23,235     15,452
                                     ------      ------      -------    -------
Gap:
  By period........................  $2,473     ($7,419)      $3,510    $18,565
                                     ======     =======      =======    =======
  By cumulative....................  $2,473     ($4,946)     ($1,436)   $17,129
                                     ======     =======       ======    =======
Cumulative Gap as
  Percentage of total assets.......    2.37%      -4.75%       -1.37%     16.44%


Interest rates are expected to remain fairly stable for most of 1997, with occasional volatility from market reactions to economic and political events. Stable interest rates and a well matched asset/liability structure reduce interest rate risks. Management will strive to take advantage of periodic volatility to enhance the investment portfolio's yield.

     The Bank continues to offer adjustable rate loans and mortgages as part of its product mix in order to keep balanced GAP positions. The Bank now purchases bonds with primarily four to seven year maturities. These maturities, along with the use of the Bank's credit line at the Federal Home Loan Bank, provides adequate cash flow to respond to changing interest rates and liquidity needs. Management continuously monitors the Bank's gap position in order to adjust loan pricing or deposit pricing when conditions change.

LOAN PORTFOLIO

     Total loans outstanding at December 31, 1996 increased by $9,495,000 or 18% to $62,033,000 from the December 31, 1995 total of $52,538,000. This compares with a 12% increase in 1995 and a 14% increase in 1994. The average loan balance for 1996 was $56,316,000 compared to $49,868,000 for 1995. Primary growth occurred in one-to-four family mortgages, commercial loans, and municipal loans. One-to-four family mortgages increased by $4,382,000 or 17% to $30,209,000 at year end 1996. Commercial loans increased by $2,544,000 or 25% to $12,726,000 and Municipal loans increased by $1,502,000 or 499% to $1,803,000 at year end. Most of the residential and commercial loan activity has come from the Edwardsville office and the Bowman's Creek office. Both of these offices are in the Wilkes-Barre to Tunkhannock corridor and should be a favorable indicator for loan demand at the Bank's newest office in the Back Mountain, at Trucksville. A loan to one school district accounted for $1,000,000 of growth in municipal loans. Additional loan growth during 1997 is expected at the Towanda office, which opened in November 1996. The average interest rate on total loans decreased slightly from 9.88% for 1995 to 9.69% for 1996.

     Major classifications of loans at December 31, 1996 and 1995 are as follows:


(In thousands)                                             1996            1995
                                                         -------         -------
Real estate mortgages:
  Agricultural .................................         $   961         $   972
  Residential, 1 - 4 family ....................          30,209          25,827
  Residential, multi-family ....................             603             480
  Nonfarm, nonresidential properties ...........           7,208           7,295
                                                         -------         -------
       Total real estate mortgages .............          38,981          34,574
Agricultural loans .............................             388             245
Commercial loans ...............................          12,726          10,182
Municipal loans ................................           1,803             301
Consumer loans .................................           8,770           7,819
                                                         -------         -------
Total ..........................................          62,668          53,121
Unearned income ................................             635             583
                                                         -------         -------
Total ..........................................         $62,033         $52,538
                                                         =======         =======

     Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1996 are as follows:

                                   Within       One -        After
(In thousands)                    One Year    Five Years   Five Years     Total
                                  --------    ----------   ----------     -----
Real estate mortgages .......      $  750      $ 3,351      $34,881      $38,982
Agricultural loans ..........         112          114          162          388
Commercial loans ............       2,016        2,727        7,983       12,726
Municipal loans .............       1,376           74          353        1,803
Consumer loans ..............       1,829        5,144        1,796        8,769
                                   ------      -------      -------      -------
Total .......................      $6,083      $11,410      $45,175      $62,668
                                   ======      =======      =======      =======
Loans at fixed
  interest rates ............      $5,067      $ 8,947      $31,838      $45,852
Loans at variable
  interest rates ............       1,016        2,463       13,337       16,816
                                   ------      -------      -------      -------
Total .......................      $6,083      $11,410      $45,175      $62,668
                                   ======      =======      =======      =======

     Non-accrual loans at December 31, 1996 were $247,000 and $156,00 in 1995. Accrual of interest is discontinued on a loan when management believes after considering economic and business conditions and results collection efforts, that the borrower's financial condition is such that full recovery of the loan balance is doubtful. Interest that would have been accrued if the loans were not classified as non-accrual was approximately $24,000 in 1996 and $15,000 in 1995.

ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses and related allowance for loan losses are based upon management's continued evaluation of the current loan portfolio considering factors including general economic conditions, adequacy of collateral on past due loans, past and expected loan loss experience, composition of loan portfolio, unusual risk concentrations, allowance as a percentage of total loans and other pertinent factors. No portion of the reserve is specifically allocated to any individual loan or loan classification. The total allowance balance is available to absorb losses from all loans included in the portfolio.

     Net charge-offs during 1996 were $34,000 compared to $62,000 during 1995, representing a reduction of 45% for the period. Average loans increased from $49,868,000 for 1995 to $56,316,000 for 1996. At December 31 the balance in the allowance for loan losses increased from $532,000 to $623,000, for 1995 and 1996 respectively, and the ratio of loan loss allowance to loans was 1.01% and 1.00% respectively. Management is of the opinion that the quality of the loan portfolio remains strong, but anticipates that losses over the next year may increase in proportion to the increase in the size of the loan portfolio, and a projected loss of $32,000 in connection with two commercial loans. Provisions for loan losses have increased in the last two years due to management's efforts to maintain the reserve at a level adequate for the increasing size of the loan portfolio and to cover other potential losses which have been identified by management and the Board of Directors.

     The following sets forth loans past due 90 days or more on which interest has continued to be accrued, at December 31:


(In thousands)                                                   1996      1995
                                                                 ----      ----
Real estate mortgages ......................................     $ 67      $194
Demand .....................................................       11        27
Installment ................................................        0         0
                                                                  ---      ----

TOTAL.......................................................     $ 78      $221
                                                                  ---      ====

     This table summarizes the Company's loan loss experience for the years ended December 31:

(In thousands)                                              1996         1995
                                                          -------       -------
Balance at beginning of period .....................      $   532       $   479
                                                          -------       -------
Charge-offs:
  Commercial, consumer and agricultural ............           14            16
  Real estate mortgages ............................           18            49
  Installment ......................................            9            14
                                                          -------       -------
TOTAL ..............................................           41            79
                                                          -------       -------
Recoveries:
  Commercial, consumer and agricultural ............            6             5
  Real estate mortgages ............................            0             8
  Installment ......................................            1             4
                                                          -------       -------

TOTAL...............................................            7            17
                                                          -------       -------
Net charge-offs ....................................           34            62
                                                          -------       -------
Provision charged to operations ....................          125           115
                                                          -------       -------
Balance at end of period ...........................      $   623       $   532
                                                          =======       =======
Average loans outstanding ..........................      $56,316       $49,868
Loans outstanding, December 31 .....................      $62,033       $52,538
Loan reserve ratios:
  Net loan charge-offs - average loans .............         0.06%         0.12%
  Reserve - loans, December 31 .....................         1.00%         1.01%

INVESTMENT PORTFOLIO

     The Company's investment portfolio increased by $2,336,000 or 7% during the year ended December 31, 1996 to $34,003,000. The minimal increase was due to strong loan demand during 1996 and the already relatively large size of the portfolio due to weaker loan demand during 1995. Available for sale securities increased by $1,222,000 or 12% to $11,733,000 and Held to maturity securities increased by $1,114,000, or 5% to $22,270,000, from December 31, 1995 to
December 31, 1996.

     Loan demand was particularly strong during the last half of 1996 and management basically stayed out of the bond market during that time. Credit quality remains a high priority when purchasing bonds, and management continues to maintain a portfolio substantially free of "credit risk".

     The Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires the Company to classify its debt and equity securities into three categories: held to maturity, available for sale, or trading. The Company has classified all U.S. Treasury instruments and equity securities as available for sale, and all other investments as held to maturity. Available for sale are evaluated quarterly, and their carrying values adjusted to reflect their market values, with the resulting adjustment being reflected as an adjustment, net of tax, to the Company's equity. The market value of investments available for sale as of December 31, 1996, reflect a reduction in the unrealized gain from December 31, 1995 of $62,000. Securities available for sale still reflect a $3,000 gain over historical cost.

     The carrying value of investment securities both available for sale, and held to maturity at December 31, are summarized as follows:


(In thousands)                                         1996               1995
                                                      -------           -------
Available for sale:
  U.S. Treasury securities.....................       $11,313           $10,154
  Other securities.............................           420               357
                                                      -------           -------
     Total.....................................       $11,733           $10,511
                                                      =======           =======

Held to maturity:
  U.S. Treasury securities.....................
  U.S. government agencies and corporations....       $18,142           $16,701
  State and municipal securities...............         3,740             3,681
  Other securities.............................           388               774
                                                      -------           -------
              Total............................       $22,270           $21,156
                                                      =======           =======

     The following table sets forth the maturities of investment and debt securities at December 31, 1996 and the weighted average yields (tax-exempt securities on tax equivalent basis assuming 34% tax rate) of such securities:


                         Maturing           Maturing            Maturing        Maturing
                          within           one to five         five to ten      after ten
(In thousands)           one year             years               years           years
                         --------          -----------         -----------      ---------
Available for sale:
  U.S. Treasury
    securities........    $2,502  5.99%     $ 8,810  6.01%
  Other securities....                                                            $418
                          ------            -------                               ----
  Total...............    $2,502  5.99%     $ 8,810  6.01%                        $418
                          ======            =======                               ====


Held to maturity:
U.S. government
  agencies and
  corporations.........   $4,449  6.84%     $11,378  6.18%      $1,681  6.34%     $634  7.75%
State and municipal
  securities...........      300  8.71%       2,870  6.83%         570  6.63%
Other securities.......      300  6.21%          88  6.32%
                          ------            -------             ------            ----
  Total................   $5,049  6.74%     $14,336  6.31%      $2,251  6.42%     $634  7.75%
                          ======            =======             ======            ====


DEPOSITS

     Deposits at December 31, 1996 were $91,055,000, an increase of $11,189,000 or 14% from the December 31, 1995 balance of $79,866,000. Non-interest bearing deposits increased $3,346,000 or 38%, to $12,207,000 and interest bearing deposits increased $7,844,000 or 11% to $78,849,000. The percentage of non-interest bearing deposits to average total deposits for 1996 was 13% compared to 11% for 1995. The increase in the percentage of average non-interest bearing deposits to average total deposits is important to the Bank's profitability because it decreases the Bank's overall interest expense.

     Average time deposits increased by $6,662,000 during 1996 to $43,191,000 from $36,529,000 during 1995. Their proportion of total average deposits remained at 49%. Average deposits in savings and money market accounts increased by $2,533,000 from 1995 to 1996, and average deposits in NOW and Super-NOW accounts increased by $992,000 during the same period. Management anticipates continued strong growth in deposits with the opening of the office in Towanda in November 1996 and the Back Mountain office at Trucksville in February 1997.

     The average balance of deposits and average rates paid on such deposits during the years ended December 31 are set forth in the following table:

                                                1996                  1995
                                         ------------------    -----------------

                                         Average    Average    Average   Average
(In thousands)                           Balance     Rate      Balance    Rate
                                         -------    -------    -------   -------
Demand deposits:
  Noninterest bearing................    $11,571               $ 8,412
  Interest bearing...................      8,661     2.00%       7,669    2.02%
Savings and money market deposits....     23,908     2.74%      21,375    2.85%
Time deposits........................     43,191     5.49%      36,529    5.63%
                                         -------               -------
TOTAL................................    $87,331               $73,985
                                         =======               =======

     Maturities of certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1996 are as follows:


                                            Certificates     Other
                                                 of           Time
(In thousands)                               Deposits       Deposits     Total
                                            ------------    --------     -----
3 months or less..........................    $2,027                    $2,027
3 to 6 months.............................     1,172                     1,172
6 to 12 months............................     2,152                     2,152
Over 12 months............................     2,096                     2,096
No set maturity, state deposit............                   $200          200
                                              ------         ----       ------
               TOTAL......................    $7,447         $200       $7,647
                                              ======         ====       ======


CAPITAL

     An adequate capital position is necessary to support continued growth and earnings, to meet the needs of depositors and borrowers, and to sustain a reasonable rate of return for stockholders. Stockholders' equity increased by $1,418,000 or 15% from $9,522,000 at December 31, 1995 to $10,940,000 at
December 31, 1996. This was only a slightly smaller increase than the $1,279,000 or 16% increase from December 1994 to December 1995. The average equity to assets ratio was 10.30%, 10.51% and 9.36% for the years 1996, 1995 and 1994, respectively.

     The Board of Directors decision to declare stock dividends instead of cash dividends has, along with strong profits, helped maintain a high equity to assets ratio. Because of the strong demand for the Company's stock, the stock dividend is popular with stockholders. The additional equity is necessary to keep pace with the strong deposit growth the Bank has experienced, and expects to continue as a result of the new offices opened over the last two years. The Board of Directors hope the additional stock generated by the stock dividends will help satisfy the demand for the Company's stock as well as make some stock available for the 401(k) Employee Stock Ownership Plan which the Company established in late 1995.

     In 1989 the Federal Reserve Board issued risk-based capital guidelines, which require banking organizations to maintain certain ratios of "qualifying capital" to "risk-weighted assets". "Qualifying capital" is classified into two tiers, referred to as Tier 1 and Tier 2 capital. Tier 1 capital consists of common equity, qualifying perpetual preferred equity and minority interests in the accounts of unconsolidated subsidiaries, less goodwill. Tier 2 capital consists of perpetual preferred equity not qualifying for Tier 1 capital, the allowance for loan losses, mandatory convertible debt and subordinated and other qualifying securities. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital. In calculating "risk-weighted", certain risk percentages, as specified by the Federal Reserve Board, are applied to particular categories of both on and off-balance sheet assets. The guidelines require that banking organizations maintain a minimum ratio of Tier 1 capital to risk-weighted assets of 4%, and require a minimum ratio of Tier 1 and Tier 2 capital to risk-weighted assets of 8%.

     The Federal Reserve Board has an additional capital standard, referred to as the Tier 1 leverage ratio. The Tier 1 leverage ratio is defined as Tier 1 capital (as defined under the risk-based guidelines) divided by average total assets (net of allowance for losses and goodwill). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity and good earnings. Other banking organizations are expected to have ratios of at least 4% to 5%, depending upon their particular circumstances, or risk profile of a given banking organization. The Federal Reserve Board has not advised the Bank of any specific minimum Tier 1 leverage ratio applicable to it.

     The table below sets forth the Bank's Tier 1 and Tier 2 capital, risk adjusted assets (including off-balance sheet items) the Bank's risk-based capital ratios, and the Bank's Tier 1 leverage ratios. At December 31, 1996 and 1995, the Bank exceeded all regulatory capital requirements.


Risk-Based Capital
December 31, (in thousands, except ratios)                    1996        1995
                                                            -------     -------
Tier I capital:
  Shareholders' equity..............................        $10,780     $ 9,194
                                                            -------     -------
Tier II capital:
  Loan loss reserve.................................            623         532
                                                            -------     -------
Total Qualifying Capital............................        $11,403     $ 9,726
                                                            =======     =======
Risk-adjusted assets (including
  off-balance sheet items)..........................        $61,371     $49,771
Tier I Capital Ratio (4.00% required)...............          17.57%      18.47%
Total Capital Ratio (8.00% required)................          18.58%      19.54%

Tier I Leverage Ratio...............................          10.89%      10.91%

RESULTS OF OPERATIONS

     Net income for 1996 totaled $1,498,000 ($4.10 per share, based on 365,180 weighted average common shares) as compared to 1995's net income of $1,179,000 ($3.27 per share based on 345,684 weighted average common shares), and 1994's net income of $1,046,000 ($3.42 per share based on 305,571 weighted average common shares).

     Net interest income or the spread between total interest income and interest expense directly impacts the results of operation. The net interest yield for 1996 increased to 4.87% from 4.85% in 1995. While the average rate on interest earning assets fell from 8.47% to 8.35%, the average rate on the total sources to fund the earning assets also fell from 3.62% to 3.48%. The

Bank was able to maintain its interest rate spread during this falling rate environment due to having well balanced GAP positions. Average rates on loans declined from 9.88% in 1995 to 9.69% in 1996, while average rates on investments increased from 6.11% in 1995 to 6.35% in 1996. Net interest income for 1996 increased by $716,000 (on a tax equivalent basis) or 35% as compared to $529,000 or 16% for 1995 vs. 1994. Overall, $688,000 of the change was due to volume and only $28,000 of the change was due to changes in rates on assets and liabilities.

     Loans at year end increased by $9,495,000 or 18% for 1996 over 1995, compared to an increase of $5,751,000 or 12% for 1995 over 1994, and deposits at year end increased by $11,189,000 or 14% for 1996 over 1995, compared to $12,852,000 or 19% for 1995 over 1994. Investment securities, at year end, increased $2,336,000 or 7% for 1996 over 1995, compared to $11,634,000 or 58%
for 1995 over 1994. Income on loans increased by $529,000 (on a tax equivalent basis) or 11% for 1996 compared to 1995, and interest on investment securities increased $748,000 (on a tax equivalent basis) or 51%. The growth of the investment portfolio during 1995 and 1996 slowed during the last half of 1996 as the demand for loans rebounded. Management took advantage of new bond issues from U. S. government agencies featuring higher interest rates but subject to numerous call options. Although the redemption date is less certain because of the call options, these bonds usually produce significantly higher yields in exchange for shifting the reinvestment risk to the bank.

     The average rates on interest earning assets decreased during 1996, as did the average rates paid on interest bearing liabilities. The loan to deposit ratio at 1996 year end was 67% compared to 65% at 1995 year end. Loan growth is expected to continue, and the loan to deposit ratio should continue to increase slightly, as loan demand is experienced at the Edwardsville, Little Meadows, Towanda, and Back Mountain offices.

     Salaries and employee benefits increased by $271,000 or 25% in 1996 as compared to 1995, primarily because of hiring of additional employees for the Little Meadows and Towanda offices, annual salary increases, and changes in the Bank's overall compensation programs which reward employees based on performance.

     Occupancy and furniture and equipment expense increased by $23,000 or 5% in 1996 as compared to 1995. The small increase in these expenses reflect the low costs in acquiring the physical offices at Little Meadows and Towanda. The Little Meadows office was already a bank office in operation and acquired by the Bank at the book value of the assets. The Towanda office had been a banking facility which became available to the Bank because of another bank's consolidation of facilities. The price for the facility was reasonable and involved only minimal expense to have the office ready to open. Occupancy expense will increase to a larger extent during 1997 due to the Back Mountain office which has an annual lease payment of $70,000, in addition to other normal operating costs, such as real estate taxes, depreciation, maintenance and utilities.

     The Deposit Insurance Funds Act of 1996 (DIFA) passed by Congress and signed by the President, mandates banks to help pay the cost of the bonds issued by the "Financing Corporation" (FICO), which were used to finance the savings and loan bailout. The current annual cost to all Bank Insurance Fund (BIF) members is 1.296 cents per $100 of deposits. Members of the Savings Association Insurance Fund (SAIF) are required to pay 6.48 cents per $100 of deposits. Although banks are being required to pay much less than savings associations, it should be noted that the savings associations were the institutions that created the losses. This assessment is expected to cost the Bank approximately $12,000 in 1997. The Federal Deposit Insurance Corporation (FDIC) premium on deposit insurance remains at zero for 1997.

IMPACT OF INFLATION

     The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most industrial companies that have significant investments in fixed assets or inventories. Management believes that the most significant impact on financial results is changes in interest rates and the Company's ability to react to those changes. The discussion under liquidity and rate sensitivity provides additional information concerning the importance of maintaining a balanced position between interest sensitive assets and interest sensitive liabilities, in order to protect against wide interest rate fluctuations. Inflation also has an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. An important effect of this has been the reduction of the proportion of earnings paid out in the form of dividends. Another significant effect of inflation is on other expenses which tend to rise during periods of general inflation.


COMMUNITY REINVESTMENT ACTIVITIES

     The Community Reinvestment Act of 1977 (CRA) was adopted to encourage all financial institutions to help meet the credit needs of the communities they serve. The Act requires that each institution perform an annual self assessment of its record in meeting the needs of its entire community, including low and moderate income families, consistent with safe and sound banking practices. It also requires that financial institutions keep a record of their CRA related performance and that this record be made available to the public. The management of the Bank is proud of its Community Reinvestment activities and its performance in meeting the credit needs of people of all income levels, race, religions or national origins. Following its most recent examination of the Bank's CRA practices, the Comptroller of the Currency awarded the Bank an "Outstanding" rating under the Community Reinvestment Act.

     Effective in 1993 the Board of Finance and Revenue of the Commonwealth of Pennsylvania adopted a Community Reinvestment Act (CRA) of its own. This policy seeks to ensure that financial institutions who accept public funds as deposits maintain an acceptable record of reinvestment within the community they serve. The Bank received notification from the

Treasurer of the Commonwealth of Pennsylvania that a CRA evaluation had been completed by their office for 1996 and the Bank had received a rating of "Outstanding".

     In accordance with its plans to continue its efforts to develop products which are affordable and accessible to all segments of its marketplace, the Bank has worked with one of its correspondent banks, the Atlantic Central Banker's Bank, to offer a mortgage product to customers, which only requires a 5% down payment. This mortgage would require private mortgage insurance, have a low interest rate, and be sold on the secondary mortgage market.

     During 1996, the Bank participated in a Community Development Block Grant Program in Noxen Township, Wyoming County. Under the terms of the program, the Bank agreed to provide rehabilitation loans for residential properties, to low and very low income individuals and families. These loans would be written at no interest and the Bank would be reimbursed based upon a formula established by the Pennsylvania Department of Community Affairs. The Bank has previously provided similar finance programs to the Boroughs of Meshoppen and Laceyville.

     In response to devastating floods in January 1996, the Bank offered to defer payments on existing home mortgages for flood victims and provide reduced rate mortgages with accelerated processing time to victims who desired to relocate.

     In 1991 the Bank became a member of the Federal Home Loan Bank of Pittsburgh. The primary reason for joining the Federal Home Loan Bank was to take advantage of various Community Reinvestment programs which are offered by this institution. One of these programs is the Affordable Housing Program which permits a member bank to borrow funds from the Federal Home Loan Bank at reduced rates and re-lend the funds to needy families. Consequently the Bank loaned approximately $500,000 to twelve families to purchase their first homes, through the program. In January 1995 and 1997 the bank applied for funds to be used to help the Wyoming County Chapter of Habitat for Humanity to provide low cost housing for low to moderate income families. Unfortunately these efforts have not been successful.

OTHER ACTIVITIES

     The Company purchased the former "Bluhm's II" building on Main Street in Laceyville, during 1996. This building is located a short distance from the Bank's existing office in Laceyville. Management plans to utilize the building as a future data processing center and as a location for retail insurance sales. The Bank is also negotiating with a possible tenant who would like to establish a restaurant in the building. Management believes that these additions would have a positive effect on the Laceyville business community revitalization efforts.

TRUST DEPARTMENT

     The Bank's Trust Department, established in 1992, continues to grow and expand. Offering personal trusts, irrevocable trusts, insurance trusts, trusts under will, estate management services and IRAs. Additional employees have been added to handle the growth of accounts and serve the required functions. Management does not expect the Trust Department to be profitable for at least the next three years.

                    Grange National Banc Corp. and Subsidiary
               Average Balances, Interest Income/Expense and Rates


           Years Ended                         December 31, 1996                    December 31, 1995
                                       ----------------------------------    ----------------------------------
                                         (1)        Interest     Average       (1)       Interest       Average
                                       Average      Income/      Interest    Average      Income/       Interest
                                       Balance      Expense        Rate      Balance      Expense         Rate
----------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Loans:
  Mortgages .....................      $37,097       $3,560         9.60%    $29,598       $2,807          9.48%
  Installment ...................        4,930          501        10.16       3,933          439         11.16
  Commercial ....................       14,289        1,394         9.76      16,337        1,680         10.28
                                       -------       ------                  -------       ------
    Total loans .................       56,316        5,455         9.69      49,868        4,926          9.88
                                       -------       ------                  -------       ------
Securities available for sale:
  U.S. Treasury securities ......       11,341          664         5.85       8,185          432          5.28
  Other securities ..............          392           24         6.12         315           20          6.35
                                       -------       ------                  -------       ------
    Total available for sale ....       11,733          688         5.86       8,500          452          5.32
                                       -------       ------                  -------       ------
Securities held to maturity:
  U.S. government agencies ......       18,492        1,217         6.58      11,850          784          6.62
  Municipal bonds ...............        4,124          278         6.74       2,651          161          6.07
  Other securities ..............          502           31         6.18         984           69          7.01
                                       -------       ------                  -------       ------
    Total held to maturity ......       23,118        1,526         6.60      15,485        1,014          6.55
                                       -------       ------                  -------       ------
      Total investment securities       34,851        2,214         6.35      23,985        1,466          6.11
                                       -------       ------                  -------       ------
Deposits in banks ...............        2,092          116         5.54       5,022          290          5.77
                                       -------       ------                  -------       ------
      TOTAL .....................      $93,259       $7,785         8.35     $78,875        6,682          8.47
                                       =======       ======                  =======       ======
INTEREST BEARING
LIABILITIES:
 Deposits:
  NOW and super-NOW .............      $ 8,661          173         2.00     $ 7,669          155          2.02
  Savings and money market ......       23,908          655         2.74      21,375          609          2.85
  Certificates of deposit .......       42,991        2,358         5.48      36,329        2,044          5.63
  Other time deposits ...........          200           12         6.00         200           11          5.50
                                       -------       ------                  -------       ------
    Total deposits ..............       75,760        3,198         4.22      65,573        2,819          4.30
 Other borrowed funds ...........          922           47         5.10         786           39          4.96
                                       -------       ------                  -------       ------
      TOTAL .....................       76,682        3,245         4.23      66,359        2,858          4.31
Non-interest bearing
 funds, net (2) .................       16,577                                12,516
                                       -------       ------                  -------       ------
TOTAL SOURCES TO FUND
EARNING ASSETS ..................      $93,259        3,245         3.48     $78,875        2,858          3.62
                                       =======       ======                  =======       ======
NET INTEREST/YIELD ..............                    $4,540         4.87%                  $3,824          4.85%
                                                     ======                                ======

----------

(1)  Average balances are daily averages.

(2) Demand deposits, stockholders' equity and other non interest bearing liabilities less non-interest earning assets. Non-accrual loans are reflected in the balances, but contributing no income.

NOTE - Tax exempt interest income has been converted to a tax equivalent basis at the U.S. federal income tax rate of 34%.

                    Grange National Banc Corp. And Subsidiary
                               Net Interest Income
                         Changes Due to Volume and Rate


                                              1996 vs. 1995                         1995 vs. 1994
                                            Increase (Decrease)                   Increase (Decrease)
                                      Total         Due To      Due To       Total        Due To      Due To
(In thousands)                        Change        Volume       Rate        Change       Volume       Rate
                                      ------        ------      ------       ------       ------      ------
INTEREST INCOME:
  Loans .......................       $  529        $  622       ($93)       $  860        $627        $233
  Investment securities .......          748           688         60           386         238         148
  Federal funds sold ..........            0             0          0           (14)        (14)          0
  Deposits in other banks .....         (174)         (162)       (12)           62          (7)         69
                                      ------        ------       ----        ------        ----        ----
       TOTAL ..................        1,103         1,148        (45)        1,294         844         450
                                      ------        ------       ----        ------        ----        ----

INTEREST EXPENSE:
  Now/Super-Now deposits ......           18            16          2            15          18          (3)
  Savings/Money market deposits           46            69        (23)           57          10          47
  Time deposits ...............          314           367        (53)          692         347         345
  Other Borrowings ............            9             8          1             1           0           1
                                      ------        ------       ----        ------        ----        ----
      TOTAL ...................          387           460        (73)          765         375         390
                                      ------        ------       ----        ------        ----        ----
NET INTEREST INCOME ...........       $  716        $  688        $28        $  529        $469        $ 60
                                      ======        ======        ===        ======        ====        ====


     The change in interest due to volume and due to rate has been allocated by reference to changes in the average balances and the average interest rates of interest earning assets and interest bearing liabilities. Tax-exempt interest has been converted to a tax equivalent basis at the U.S. federal income tax rate of 34%.

                          INDEPENDENT AUDITOR'S OPINION

The Board of Directors and Stockholders
Grange National Banc Corp.

     We have audited the consolidated balance sheets of Grange National Banc Corp. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grange National Banc Corp. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments when the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.


                                            /s/ Daniel Kenia
                                                ------------------
                                                Daniel Kenia, P.C.

January 22, 1997

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


DECEMBER 31,                                                                        1996               1995
------------                                                                        ----               ----
ASSETS:
  Cash and due from banks ...............................................       $  2,566,232        $ 1,793,476
  Interest bearing deposits .............................................          1,974,642          2,713,768
  Investment securities (Note 2):
    Available for sale:
      U.S. Treasury securities ..........................................         11,312,540         10,154,479
      Other securities ..................................................            420,150            356,600
                                                                                ------------        -----------
        Total available for sale ........................................         11,732,690         10,511,079
    Held to maturity:
      U.S. government agencies ..........................................         18,141,884         16,700,901
      Municipal bonds ...................................................          3,740,104          3,680,547
      Other securities ..................................................            387,835            774,031
                                                                                ------------        -----------
        Total held to maturity, (market value
          1996, $22,182,000; 1995, $21,355,000) .........................         22,269,823         21,155,479
                                                                                ------------        -----------
  Loans (Note 3) ........................................................         62,667,685         53,120,620
  Less:  unearned interest income .......................................            634,639            582,798
  Less:  allowance for loan losses ......................................            622,821            532,325
                                                                                ------------        -----------
         Loans, net .....................................................         61,410,225         52,005,497
  Bank premises and equipment, net (Note 4) .............................          2,680,580          2,236,370
  Accrued interest and other assets .....................................          1,407,712          1,136,680
  Premium on deposits ...................................................            157,485
  Other real estate .....................................................                                69,618
                                                                                ------------        -----------
TOTAL ASSETS ............................................................       $104,199,389        $91,621,967
                                                                                ============        ===========
LIABILITIES:
  Domestic Deposits:
    Non-interest bearing deposits .......................................       $ 12,206,738        $ 8,860,513
    Interest bearing deposits ...........................................         78,848,660         71,005,086
                                                                                ------------        -----------
      Total deposits ....................................................         91,055,398         79,865,599
  Other borrowed funds (Note 5) .........................................          1,613,160          1,712,342
  Accrued interest and other liabilities ................................            590,973            521,759
                                                                                ------------        -----------
      Total liabilities .................................................         93,259,531         82,099,700
                                                                                ------------        -----------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 1)
STOCKHOLDERS' EQUITY (NOTE 1):
  Preferred stock authorized 1,000,000 shares of $5 par;
    None issued nor outstanding..........................................
  Common stock authorized 5,000,000 shares of $5 par, 355,291 and 348,774
    shares issued and outstanding in 1996 and 1995, respectively ........          1,776,455          1,743,870
  Additional paid-in capital ............................................          1,767,949          1,559,336
  Retained earnings .....................................................          7,392,890          6,154,547
                                                                                ------------        -----------
      Total .............................................................         10,937,294          9,457,753
 Unrealized holding gains on investment securities
  (net of deferred income taxes) (Note 6) ...............................              3,000             65,000
  Treasury stock, at cost (Note 1) ......................................               (436)              (486)
                                                                                ------------        -----------
      Total stockholders' equity ........................................         10,939,858          9,522,267
                                                                                ------------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................       $104,199,389        $91,621,967
                                                                                ============        ===========

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,                            1996              1995              1994
------------------------                         ----------        ----------        ----------
Interest Income:
  Interest and fees on loans .............       $5,421,051        $4,897,858        $4,035,673
  Interest on investment securities:
    U.S. Treasury securities .............          664,440           432,412           463,615
    Obligations of other U.S. government
      agencies and corporations ..........        1,216,544           783,746           324,610
    Obligations of states and political
      subdivisions (tax-exempt) ..........          183,183           106,395           119,778
    Other securities .....................           54,442            89,204           110,453
  Interest on federal funds sold .........                                               13,573
  Interest on deposits in banks ..........          115,601           289,497           228,631
                                                 ----------        ----------        ----------
          Total interest income ..........        7,655,261         6,599,112         5,296,333
                                                 ----------        ----------        ----------
Interest Expense:
  Interest on deposits ...................        3,198,198         2,818,839         2,055,052
  Interest on borrowed funds .............           47,102            39,500            38,361
                                                 ----------        ----------        ----------
          Total interest expense .........        3,245,300         2,858,339         2,093,413
                                                 ----------        ----------        ----------
        Net interest income ..............        4,409,961         3,740,773         3,202,920
      Provision for loan losses (Note 3) .          125,000           115,000            87,000
                                                 ----------        ----------        ----------
        Net interest income after
          provision for loan losses ......        4,284,961         3,625,773         3,115,920
Other Income (Note 7) ....................          500,271           393,227           315,657
Other Expenses (Note 8) ..................       (2,627,512)       (2,321,861)       (1,901,031)
                                                 ----------        ----------        ----------

Income before taxes ......................        2,157,720         1,697,139         1,530,546
Provision for income taxes (Notes 1 and 6)          660,000           518,000           485,000
                                                 ----------        ----------        ----------

Net income ...............................       $1,497,720        $1,179,139        $1,045,546
                                                 ==========        ==========        ==========
Earnings per share (Notes 1 and 11):

Net income ...............................       $     4.10        $     3.27        $     3.42
                                                 ==========        ==========        ==========
Weighted average common shares ...........          365,180           360,262           305,571
                                                 ==========        ==========        ==========

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                     Common      Additional                  Unrealized
                                          Treasury   Stock        Paid-in      Retained        Gains/
                                           Stock     $5 Par       Capital      Earnings       (Losses)      Total
                                          --------   ------      ----------    --------      ----------     -----

Balance, December 31, 1993.............    (250)    1,311,600                  4,232,797                   5,544,147
Adoption of SFAS No. 115...............                                                         70,000        70,000
Net income.............................                                        1,045,546                   1,045,546
Cash dividend $0.42 per share..........                                         (140,399)                   (140,399)
Issuance of common stock...............               416,670    1,483,334                                 1,900,004
Sale of stock from treasury............      50                                                                   50
Purchase of treasury stock.............    (336)                                                                (336)
Unrealized holding losses
  on investment securities.............                                                       (230,000)     (230,000)
Deferred tax asset.....................                                                         54,000        54,000
                                          -----    ----------   ----------    ----------        ------   -----------



Balance, December 31, 1994.............    (536)    1,728,270    1,483,334     5,137,944      (106,000)    8,243,012
Net income.............................                                        1,179,139                   1,179,139
Cash dividend $0.20 per share..........                                          (69,126)                    (69,126)
Stock dividend $0.27 per share,
  plus cash in lieu of
  fractional shares....................                13,935       69,675       (93,410)                     (9,800)
Issuance of common stock...............                 1,665        6,327                                     7,992
Sale of stock from treasury............      50                                                                   50
Unrealized holding gains
  on investment securities.............                                                        258,000       258,000
Deferred tax liability.................                                                        (87,000)      (87,000)
                                          -----    ----------   ----------    ----------        ------   -----------

Balance, December 31, 1995.............   ($486)   $1,743,870   $1,559,336    $6,154,547       $65,000    $9,522,267
Net income.............................                                        1,497,720                   1,497,720
Stock dividend $0.74 per share,
  plus cash in lieu of
  fractional shares....................                32,585      208,613      (259,377)                    (18,179)
Sale of stock from treasury............      50                                                                   50
Unrealized holding losses
  on investment securities.............                                                        (94,000)      (94,000)
Deferred tax asset.....................                                                         32,000        32,000
                                          -----    ----------   ----------    ----------        ------   -----------
Balance, December 31, 1996.............   ($436)   $1,776,455   $1,767,949    $7,392,890        $3,000   $10,939,858
                                          =====    ==========   ==========    ==========      ========   ===========

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


FOR THE YEARS ENDED DECEMBER 31,                                       1996               1995              1994
--------------------------------                                   -----------        -----------        ----------
OPERATING ACTIVITIES:
 Net income ................................................       $ 1,497,720        $ 1,179,139        $1,045,546
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization ...........................           203,166            176,120           146,920
   Provision for loan losses ...............................           125,000            115,000            87,000
   Increase (decrease) in deferred income taxes ............           (68,000)            58,000          (102,000)
 Changes in operating assets and liabilities:
  Increase in accrued interest income and other assets .....          (271,032)          (493,866)          (16,591)
  Increase in accrued interest expense and other liabilities           137,214            187,220            74,440
                                                                   -----------        -----------        ----------
  NET CASH PROVIDED BY
   OPERATING ACTIVITIES ....................................         1,624,068          1,221,613         1,235,315
                                                                   -----------        -----------        ----------
INVESTING ACTIVITIES:
 Purchase bank premises and equipment ......................          (634,607)          (211,383)         (220,200)
 Decrease (increase) in other real estate ..................            69,618            117,453           (22,607)
 Purchase of securities "available for sale" ...............        (5,114,997)        (6,346,937)       (3,687,056)
 Sales of securities "available for sale" ..................                              498,704
 Redemptions of securities "available for sale" ............         3,831,386          4,127,854         4,300,000
 Purchase of securities "held to maturity" .................        (7,161,007)       (14,424,317)       (5,815,209)
 Redemptions of securities "held to maturity" ..............         6,825,442          4,574,373         4,597,020
 Decrease (increase) in mortgage-backed securities .........          (778,779)           107,138           316,766
 Increase in loans to customers ............................        (9,529,728)        (5,866,565)       (5,750,933)
 Decrease (increase) in deposits in banks ..................           739,126          2,788,117        (3,670,824)
 Premium paid on core deposits .............................          (170,254)
                                                                   -----------        -----------        ----------
  NET CASH USED IN
   INVESTING ACTIVITIES ....................................       (11,923,800)       (14,635,563)       (9,953,043)
                                                                   -----------        -----------        ----------
FINANCING ACTIVITIES:
 Increase in deposits before interest credited .............         8,749,797         10,438,999         2,827,536
 Increase (decrease) in borrowed funds .....................           (99,182)           940,303          (407,452)
 Interest credited to deposits .............................         2,440,002          2,412,863         1,353,796
 Cash dividends paid .......................................           (18,179)           (78,926)         (140,399)
 Decrease (increase) in treasury stock .....................                50                 50              (286)
 Issuance of common stock ..................................                                7,992         1,900,004
                                                                   -----------        -----------        ----------
  NET CASH PROVIDED BY
   FINANCING ACTIVITIES ....................................        11,072,488         13,721,281         5,533,199
                                                                   -----------        -----------        ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ..........................................           772,756            307,331        (3,184,529)
CASH AND CASH EQUIVALENTS, January 1 .......................         1,793,476          1,486,145         4,670,674
                                                                   -----------        -----------        ----------
CASH AND CASH EQUIVALENTS, December 31 .....................       $ 2,566,232        $ 1,793,476        $1,486,145
                                                                   ===========        ===========        ==========

SUPPLEMENTARY SCHEDULE OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest .................................................       $   761,079        $   566,855        $1,076,592
  Income taxes .............................................       $   639,000        $   598,000        $  466,300
 Non-cash investing activities:
  Unrealized gains (losses) on securities ..................          ($94,000)          $258,000          ($06,000)
  Stock dividend ...........................................           241,198           $ 83,610

                 See Notes to Consolidated Financial Statements

Grange National Banc Corp. and Subsidiary
Notes to Financial Statements

1. Summary of Significant Accounting Policies:

     The following summary of significant accounting policies is presented for the reader to obtain a better understanding of the Company's financial statements and related financial data included in this report. The accounting and reporting policies and practices of the Company conform to generally accepted accounting principles within the banking industry.

Business and Principles of Consolidation:

     Grange National Banc Corp. (Company) and its subsidiary the Grange National Bank (Bank) provide banking services to domestic customers primarily in northeastern Pennsylvania. The consolidated financial statements include the accounts of the Company and its bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities:

     Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying value of the securities using the specific identification method.

     In 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which the Company adopted as of January 1, 1994. SFAS No. 115 requires the Company to classify each debt and equity security in one of three categories: held to maturity, available for sale or trading. Investments classified as held to maturity are reflected at amortized cost. Investments classified as either available for sale or trading securities are reflected at fair market value. Unrealized gains or losses on trading securities are included in earnings. Unrealized gains and losses on available for sale securities are excluded from earnings and reflected, net of income taxes, in a separate component of stockholders' equity until realized.

All equity and U.S. Treasury securities are classified as "available for sale" and all other securities are classified as "held to maturity".

Loans and Allowance for Loan Losses:

     Loans are stated at face value, net of unearned discount and the allowance for loan losses. Unearned discount on consumer loans is recognized as income over the terms of the loans by the rule of 78's method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to operating expenses. Loan losses and recoveries are charged or credited to the allowance for loan loss account at the time incurred. The provision for loan losses and related allowance of loan losses are based upon management's continual evaluation of the current loan portfolio and prior loan loss experience. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

Premises and Equipment:

     Building and office equipment are stated at cost less accumulated depreciation computed on the straight line method. Costs incurred for routine maintenance and repairs are expensed currently. The estimated depreciable lives used in computing depreciation are as follows:

              Buildings and improvements          7 to 50 years
              Equipment and furniture             5 to 20 years

National banking law restricts the investment in bank premises to the amount of a bank's capital stock. However, in certain circumstances, and with regulatory approval, investment in bank premises can be as much as 50% of the stockholders' equity. The ratio of investment in bank premises to stockholders' equity at December 31, 1996 was within the approved 50% limit and no regulations have been violated.

Other Real Estate:

     Other real estate consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date of foreclosure. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses.

Treasury Stock:

     Treasury stock is shown at cost and consists of twenty and twenty-six shares of common stock in 1996 and 1995, respectively.

Pension Plan:

     The Bank's pension plan is an Employee Stock Ownership Plan with 401(k) Provisions ("KSOP") which covers substantially all employees. The Plan, which is a type of stock bonus plan, is a plan of deferred compensation in which Company contributions are used to provide participating employees with stock in Grange National Banc Corp. The KSOP also provides that participants may make contributions to the Plan on a before-tax basis, pursuant to provisions found under Section 401(k) of the Internal Revenue Code. Participants may elect to defer up to 15% of their current compensation and the Company may match up to $1.00 for each $1.00 that is deferred. The Company contributed $4,498 as matching contribution to employee deferrals during 1996. The Company also made an Employer Optional Contribution to the Plan of $56,147 during 1996, which represents 6% of gross salaries. During prior years, the Bank had a SEP-IRA pension plan. Contributions to the SEP-IRA was $48,099 in 1995 and $35,090 in 1994, and amounted to 8% of gross salaries.

Cash and Cash Equivalents:

     The Company considers cash and due from banks as cash and cash equivalents for purposes of the Statements of Cash Flows.

Income Taxes:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable and deferred taxes related primarily to the temporary differences between the financial reporting and tax basis of an asset or liability. The temporary differences relate principally to the use of different accounting methods for financial (accrual basis) and tax (cash basis) purposes, accumulated depreciation on bank premises and equipment, recognition of interest income on consumer loans with terms exceeding five years, accretion of discounts on financial basis of securities, and allowances for loan losses. Deferred taxes represent future consequences of the differences which will either be taxable or deductible in the year the assets and liabilities are recovered or settled. Under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The income tax expense (or benefit) is the difference between the deferred tax asset or liability calculated for each period.

     The Company and its subsidiary file a consolidated federal income tax return.

Earnings Per Share:

     Net income per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Stock options are considered common stock equivalents and are included in the computation of the number of outstanding shares using the treasury stock method, unless such options are anti-dilutive. During 1996 and 1995 the Company declared stock dividends of $0.74 and $0.27 per share. The accompanying financial statements have been revised to give retroactive effect of the stock dividends for all periods presented.

Restrictions on Cash and Due From Bank Accounts:

     The Bank is required to maintain average balances with various correspondent banks. The amount of those balances for the year ended December 31, 1996 was approximately $20,000.

Financial Instruments with Off-Balance Sheet Risk:

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments express the extent of involvement the Company has in particular classes of financial instruments.

     Company exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company may require collateral or other security to support financial instruments with off-balance sheet risk. These commitments at December 31 are as follows (in thousands):


                                                    Contract or Notional Amount
                                                       1996             1995
                                                       ----             ----
         Financial instruments whose contract
            amounts represent credit risk:
               Commitments to extend credit.........  $2,755           $2,317
               Standby letters of credit............  $  143           $  101


     Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary is based on management's credit assessmant of the counterparty.

     Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Concentrations of Credit:

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in municipal securities involve governmental entities within Pennsylvania. The concentrations of credit by type are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $1,250,000, unless secured by bank deposits or partially guaranteed by an agency of the federal government.

Regulatory Matters:

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and undergoes periodic examinations by such regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts of capital to total "risk weighted" assets. At December 31, 1996 the Bank is required to have minimum Tier 1 and Total Capital ratios of 4% and 8% respectively. The Bank's actual ratios at that date were 17.57% and 18.58% respectively. The Bank's leverage ratio at December 31, 1996 was 10.89%. As of the most recent examination, federal regulators categorized the Bank as well capitalized within regulatory criteria. Since that notification, there are no conditions or events that management believes would change the Bank's category.

     Dividends are paid by the Company from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 1996, the Bank had retained earnings of $7,393,000 of which under federal regulations, the Bank's extension of credit to its parent company must be on the same terms and conditions as extensions of credit to nonaffilliates. The maximum amount the Bank can loan to the Company is limited to 20% of its capital and surplus. Such extensions of credit, with limited exceptions, must be fully collateralized.

Line of Credit:

     At December 31, 1996 the Company had unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh in the amount of $30,194,000 at a variety of available terms.

2. Investment Securities:

     The amortized cost and estimated fair value of investments in debt securities are as follows:


                                                              1996
                                                                    Gross        Gross       Estimated
                                                     Amortized    Unrealized   Unrealized      Market
(In thousands)                                         Cost         Gains        Losses        Value
                                                     ---------    ----------   ----------    ---------
Available for sale:
  U.S. Treasury notes............................     $11,312        $ 39        ($ 38)        $11,313
  Other securities...............................         418        $  2                          420
                                                      -------        ----        -----         -------
     Total available for sale....................     $11,730        $ 41        ($ 38)        $11,733
                                                      =======        ====        =====         =======
Held to maturity:
  Obligations of other U.S. government
    agencies or corporations.....................     $18,142        $ 41        ($135)        $18,048
  Obligations of states and
    political subdivisions.......................       3,740          20          (14)          3,746
  Other securities ..............................         388                                      388
                                                      -------        ----        -----         -------
     Total held to maturity......................     $22,270        $ 61        ($149)        $22,182
                                                      =======        ====        =====         =======

                                                              1995
                                                      ------------------------------------------------
Available for sale:
  U.S. Treasury notes............................     $10,059        $ 98        ($  3)        $10,154
  Other securities...............................         355                                      357
                                                      -------        ----        -----         -------
     Total available for sale....................     $10,414        $ 98        ($  3)        $10,511
                                                      =======        ====        =====         =======
Held to maturity:
  Obligations of other U.S. government
    agencies or corporations.....................     $16,701        $194        ($ 34)        $16,861
  Obligations of states and
    political subdivisions.......................       3,681          35           (1)          3,715
  Other securities...............................         774           5                          779
                                                      -------        ----        -----         -------
     Total held to maturity......................     $21,156        $234        ($ 35)        $21,355
                                                      =======        ====        =====         =======

     The amortized cost and estimated fair value of debt securities at December 31, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                            Available for Sale             Held to Maturity
                                            ------------------             ----------------

                                                         Estimated                    Estimated
                                         Amortized        Market       Amortized        Market
(In thousands)                             Cost            Value         Cost           Value
                                         ---------       ---------     ---------      ---------
Maturing within one year...............   $2,502          $2,508        $5,049         $5,075
Maturing in one to five years..........    8,810           8,805        14,336         14,267
Maturing in five to ten years..........                                  2,251          2,209
Maturing after ten years...............                                    634            631
No set maturity........................      418             420
                                         -------         -------       -------        -------
     TOTAL.............................  $11,730         $11,733       $22,270        $22,182
                                         =======         =======       =======        =======


3. Loans and Allowance for Loan Losses:

     Major classifications of loans at December 31 are as follows:

(In thousands)                                            1996             1995
                                                         -----             ----
Real estate mortgages:
  Agricultural ...............................          $   961          $   972
  Residential, 1 - 4 family ..................           30,209           25,827
  Residential, multi-family ..................              603              480
  Nonfarm, nonresidential properties .........            7,208            7,295
                                                        -------          -------
       Total real estate mortgages ...........           38,981           34,574
Agricultural loans ...........................              388              245
Commercial loans .............................           12,726           10,182
Municipal loans ..............................            1,803              301
Consumer loans ...............................            8,751            7,803
Overdrafts ...................................               19               16
                                                        -------          -------
     Gross loans .............................           62,668           53,121
Less:  Unearned income .......................              635              583
       Allowance for loan losses .............              623              532
                                                        -------          -------
            Loans, net .......................          $61,410          $52,006
                                                        =======          =======

Nonaccrual loans at December 31, 1996 and 1995, were $247,000 and $156,000, respectively.

Changes in the allowance for loan losses for the years ended December 31 were as follows:


(In thousands)                                 1996          1995          1994
                                               ----          ----          ----
Balance, January 1 ...................         $532          $479          $412
Provision charged to operations ......          125           115            87
Loans charged off ....................          (41)          (79)          (32)
Recoveries ...........................            7            17            12
                                               ----          ----          ----
Balance, December 31 .................         $623          $532          $479
                                               ====          ====          ====

4. Premises and Equipment:

     Premises and equipment are summarized as follows:

                                                      Accumulated
                                       Gross Book     Amortization      Net Book
December 31, 1996:                        Value      & Depreciation      Value
                                       ----------    --------------     --------
  Land...............................    $434,757                       $434,757
  Buildings..........................   2,112,920         $610,334     1,502,586
  Construction in process............     114,393                        114,393
  Furniture and equipment............   1,701,515        1,072,671       628,844
                                       ----------       ----------    ----------
       Total.........................  $4,363,585       $1,683,005    $2,680,580
                                       ==========       ==========    ==========
December 31, 1995:
  Land..............................     $399,259                       $399,259
  Buildings.........................    1,930,748         $544,037     1,386,711
  Furniture and equipment...........    1,398,971          948,571       450,400
                                       ----------       ----------    ----------
       Total........................   $3,728,978       $1,492,608    $2,236,370
                                       ==========       ==========    ==========

     Depreciation and amortization were applied as follows:


                                                   1996        1995        1994
                                                   ----        ----        ----
  Premises................................       $66,297     $64,265     $66,389
  Furniture and equipment.................       124,100     111,855      80,531
                                                 -------    --------    --------
       Total..............................      $190,397    $176,120    $146,920
                                                ========    ========    ========

     The Bank has non-cancelable operating leases on the building for its Edwardsville and Back Mountain Offices. Rental expense for 1996 was $37,000. Rental payments for 1997 will be $98,000, and $107,000 for 1998 through 2000.

5. Other Borrowed Funds

     Other borrowed funds include interest-bearing demand notes payable to the U.S. Treasury for Treasury collections made by the Bank. Remittances of amounts collected are made upon demand. The year end balance due was $335,388 in 1996 and $118,634 in 1995.

     The Bank has a line of credit with the Federal Home Loan Bank for $2,630,000 which could be utilized for various operating purposes. Borrowings under this line of credit are secured by qualified assets (primarily investment securities). Interest paid on these short term borrowings varies based on interest rate fluctuations. The outstanding balance of which was $875,000 at December 31, 1996.

     A mortgage on the Tunkhannock property, held by Joann Coolbaugh is payable in monthly installments of $52,60, including interest at 8%, due July 9, 1997, with a year end balance of $35,915 in 1996 and $93,634 in 1995.

     The Federal Home Loan Bank of Pittsburgh has loaned the Bank $440,000 to fund the Bank's Affordable Housing Program. These loans are amortized over 25 years, at 4%, payable monthly and due in ten years. The year end balance due the Federal Home Loan Bank was $366,858 in 1996 and $400,074 in 1995.

     The FHLB and Tunkhannock loans mature as follows:

                                                                         2002
    1997          1998         1999          2000          2001       and beyond
    ----          ----         ----          ----          ----       ----------
  $47,804       $12,374      $12,878       $13,159       $12,118       $304,440

6. Income Taxes:

     The components of the federal income tax provisions are as follows:

                                                  1996        1995       1994
                                                  ----        ----       ----
Currently payable...........................    $701,000    $547,000   $533,000
Deferred portion............................     (41,000)    (29,000)   (48,000)
                                                --------    --------   --------
     Total..................................    $660,000    $518,000   $485,000
                                                ========    ========   ========

     The sources of the net deferred income tax liability (asset) in other liabilities (assets) for the years ended at December 31 were as follows:


                                                                   1996         1995
                                                                   ----         ----
Accrued income................................................   $30,000      $61,000
Depreciation..................................................    78,000       70,000
Accretion of discounts on securities..........................    34,000       20,000
Unrealized gains on available for sale investment securities..     1,000       33,000
Allowance for loan losses.....................................  (162,000)    (130,000)
                                                                --------      -------
     Net deferred tax liability (asset).......................  ($19,000)     $54,000
                                                                ========      =======

     A reconciliation of income tax expense at the federal statutory rate and the effective federal income tax rate is as follows:


                                        1996                  1995                  1994
                                        ----                  ----                  ----
 Provision at statutory rate..  $733,000    34.0%    $577,000      34.0%    $520,000     34.0%
Tax-exempt income
  from investments...........   (53,000)    (2.5)     (35,000)     (2.1)     (34,000)    (2.2)
Tax-exempt income
  from loans.................   (18,000)    (0.8)      (8,000)     (0.5)      (8,000)    (0.5)
Other........................    (2,000)    (0.1)     (16,000)     (0.9)       7,000      0.4
                               --------     ----     --------      ----     --------     ----
     Total...................  $660,000     30.6%    $518,000      30.5%    $485,000     31.7%
                               ========     ====     ========      ====     ========     =====

7. Other Income:

     Other income for the years ended December 31, consists of the following:


                                           1996            1995           1994
                                           ----            ----           ----
Service charges and fees ............    $141,357        $128,950       $  61,37
Service charges on deposit accounts..     292,382         224,805        193,524
Gain (loss) on sale of securities ...                      (3,952)
Gain (loss) on sale of real estate...     (21,488)        (18,683)
Other ...............................      88,020          62,107         60,758
                                         --------        --------       --------
     Total other income .............    $500,271        $393,227       $315,657
                                         ========        ========       ========

8. Other Expenses:

     Other expenses for the years ended December 31, consists of the following:


                                         1996            1995            1994
                                         ----            ----            ----
Salaries and employee benefits ...    $1,367,510      $1,096,961      $  927,137
Occupancy expenses ...............       241,019         216,929         161,953
Furniture and equipment expenses..       241,886         242,555         184,686
Other operating expenses .........       777,097         765,416         627,255
                                      ----------      ----------      ----------
     Total other expenses ........    $2,627,512      $2,321,861      $1,901,031
                                      ==========      ==========      ==========

9. Related Party Transactions:

     During the ordinary course of business, loans are made to officers, directors, and their related interests. These transactions are made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others.

     A summary of this loan activity is listed below:

                                    1996              1995              1994
                                    ----              ----              ----
Balance, January 1 .......       $1,107,115        $1,024,446        $1,082,178
Additions ................          252,281           301,542           886,923
Amounts collected ........         (362,326)         (218,873)         (944,655)
Amounts charged off.......
                                 ----------        ----------       -----------
Balance, December 31 .....       $  997,070        $1,107,115        $1,024,446
                                 ==========        ==========        ==========

10. Grange National Banc Corp. (Parent Company Only) Financial Statements:


BALANCE SHEETS, DECEMBER 31                             1996           1995
                                                        ----           ----
                          ASSETS
Cash ...........................................    $        31      $      210
Investment in bank subsidiary ..................     10,706,383       9,285,493
Securities "available for sale" ................          8,500           8,550
Land (Note 1) ..................................        306,541         253,365
                                                    -----------     -----------
        TOTAL  ASSETS ..........................    $11,021,455      $9,547,618
                                                    ===========      ==========

                      LIABILITIES
Notes payable, bank subsidiary .................    $    81,597      $   25,351
                                                    -----------     -----------
                   STOCKHOLDERS'  EQUITY
Preferred stock authorized 1,000,000 shares
  of $5 par: None issued........................
Common stock authorized 5,000,000 shares
  of $5 par; 355,291 and 348,774 shares issued
  and outstanding in 1996 and 1995, respectively      1,776,455       1,743,870
Additional paid-in capital .....................      1,767,949       1,559,336
Retained earnings ..............................      7,392,890       6,154,547
Unrealized holding gains (losses) on investment
  securities (net of deferred income taxes) ....          3,000          65,000
Less: Treasury stock, at cost (Note 1) ........           (436)           (486)
                                                    -----------     -----------
        STOCKHOLDERS' EQUITY ...................     10,939,858       9,522,267
                                                    -----------     -----------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY .................    $11,021,455      $9,547,618
                                                    ===========      ==========


STATEMENTS OF INCOME
FOR THE YEARS ENDED, DECEMBER 31                        1996           1995           1994
                                                        ----           ----           ----
INCOME:
  Dividends from bank subsidiary ...............     $   18,179     $  308,926     $  155,399
  Dividends from other securities ..............            195            158            142
  Interest on deposits .........................              0              9             15
                                                     ----------     ----------     ----------
               Total income ....................         18,374        309,093        155,556
                                                     ----------     ----------     ----------
OPERATING EXPENSES:
  Interest expense .............................          3,182         14,882         16,488
  Other operating expense ......................            312          3,160            961
                                                     ----------     ----------     ----------
               Total operating expenses ........          3,494         18,042         17,449
                                                     ----------     ----------     ----------
Income before undistributed income of subsidiary         14,880        291,051        138,107
EQUITY IN UNDISTRIBUTED INCOME OF
  SUBSIDIARY ...................................      1,482,840        888,088        907,439
                                                     ----------     ----------     ----------
NET INCOME .....................................      1,497,720      1,179,139      1,045,546

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED, DECEMBER 31                        1995           1995           1994
                                                        ----           ----           ----
OPERATING ACTIVITIES:
  Net income ...................................     $1,497,720     $1,179,139     $1,045,546
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Equity in undistributed income of
      subsidiary ...............................      1,482,840       (888,088)      (907,439)
                                                     ----------     ----------     ----------
          Net cash provided by
            operating activities ...............         14,880        291,051        138,107
                                                     ----------     ----------     ----------
INVESTING ACTIVITIES:
  Purchase real estate .........................        (53,176)
  Purchase securities "available for sale"......
  Investment in Bank subsidiary ................                        (7,992)    (1,900,004)
                                                     ----------     ----------     ----------
          Net cash used in
            investing activities ...............        (53,176)        (7,992)    (1,900,004)
                                                     ----------     ----------     ----------
FINANCING ACTIVITIES:
  Proceeds from notes payable ..................         56,246       (212,182)           347
  Sale (purchase) of treasury stock ............             50             50           (286)
  Issuance of common stock .....................                         7,992      1,900,004
  Dividends to stockholders ....................        (18,179)       (78,926)      (140,399)
                                                     ----------     ----------     ----------
          Net cash provided by (used in)
            financing activities ...............         38,117       (283,066)     1,759,666
                                                     ----------     ----------     ----------
INCREASE (DECREASE) IN CASH ....................           (179)            (7)        (2,231)
CASH BALANCE, JANUARY 1 ........................            210            217          2,448
                                                     ----------     ----------     ----------
CASH BALANCE, DECEMBER 1 .......................     $       31     $      210     $      217
                                                     ==========     ==========     ==========

11. Stockholder's Equity

Stock Split - Retroactive Effect on Financial Statements:

     In January 1994, the Board of Directors of the Company voted a three-for-one split of the Company's common stock, to be effected in the form of a stock distribution, payable to shareholder of record as of April 1, 1994. The split was approved by the shareholders as part of an amendment to the Company's articles of incorporation to increase the number of authorized shares of common stock from 300,000 to 5,000,000 (an additional 1,000,000 shares of preferred stock of $5 par value was also authorized). The financial statements have been revised to give retroactive effect of the stock split as if the additional shares had been outstanding for all periods presented.

Stock Options:

     In January 1994, the Board of Directors adopted an Employee Stock Option Plan in which stock options may be granted to all officers and key employees of the Company. The aggregate number of shares which may be issued upon exercise of the options under the plan is 20,000. Options are exercisable up to one-third in the second year after the date of grant, up to two-thirds in the third year after the date of grant and up to 100% in the fourth year after the date of grant, with options expiring at the end of ten years after the date of grant.

     The Board of Directors also adopted a Stock Option Plan for non-employee Directors which will be available to all non-employee members of the Board of Directors. The aggregate number of shares which may be issued upon exercise of the options under the Director Plan is 20,000 shares and are exercisable in part from time to time beginning one year after the date of grant and expiring ten years thereafter. Effective April 1, 1994, options to purchase 1,000 shares of stock were automatically granted to each non-employee Director under this plan expiring April 1, 2004.

     The Board of Directors adopted an additional Stock Option Plan (the "Plan") in November 1995, subject to shareholder approval, covering the employees and directors. The Plan authorizes the grant of options to purchase not more than 55,000 shares of common stock under the Plan. Options granted under the Plan are intended to be either incentive stock options or nonstatutory stock options. As of February 29, 1996, options for 50,160 shares of common stock having an exercise price of $32.50 were outstanding and 4,840 shares of common stock were available for future option grants under the Plan. Of the 50,160 shares of common stock outstanding for options, 36,320 shares of common stock were issued as incentive stock options. The remaining shares outstanding for options were granted to each non-employee director equally as nonstatutory stock options. Pursuant to Section 422 of the Internal Revenue Code, shareholder approval is required for the incentive stock options to qualify for favorable tax treatment. Exercise prices of options granted under all plans are current market prices at time of grant.


                                                          Non-Employee
                                         Employee           Director            Exercise
Year ended December 31, 1995           Stock Options      Stock Options          Prices
                                       -------------      -------------         --------
Outstanding 1994......................    12,000              8,000          $24.00 to $26.25
Granted...............................    34,590             13,840                    $32.50
Exercised.............................       333                                       $24.00
Outstanding...........................    46,257             21,840          $24.00 to $32.50

Year ended December 31, 1996
Outstanding 1995......................    46,257             21,840          $24.00 to $32.50
Granted...............................
Lapsed................................                        1,730
Adjustment for stock dividend.........     1,037                478
Outstanding...........................    47,294             20,588          $23.32 to $31.86

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

               Net income - as reported           $1,498,000
               Net income - pro forma             $1,190,000
               Income per share - as reported     $     4.16
               Income per share - pro forma       $     3.30

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 2.0%; risk-free interest rate of 6.69%; expected lives of 10 years, which is the option term; and variability of 3.12%.

Public Offering:

     The Company engaged in a stock offering in 1994. 83,334 shares were sold at $24 per share for a total of $2,000,016, less offering costs of $100,012.

Stock Dividends:

     The Company has declared stock dividends in December and June of 1996 and December of 1995 at the following rates $0.40, $0.34, and $0.27, respectively, with fractional shares paid in cash.

Preferred Stock:

     The Company authorized 1,000,000 shares of preferred stock at $5 par value. At December 31, 1996 no shares were issued or outstanding.

12. Fair Value of Financial Instruments:

     The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

     Because no quoted market price exists for a significant portion of the Company's financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows, estimated discount rates, as well as management's best judgement with respect to current economic conditions. Many of the estimates involve uncertainties and matters of significant judgement and cannot be determined with precision.

     The fair value information provided is indicative of the estimated fair value of those financial instruments and should not be interpreted as an estimate of the value of Grange National Banc Corp. taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business.

     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1996 and 1995:

Cash and Due From Banks:

     The carrying amounts of cash and due from banks approximate fair value.

Interest Bearing Deposits:

     Carrying amounts of variable rate or demand deposits approximate fair value. The fair value of fixed rate or fixed term interest bearing deposits are estimated based on discounting future cash flows using current rates.

Securities:

     Fair values of securities are based on quoted market prices.

Loans:

     For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for mortgage, consumer, commercial real estate and commercial loans are estimated by discounting future cash flows using interest rates currently being offered with similar terms to borrowers with similar credit quality.

Deposits:

     The fair value of deposits with no stated maturity; such as, non-interest bearing demand deposits, variable rate savings, money market and checking accounts is equal to the carrying amount payable on demand. Fair value of certificates of deposit are estimated by discounting estimated future cash flows using current rates offered for deposits of similar maturities.

Other:

     The estimated fair values of accrued interest receivable, accrued interest payable, debt (principally short term including treasury tax and loan deposits), and other assets and liabilities are deemed to be equal to the amounts recognized in the consolidated statements of financial position.

     The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:


                                                            1996                   1995
                                                            ----                   ----
                                                    Carrying     Fair      Carrying    Fair
  (In thousands)                                      Value      Value       Value     Value
                                                    --------     -----     --------    -----
Financial assets:
  Cash and due from banks........................    $2,566      $2,566     $1,793    $1,793
  Interest bearing deposits......................     1,975       1,979      2,714     2,715
  Investment securities..........................    34,002      33,901     31,570    31,866
  Loans, net.....................................    61,410      61,408     52,006    51,861
  Accrued interest receivable and other assets...     1,408       1,408      1,137     1,137

Financial liabilities:
  Deposit liabilities............................    91,055      91,060     79,866    79,906
  Other borrowed funds...........................     1,613       1,613      1,712     1,712
  Accrued interest payable and
    other liabilities............................       591         591        522       522

                   Summary of Quarterly Results of Operations


                                      First      Second       Third      Fourth
In thousands, except per share data) Quarter     Quarter     Quarter     Quarter
------------------------------------ -------     -------     -------     -------
1996
----
Interest income .................    $1,806      $1,890      $1,951      $2,008
Net interest income .............     1,017       1,082       1,137       1,174
Provision for loan losses .......        13          17          35          60
Other income ....................        95          36         132         137
Other expenses ..................       564         641         671         752
Net income ......................       370         386         398         344
Net income per share ............     $1.03      $ 1.06      $ 1.09      $ 0.92

1995
----
Interest income .................    $1,497      $1,602      $1,730      $1,770
Net interest income .............       894         912         951         984
Provision for loan losses .......        15          15          25          60
Other income ....................        94          98         105          96
Other expenses ..................       543         556         556         667
Net income ......................       292         302         317         268
Net income per share ............     $0.81      $ 0.84      $ 0.88      $ 0.74


Price Range of Common Stock and Dividends:

     The Company's Common Stock is traded in the market. Prior to the stock offering in 1994 the stock was not actively traded. The market prices are the prices at which shares have been sold by stockbrokers to the Company's knowledge. Since the stock was not actively traded in the past, the book value of the shares at the last day of each quarter has been listed for information purposes. The following firm is known to make a market in the Common Stock of Grange National Banc Corp.

                     Hopper Soliday & Company, Inc.
                     1825 Oregon Pike
                     Lancaster, PA 17601
                     (717) 560-3000

     As of March 21, 1996 there were approximately 720 shareholders of record.


1996                                 4th Quarter     3rd Quarter      2nd Quarter     1st Quarter
Bid...............................      $40.00          $36.50           $33.50          $31.75
Ask...............................      $42.00          $37.50           $34.50          $32.75
Stock Dividends per Share.........      $ 0.40            None            $0.34            None

1995                                 4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid...............................      $29.00          $29.50           $29.50          $29.50
Ask...............................      $30.00          $30.50           $30.50          $30.50
Stock Dividends per Share.........      $ 0.27            None             None            None
Cash Dividends per Share..........        None            None            $0.20            None

1994                                 4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid...............................      $26.25              --               --              --
Ask...............................      $26.75              --               --              --
Market Price......................          --          $24.00           $24.00          $21.00
Book Value........................          --          $23.47           $22.82          $21.84
Cash Dividends per Share..........       $0.25            None            $0.17            None

Stock Transfers:                                        Shareholder Services:
Mildred Grose, Assistant Vice-President                 Philip O. Farr, Comptroller
P.O. Box 40                                             198 E. Tioga St.
Meshoppen, Pa.  18630                                   Tunkhannock, Pa.  18657
(717) 833-2131                                          (717) 836-2100

                                     Offices

Laceyville                                              Lawton
Bonnie Brodhun, Br. Mgr. And Mortgage Officer           Alice Carr, Asst. Cashier and Br. Mgr.
(717) 869-11522                                         (717) 934-2178

Meshoppen                                               Bowman's Creek
Mildred Grose, AVP and Br. Mgr.                         Paula C. Coleman, Asst. Cashier and Br. Mgr.
(717) 833-2131                                          (717) 298-2163

Tunkhannock                                             Edwardsville
Edward J. O'Malley, Asst. Cashier and Br. Mgr.          Donald Werts, Asst. Cashier and Br. Mgr.
(717) 836-2100                                          (717) 283-4462

Little Meadows                                          Towanda
Lorraine Corwin, Br. Mgr                                Jeffrey B. Carr, Asst. Cashier and Br. Mgr.
(717) 623-2297                                          (717) 265-4711

Trucksville                                             On the Internet
L. Lee Posten, Asst. Cashier and Br. Mgr.               Web Site: www.grangebank.com
(717) 696-6958                                          E-Mail: bank@grangebank.com

Officers

Robert C. Wheeler                                       John W. Purtell
Chairman of the Board                                   Vice Chairman

Thomas A. McCullough                                    Sally A. Steele
President                                               Secretary of the Corporation

Philip O. Farr                                          Melvin E. Milner
Comptroller                                             Vice President


Directors

Brian R. Ace                                            John W. Purtell
Owner, Laceyville Hardware Store                        President, S.F. Williams Inc.,
                                                        automobile dealership and grocery store
Thomas C. Burns
Retired; Dentist until 1994                             R. Levi Tyler
                                                        Dairy Farmer
Thomas A. McCullough
President and Chief Executive Officer                   Sally A. Steele
of the Bank and the Company since 1991                  Attorney

W. Kenneth Price                                        Robert C. Wheeler
Co-owner of Ken Mar Home Furnishings                    Retired; Chief Executive Officer of
                                                        The Bank and Company until 1990