Form 10KSB, Exhibit 13
period 1997-12-31
GRANGE NATIONAL BANC CORP
filed 1998-04-01
CIK 763850

EXHIBIT 13

                        [GRANGE NATIONAL BANK LETTERHEAD]

To our Shareholders,

         As a result of the outstanding dedication and efforts of our Employees and Board of Directors our company once again achieved record growth and earnings. Total assets increased by $20,218,000 or 19.4%. This increase occurred primarily as a result of the growth we experienced at our newest offices in Towanda and Back Mountain. Despite incurring considerable startup expenses associated with the establishment of these offices we managed to achieve a record net profit of $1,608,000, resulting in net basic earnings per share of $4.42. These outstanding results were reflected in the market value of our stock which rose 33% from $42.00 to $56.00 per share at year end.

         During 1997 we celebrated our 90th year as an independent community bank. This is quite an achievement considering the rapid consolidation being experienced in the banking industry. We are proud of our ability to remain independent but we recognize that to continue doing so we must remain competitive. In that regard we introduced two new products last year. In 1997 we received approval from the Comptroller of the Currency to establish an operating subsidiary for the purpose of engaging in Insurance Agency activities. We also received an insurance license from the Pennsylvania Insurance Department and several of our licensed personnel will receive training regarding the sale of Life Insurance and Annuity products. During 1997 we began offering a "Master Money Card." This card can be used in a similar fashion as a credit card however it offers the added convenience of debiting the purchase price from the customer's checking account without the need to write a check. This product is quite popular with our customers and should provide an additional source of income for the bank.

         Last year we embarked on a revitialization program for the Business District in Laceyville. This community, which is the location of our original bank building, has seen a steady decline in recent years. Following the closure of a retail appliance store across the street from the bank, our Board of Directors decided to purchase the building for the purpose of creating new business opportunities for the town. After renovations, a space was rented for a family style restaurant which appears to be quite prosperous. Additionally, we are negotiating with several other potential occupants. Eventually we would like to operate our insurance agency from this location. The Bank has also played an active role in obtaining several redevelopment grants from the Commonwealth of Pennsylvania, and we have plans to provide low interest loans to store owners through a Community Redevelopment Program through the Federal Home Loan Bank.

         We believe that our prospects for continued success are very bright indeed. Our products and services are competitive, our facilities are attractive as well as functional, and our personnel are well motivated and anxious to provide the quality of service that our customers deserve.

Despite our relatively small size we have managed to compete effectively against larger institutions by providing superior service, longer banking hours and significantly lower service charges on deposit accounts. We believe that these factors will continue to benefit our bank in the aftermath of the mergers which are in process between Corestates Bank and First Union Bank, and Franklin First Savings Bank and M&T Bank, as a portion of these customers seek an alternative institution for their banking needs.

         The Board of Directors, Management and Employees want our Shareholders to know that we are grateful for your continued support and confidence. As you can see we have been quite busy in the expansion of our bank. We believe that a continuation of this process is the correct path to take at this time. Please be assured that we will continue to stay focused on what we believe is a sound growth strategy, and we are confident that these efforts will result in continued financial strength and prosperity for our Bank, Shareholders and the Communities we serve.

Best regards,

GRANGE NATIONAL BANK



Thomas A. McCullough
President and Chief Executive Officer

                    Grange National Banc Corp. and Subsidiary

                             Selected Financial Data

YEARS ENDED DECEMBER 31                                    1997          1996          1995           1994          1993
------------------------------------------------------------------------------------------------------------------------
(In thousands except per share data)
SUMMARY OF OPERATIONS:
  Gross interest income..........................      $  8,798        $7,655        $6,599         $5,296        $4,955
  Gross interest expense.........................         3,788         3,245         2,858          2,093         2,105
                                                       -----------------------------------------------------------------
  Net interest income............................         5,010         4,410         3,741          3,203         2,850
  Loan loss provision............................           190           125           115             87           120
                                                       -----------------------------------------------------------------
   Net interest income after
     loan loss provision.........................      $  4,820        $4,285        $3,626         $3,116        $2,730
                                                       =================================================================

  Income before income taxes.....................      $  2,292      $  2,158        $1,697         $1,531        $1,252
  Provision for income taxes.....................           684           660           518            485           387
                                                       -----------------------------------------------------------------

  Net income.....................................      $  1,608      $  1,498        $1,179         $1,046          $865
                                                       =================================================================
PER SHARE DATA:
  Net income basic...............................      $   4.42      $   4.14       $  3.26        $  3.39       $  3.16
  Net income diluted.............................      $   4.15      $   4.03       $  3.26        $  3.39       $  3.16
  Cash dividends.................................                                   $  0.20        $  0.42       $  0.33
  Stock dividends................................      $   0.88      $   0.74       $  0.27
AVERAGE SHARES OUTSTANDING.......................           363           362           362            309           274
FINANCIAL CONDITION AT
  YEAR END:
    Total assets.................................      $124,417      $104,199       $91,622        $76,305       $69,860
    Total loans..................................        76,995        62,033        52,538         46,733        41,002
    Total deposits...............................       108,789        91,055        79,866         67,014        62,832
    Stockholders' equity.........................        12,638        10,940         9,522          8,243         5,544
RATIOS:
  Based on Average Balances:
    Return on assets.............................          1.39%         1.51%         1.40%          1.41%         1.29%
    Return on equity.............................         13.70         14.73         13.32          15.08         16.61
    Equity to assets.............................         10.15         10.30         10.51           9.36          7.74
    Primary capital to assets....................         10.67         10.63         11.09           9.96          8.31
    Internal capital generation rate.............         13.50         14.56         12.43          13.05         14.93
  At Year End:
    Equity to assets.............................         10.16         10.50         10.39          10.80          7.94
    Primary capital to assets....................         10.77         11.10         10.97          11.43          8.53
    Cash dividend payout ratio...................          1.43%         1.20%         6.69%         13.43%        10.10%
BOOK VALUE/SHARE.................................      $  34.79      $  30.79       $ 26.43        $ 23.85       $ 21.14

Note: share and per share amounts have been restated to give effect to stock dividends and stock splits.

                    Grange National Banc Corp. and Subsidiary

         Grange National Banc Corp. (Company) is a Pennsylvania bank holding company, headquartered in Laceyville, Pennsylvania, with Grange National Bank
(Bank) as its only subsidiary. Established in 1907, the Bank provides friendly and affordable banking, insurance and trust services to communities in Wyoming, Susquehanna, Bradford and Luzerne counties.

         Grange National Bank's deposit services include checking, savings and money market accounts, certificates of deposit, Individual Retirement Accounts and MAC automated teller machine cards. Loan services include personal, business and municipal loans, residential, commercial and municipal mortgages, Small Business Administration loans, personal and commercial lines of credit and letters of credit. Insurance offerings include life and disability insurance, as well as annuities. Grange's other services include discount brokerage, safe deposit facilities and payroll processing.

         The Trust department offers personal and investment trusts, trusts under will, estate administration services, living trusts and Individual Retirement Accounts.

Highlights

         The Company reported record net income of $1,608,000 in 1997 compared to $1,498,000 in 1996, an increase of 7% for the period. The returns on assets and equity were 1.39% and 13.70%, respectively, in 1997 compared to 1.51% and 14.73% in 1996. Lower earnings ratios for 1997 result from adding the Towanda office in late 1996 and the Back Mountain office in 1997. The Company's high equity to assets ratio of 10.15% at 1997 year end continues to have an adverse effect on the return on equity ratio. A high equity to assets ratio while depressing the return on equity ratio, allows the company to expand the Bank, as it has recently done with the opening of offices in Little Meadows, Towanda and the Back Mountain. The deposits these offices are attracting continues to reduce the equity to assets ratio to a more typical level of around 8.50%, and provide the resources for increased lending and investment by the Bank. These loans and investments in turn will enable the Bank to generate higher future profits.

         Per share net income increased to $4.42 in 1997 from $4.14 in 1996, for an increase of 7%. Dividends to stockholders increased from $0.74 (stock dividend) in 1996, to $0.88 (stock dividend) in 1997, an increase of 16%. The stock dividends declared by the Company increases the amount of stock in circulation, while keeping capital in the Bank for future expansion needs. From the stockholder's standpoint, they do not pay tax on the stock they receive, and have the option of selling the stock if they do want the cash.

         At year end 1997, Grange had total assets of $124,417,000, total deposits of $108,789,000, and total shareholders' equity of $12,638,000, compared to $104,199,000 in total assets, $91,055,000 in total deposits, and $10,940,000 in total shareholders' equity at year end 1996, increases of 19%, 19% and 16%, respectively. At year end the Company had approximately 830 shareholders and seventy-seven full and part-time employees. During 1997 Grange paid over $1,620,000 in salaries and benefits to its employees and paid over $750,000 in taxes.

         1997 was filled with office openings, new products, new projects, celebration and honors for the Bank, its employees and customers. During February the Bank opened its Back Mountain office in Trucksville. The stately building has greatly increased the Bank's visibility and enhanced the Bank's image in Luzerne County. Our people, service and products are complemented by the facility, to make the office highly effective in attracting loans and deposits.

         The Bank forged ahead to offer new products for its customers and established the Grange National Insurance Agency as a subsidiary of the Bank. Grange National Insurance Agency now offers life, health and disability insurance, as well as annuities. Property and casualty are expected to be added during 1998. Additionally, the Bank now offers the Master Money debit card to its customers. The card works like an ATM card as well as a check, and is accepted everywhere merchants accept MasterCard.

         Among the proudest accomplishments for the Company is the renovation of the former "Bluhm's II" building on Main Street, Laceyville. The building now houses a restaurant, has space available for another store and additional space for bank use in the future. This renovation has helped spark plans for other downtown revitalization efforts. This project is most appropriate as the Bank celebrated its 90th year with an open house at Laceyville. Topping off the year was the appointment of Chairman of the Board, Robert C. Wheeler to the Philadelphia Federal Reserve Bank's Community Bank Council. This is a well deserved honor for Bob and recognizes Bob's enthusiastic and long community service.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The consolidated financial statements and selected financial data presented elsewhere in this report should be read to obtain an understanding of the following discussion and analysis.

FINANCIAL CONDITION

         The Company's primary source of profits is its activities as a financial intermediary, using funds from customers' deposits, other borrowing sources and shareholders' equity, to invest in loans, bonds and interest bearing deposits in other banks. The difference between the cost of acquiring funds and the return on investments in loans, securities and interest bearing deposits is the Company's net interest yield. During the last three years ended December 31, net interest yields have ranged from 4.79% in 1997 to 4.87% in 1996 and 4.85% in 1995.

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

LIQUIDITY AND RATE SENSITIVITY

         The objective of liquidity management is to maintain adequate cash resources to meet the short and long term operating requirements of the Company. These requirements include funding for loans to customers, funding to take advantage of prudent investment strategies, and funding for bank operations expansion. Management continued its strategy of relying on access to the Bank's line of credit at the Federal Home Loan Bank of Pittsburgh to fund daily cash needs, enabling the Bank to be more fully invested in higher yielding investments. Maturing investments and time deposits continue to provide funding for the longer term, while the line of credit funds short term fluctuations. The Company's "borrowing capacity" at the Federal Home Loan Bank is $41,926,000, which had a $357,000 balance at December 31, 1997. The Bank's deposit balance at FHLB was approximately $2,021,000. Investments maturing or expected to be called in 1998 include $5,172,000 in bonds classified as held to maturity, and $3,036,000 in bonds available for sale. In addition, the bank holds an additional $9,345,000 in bonds, maturing in more than one year, classified as available for sale, which can also be used to meet liquidity needs. Additional liquidity is provided by a stable growth of core deposits. Management considers its sources of liquidity adequate to meet anticipated needs.

         The Company's earnings are dependent on the maintenance of an adequate net interest yield or spread between rates earned on assets and the cost of interest bearing liabilities. To maintain an adequate spread during both rising and declining rate environments, interest rate sensitivity must be managed so that the Company is positioned to respond within a reasonable period of time, to changing interest rates and, or changing balances in interest earning assets as compared to interest bearing liabilities. Management of the investment portfolio requires decisions between investing in short-term investments which enhance rate sensitivity or long-term investments which inhibit rate sensitivity but provide higher yields. Management will invest in longer term investments (i.e.
5 - 12 year maturities) when their yields are high enough to compensate for their greater interest rate risk.

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

         A low-risk rate sensitivity position is achieved by having a similar amount of assets repricing, or maturing, at or about the same time as the Bank's liabilities re-price or mature. Management measures its assets and liability positions by use of a rate sensitivity report which categorizes the Bank's assets and liabilities on the basis of re-pricing opportunities and maturity dates. Rate sensitive balances are defined as those balances that mature or can be repriced within one year. However, management recognizes certain trends and historical experiences with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including savings, NOW accounts and money market accounts which may be withdrawn at any time. Management knows that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even with interest rate changes. These accounts are core deposits and not subject to the same pressures from interest rates as time deposits. Demand and savings deposits tend to fluctuate based primarily on the cash flow and transaction needs of the customer, as well as other non-interest rate factors such as account fees and customer service. Management makes the assumption that these deposits will not fluctuate more than 10% within three months, not more than an additional 15% during the following three to twelve month period and not more than an additional 30% during the following one to five years. The following table illustrates the Bank's interest rate sensitivity positions as of December 31, 1997. The time periods used refer to the earliest possible repricing period (with the exception of "Other Deposits"), not maturity. Management believes the Bank has an adequately balanced position in all categories.


                                                                       Repricing
                                                  Less than     Three to       One to          After
                                                      three       twelve         five           five
(In thousands)                                       months       months        years          years
                                                  --------------------------------------------------
Assets:
 Interest bearing deposits ...................      $ 2,021                   $   397
  Investment securities:
   Available for sale ........................                     3,039         3,563      $  6,377
   Held to maturity ..........................        1,530        3,074        15,400         5,202
 Loans........................................       12,578        5,522        16,735        42,982
                                                    ------------------------------------------------

Total.........................................       16,129       11,635        36,095        54,561
                                                    ------------------------------------------------
Liabilities:
 Time deposits ...............................       15,203       17,653        22,807
 Other deposits ..............................        3,845        5,768        11,535        17,303
 Borrowed funds ..............................        1,922                        357
                                                    ------------------------------------------------

Total.........................................       20,970       23,421        34,699        17,303
                                                    ------------------------------------------------
Gap:
 By period....................................      ($4,841)    ($11,786)     $  1,396      $ 37,258
                                                    ================================================
 By cumulative................................      ($4,841)    ($16,627)     ($15,231)     $ 22,027
                                                    ================================================
 Cumulative Gap as
   Percentage of total assets ................        -3.89%      -13.36%       -12.24%        17.70%

Interest rates are expected to remain fairly stable for most of 1998, with occasional volatility from market reactions to economic and political events. Stable interest rates and a well matched asset/liability structure reduce interest rate risks. Management will strive to take advantage of periodic volatility to enhance the investment portfolio's yield.

         The Bank continues to offer adjustable rate loans and mortgages as part of its product mix in order to keep balanced GAP positions. The Bank now purchases bonds with primarily four to seven year maturities. These maturities, along with the use of the Bank's credit line at the Federal Home Loan Bank, provides adequate cash flow to respond to changing interest rates and liquidity needs. Management continuously monitors the Bank's gap position inorder to adjust loan pricing or deposit pricing when conditions change.

LOAN PORTFOLIO

         Total loans outstanding at December 31, 1997 increased by $14,963,000 or 24% to $76,996,000 from the December 31, 1996 total of $62,033,000. This compares with a 18% increase in 1996 and a 12% increase in 1995. The average loan balance for 1997 was $69,392,000 compared to $56,316,000 for 1996. Primary growth occurred in one-to-four family mortgages, commercial mortgages and consumer loans. One-to-four family mortgages increased by $11,031,000 or 37% to $41,239,000 at year end 1997. Commercial mortgages increased by $2,390,000 or 33% to $9,598,000 and consumer loans increased by $1,209,000 or 14% to $9,979,000 at year end. Most of the loan activity has come from the Towanda, Edwardsville, Back Mountain and Bowman's Creek offices. These offices are generally competing with very large banks and is an indication for the consumer and businessman's need for the service of a community bank. The average interest rate on total loans decreased slightly from 9.69% for 1996 to 9.39% for 1997.

         Major classifications of loans at December 31, 1997 and 1996 are as follows:


(In thousands)                                              1997        1996
                                                            ----        ----
Real estate mortgages:
  Agricultural ......................................     $ 1,441     $   961
  Residential, 1 - 4 family .........................      41,239      30,209
  Residential, multi-family .........................         687         603
  Nonfarm, nonresidential properties ................       9,598       7,208
                                                          -------     -------
       Total real estate mortgages ..................      52,965      38,981
Agricultural loans ..................................         285         388
Commercial loans.....................................      12,702      12,726
Municipal loans......................................       1,789       1,803
Consumer loans.......................................       9,979       8,770
                                                          -------     -------

Total................................................      77,720      62,668
Unearned income .....................................         725         635
                                                          -------     -------

Total ...............................................     $76,995     $62,033
                                                          =======     =======

         Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1997 are as follows:


                              Within          One -          After
(In thousands)              One Year     Five Years     Five Years          Total
                            -----------------------------------------------------
Real estate mortgages        $   961        $ 7,836        $44,168        $52,965
Agricultural loans ..            136            135             14            285
Commercial loans ....          3,342          3,993          5,367         12,702
Municipal loans .....          1,171            422            197          1,790
Consumer loans ......            567          6,630          2,782          9,979
                            -----------------------------------------------------

Total ...............        $ 6,177        $19,016        $52,528        $77,721
                            =====================================================
Loans at fixed
  interest rates ....        $ 2,431        $14,693        $42,691        $59,815
Loans at variable
  interest rates ....          3,746          4,323          9,837         17,906
                            -----------------------------------------------------

Total ...............        $ 6,177        $19,016        $52,528        $77,721
                            =====================================================

         Non-accrual loans at December 31, 1997 were $136,000 and $247,00 in 1996. Accrual of interest is discontinued on a loan when management believes after considering economic and business conditions and results collection efforts, that the borrower's financial condition is such that full recovery of the loan balance is doubtful. Interest that would have been accrued if the loans were not classified as non-accrual was approximately $13,000 in 1997 and $24,000 in 1996.

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

         Net charge-offs during 1997 were $46,000 compared to $34,000 during 1996, representing an increase of 35% for the period. Average loans increased from $56,316,000 for 1996 to $69,392,000 for 1997. At December 31 the balance in the allowance for loan losses increased from $623,000 to $767,000, for 1996 and 1997 respectively, and the ratio of loan loss allowance to loans was 1.00%. Management is of the opinion that the quality of the loan portfolio remains strong, but anticipates that losses over the next year may increase in proportion to the increase in the size of the loan portfolio, and a projected loss of $50,000 in connection with a commercial loan. Provisions for loan losses have increased in the last two years due to management's efforts to maintain the reserve at a level adequate for the increasing size of the loan portfolio and to cover other potential losses which have been identified by management and the Board of Directors.

         The following sets forth loans past due 90 days or more on which interest has continued to be accrued, at December 31:


(In thousands)                                     1997         1996
                                                   ----         ----
Real estate mortgages............................  $311          $67
Demand...........................................     0           11
Installment......................................     1            0
                                                   -----------------

TOTAL............................................  $312          $78
                                                   =================

         This table summarizes the Company's loan loss experience for the years ended December 31:

(In thousands)                                                  1997      1996
                                                                ----      ----
Balance at beginning of period.......................         $   623   $   532
                                                              -----------------
Charge-offs:
  Commercial, consumer and agricultural..............              49        14
  Real estate mortgages..............................               0        18
  Installment........................................               2         9
                                                              -----------------

TOTAL................................................              51        41
                                                              -----------------
Recoveries:
  Commercial, consumer and agricultural..............               3         6
  Real estate mortgages..............................               0         0
  Installment........................................               2         1
                                                              -----------------

TOTAL................................................               5         7
                                                              -----------------
Net charge-offs......................................              46        34
                                                              -----------------
Provision charged to operations......................             190       125
                                                              -----------------
Balance at end of period.............................         $   767  $    623
                                                              =================
Average loans outstanding............................         $69,392   $56,316
Loans outstanding, December 31.......................         $76,995   $62,033
Loan reserve ratios:
  Net loan charge-offs - average loans...............            0.07%     0.06%
  Reserve - loans, December 31.......................            0.99%     1.00%

INVESTMENT PORTFOLIO

         The Company's investment portfolio increased by $4,205,000 or 12% during the year ended December 31, 1997 to $38,208,000. The increase was due to deposit growth. If not for the continued strong loan demand, investment growth would have been greater. Available for sale securities increased by $1,269,000 or 11% to $13,002,000 and Held to maturity securities increased by $2,936,000, or 13% to $25,206,000, from December 31, 1996 to December 31, 1997.

         Management has started to purchase longer term bonds in its available-for-sale portfolio in order to achieve higher returns. Should the value of these bonds decline significantly due to rising interest rates, management will consider selling the bonds in order to minimize any loss. Management considers the risk of this strategy to be manageable. Credit quality remains a high priority when purchasing bonds, and management continues to maintain a portfolio substantially free of "credit risk".

         The Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires the Company to classify its debt and equity securities into three categories: held to maturity, available for sale, or trading. The Company has classified all U.S. Treasury instruments and equity securities as available for sale, and all other investments as held to maturity. Available for sale are evaluated quarterly, and their carrying values adjusted to reflect their market values, with the resulting adjustment being reflected as an adjustment, net of tax, to the Company's equity. The market value of investments available for sale as of December 31, 1997, reflect an increase in the unrealized gain from December 31, 1996 of $81,000.

         The carrying value of investment securities both available for sale, and held to maturity at December 31, are summarized as follows:


(In thousands)                                        1997           1996
                                                      ----           ----
Available for sale:
  U.S. Treasury securities ................        $ 6,602        $11,313
  U.S. government agencies and corporations          3,709
  State and Municipal Securities ..........          2,189
  Other securities ........................            502            420
                                                   -------        -------
     Total ................................        $13,002        $11,733
                                                   =======        =======

Held to maturity:
  U.S. Treasury securities ................
  U.S. government agencies and corporations        $18,905        $18,142
  State and municipal securities ..........          4,181          3,740
  Other securities ........................          2,120            388
                                                   -------        -------
              Total .......................        $25,206        $22,270
                                                   =======        =======

         The following table sets forth the maturities of investment and debt securities at December 31, 1997 and the weighted average yields (tax-exempt securities on tax equivalent basis assuming 34% tax rate) of such securities:


                          Maturing                Maturing             Maturing           Maturing
                           within               one to five          five to ten          after ten
(In thousands)            one year                 years                years               years
                          -------------------------------------------------------------------------
Available for sale:
  U.S. Treasury
    securities ......     $3,036 5.72%          $ 3,509 6.18%
  U.S. government
     agencies and
     corporations ...                                                $3,669 6.50%
  State and municipal
     securities .....                                                 2,167 7.12%
  Other securities ..                                                                     $502
                          ------                -------              ------               ----
  Total .............     $3,036 5.72%          $ 3,509 6.18%        $5,836 6.73%         $502
                          ======                =======              ======               ====

Held to maturity:
  U.S. government
    agencies and
    corporations ....     $2,884 5.79%          $10,985 6.48%        $4,463 6.73%         $573 7.66%
  State and municipal
    securities ......      1,195 6.72%            2,743 6.44%           243 7.47%
  Other securities ..         87 6.39%            1,537 6.59%           496 6.55%
                          ------                -------              ------               ----
  Total .............     $4,166 6.07%          $15,265 6.48%        $5,202 6.75%         $573  7.66%
                          ======                =======              ======               ====

DEPOSITS

         Deposits at December 31, 1997 were $108,789,000, an increase of $17,734,000 or 19% from the December 31, 1996 balance of $91,055,000.
Non-interest bearing deposits increased $2,469,000 or 20%, to $14,676,000 and interest bearing deposits increased $15,264,000 or 19% to $94,113,000. The percentage of non-interest bearing deposits to average total deposits for 1997 remained at 13% as they were for 1996. The percentage of average non-interest bearing deposits to average total deposits is important to the Bank's profitability because it decreases the Bank's overall interest expense.

         Average time deposits increased by $7,550,000 during 1997 to $50,741,000 from $43,191,000 during 1996. Their proportion of total average deposits remained at 58%. Average deposits in savings and money market accounts increased by $2,283,000 from 1996 to 1997, and average deposits in NOW and Super-NOW accounts increased by $3,215,000 during the same period. Management anticipates continued strong growth in deposits from the office in Towanda and the Back Mountain office at Trucksville.

         The average balance of deposits and average rates paid on such deposits during the years ended December 31 are set forth in the following table:

                                                1997                 1996

                                           Average Average      Average Average
(In thousands)                             Balance Rate         Balance Rate
                                           ------- -------      ------- -------
Demand deposits:
  Noninterest bearing..................... $ 14,786             $11,571
  Interest bearing........................   10,905 2.17%         8,661 2.00%
Savings and money market deposits.........   26,191 2.74%        23,908 2.74%
Time deposits.............................   50,741 5.52%        43,191 5.49%
                                           --------             -------

TOTAL..................................... $102,623             $87,331
                                           ========             =======

         Maturities of certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1997 are as follows:


                                   Certificates    Other
                                       of           Time
(In thousands)                       Deposits     Deposits       Total
                                   ------------   --------       -----
3 months or less .............        $2,929                    $2,929
3 to 6 months ................         1,046                     1,046
6 to 12 months ...............         2,160                     2,160
Over 12 months ...............         2,900                     2,900
No set maturity, state deposit                      $200           200
                                      --------------------------------
               TOTAL .........        $9,035        $200        $9,235
                                      ================================

CAPITAL

         An adequate capital position is necessary to support continued growth and earnings, to meet the needs of depositors and borrowers, and to sustain a reasonable rate of return for stockholders. Stockholders' equity increased by $1,698,000 or 16% from $10,940,000 at December 31, 1996 to $12,638,000 at
December 31, 1997. This was approximately the same increase as the $1,418,000 or 15% increase from December 1995 to December 1996. The average equity to assets ratio was 10.15%, 10.30% and 10.51% for the years 1997, 1996 and 1995, respectively.

         The Board of Directors decision to declare stock dividends instead of cash dividends has, along with strong profits, helped maintain a high equity to assets ratio. Because of the strong demand for the Company's stock, the stock dividend is popular with stockholders. The additional equity is necessary to keep pace with the strong deposit growth the Bank has experienced, and expects to continue as a result of the new offices opened over the past several years. The Board of Directors hope the additional stock generated by the stock dividends will help satisfy the demand for the Company's stock as well as make some stock available for the 401(k) Employee Stock Ownership Plan which the Company established in late 1995.

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


Risk-Based Capital
December 31, (in thousands, except ratios)     1997            1996
Tier I capital:
  Shareholders' equity ..............        $12,414         $10,780
                                             -------         -------


Tier II capital:
  Loan loss reserve .................            767             623
                                             -------         -------
Total Qualifying Capital ............        $13,181         $11,403
                                             =======         =======
Risk-adjusted assets (including
  off-balance sheet items) ..........        $76,937         $61,371
Tier I Capital Ratio (4.00% required)          16.14%          17.57%
Total Capital Ratio (8.00% required)           17.13%          18.58%

Tier I Leverage Ratio ...............          10.71%          10.89%

RESULTS OF OPERATIONS

         Net income for 1997 totaled $1,608,000 ($4.42 basic per share, based on 363,099 weighted average common shares) as compared to 1996's net income of $1,498,000 ($4.14 per share based on 361,907 weighted average common shares), and 1995's net income of $1,179,000 ($3.26 per share based on 361,798 weighted average common shares).

         Net interest income or the spread between total interest income and interest expense directly impacts the results of operation. The net interest yield for 1997 declined to 4.79% from 4.87% in 1996. While the average rate on interest earning assets fell from 8.35% to 8.29%, the average rate on the total sources to fund the earning assets increased from 3.48% to 3.50%. The Bank's interest rate spread declined primarily due to lower rates on new loans and many existing being refinanced by customers. Average rates on loans declined from 9.69% in 1996 to 9.39% in 1997, while average rates on investments increased from 6.35% in 1996 to 6.38% in 1997. Net interest income for 1997 increased by $635,000 (on a tax equivalent basis) or 15% as compared to $716,000 or 19% for 1996 vs. 1995. Overall, volume had a positive impact of $820,000 and rate had a negative impact of $185,000 on the change in interest income.

         Loans at year end increased by $14,963,000 or 24% for 1997 over 1996, compared to an increase of $9,495,000 or 18% for 1996 over 1995, and deposits at year end increased by $17,733,000 or 19% for 1997 over 1996, compared to $11,189,000 or 14% for 1996 over 1995. Investment securities, at year end, increased $4,205,000 or 12% for 1997 over 1996 compared to $2,336,000 or 7% for 1996 over 1995. Income on loans increased by $1,060,000 (on a tax equivalent basis) or 19% for 1997 compared to 1996, and interest on investment securities increased $56,000 (on a tax equivalent basis) or 3%. Management began purchasing longer maturity (i.e. 7 - 10 years) bonds in 1997 in order to improve yields. These longer bonds are being designated as available for sale, in order to have the option of selling the bonds should their values decline significantly due to interest rate changes.

         The average rates on interest earning assets decreased during 1997, while the average rates paid on interest bearing liabilities remained steady. The loan to deposit ratio at 1997 year end was 70% compared to 67% at 1996 year end. Loan growth is expected to continue, and the loan to deposit ratio should continue to increase slightly, as loan demand is experienced at the Edwardsville, Little Meadows, Towanda, and Back Mountain offices. In addition, the Bank recently hired an employee with a strong commercial loan background and strong ties in Luzerne County to help generate additional business in that marketplace.

         Salaries and employee benefits increased by $255,000 or 19% in 1997 as compared to 1996, primarily because of hiring of additional employees for the Towanda and Back Mountain offices, annual salary increases, and changes in the Bank's overall compensation programs which reward employees based on performance.

         Occupancy and furniture and equipment expense increased by $179,000 or 39% in 1997 as compared to 1996. The large increase in these expenses reflect a full year's costs at Towanda, as opposed to a partial year in 1996, and the cost of the Back Mountain office. The effect of adding two branch offices so quickly was reflected in the rate of increase in occupancy and furniture and equipment costs.

         The Deposit Insurance Funds Act of 1996 (DIFA) passed by Congress and signed by the President, mandates banks to help pay the cost of the bonds issued by the "Financing Corporation" (FICO), which were used to finance the savings and loan bailout. The current annual cost to all Bank Insurance Fund (BIF) members is 1.296 cents per $100 of deposits. Members of the Savings Association Insurance Fund (SAIF) are required to pay 6.48 cents per $100 of deposits. Although banks are being required to pay much less than savings associations, it should be noted that the savings associations were the institutions that created the losses. This assessment is expected to cost the Bank approximately $14,000 in 1998. The Federal Deposit Insurance Corporation (FDIC) premium on deposit insurance remains at zero for 1998.

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

YEAR 2000 IMPACT

         Management is currently working to resolve the potential impact of "Year 2000" issues on the processing of date-sensitive information by its computer systems. The Year 2000 issues relate to the ability of computer systems to be able to distinguish date data between the twentieth and twenty-first centuries. Management anticipates that the Bank's computer systems will be compliant by the end of 1998 and is currently testing for such compliance. The Bank could also be adversely affected if its customers rely on data processing systems that are not Year 200 compliant prior to the end of 1999. The Bank, therefore, is taking a proactive role to advise its customers of the possible problems with their systems regarding Year 2000 issues.

         The costs that have been incurred by the Bank in addressing its potential Year 2000 problems have not had a material adverse impact on the Bank's financial position, results of operations or cash flows. However, the inability of the Bank or its customers to resolve Year 2000 issues in a timely manner could result in a material financial risk. Management believes that the bank is devoting appropriate resources to resolve its Year 2000 issues in a timely manner and does not currently expect that doing so will have a material adverse impact on the Bank's financial position, results of operations or cash flows in the future.

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

OTHER ACTIVITIES

         The Company purchased an renovated the former "Bluhm's II" and R.B. Learn buildings on Main Street in Laceyville, during 1996 and 1997. These buildings are located a short distance from the Bank's existing office in Laceyville. Management plans to utilize the space as a future data processing center and as a location for retail insurance sales. The Bank is also leasing space to a restaurant in the building. Management believes that these additions would have a positive effect on the Laceyville business community revitalization efforts.

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

                    Grange National Banc Corp and Subsidiary
               Average Balances, Interest Income/Expense and Rates

      Years Ended                                 December 31, 1997                December 31, 1996
                                            (1)        Interest       Average      (1)        Interest        Average
                                          Average       Income/      Interest    Average       Income/       Interest
                                          Balance       Expense          Rate    Balance       Expense           Rate
---------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
 Loans:
  Mortgages .....................        $ 44,474        $3,873          8.71%   $37,097        $3,560           9.60%
  Installment ...................           4,816           560         11.63      4,930           501          10.16
  Commercial ....................          20,102         2,082         10.36     14,289         1,394           9.76
                                         ----------------------                  ---------------------
    Total loans .................          69,392         6,515          9.39     56,316         5,455           9.69
                                         ----------------------                  ---------------------
 Securities available for sale:
  U.S. Treasury securities ......           9,660           584          6.05     11,341           664           5.85
  U.S. government agencies ......           1,338            87          6.50
  Municipal bonds ...............             670            49          7.31
  Other securities ..............             471            28          5.94        392            24           6.12
                                         ----------------------                  ---------------------
    Total available for sale ....          12,139           748          6.16     11,733           688           5.86
                                         ----------------------                  ---------------------
 Securities held to maturity:
  U.S. government agencies ......          18,498         1,184          6.40     18,492         1,217           6.58
  Municipal bonds ...............           4,039           278          6.88      4,124           278           6.74
  Other securities ..............             920            60          6.52        502            31           6.18
                                         ----------------------                  ---------------------
    Total held to maturity ......          23,457         1,522          6.49     23,118         1,526           6.60
                                         ----------------------                  ---------------------
      Total investment securities          35,596         2,270          6.38     34,851         2,214           6.35
                                         ----------------------                  ---------------------
 Deposits in banks ..............           3,155           177          5.61      2,092           116           5.54
                                         ----------------------                  ---------------------
      TOTAL .....................        $108,143        $8,962          8.29    $93,259        $7,785           8.35
                                         --------                                -------
                                         ----------------------                  ---------------------

INTEREST BEARING
LIABILITIES:
 Deposits:
  NOW and super-NOW ...............      $ 10,905       $   237          2.17    $ 8,661        $  173           2.00
  Savings and money market ........        26,191           717          2.74     23,908           655           2.74
  Certificates of deposit .........        50,541         2,788          5.52     42,991         2,358           5.48
  Other time deposits .............           200            11          5.50        200            12           6.00
                                         ----------------------                  --------------------
    Total deposits ................        87,837         3,753          4.27     75,760         3,198           4.22
 Other borrowed funds .............           844            34          4.03        922            47           5.10
                                         ----------------------                  --------------------
      TOTAL .......................        88,681         3,787          4.27     76,682         3,245           4.23

Non-interest bearing funds, net (2)        19,462                                 16,577
                                         ----------------------                  --------------------
TOTAL SOURCES TO FUND
EARNING ASSETS ....................      $108,143         3,787          3.50    $93,259         3,245           3.48
                                         --------                                -------
                                         ----------------------                  --------------------
NET INTEREST/YIELD ................                      $5,175          4.79%                  $4,540           4.87%
                                                         ======                                 ======

(1) Average balances are daily averages. (2) Demand deposits, stockholders' equity and other non-interest bearing liabilities less non-interest earning assets. - Non-accrual loans are reflected in the balances, but contributing no income. NOTE - Tax exempt interest income has been converted to a tax equivalent basis at the U.S. federal income tax rate of 34%.

                    Grange National Banc Corp. And Subsidiary
                               Net Interest Income
                         Changes Due to Volume and Rate

                                             1997 vs. 1996                       1996 vs. 1995
                                          Increase (Decrease)                 Increase (Decrease)
                                     Total      Due To      Due To       Total      Due To      Due To
(In thousands)                      Change      Volume        Rate      Change      Volume        Rate
                                    ------------------------------------------------------------------
INTEREST INCOME:
  Loans .......................     $1,060      $1,234       ($174)     $  529      $  622        ($93)
  Investment securities .......         56          46          10         748         688          60
  Deposits in other banks .....         61          59           2        (174)       (162)        (12)
                                    ------------------------------------------------------------------
       TOTAL ..................      1,177       1,339        (162)      1,103       1,145         (45)
                                    ------------------------------------------------------------------

INTEREST EXPENSE:
  Now/Super-Now deposits ......         64          48          16          18          16           2
  Savings/Money market deposits         62          62           0          46          69         (23)
  Time deposits ...............        429         413          16         314         367         (53)
  Other Borrowings ............        (13)         (4)         (9)          9           8           1
                                    ------------------------------------------------------------------
      TOTAL ...................        542         519          23         387         460         (73)
                                    ------------------------------------------------------------------
NET INTEREST INCOME ...........     $  635      $  820       ($185)     $  716      $  688         $28
                                    ==================================================================

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

                          INDEPENDENT AUDITOR'S OPINION

The Board of Directors and Stockholders
Grange National Banc Corp.

         We have audited the consolidated balance sheets of Grange National Banc Corp. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grange National Banc Corp. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


Daniel Kenia, P.C.
Tunkhannock, Pennsylvania

January 22, 1998


                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
DECEMBER 31,                                                                       1997               1996
                                                                                   ----               ----
ASSETS:
  Cash and due from banks ...............................................     $   2,514,202      $   2,566,232
  Interest bearing deposits .............................................         2,417,987          1,974,642
  Investment securities (Note 2):

    Available for sale ..................................................        13,001,723         11,732,690
                                                                              --------------------------------
    Held to maturity, (market value
      1997, $25,316,000; 1996, $22,182,000) .............................        25,205,836         22,269,823
                                                                              --------------------------------
  Loans (Note 3) ........................................................        77,720,098         62,667,685
  Less:  unearned interest income .......................................           724,670            634,639
  Less:  allowance for loan losses ......................................           767,475            622,821
                                                                              --------------------------------
         Loans, net .....................................................        76,227,953         61,410,225
  Bank premises and equipment, net (Note 4) .............................         3,028,098          2,680,580
  Accrued interest and other assets .....................................         1,730,580          1,407,712
  Premium on deposits ...................................................           140,460            157,485
  Other real estate .....................................................           149,795
                                                                              --------------------------------
TOTAL ASSETS ............................................................     $ 124,416,634      $ 104,199,389
                                                                              ================================
LIABILITIES:
  Domestic Deposits:
    Non-interest bearing deposits .......................................     $  14,675,828      $  12,206,738
    Interest bearing deposits ...........................................        94,112,851         78,848,660
                                                                              --------------------------------
      Total deposits ....................................................       108,788,679         91,055,398
  Other borrowed funds (Note 5) .........................................         2,279,294          1,613,160
  Accrued interest and other liabilities ................................           710,857            590,973
                                                                              --------------------------------
      Total liabilities .................................................       111,778,830         93,259,531
                                                                              --------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 1)
STOCKHOLDERS' EQUITY (NOTE 1):
  Preferred stock authorized 1,000,000 shares of $5 par;
    None issued nor outstanding .........................................
  Common stock authorized 5,000,000 shares of $5 par, 363,305 and 355,291
    shares issued in 1997 and 1996, respectively ........................         1,816,525          1,776,455
  Additional paid-in capital ............................................         2,052,158          1,767,949
  Retained earnings .....................................................         8,685,313          7,392,890
                                                                              --------------------------------
      Total .............................................................        12,553,996         10,937,294
 Unrealized holding gains on investment securities
  (net of deferred income taxes) (Note 6) ...............................            84,000              3,000
  Treasury stock, at cost (Note 1) ......................................              (192)              (436)
                                                                              --------------------------------
      Total stockholders' equity ........................................        12,637,804         10,939,858
                                                                              --------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................     $ 124,416,634      $ 104,199,389
                                                                              ================================

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,                           1997             1996            1995
                                                   ----             ----            ----
Interest Income:
  Interest and fees on loans .............     $ 6,462,812      $ 5,421,051     $ 4,897,858
  Interest on investment securities:
    U.S. Treasury securities .............         583,566          664,440         432,412
    Obligations of other U.S. government
      agencies and corporations ..........       1,271,288        1,216,544         783,746
    Obligations of states and political
      subdivisions (tax-exempt) ..........         216,027          183,183         106,395
    Other securities .....................          87,259           54,442          89,204
Interest on deposits in banks ............         177,221          115,601         289,497
                                               --------------------------------------------
        Total interest income ............       8,798,173        7,655,261       6,599,112
                                               --------------------------------------------
Interest Expense:

  Interest on deposits ...................       3,753,657        3,198,198       2,818,839
  Interest on borrowed funds .............          34,145           47,102          39,500
                                               --------------------------------------------
        Total interest expense ...........       3,787,802        3,245,300       2,858,339
                                               --------------------------------------------
        Net interest income ..............       5,010,371        4,409,961       3,740,773
                                               --------------------------------------------
    Provision for loan losses (Note 3) ...         190,000          125,000         115,000
                                               --------------------------------------------
        Net interest income after
        provision for loan losses ........       4,820,371        4,284,961       3,625,773
Other Income (Note 7) ....................         676,731          500,271         393,227
Other Expenses (Note 8) ..................      (3,205,301)      (2,627,512      (2,321,861)
                                               --------------------------------------------
Income before taxes ......................       2,291,801        2,157,720       1,697,139

Provision for income taxes (Notes 1 and 6)         684,000          660,000         518,000
                                               --------------------------------------------
Net income ...............................      $1,607,801       $1,497,720     $ 1,179,139
                                               ============================================
Earnings per share (Notes 1, 11 and 12):

Basic ....................................     $      4.42      $      4.14     $      3.26
                                               ============================================
Diluted ..................................     $      4.15      $      4.03     $      3.26
                                               ============================================

                 See Notes to Consolidated Financial Statements

                   GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                              Common          Additional                           Unrealized
                               Treasury        Stock           Paid-in         Retained               Gains/
                                 Stock        $5 Par           Capital         Earnings              (Losses)             Total
                               ----------------------------------------------------------------------------------------------------
Balance, December 31, 1994 ..    (536)       1,728,270        1,483,334        5,137,944             (106,000)            8,243,012
Net income ..................                                                  1,179,139                                  1,179,139
Cash dividend $0.20 per share                                                    (69,126)                                   (69,126)
Stock dividend $0.27 per
  share, plus cash in lieu of
  fractional shares .........                   13,935           69,675          (93,410)                                    (9,800)
Issuance of common stock ....                    1,665            6,327                                                       7,992
Sale of stock from treasury .      50                                                                                            50
Unrealized holding gains
  on investment securities ..                                                                         258,000               258,000
Deferred tax liability ......                                                                         (87,000)              (87,000)
                               ----------------------------------------------------------------------------------------------------
Balance, December 31, 1995 ..   ($486)      $1,743,870       $1,559,336       $6,154,547              $65,000            $9,522,267
Net income ..................                                                  1,497,720                                  1,497,720
Stock dividend $0.74 per
  share, plus cash in lieu of
  fractional shares .........                   32,585          208,613         (259,377)                                   (18,179)
Sale of stock from treasury .      50                                                                                            50
Unrealized holding losses
  on investment securities ..                                                                         (94,000)              (94,000)
Deferred tax asset ..........                                                                          32,000                32,000
                               ----------------------------------------------------------------------------------------------------
Balance, December 31, 1996 ..   ($436)      $1,776,455       $1,767,949       $7,392,890               $3,000           $10,939,858
Net income ..................                                                  1,607,801                                  1,607,801
Stock dividend $0.74 per
  share, plus cash in lieu of
  fractional shares .........                   33,210          259,074         (315,378)                                   (23,094)
Issuance of common stock ....                    6,860           25,135                                                      31,995
Sale of stock from treasury .     244                                                                                           244
Unrealized holding gains
  on investment securities ..                                                                         124,000               124,000
Deferred tax liability ......                                                                         (43,000)              (43,000)
                               ----------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ..   ($192)      $1,816,525       $2,052,158       $8,685,313              $84,000           $12,637,804
                               ====================================================================================================

                 See Notes to Consolidated Financial Statements

                   GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,                                              1997          1996          1995
                                                                              ----          ----          ----
OPERATING ACTIVITIES:
Net income ............................................................    $1,607,801   $  1,497,720   $1,179,139
Adjustments to reconcile net income to act cash
  provided by operating activities:
    Depreciation and amortization .....................................       284,748        203,166      176,120
    Provision for loan losses .........................................       190,000        125,000      115,000
    Increase (decrease) in deferred income taxes ......................        58,000        (68,000)      58,000
Changes in operating assets and liabilities:
  Decrease in accrued interest income and other assets ................      (380,868)      (271,032)    (493,866)
  Increase (decrease) in accrued interest expense and other liabilities       119,884        137,214      187,220
                                                                          ---------------------------------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES ................................................     1,879,565      1,624,068    1,221,613
                                                                         ----------------------------------------
INVESTING ACTIVITIES:
  Purchase bank premises and equipment ................................      (615,241)      (634,607)    (211,383)
  Decrease (increase) in other real estate ............................      (149,795)        69,618      117,453
  Purchase of securities "available for sale" .........................    (3,723,722)    (5,114,997)  (6,346,937)
  Increase in mortgage-backed securities "available for sale ..........    (3,731,563)                    498,704
  Sales of securities "available for sale .............................     3,755,046
  Redemptions of securities "available for sale .......................     2,512,206      3,831,386    4,127,854
  Purchase of securities "held to maturity" ...........................    (9,703,703)    (7,161,007) (14,424,317)
  Redemptions of securities "held to maturity" ........................     7,747,916      6,825,442    4,574,373
  Increase in mortgage-backed securities "held to maturity" ...........      (980,226)      (778,779)     107,138
  Increase in loans to customers ......................................   (15,007,728)    (9,529,728)  (5,866,565)
  Increase in deposits in banks .......................................      (443,345)       739,126    2,788,117
  Premium paid on core deposits .......................................                     (170,254)
                                                                         ----------------------------------------
NET CASH USED IN
  INVESTING ACTIVITIES ................................................   (20,340,155)   (11,923,800) (14,635,563)
                                                                         ----------------------------------------
FINANCING ACTIVITIES:
  Increase in deposits before interest credited .......................    14,567,265      8,749,797   10,438,999
  Increase (decrease) in borrowed funds ...............................       666,134        (99,182)     940,303
  Interest credited to deposits .......................................     3,166,016      2,440,002    2,412,863
  Cash dividends paid .................................................       (23,094)       (18,179)     (78,926)
  Decrease in treasury stock ..........................................           244             50           50
  Issuance of common stock ............................................        31,995                       7,992
                                                                         ----------------------------------------
NET CASH PROVIDED BY
  FINANCING ACTIVITIES ................................................    18,408,560     11,072,488   13,721,281
                                                                         ----------------------------------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ....................................................       (52,030)       772,756      307,331
CASH AND CASH EQUIVALENTS, January 1 ..................................     2,566,232      1,793,476    1,486,145
                                                                         ----------------------------------------
CASH AND CASH EQUIVALENTS, December 31 ................................  $  2,514,202   $  2,566,232   $1,793,476
                                                                         ========================================
SUPPLEMENTARY SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest ............................................................  $    993,280   $    761,079   $  566,855
  Income taxes ........................................................  $    765,553   $    639,000   $  598,000
Non-cash investing activities:
  Unrealized gains (losses) on securities .............................  $     84,000   $    (94,000)     258,000
  Stock dividend ......................................................       292,284        241,198      $83,610

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

Investment Securities:

         The Company follows the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 requires the Company to classify each debt and equity security in one of three categories: held to maturity, available for sale or trading. Investments classified as held to maturity are reflected at amortized cost. Investments classified as either available for sale or trading securities are reflected at fair market value. Unrealized gains or losses on trading securities are included in earnings. Unrealized gains and losses on available for sale securities are excluded from earnings and reflected, net of income taxes, in a separate component of stockholders' equity until realized. Upon purchase of securities the Company specifically designates which securities are classified as "available for sale" and "held to maturity".

Amortization of premiums and accretion of discounts are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying value of the securities using the specific identification method.

Loans and Allowance for Loan Losses:

         Loans are stated at face value, net of unearned discount and the allowance for loan losses. Unearned discount on consumer loans is recognized as income over the terms of the loans by a method that approximates the simple interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to operating expenses. Loan losses and recoveries are charged or credited to the allowance for loan loss account at the time incurred. The provision for loan losses and related allowance of loan losses are based upon management's continual evaluation of the current loan portfolio and prior loan loss experience. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

         The bank has adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," in its evaluation of the loan portfolio. SFAS 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

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

                  Buildings and improvements                  7 to 50 years
                  Equipment and furniture                     5 to 20 years

National banking law restricts the investment in bank premises to the amount of a bank's capital stock. However, in certain circumstances, and with regulatory approval, investment in bank premises can be as much as 50% of the stockholders' equity. The ratio of investment in bank premises to stockholders' equity at December 31, 1997 was within the approved 50% limit and no regulations have been violated.

Intangible Assets:

         Intangible assets are included in the other assets and are being amortized over a period of fifteen years using the straight line method. Amortization for 1997 and 1996 was $17,025 and $12,769, respectively.

Other Real Estate:

         Other real estate consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date of foreclosure. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses.

Treasury Stock:

         Treasury stock is shown at cost and consists of eight and twenty shares of common stock in 1997 and 1996, respectively.

Pension Plan:

         The Bank's pension plan is an Employee Stock Ownership Plan with 401(k) Provisions ("KSOP") which covers substantially all employees. The Plan, which is a type of stock bonus plan, is a plan of deferred compensation in which Company contributions are used to provide participating employees with stock in Grange National Banc Corp. The KSOP also provides that participants may make contributions to the Plan on a before-tax basis, pursuant to provisions found under Section 401(k) of the Internal Revenue Code. Participants may elect to defer up to 15% of their current compensation and the Company may match up to $1.00 for each $1.00 that is deferred. The Company contributed $12,982 and $4,498 as matching contribution to employee deferrals during 1997 and 1996. The Company also made an Employer Optional Contribution to the Plan of $71,139 and $56,147 during 1997 and 1996, which represents 6% of gross salaries for each year. During prior years, the Bank had a SEP-IRA pension plan. Contributions to the SEP-IRA was $48,099 in 1995 and amounted to 8% of gross salaries.

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

Earnings Per Share:

         Effective for 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

Restrictions on Cash and Due From Bank Accounts:

         The Bank is required to maintain average balances with various correspondent banks. The amount of those balances for the year ended December 31, 1997 was approximately $20,000.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities:

         The Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which the Company has adopted for 1997. The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provided consistent standards for distinguishing transfers of financial assets that are sales from transfers from secured borrowings.

         This Statement provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitization, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

         The adoption of the SFAS No. 125 standards did not have a material effect on operating results for 1997.

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

                                                     Contract or Notional Amount
                                                       1997             1996
     Financial instruments whose contract              ----             ----
        amounts represent credit risk:
              Commitments to extend credit.......     $2,676           $2,755
              Standby letters of credit.........      $   49           $  143

         Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary is based on management's credit assessment of the counterparty.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts of capital to total "risk weighted" assets. At December 31, 1997 the Bank is required to have minimum Tier 1 and Total Capital ratios of 4% and 8% respectively. The Bank's actual ratios at that date were 16.14% and 17.13% respectively. The Bank's leverage ratio at December 31, 1997 was 10.71%. As of the most recent examination, federal regulators categorized the Bank as well capitalized within regulatory criteria. Since that notification, there are no conditions or events that management believes would change the Bank's category.

         Dividends are paid by the Company from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 1997, the Bank had retained earnings of $8,433,000 of which under federal regulations, the Bank's extension of credit to its parent company must be on the same terms and conditions as extensions of credit to nonaffiliates. The maximum amount the Bank can loan to the Company is limited to 20% of its capital and surplus. Such extensions of credit, with limited exceptions, must be fully collateralized.

Line of Credit:

         At December 31, 1997 the Company had unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh in the amount of $41,569,000 at a variety of available terms.

2. Investment Securities:

         The amortized cost and estimated fair value of investments in debt securities are as follows:

                                                                            1997

                                                                      Gross          Gross       Estimated
                                                    Amortized       Unrealized     Unrealized         Fair
(In thousands)                                        Cost            Gains          Losses          Value
                                                   -------------------------------------------------------
Available for sale:
  U.S. Treasury notes .......................        $ 6,545           $ 64          $  (7)        $ 6,602
   U.S. government agencies and  corporations          3,669             40                          3,709
 Municipal bonds ............................          2,167             23             (1)          2,189
  Other securities ..........................            493              9                            502
                                                     -----------------------------------------------------
     Total available for sale ...............        $12,874           $136          $  (8)        $13,002
                                                     =====================================================
Held to maturity:
   U.S. government agencies and corporations         $18,905           $109          $ (47)        $18,967
    Municipal bonds .........................          4,181             23             (6)          4,198
  Other securities ..........................          2,120             31                          2,151
                                                     -----------------------------------------------------
     Total held to maturity .................        $25,206           $163          $ (53)        $25,316
                                                     =====================================================

                                                                       1996
Available for sale:
  U.S. Treasury notes .......................        $11,312           $ 39          $ (38)        $11,313
  Other securities ..........................            418              2                            420
                                                     -----------------------------------------------------
     Total available for sale ...............        $11,730           $ 41          $ (38)        $11,733
                                                     =====================================================
Held to maturity:
    U.S. government agencies and corporations        $18,142           $ 41          $(135)        $18,048
    Municipal bonds .........................          3,740             20            (14)          3,746
  Other securities ..........................            388                                           388
                                                     -----------------------------------------------------
     Total held to maturity .................        $22,270           $261          $(149)        $22,182
                                                     =====================================================

         The amortized cost and estimated fair value of debt securities at December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Available For Sale                 Held to Maturity
                                                     ------------------                 ----------------
                                                                  Estimated                           Estimated
                                                Amortized              Fair         Amortized              Fair
(In thousands)                                       Cost             Value              Cost             Value
                                                ---------------------------------------------------------------
Maturing within one year.....................     $ 3,036           $ 3,039           $ 4,166           $ 4,164
Maturing in one to five years................       3,509             3,563            15,265            15,333
Maturing in five to ten years................       5,836             5,898             5,202             5,238
Maturing after ten years.....................                                             573               581
No set maturity..............................         493               502
                                                  -------------------------------------------------------------
     TOTAL...................................     $12,874           $13,002           $25,206           $25,316
                                                  =============================================================

3. Loans and Allowance for Loan Losses:

         Major classifications of loans at December 31 are as follows:

(In thousands)                                1997           1996
                                              ----           ----
Real estate mortgages:
  Agricultural .....................        $ 1,441        $   961
  Residential, 1 - 4 family ........         41,239         30,209
  Residential, multi-family ........            687            603
  Nonfarm, nonresidential properties          9,598          7,208
                                            ----------------------
       Total real estate mortgages .         52,965         38,981
Agricultural loans .................            285            388
Commercial loans ...................         12,702         12,726
Municipal loans ....................          1,789          1,803
Consumer loans .....................          9,955          8,751
Overdrafts .........................             24             19
                                            ----------------------
     Gross loans ...................         77,720         62,668
Less:  Unearned income .............            725            635
       Allowance for loan losses ...            767            623
                                                           -------
            Loans, net .............        $76,628        $61,410
                                            ======================

         Nonaccrual loans at December 31, 1997 and 1996, were $136,000 and $247,000, respectively.

         The Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material effect on the financial condition or operating results of the Company. At December 31, 1997 and 1996 the recorded investment in loans that were considered impaired under SFAS No. 114 was $290,000 and $284,000, respectively. No transfers to loan loss were made in 1997 or 1996 for any impaired loans. The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996 was approximately $287,000 and $201,000 respectively. Interest payments received on impaired loans are applied to principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 1997 and 1996, the Company recognized interest income on impaired loans of $18,000 and $22,000. The interest that would have been earned in accordance with the original terms is approximately $29,000 and $33,000 respectively.

         Changes in the allowance for loan losses for the years ended December 31 were as follows:

(In thousands)                          1997          1996          1995
                                        ----          ----          ----
Balance, January 1 ............         $623          $532          $479
Provision charged to operations          190           125           115
Loans charged off .............          (51)          (41)          (79)
Recoveries ....................            5             7            17
                                        --------------------------------
Balance, December 31 ..........         $767          $623          $532
                                        ================================

4.  Premises and Equipment:

         Premises and equipment are summarized as follows:

                                                   Accumulated
                                 Gross Book        Amortization       Net Book
December 31, 1997:                 Value          & Depreciation       Value
                                 ----------       --------------      --------
  Land ..................        $  440,082                          $  440,082
  Buildings .............         2,515,143        $  688,675         1,826,468
  Furniture and equipment         2,021,578         1,260,030           761,548
                                 ----------        ----------        ----------
       Total ............        $4,976,803        $1,948,705        $3,028,098
                                 ==========        ==========        ==========
December 31, 1996:
  Land ..................        $  434,757                          $  434,757
  Buildings .............         2,112,920        $  610,334         1,502,586
  Construction in process           114,393                             114,393
  Furniture and equipment         1,701,515         1,072,671           628,844
                                 ----------        ----------        ----------
       Total ............        $4,363,585        $1,683,005        $2,680,580
                                 ==========        ==========        ==========

         Depreciation and amortization were applied as follows:


                                                   1997        1996        1995
                                                   -----       -----       ----
  Premises....................................  $ 80,364   $ 66,297    $ 64,265
  Furniture and equipment.....................   187,359    124,100     111,855
                                                --------------------------------
       Total.................................   $267,723   $190,397    $176,120
                                            ======================== ===========

         In March 1995, the FASB issued SFAS No. 121, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations, including related goodwill, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS No.

121 in the first quarter of 1996 did not have a material effect on the financial condition or operating results of the Company.

         The Bank has non-cancelable operating leases on the building for its Edwardsville and Back Mountain Offices. The aforementioned leases have been treated as operating leases in the accompanying financial statements. Rental expense for 1997 was $108,000. Minimum future obligations under noncancelable operating leases in effect at December 31, 1997 are as follows:

                     1998                      $  107,200
                     1999                         107,200
                     2000                         107,200
                     2001                          83,950
                     2002 and thereafter          708,750
                                               ----------
                     Total                     $1,114,300
                                               ==========

5. Other Borrowed Funds

         Other borrowed funds include interest-bearing demand notes payable to the U.S. Treasury for Treasury collections made by the Bank. Remittances of amounts collected are made upon demand. The year end balance due was $750,000 in 1997 and $335,388 in 1996.

         The Bank has a line of credit with the Federal Home Loan Bank for $3,080,000 which could be utilized for various operating purposes. Borrowings under this line of credit are secured by qualified assets (primarily investment securities). Interest paid on these short term borrowings varies based on interest rate fluctuations. The outstanding balance of which was zero at December 31, 1997.

         The Federal Home Loan Bank of Pittsburgh has loaned the Bank $440,000 to fund the Bank's Affordable Housing Program. These loans are amortized over 25 years, at 4%, payable monthly and due in ten years. The year end balance due the Federal Home Loan Bank was $357,041 in 1997 and $366,858 in 1996. The FHLB loans mature as follows:

     1998            1999             2000              2001              2002
     ----            ----             ----              ----              ----
   $12,374         $12,878          $13,159           $12,118           $306,512

6. Income Taxes:

         The components of the federal income tax provisions are as follows:

                                                 1997        1996       1995
                                                 ----        ----       ----
Currently payable.........................     $749,000   $701,000   $547,000
Deferred portion..........................      (65,000)   (41,000)   (29,000)
                                               ------------------------------
     Total................................     $684,000   $660,000   $518,000
                                               ==============================

         The sources of the net deferred income tax liability (asset) in other liabilities (assets) for the years ended at December 31 were as follows:


                                                                    1997          1996
                                                                    ----          ----
Accrued income .............................................                    $  30,000
Depreciation ...............................................     $  85,000         78,000
Accretion of discounts on securities .......................        40,000         34,000
Unrealized gains on available for sale investment securities        44,000          1,000
Allowance for loan losses ..................................      (210,000)      (162,000)
                                                                 ------------------------
     Net deferred tax (asset) ..............................      ($41,000)      ($19,000)
                                                                 ========================

         A reconciliation of income tax expense at the federal statutory rate and the effective federal income tax rate is as follows:

                                            1997                  1996                  1995
                                            ----                  ----                  ----
Provision at statutory rate..      $779,000      34.00%  $733,000      34.00%  $577,000     34.00%
Tax-exempt income
  from investments.............     (64,000)     (2.79)   (53,000)     (2.50)   (35,000)    (2.10)
Tax-exempt income
  from loans...................     (30,000)     (1.31)   (18,000)     (0.80)    (8,000)    (0.50)
Other..........................      (1,000)     (0.05)    (2,000)     (0.10)   (16,000)    (0.90)
                                ---------------------------------- -------------------------------
     Total.....................    $684,000      29.85%  $660,000      30.60%  $518,000     30.50%
                                ================================== ===============================

7.  Other Income:

         Other income for the years ended December 31, consists of the following:


                                            1997          1996          1995
                                            ----          ----          ----
Service charges and fees ..........      $163,813       $141,357       $128,950
Service charges on deposit accounts       366,050        292,382        224,805
Gain (loss) on sale of securities .        23,118                        (3,952)
Gain (loss) on sale of real estate                       (21,488)       (18,683)
Other .............................       123,750         88,020         62,107
                                        ---------------------------------------
     Total other income ...........      $676,731       $500,271       $393,227
                                        =======================================

8.  Other Expenses:

         Other expenses for the years ended December 31, consists of the following:

                                         1997          1996          1995
                                         ----          ----          ----
Salaries and employee benefits .     $1,622,546     $1,367,510     $1,096,961
Occupancy expenses .............        363,422        241,019        216,929
Furniture and equipment expenses        275,013        241,886        242,555
Other operating expenses .......        944,320        777,097        765,416
                                     ----------------------------------------
     Total other expenses ......     $3,205,301     $2,627,512     $2,321,861
                                     ========================================

9.  Related Party Transactions:

         During the ordinary course of business, loans are made to officers, directors, and their related interests. These transactions are made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others.

         A summary of this loan activity is listed below:


                             1997             1996             1995
                             ----             ----             ----
Balance, January 1 .     $  997,070      $1,107,115      $1,024,446
Additions ..........        427,289         252,281         301,542
Amounts collected ..       (154,640)       (362,326)       (218,873)
Amounts charged off
                         -------------------------------------------
Balance, December 31     $1,269,719      $  997,070      $1,107,115
                         ===========================================

10.  Grange National Banc Corp. (Parent Company Only) Financial Statements:


BALANCE SHEETS, DECEMBER 31                1997               1996
                                           ----               ----
            ASSETS
Cash ..........................        $     4,660        $        31
Investment in bank subsidiary .         12,301,438         10,706,383
Securities "available for sale"             34,400              8,500
Land and buildings (Note 1) ...            499,363            306,541
                                       ------------------------------
        TOTAL  ASSETS .........        $12,839,861        $11,021,455
                                       ==============================


                        LIABILITIES
Notes payable, bank subsidiary                                $198,457     $ 81,597
Other liabilities ..............................                 3,600
                                                     ------------------------------
       Total liabilities .......................              $202,057     $ 81,597
                                                     ------------------------------

                     STOCKHOLDERS' EQUITY
Preferred stock authorized 1,000,000 shares
  of $5 par:  None issued
  Common stock authorized 5,000,000 shares
  of $5 par; 363,305 and 355,291 shares issued
  and outstanding in 1997 and 1996, respectively        1,816,525         1,776,455
Additional paid-in capital .....................        2,052,158         1,767,949
Retained earnings ..............................        8,685,313         7,392,890
Unrealized holding gains (losses) on investment
  securities (net of deferred income taxes) ....           84,000             3,000
Less:  Treasury stock, at cost (Note 1) ........             (192)             (436)
                                                     ------------------------------
        Stockholders' equity ...................       12,637,804        10,939,858
                                                     ------------------------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY .................     $ 12,839,861      $ 11,021,455
                                                     ==============================




STATEMENTS OF INCOME
FOR THE YEARS ENDED, DECEMBER  31                         1997         1996          1995
                                                          ----         ----          ----
INCOME:
  Dividends from bank subsidiary ...............     $  133,094     $   18,179     $  308,926
  Dividends from other securities ..............            832            195            158
  Interest on deposits .........................                                            9
 Other income ..................................            600
                                                     ----------------------------------------
               Total income ....................        134,526         18,374        309,093
                                                     ----------------------------------------
OPERATING EXPENSES:
  Interest expense .............................          8,996          3,182         14,882
  Other operating expense ......................          2,789            312          3,160
                                                     ----------------------------------------
               Total operating expenses ........         11,785          3,494         18,042
                                                     ----------------------------------------
Income before undistributed income of subsidiary        122,741         14,880        291,051
EQUITY IN UNDISTRIBUTED INCOME OF
  SUBSIDIARY ...................................      1,485,060      1,482,840        888,088
                                                     ----------------------------------------
NET INCOME .....................................     $1,607,801     $1,497,720     $1,179,139
                                                     ========================================


STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED, DECEMBER 31                             1997            1996             1995
                                                             ----            ----             ----
OPERATING ACTIVITIES:
  Net income .......................................     $ 1,607,801      $ 1,497,720      $ 1,179,139
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Amortization and depreciation .................           2,023
      Equity in undistributed income of
       subsidiary ..................................      (1,485,060)      (1,482,840)        (888,088)
                                                         ---------------------------------------------
          Net cash provided by operating activities          124,764           14,880          291,051
                                                         ---------------------------------------------
INVESTING ACTIVITIES:
  Increase in buildings and land ...................        (194,845)         (53,176)
  Purchase securities "available for sale" .........         (19,900)
  Investment in Bank subsidiary ....................                                            (7,992)
                                                         ---------------------------------------------
           Net cash used in investing activities ...        (214,745)         (53,176)          (7,992)
                                                         ---------------------------------------------
FINANCING ACTIVITIES:
  Proceeds from notes payable ......................         116,860           56,246         (212,182)
  Increase in other liabilities ....................             600
  Sale of treasury stock ...........................             244               50               50
  Issuance of common stock .........................                                             7,992
  Dividends to stockholders ........................         (23,094)         (18,179)         (78,926)
                                                         ---------------------------------------------
          Net cash provided by (used in)
            financing activities ...................          94,610           38,117         (283,066)
                                                         ---------------------------------------------
INCREASE (DECREASE) IN CASH ........................           4,629             (179)              (7)
CASH BALANCE, JANUARY  1 ...........................              31              210              217
                                                         ---------------------------------------------
CASH BALANCE, DECEMBER 31 ..........................     $     4,660      $        31      $       210
                                                         =============================================

11. Stockholder's Equity

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

                                                                      Weighted
                                                    Non-Employee       Average
                                      Employee         Director       Exercise
Year ended December 31, 1995       Stock Options    Stock Options      Prices
                                   -------------    -------------     --------
Outstanding 1994 ............         12,000           8,000         $   24.00
Granted .....................         34,590          13,840         $   32.50
Exercised ...................           (333)                        $   24.00
Outstanding .................         46,257          21,840         $   29.72
Year ended December 31, 1996
Outstanding 1995 ............         46,257          21,840         $   29.72
Granted
Lapsed ......................                          1,730
Adjustment for stock dividend          1,037             478
Outstanding .................         47,294          20,588         $   29.35
Year ended December 31, 1997
Outstanding 1996 ............         47,294          20,588         $   29.35
Granted .....................                          8,360
Exercised ...................           (343)         (1,029)
Adjustment for stock dividend            932             392
Outstanding .................         47,883          28,311         $   30.26


         The Company measures stock based compensation costs using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 1997 and

1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       1997              1996
                                                       ----              ----
      Net income - as reported                    $1,608,000        $1,498,000
      Net income - pro forma                      $1,481,000        $1,190,000
      Basic income per share - as reported        $     4.42        $     4.14
      Basic income per share - pro forma          $     4.08        $     3.29
      Diluted income per share - as reported      $     4.15        $     4.03
      Diluted income per share - pro forma        $     3.82        $     3.20

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 2.0% for 1997 and 1996; risk-free interest rate of 6.34% and 6.69% for 1997 and 1996 respectively; expected lives of 10 years for 1997 and 1996, which is the option term; and volatility of 5.00% and 3.12% for 1997 and 1996 respectively.

Stock Dividends:

         The Company has declared stock dividends in December and June of 1997, December and June of 1996 at the following rates $0.46, $0.42, $0.40, $0.34, respectively, with fractional shares paid in cash. The Company issued 6,642 and 6,517 shares of common stock in conjunction with these dividends. Accordingly, amounts equal to the fair market value (based on quoted market prices as adjusted) of the additional shares issued have been charged to retained earnings and credited to common stock and additional paid-in capital. Earnings per common share, weighted average shares outstanding, and all stock option activity have been restated to reflect the stock dividends.

Preferred Stock:

         The Company authorized 1,000,000 shares of preferred stock at $5 par value. At December 31, 1997 no shares were issued or outstanding.

12.  Earnings Per Share

         The following table sets forth the computation of basic and diluted earnings per share:


                                                                 1997          1996         1995
                                                                ------------------------------------
Numerator:
     Net income                                                 $1,607,801    $1,497,720  $1,179,139

Denominator:
  Denominator for basic earnings
  per share - weighted average shares                              358,120       361,907     361,798

  Effect of dilutive securities:
    Employee stock options                                          21,789        10,040
                                                                ------------------------------------

  Dilutive potential common shares
    Denominator for diluted earnings per share - adjusted
    weighted average and assumed conversions                       379,909       371,947     361,798
                                                                ====================================

Basic earnings per share                                             $4.49         $4.14       $3.26
Diluted earnings per share                                           $4.23         $4.03       $3.26

13. Fair Value of Financial Instruments:

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

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1997 and 1996:

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

         The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:

                                                               1997                    1996
                                                               ----                    ----

                                                    Carrying        Fair       Carrying         Fair
  (In thousands)                                      Value         Value        Value         Value
                                                    --------------------------------------------------
Financial assets:
  Cash and due from banks ....................      $  2,514      $  2,514      $  2,566      $  2,566
  Interest bearing deposits ..................         2,418         2,415         1,975         1,979
  Investment securities ......................        38,208        38,318        34,002        33,901
  Loans, net .................................        76,228        74,407        61,410        61,408
  Accrued interest receivable and other assets         1,731         1,731         1,408         1,408

Financial liabilities:
  Deposit liabilities ........................       108,789       108,253        91,055        91,060
  Other borrowed funds .......................         2,279         2,279         1,613         1,613
  Accrued interest payable and
    other liabilities ........................           711           711           591           591

                   Summary of Quarterly Results of Operations


                                        First              Second              Third               Fourth
(In thousands, except per share data)  Quarter            Quarter             Quarter             Quarter
---------------------------------------------------------------------------------------------------------
1997
Interest income .........              $1,983              $2,147              $2,298              $2,370
Net interest income .....               1,135               1,228               1,310               1,337
Provision for loan
  losses ................                 30                  30                  55                  75
Other income ............                 133                 167                 188                 189
Other expenses ..........                 731                 788                 798                 888
Net income ..............                 362                 389                 436                 420
Net income per share:
     Basic ..............              $ 0.99              $ 1.07              $ 1.20              $ 1.16
     Diluted ............              $ 0.94              $ 1.01              $ 1.12              $ 1.08

1996
Interest income .........              $1,806              $1,890              $1,951              $2,008
Net interest income .....               1,017               1,082               1,137               1,174
Provision for loan
  losses ................                 13                  17                  35                  60
Other income ............                  95                 136                 132                 137
Other expenses ..........                 564                 641                 671                 752
Net income ..............                 370                 386                 398                 344
Net income per share:
     Basic ..............              $ 1.02              $ 1.07              $ 1.10              $ 0.95
     Diluted ............              $ 0.99              $ 1.05              $ 1.07              $ 0.92

         The above gives retroactive effect to stock dividends.


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

                                            Hopper Soliday & Company, Inc.
                                            1825 Oregon Pike
                                            Lancaster, PA 17601
                                            (717) 560-3000

         As of March 26, 1998 there were approximately 840 shareholders of record.


1997                              4th Quarter    3rd Quarter    2nd Quarter     1st Quarter
Bid .....................            $55.00         $42.50         $41.50         $40.00
Ask .....................            $56.00         $43.50         $42.50         $42.00
Stock Dividends per Share            $ 0.46         None           $ 0.42         None
1996                              4th Quarter    3rd Quarter    2nd Quarter     1st Quarter
Bid .....................            $40.00         $36.50         $33.50         $31.75
Ask .....................            $42.00         $37.50         $34.50         $32.75
Stock Dividends per Share            $ 0.40         None           $ 0.34         None
1995                              4th Quarter    3rd Quarter    2nd Quarter     1st Quarter
Bid .....................            $29.00         $29.50         $29.50         $29.50
Ask .....................            $30.00         $30.50         $30.50         $30.50
Stock Dividends per Share            $ 0.27         None           None           None
Cash Dividends per Share             None           None           $ 0.20         None

The above are historical amounts and do not consider the effects of stock dividends.

Stock Transfers:                                     Shareholder Services:
Mildred Grose, Assistant Vice-President              Philip O. Farr, Comptroller
P.O. Box 40                                          198 E. Tioga St.
Meshoppen, Pa. 18630                                 Tunkhannock, Pa. 18657
(717) 833-2131                                       (717) 836-2100



                                                      Offices

Laceyville                                           Lawton
Bonnie Brodhun, Br. Mgr. And Mortgage Officer        Alice Carr, Asst. Cashier and Br. Mgr.
(717) 869-1152                                       (717) 934-2178

Meshoppen                                            Bowman's Creek
Mildred Grose, AVP and Br. Mgr.                      Paula C. Coleman, Asst. Cashier and Br. Mgr.
(717) 833-2131                                       (717) 298-2163

Tunkhannock                                          Edwardsville
Edward J. O'Malley, Asst. Cashier and Br. Mgr.       Donald Werts, Asst. Cashier and Br. Mgr.
(717) 836-2100                                       (717) 283-4462

Little Meadows                                       Towanda
Lorraine Corwin, Br. Mgr.                            Jeffrey B. Carr, Asst. Cashier and Br. Mgr.
(717) 623-2297                                       (717) 265-4711

Back Mountain                                        On the Internet
L. Lee Posten, Asst. Cashier and Br. Mgr.            Web Site: www.grangebank.com
(717) 696-6958                                       E-Mail: bank@grangebank.com


Officers

Robert C. Wheeler                                  John W. Purtell
Chairman of the Board                              Vice Chairman

Thomas A. McCullough                               Sally A. Steele
President                                          Secretary of the Corporation

Melvin E. Milner                                   Joseph I. Killeen
Vice President                                     Vice President

Philip O. Farr
Comptroller


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

W. Kenneth Price                                   Robert C. Wheeler
Co-owner of Ken Mar Home Furnishings               Retired; Chief Executive Officer of
                                                   The Bank and Company until 1990
Edward A. Coach
Certified Public Accountant