Form 10KSB, Exhibit 13
period 1998-12-31
GRANGE NATIONAL BANC CORP
filed 1999-04-01
CIK 763850

To our Shareholders,

I am very pleased to report that 1998 was another truly outstanding year for our bank. We achieved record asset growth with a $25,537,000 increase in assets or 20.5% over the previous year. Deposit and Loan growth were equally impressive with respective increases of 19.4% and 17.5%. Our net profit also increased from $1,607,801 in 1997 to $1,860,331 in 1998 or 15.7% over the previous year. This resulted in a net increase per basic share from $2.17 to $2.50 compared to 1997. We are particularly pleased with our strong increase in profits since this was achieved despite added expenses as a result of hiring additional management personnel and the opening of our newest branch office at the Pine Mall in Wilkes-Barre.

We believe that these outstanding results had a direct impact on the price of our stock which increased significantly during the year from $28.00 to $47.50 after adjusting for a 2 for 1 stock split on July 1, 1998. As we begin 1999 we are hopeful that we will be able to maintain our growth rate, which should continue to have a positive effect on earnings. We acknowledge however, that the bank must strive to develop and introduce new income producing products in order to offset the negative effects of shrinking net interest margins as a result of strong competition and loan refinancing as customers take advantage of lower interest rates now available.

We are continuing to make slow but steady progress with our Laceyville Redevelopment project. During 1998 we fully renovated the former R. B. Learn Insurance Agency building. This office space was then rented to a chiropractor and his wife who appear to have established a very successful practice. This enterprise, along with the family restaurant next door, are having a positive impact on the Laceyville Business Community. We will continue with our efforts to acquire a tenant for a portion of our remaining space and we are still considering the possibility of transferring our insurance agency to this location when it is financially practical to do so. During 1998 we also rented the previously vacant building next to our Bowman's Creek branch office. This has resulted in additional revenue as well as some new accounts for our bank.

We continue to believe our future prospects are excellent. We have a number of newer branch offices which should continue to grow and produce profits for our bank. As these branches reach maturity our net profit should increase as the volume of new business improves our overall efficiency ratio. We also believe that the merger and consolidation activity which has occurred at larger institutions will continue to create new relationship opportunities which we intend to develop whenever possible.

The Board of Directors, Management and Employees would like to express our sincere gratitude to the shareholders for your solid support and confidence. Please be assured that we will continue to focus on further improvement in shareholder value as well as providing the best possible service to our customers. It is a pleasure to serve as CEO of your bank.

Best regards
Thomas A. McCullough,
President and Chief Executive Officer

                    Grange National Banc Corp. and Subsidiary

                             Selected Financial Data


--------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                      1998          1997          1996         1995          1994
--------------------------------------------------------------------------------------------------------
(In thousands except per share data)
SUMMARY OF OPERATIONS:
 Gross interest income ............     $ 10,116      $  8,798      $  7,655      $ 6,599      $ 5,296
 Gross interest expense ...........        4,452         3,788         3,245        2,858        2,093
                                        --------------------------------------------------------------
 Net interest income ..............        5,664         5,010         4,410        3,741        3,203
 Loan loss provision ..............          270           190           125          115           87
                                        --------------------------------------------------------------
 Net interest income after
  loan loss provision .............     $  5,394      $  4,820      $  4,285      $ 3,626      $ 3,116
                                        ==============================================================
 Income before income taxes .......     $  2,570      $  2,292      $  2,158      $ 1,697      $ 1,531
 Provision for income taxes .......          710           684           660          518          485
                                        --------------------------------------------------------------
 Net income .......................     $  1,860      $  1,608      $  1,498      $ 1,179      $ 1,046
                                        ==============================================================
PER SHARE DATA:
 Net income basic .................     $   2.50      $   2.17      $   2.02      $  1.59      $  1.52
 Net income diluted ...............     $   2.25      $   2.04      $   1.99      $  1.62      $  1.55
 Cash dividends ...................           --            --            --      $  0.10      $  0.21
 Stock dividends ..................     $   0.71      $   0.44      $   0.37      $  0.07           --
AVERAGE SHARES OUTSTANDING ........          744           742           740          740          687
FINANCIAL CONDITION AT YEAR END:
 Total assets .....................     $149,953      $124,417      $104,199      $91,622      $76,305
 Total loans ......................       90,499        76,995        62,033       52,538       46,733
 Allowance for loan losses ........          940           767           623          532          479
 Total deposits ...................      129,891       108,789        91,055       79,866       67,014
 Stockholders' equity .............       14,767        12,638        10,940        9,522        8,243
RATIOS:
 Based on Average Balances:
 Return on assets .................         1.37%         1.39%         1.51%        1.40%        1.41%
 Return on equity .................        13.68         13.80         14.73        13.32        15.08
 Equity to assets .................        10.04         10.15         10.30        10.51         9.36
 Primary capital to assets ........        10.71         10.67         10.63        11.09         9.96
 Internal capital generation rate          13.47         13.50         14.56        12.43        13.05
 At Year End:
 Equity to assets .................         9.84         10.16         10.50        10.39        10.80
 Primary capital to assets ........        10.47         10.77         11.10        10.97        11.43
 Cash dividend payout ratio .......         1.58%         1.43%         1.20%        6.69%       13.43%
BOOK VALUE/SHARE ..................     $  19.65      $  17.40      $  15.40      $ 13.22      $ 11.93

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

     Grange National Bank's deposit services include checking, savings and money market accounts, certificates of deposit, Individual Retirement Accounts and MAC automated teller machine cards. Loan services include personal, business and municipal loans, residential, commercial and municipal mortgages, Small Business Administration loans, personal and commercial lines of credit and letters of credit. Insurance is offered through Grange National Insurance Agency, a subsidiary of the bank. Offerings include life and disability insurance, as well as annuities. Grange's other services include discount brokerage, safe deposit facilities and payroll processing.

     The Trust department offers personal and investment trusts, trusts under will, estate administration services, living trusts and Individual Retirement Accounts.

Highlights

     The Company reported record net income of $1,860,000 in 1998 compared to $1,608,000 in 1997, an increase of 15.7% for the period. The returns on assets and equity were 1.37% and 13.68%, respectively, in 1998 compared to 1.39% and 13.80% in 1997. Lower earnings ratios for 1998 result from adding additional loan officers and the Pine Mall office in 1998. The addition of loan officers will help generate additional loan income, and the addition of the Pine Mall will generate additional deposits and loans. The Company's high equity to assets ratio of 9.84% at 1998 year end continues to have an adverse effect on the return on equity ratio, however the bank's continued growth has reduced the ratio each year. A high equity to assets ratio while depressing the return on equity ratio, allows the company to expand the Bank, as it has recently done with the opening of offices in Little Meadows, Towanda, the Back Mountain and the Pine Mall in Wilkes-Barre. The deposits these offices are attracting continues to reduce the equity to assets ratio to a more typical level of around 8.50%, and provide the resources for increased lending and investment by the Bank. These loans and investments in turn will enable the Bank to generate higher future profits.

     Per share net income increased to $2.50 in 1998 from $2.17 in 1997, for an increase of 15%. Dividends to stockholders increased from $0.44 (stock dividend) in 1997, to $0.71 (stock dividend) in 1998, an increase of 57%. The stock dividends declared by the Company increases the amount of stock in circulation, while keeping capital in the Bank for future expansion needs. From the stockholder's standpoint, they do not pay tax on the stock they receive, and have the option of selling the stock if they do want the cash. In addition, the Company declared a 2 for 1 stock split for stockholders of record on July 30, 1999, further increasing the shares in circulation.

     At year end 1998, Grange had total assets of $149,953,000, total deposits of $129,891,000, and total shareholders' equity of $14,767,000, compared to $124,417,000 in total assets, $108,789,000 in total deposits, and $12,638,000 in total shareholders' equity at year end 1997, increases of 21%, 19% and 17%, respectively. At year end the Company had approximately 830 shareholders and eighty-five full and part-time employees. During 1998 Grange paid over $1,835,000 in salaries and benefits to its employees and paid over $850,000 in various taxes to the federal, state and local governments.

     1998 was a year of bolstering the bank's operational infrastructure. During 1998 we tested most of our "mission critical" systems for Year 2000 problems, upgraded our mainframe computer, upgraded our Trust Department computer and software, hired additional loan officers and a Trust Administrator as well as introducing a new product for business customers. Year 2000 testing has been successful in that we have not encountered any Year 2000 failures during the testing. Of course the real test comes on December 31. Computer upgrades for the Bank and Trust Department were necessary to accommodate the addition of the Pine Mall office, as well as future growth. Additional loan officers were hired due both to people retiring and increased loan volume. A Trust Administrator was hired to handle the increasing needs of the Trust Department and to help expand the Department. Lastly, the bank introduced a new product for business customers. "Business Manager" helps business by collecting their accounts receivable for them. This provides the business with the cash flow sooner and helps them remain profitable.

     The Company's redevelopment project on Main Street, Laceyville has obtained an additional tenant, a chiropractor, Dr. Eric Herman. The Bank's building in Bowman's Creek has also obtained a tenant, Northeast Data, a communications company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The consolidated financial statements and selected financial data presented elsewhere in this report should be read to obtain an understanding of the following discussion and analysis.

FINANCIAL CONDITION

     The Company's primary source of profits is its activities as a financial intermediary, using funds from customers' deposits, other borrowing sources and shareholders' equity, to invest in loans, bonds and interest bearing deposits in other banks. The difference between the cost of acquiring funds and the return on investments in loans, securities and interest bearing deposits is the Company's net interest yield. During the last three years ended December 31, net interest yields have ranged from 4.72% in 1998 to 4.79% in 1997 and 4.87% in 1996.

     Interest rate risk management requires the Bank to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities, liquidity to meet loan demand , depositor's withdrawals, and operating expenses, and to provide an adequate capital base for expansion and unforeseen losses. A discussion of each of the factors relating to the financial condition of the Company follows.

LIQUIDITY AND RATE SENSITIVITY

     The objective of liquidity management is to maintain adequate cash resources to meet the short and long term operating requirements of the Company. These requirements include funding for loans to customers, funding to take advantage of prudent investment strategies, and funding for bank operations expansion. Management continued its strategy of relying on access to the Bank's line of credit at the Federal Home Loan Bank of Pittsburgh to fund daily cash needs, enabling the Bank to be more fully invested in higher yielding investments. Maturing investments and time deposits continue to provide funding for the longer term, while the line of credit funds short term fluctuations. The Company's "borrowing capacity" at the Federal Home Loan Bank is $50,979,000, which had a $3,343,000 balance at December 31, 1998. The Bank's deposit balance at FHLB was approximately $5,013,000. Investments maturing or expected to be called in 1999 include $1,070,000 in bonds classified as held to maturity, and $1,256,000 in bonds available for sale. In addition, the bank holds an additional $28,316,000 in bonds, maturing in more than one year, classified as available for sale, which can also be used to meet liquidity needs. Additional liquidity is provided by a stable growth of core deposits. Management expects to need more cash and liquidity than normal at the end of 1999 to provide for possible customer demand due to Year 2000 concerns, and considers its sources of liquidity adequate to meet these needs.

     The Company's earnings are dependent on the maintenance of an adequate net interest yield or spread between rates earned on assets and the cost of interest bearing liabilities. To maintain an adequate spread during both rising and declining rate environments, interest rate sensitivity must be managed so that the Company is positioned to respond within a reasonable period of time, to changing interest rates and, or changing balances in interest earning assets as compared to interest bearing liabilities. Management of the investment portfolio requires decisions between investing in short-term investments which enhance rate sensitivity or long-term investments which inhibit rate sensitivity but provide higher yields. Management will invest in long term investments (i.e. 10
- 20 year maturities) when their yields are high enough to compensate for their greater interest rate risk. Additionally, management manages the risk by the use of a "trigger" strategy to sell certain long term bonds when they reach specific price levels in order to minimize or preclude losses. The funds will then be reinvested in securities at the new interest rates.

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

     A low-risk rate sensitivity position is achieved by having a similar amount of assets repricing, or maturing, at or about the same time as the Bank's liabilities re-price or mature. Management measures its assets and liability positions by use of a rate sensitivity report which categorizes the Bank's assets and liabilities on the basis of re-pricing opportunities and maturity dates. Rate sensitive balances are defined as those balances that mature or can be repriced within one year. However, management recognizes certain trends and historical experiences with respect to particular or similar products. For example, the Bank has a number of deposit accounts, including savings, NOW accounts and money market accounts which may be withdrawn at any time. Management knows that while all customers in these account categories could withdraw their funds on any given day, they will not do so, even with interest rate changes. These accounts are core deposits and not subject to the same pressures from interest rates as time deposits. Demand and savings deposits tend to fluctuate based primarily on the cash flow and transaction needs of the customer, as well as other non-interest rate factors such as account fees and customer service. Management makes the assumption that these deposits will not fluctuate more than 10% within three months, not more than an additional 15% during the following three to twelve month period and not more than an additional 30% during the following one to five years. The following table illustrates the Bank's interest rate sensitivity positions as of December 31, 1998. The time periods used refer to the earliest possible repricing period (with the exception of "Other Deposits"), not maturity. Management believes the Bank has an adequately balanced position in all categories.

                                    Repricing

                                  Less than     Three to      One to      After
                                    three        twelve       five        five
(In thousands)                      months       months       years       year
                                  ---------------------------------------------
Assets:
 Interest bearing deposits ....   $ 5,013      $   298      $   299          --
 Investment securities:
 Available for sale ...........       500          764       11,749     $16,532
 Held to maturity .............       783          648       12,540       2,483
 Loans ........................    10,277        8,155       24,164      48,331
                                  ---------------------------------------------
Total .........................    16,573        9,865       48,752      67,346
                                  ---------------------------------------------
Liabilities:
 Time deposits ................    14,526       27,031       22,577          --
 Other deposits ...............     4,525        6,787       13,524      20,361
 Borrowed funds ...............     1,128           --        3,357          --
                                  ---------------------------------------------
Total .........................    20,179       33,818       39,508      20,361
                                  ---------------------------------------------
Gap:
 By period ....................   ($3,606)    ($23,953)     $ 9,244     $46,985
                                  =============================================
 By cumulative ................   ($3,606)    ($27,559)    ($18,315)    $28,670
                                  =============================================
 Cumulative Gap as
 Percentage of total assets....     -2.40%      -18.38%      -12.21%      19.11%

When taking advantage of repricing gaps to enhance portfolio yield, management must have a strategy to minimize losses if interest rates become volatile and rise too quickly. Although management expects rates to remain fairly stable with perhaps a slight increase near the end of 1999, it has implemented a strategy to sell longer term bonds when they reach specific price levels. This will provide the bank with higher yields and control interest rate risk in the bond portfolio. Management continues to take advantage of temporary volatility as buying opportunities enhance the investment portfolio's yield.

     The Bank continues to offer adjustable rate loans and mortgages as part of its product mix in order to reduce imbalances in its longer term GAP positions. The Bank now purchases bonds with maturities ranging from five to twenty years. These maturities, along with the use of the Bank's credit line at the Federal Home Loan Bank and the ability to sell bonds in the "available for sale" portion of the portfolio, provides adequate cash flow to respond to changing interest rates and liquidity needs. Management continuously monitors the Bank's gap position in order to adjust loan pricing or deposit pricing when conditions change.

LOAN PORTFOLIO

     Total loans outstanding at December 31, 1998 increased by $13,504,000 or 18% to $90,499,000 from the December 31, 1997 total of $76,995,000. This compares with a 24% increase in 1997 and a 18% increase in 1996. The average loan balance for 1998 was $82,532,000 compared to $69,392,000 for 1997. Primary growth occurred in one-to-four family mortgages and commercial mortgages. One-to-four family mortgages increased by $7,492,000 or 18% to $48,731,000 at year end 1998. Commercial mortgages increased by $4,478,000 or 47% to $14,076,000. Most of the loan activity has come from the Towanda and Back Mountain offices. These offices are generally competing with very large banks and is an indication of the consumer and businessman's need for the service of a community bank. The average interest rate on total loans decreased slightly from 9.39% for 1997 to 9.24% for 1998.

     Major classifications of loans at December 31, 1998 and 1997 are as follows:

(In thousands)                                             1998            1997
                                                         -------         -------
Real estate mortgages:
  Agricultural .......................................   $ 1,323         $ 1,441
  Residential, 1 - 4 family ..........................    48,731          41,239
  Residential, multi-family ..........................       747             687
  Nonfarm, nonresidential properties .................    14,076           9,598
                                                         -----------------------
       Total real estate mortgages ...................    64,877          52,965
Agricultural loans ...................................       268             285
Commercial loans .....................................    13,653          12,702
Municipal loans ......................................     2,043           1.789
Consumer loans .......................................    10,086           9,979
                                                         -----------------------
Total ..........................................          90,927          77,720
Unearned income ................................             428             725
                                                         -----------------------
Total ..........................................         $90,499         $76,995
                                                         =======================

     Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1998 are as follows:

                                      Within      One -       After
(In thousands)                       One Year   Five Years  Five Years    Total
                                     -------------------------------------------
Real estate mortgages ............   $ 1,546     $11,103     $52,228     $64,877
Agricultural loans ...............       126         120          22         268
Commercial loans .................     3,755       3,463       6,435      13,653
Municipal loans ..................     1,342         402         299       2,043
Consumer loans ...................       674       6,581       2,831      10,086
                                     -------------------------------------------
          Total...................   $ 7,443     $21,669     $61,815     $90,927
                                     ===========================================
Loans at fixed interest rates ....   $ 3,317     $18,317     $48,512     $70,146
Loans at variable interest rates..     4,126       3,352      13,303      20,781
                                     -------------------------------------------
          Total...................   $ 7,443     $21,669     $61,815     $90,927
                                     ===========================================

     Non-accrual loans at December 31, 1998 were $205,000 and $136,000 in 1997. Accrual of interest is discontinued on a loan when management believes after considering economic and business conditions and results collection efforts, that the borrower's financial condition is such that full recovery of the loan balance is doubtful. Interest that would have been accrued if the loans were not classified as non-accrual was approximately $19,000 in 1998 and $13,000 in 1997.

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

     Net charge-offs during 1998 were $97,000 compared to $46,000 during 1997, representing an increase of 111% for the period. Average loans increased from $69,392,000 in 1997 to $82,532,000 for 1998. At December 31 the balance in the allowance for loan losses increased from $767,000 in 1997 to $940,000 in 1998, and the ratio of loan loss allowance to loans was 1.00% and 1.04% respectively. Management is of the opinion that the quality of the loan portfolio remains strong, but anticipates that losses over the next year may increase in proportion to the increase in the size of the loan portfolio, and a projected loss of $100,000 in connection with two commercial loans. Provisions for loan losses have increased in the last two years due to management's efforts to maintain the reserve at a level adequate for the increasing size of the loan portfolio and to cover other potential losses which have been identified by management and the Board of Directors.

     The following sets forth loans past due 90 days or more on which interest has continued to be accrued, at December 31:


(In thousands)             1998         1997
                           ----         ----
Real estate mortgages...   $  1         $311
Demand. ................      9            0
Installment ............      0            1
                                        ----

TOTAL ..................   $ 10         $312
                           =================

This table summarizes the Company's loan loss experience for the years ended December 31:


(In thousands)                                        1998                1997
                                                      ----                ----
Balance at beginning of period ........            $   767             $   623
                                                   ---------------------------
Charge-offs:
  Commercial, consumer and agricultural                 59                  49
  Real estate mortgages ...............                 40                   0
  Installment .........................                  3                   2
                                                   ---------------------------

TOTAL .................................                102                  51
                                                   ---------------------------
Recoveries:
  Commercial, consumer and agricultural                  1                   3
  Real estate mortgages ...............                  0                   0
  Installment .........................                  4                   2
                                                   ---------------------------

TOTAL .................................                  5                   5
                                                   ---------------------------
Net charge-offs .......................                 97                  46
                                                   ---------------------------
Provision charged to operations .......                270                 190
                                                   ---------------------------
Balance at end of period ..............            $   940             $   767
                                                   ===========================
Average loans outstanding .............            $82,532             $69,392
Loans outstanding, December 31 ........            $90,499             $76,995
Loan reserve ratios:
  Net loan charge-offs - average loans                0.12%               0.07%
  Reserve - loans, December 31 ........               1.04%               1.00%

INVESTMENT PORTFOLIO

     The Company's investment portfolio increased by $8,498,000 or 22% during the year ended December 31, 1998 to $46,706,000. The increase was due to deposit growth. If not for the continued strong loan demand, investment growth would have been greater. Available for sale securities increased by $17,323,000 or 132% to $30,225,000 and Held to maturity securities decreased by $8,756,000, or 35% to $16,454,000, from December 31, 1997 to December 31, 1998, as management has designated primarily all new bond purchases as Available for Sale.

     Management has started to purchase longer term bonds in its available-for-sale portfolio in order to achieve higher returns. Should the value of these bonds decline significantly due to rising interest rates, management has a strategy in place to sell bonds in order to minimize any loss. Credit quality remains a high priority when purchasing bonds, and management continues to maintain a portfolio substantially free of "credit risk".

     The Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires the Company to classify its debt and equity securities into three categories: held to maturity, available for sale, or trading. Available for sale are evaluated quarterly, and their carrying values adjusted to reflect their market values, with the resulting adjustment being reflected as an adjustment, net of tax, to the Company's equity. The market value of investments available for sale as of December 31, 1998, reflect an increase in the unrealized gain from December 31, 1997 of $176,000.

     The carrying value of investment securities both available for sale, and held to maturity at December 31, are summarized as follows:


(In thousands)                                   1998       1997
                                                 ----       ----
Available for sale:
 US Treasury securities ...................   $ 5,886   $ 6,602
 US government agencies and corporations...    15,553     3,709
 State and municipal securities ...........     8,133     2,189
 Other securities .........................       680       502
                                              -----------------
     Total .................................  $30,252   $13,002
                                              =================

Held to maturity:
  US Treasury securities ...................
  US government agencies and corporations...   $10,729   $18,905
  State and municipal securities ...........     2,984     4,181
  Other securities .........................     2,741     2,120
                                               -----------------
              Total ........................   $16,454   $25,206
                                               =================

     The following table sets forth the maturities of investment and debt securities at December 31, 1998 and the weighted average yields (tax-exempt securities on tax equivalent basis assuming 34% tax rate) of such securities:


                            Maturing              Maturing             Maturing             Maturing
                             within             one to five           five to ten           after ten
(In thousands)              one year               years                 years                years
                          ------------ -------- --------------------------------- -------- --------------------
Available for sale:
  U.S. Treasury
    securities ..........   $ 1,256      6.04%    $ 4,506      6.04%         --        --          --        --
  U.S. government
    agencies and
    corporations ........        --        --       6,032      6.24%    $ 5,918      6.50%    $ 3,519      6.08%
  State and municipal
    securities ..........        --        --       1,044      6.55%      5,579      6.94%      1,342      7.39%
  Other securities ......        --        --          --        --          --        --     $   662        --
                            -------               -------               -------              --------
  Total .................   $ 1,256      6.04%    $11,582      6.17%    $11,497      6.75%    $ 5,523      6.67
                            =======               =======               =======              ========

Held to maturity:
  U.S. government
    agencies and
    corporations ........   $   500      6.00%    $ 7,280      6.51%    $ 2,484      6.94%    $   464      7.65%
  State and municipal
    securities ..........       570      6.16%      2,415      7.03%         --        --          --        --
  Other securities ......        --        --       2,741      6.46%         --        --          --        --
                            -------               -------               -------              --------
  Total .................   $ 1,070      6.09%    $12,436      6.60%    $ 2,484      6.94%    $   464      7.65%
                            =======               =======               =======              ========

DEPOSITS

     Deposits at December 31, 1998 were $129,891,000, an increase of $21,102,000 or 19% from the December 31, 1997 balance of $108,789,000. Non-interest bearing deposits increased $6,034,000 or 41%, to $20,710,000 and interest bearing deposits increased $15,068,000 or 16% to $109,181,000. The percentage of non-interest bearing deposits to average total deposits for 1998 increased to 15% from 14% for 1997. The percentage of average non-interest bearing deposits to average total deposits is important to the Bank's profitability because it decreases the Bank's overall interest expense.

     Average time deposits increased by $8,489,000 during 1998 to $59,230,000 from $50,741,000 during 1997. Their proportion of total average deposits increased to 50% form 49% for 1997. Average deposits in savings and money market accounts increased by $2,804,000 from 1997 to 1998, and average deposits in NOW and Super-NOW accounts increased by $1,768,000 during the same period. Management anticipates continued strong growth in deposits from the office in Towanda, the Back Mountain office at Trucksville and the bank's newest at the Pine Mall in Wilkes-Barre.

     The average balance of deposits and average rates paid on such deposits during the years ended December 31 are set forth in the following table:

                                                           1998                   1997

                                                    Average   Average        Average   Average
(In thousands)                                      Balance   Rate           Balance   Rate
Demand deposits:
  Noninterest bearing ...........                  $ 17,505        --       $ 14,786       --
  Interest bearing ..............                    12,673      2.11%        10,905     2.17%
Savings and money market deposits                    28,995      2.68%        26,191     2.74%
Time deposits ...................                    59,230      5.57%        50,741     5.52%
                                                   --------                 --------

TOTAL ...........................                  $118,403                 $102,623
                                                   ========                 ========


     Maturities of certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1998 are as follows:


                                             Certificates       Other
                                                  of             Time
(In thousands)                                 Deposits        Deposits        Total
                                              -----------     ---------        -----
3 months or less..........................        $1,476            --      $ 1,476
3 to 6 months.............................         2,425            --        2,425
6 to 12 months............................         1,841            --        1,841
Over 12 months............................         4,087            --        4,087
No set maturity, state deposit............                        $200          200
                                           -------------- --------------------------
TOTAL.....................................        $9,829          $200      $10,029
                                           ============== ==========================


CAPITAL

     An adequate capital position is necessary to support continued growth and earnings, to meet the needs of depositors and borrowers, and to sustain a reasonable rate of return for stockholders. Stockholders' equity increased by $2,129,000 or 17% from $12,638,000 at December 31, 1997 to $14,767,000 at
December 31, 1998. This was approximately the same increase as the $1,698,000 or 16% increase from December 1996 to December 1997. The average equity to assets ratio was 10.04%, 10.15% and 10.30% for the years 1998, 1997 and 1996, respectively.

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

     The table below sets forth the Bank's Tier 1 and Tier 2 capital, risk adjusted assets (including off-balance sheet items) the Bank's risk-based capital ratios, and the Bank's Tier 1 leverage ratios. At December 31, 1998 and 1997, the Bank exceeded all regulatory capital requirements.


Risk-Based Capital
December 31, (in thousands, except ratios)       1998          1997
Tier I capital:
  Shareholders' equity .................      $14,369       $12,414
                                              -------       -------

Tier II capital:
  Loan loss reserve ....................          940           767
                                              -------       -------
Total Qualifying Capital ...............      $15,309       $13,181
                                              =======       =======
Risk-adjusted assets (including
  off-balance sheet items) .............      $95,881       $76,937
Tier I Capital Ratio (4.00% required)...        15.40%        16.14%
Total Capital Ratio (8.00% required)....        15.97%        17.13%
Tier I Leverage Ratio ..................        10.55%        10.71%

RESULTS OF OPERATIONS

     Net income for 1998 totaled $1,860,000 ($2.50 basic per share, based on 744,247 weighted average common shares) as compared to 1997's net income of $1,608,000 ($2.17 per share based on 741,616 weighted average common shares), and 1996's net income of $1,179,000 ($2.02 per share based on 740,398 weighted average common shares).

     Net interest income or the spread between total interest income and interest expense directly impacts the results of operation. The net interest yield for 1998 declined to 4.72% from 4.79% in 1997. While the average rate on interest earning assets fell from 8.29% to 8.25%, the average rate on the total sources to fund the earning assets increased from 3.50% to 3.53%. The Bank's interest rate spread declined primarily due to lower rates on new loans and many existing loans being refinanced by customers. Average rates on loans declined from 9.39% in 1997 to 9.24% in 1998, while average rates on investments increased from 6.38% in 1997 to 6.44% in 1998. Net interest income for 1998 increased by $767,000 (on a tax equivalent basis) or 15% as was the increase of $635,000 or 15% for 1997 vs. 1996. Overall, volume had a positive impact of $861,000 and rate had a negative impact of $94,000 on the change in interest income.

     Loans at year end increased by $13,504,000 or 18% for 1998 over 1997, compared to an increase of $14,963,000 or 24% for 1997 over 1996, and deposits at year end increased by $21,102,000 for 1998 over 1997, compared to $17,733,000 for 1997 over 1996. This was a 19% increase for each year. Investment securities, at year end, increased $8,498,000 or 22% for 1998 over 1997 compared to $4,205,000 or 12% for 1997 over 1996. Income on loans increased by $1,107,000 (on a tax equivalent basis) or 17% for 1998 compared to 1997, and interest on investment securities increased $324,000 (on a tax equivalent basis) or 14%. Management began purchasing bonds with maturities as long as twenty years in 1998 in order to improve yields. These longer bonds are designated as available for sale, so the bank has the option of selling the bonds should their values decline significantly due to interest rate changes.

     The average rates on interest earning assets decreased slightly during 1998, while the average rates paid on interest bearing liabilities increased slightly. The loan to deposit ratio at 1998 year end remained at 70% as it was at 1997 year end. Loan growth is expected to continue, and the loan to deposit ratio should continue to increase slightly, as loan demand is experienced at the Tunkhannock, Edwardsville, Little Meadows, Towanda, Back Mountain offices, and the new Pine Mall office in Wilkes-Barre.

     Salaries and employee benefits increased by $209,000 or 13% in 1998 as compared to 1997. This increase is due primarily to hiring of new employees and annual salary increases. The bank hired an officer with extensive commercial lending experience to oversee the Luzerne County offices, and a branch manager with 35 years experience, for the Tunkhannock office. Staffing of the Pine Mall office had only a minimal impact on 1998's expenses because the office opened late in the year.

     Occupancy and furniture and equipment expense increased by $96,000 or 15% in 1998 as compared to 1997. The increase in these expenses reflect an increase in service agreements due to upgrading the mainframe computer, and an increase in rent expense due to the Pine Mall office. The bank, during 1998, was able to rent its additional building at Bowman's Creek and this should moderate any increase in occupancy expenses for 1999.

     The Deposit Insurance Funds Act of 1996 (DIFA) passed by Congress and signed by the President, mandates banks to help pay the cost of the bonds issued by the "Financing Corporation" (FICO), which were used to finance the savings and loan bailout. The current annual cost to all Bank Insurance Fund (BIF) members is 1.296 cents per $100 of deposits. Members of the Savings Association Insurance Fund (SAIF) are required to pay 6.48 cents per $100 of deposits. Although banks are being required to pay much less than savings associations, it should be noted that the savings associations were the institutions that created the losses. This assessment is expected to cost the Bank approximately $17,000 in 1999. The Federal Deposit Insurance Corporation (FDIC) premium on deposit insurance remains at zero for 1999.

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

YEAR 2000 IMPACT

     The bank has a Year 2000 policy addressing the "Year 2000" Issue concerning computers and equipment using computer chips to recognize and process information based on dates in the year 2000 and beyond. If the computer chips do not recognize the dates in the Year 2000 accurately, certain problems may result, particularly those concerning calculations based on dates. Inaccuracies in interest accruals, payment and due dates or other unanticipated results such as computer shut downs or crashes may occur if the computers or equipment with computer chips can not properly recognize dates after December 31, 1999. In some cases failure to properly recognize dates will not effect the operation of particular equipment. The bank's policy requires testing of all "mission critical" systems to determine if they will operate correctly in the year 2000. The Bank's policy also requires it to test systems (hardware and software) used to interface with other systems, as well to determine the Year 2000 readiness of systems of its partners which provide mission critical services to the Bank.

     The Bank's policy addresses five major components: (1) Awareness; (2) Assessment; (3) Renovation; (4) Validation and Testing; and (5) Implementation. The Bank has completed the first three phases, has nearly completed the Validation and Testing phase and is working on Implementation. The Bank anticipates that all mission critical systems will complete testing by Spring of 1999. The Bank is in process of identifying those vendors and customers who might be vulnerable to Year 2000 problems and possibly expose the Bank to a loss or disruption of service.

     The Bank is developing contingency plans in the event vendors of mission critical systems fail to be Year 2000 ready in time, or unexpected problems occur. At this time the Bank can not estimate the cost, if any, that might be required to implement such contingency plans.

     The Bank anticipates that its total Year 2000 related costs will not exceed $20,000. This estimate is based on current information and includes costs for review and testing by third parties. The estimate may change as the Bank progresses with its Year 2000 program and obtains additional information with and conducts further testing with third parties. At this time, no significant problems have arisen concerning Year 2000 issues.

     Bank regulators have intensively focused on Year 2000 exposures, issuing guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams. In May 1997, the Federal Financial Institutions Examinations Council ("FFIEC") issued an interagency statement to the chief executive officer of all federally supervised financial institutions regarding Year 2000 management awareness. The FFIEC has highly priortized Year 2000 compliance in order to avoid major disruptions to the operations of financial institutions and the country's financial systems when the new century begins. The FFIEC statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the Year 2000 Issue.

     The Office of the Comptroller of the Currency, which is the bank's primary regulator, has been conducting Year 2000 compliance examinations. The failure to implement an adequate Year 2000 program can be identified as an unsafe and unsound banking practice. The OCC has established an examination procedure which contains three categories of ratings: "Satisfactory", "Needs Improvement", and "Unsatisfactory". Banks that receive a Year 2000 rating of Unsatisfactory may be subject to formal enforcement action, supervisory agreements, cease and desist orders, civil money penalties, or the appointment of a conservator. In addition, the OCC will be taking into account Year 2000 compliance programs when reviewing applications and may deny an application based on Year 2000 related issues. Failure of the Bank to adequately prepare for Year 2000 issues could negatively impact the Bank's operations, including the impositions of restrictions on its operations by the OCC.

     Although the Bank has no reason to believe that it will suffer systems disruptions due to the Year 2000 issue, and is confident that it will not, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect on the Bank's business, financial condition, results of operations, and business prospects.

COMMUNITY REINVESTMENT ACTIVITIES

     The Community Reinvestment Act of 1977 (CRA) was adopted to encourage all financial institutions to help meet the credit needs of the communities they serve. The Act requires that each institution perform an annual self assessment of its record in meeting the needs of its entire community, including low and moderate income families, consistent with safe and sound banking practices. It also requires that financial institutions keep a record of their CRA related performance and that this record be made available to the public. The management of the Bank is proud of its Community Reinvestment activities and its performance in meeting the credit needs of people of all income levels, race, religions or national origins. Following its most recent examination of the Bank's CRA practices, the Comptroller of the Currency awarded the Bank a "Satisfactory" rating under the new Community Reinvestment Act examination procedures. Under these new examination procedures, nearly all the Bank's efforts to improve the communities in which it operates, no longer are considered when the CRA exam is conducted. Only very specific activities targeted only to low and low-to-moderate income households are considered CRA activities. Activities that help a community as a whole do not qualify, except under extremely limited circumstances.

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

OTHER ACTIVITIES

     The Company purchased the former "Bluhm's II" and R.B. Learn buildings on Main Street in Laceyville, during 1996 and 1997. These buildings were purchased in an effort to revitalize the downtown business community by renovating them and making the space available for commercial purposes. The bank also may consider utilizing a portion of this space in connection with its insurance agency. During 1998 the company renovated the former R. B. Learn location and rented this space to a chiropractor. This enterprise as well as the restaurant which was opened in 1997 are having a positive impact on the business community.

     The Bank is also taking a leadership role in the ongoing Laceyville Boro Revitalization effort. The Borough received a grant from the Commonwealth of Pennsylvania in order to develop a site master plan to include concepts which may solve some of the issues affecting the downtown area. A Comprehensive Planner has been hired to provide plans for streetscape improvement and to identify other possible business opportunities for the community. Monthly meetings are held at the bank's location in Laceyville and bank officers take an active role on the revitalization committee.

     It is expected that the community will make a formal application this spring for additional funds in order to commence work on some of these projects.

TRUST DEPARTMENT

     The Bank's Trust Department, established in 1992, continues to grow and expand. Offering personal trusts, irrevocable trusts, insurance trusts, trusts under will, estate management services and IRAs. A Trust Administrator, with considerable experience, has been hired to operate and expand the department. Plans to expand the department include soliciting accounts under $1,000,000, a segment large banks no longer pursue. Management does not expect the Trust Department to be profitable for at least the next few years.

                    Grange National Banc Corp and Subsidiary
               Average Balances, Interest Income/Expense and Rates


           Years Ended                               December 31, 1998                        December 31, 1997

                                              (1)          Interest       Average       (1)        Interest    Average
                                            Average        Income/        Interest    Average       Income/    Interest
                                            Balance        Expense          Rate      Balance       Expense      Rate
------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
 Loans:
  Mortgages ..........................      $53,533.      $  4,681           8.74%   $ 44,474       $  3,873       8.71%
  Installment ........................        4,505.           484          10.74       4,816            560      11.63
  Commercial .........................        24,494         2,457          10.03      20,102          2,082      10.34
                                            ----------------------                   -----------------------
    Total loans ......................        82,532         7,622           9.24      69,392          6,515       9.39
                                            ----------------------                   -----------------------
 Securities available for sale:
  U.S. Treasury securities ...........         6,812           405           5.95       9,660            584       6.05
  U.S. government agencies ...........         7,399           462           6.24       1,338             87       6.50
  Municipal bonds ....................         4,771           331           6.94         670             49       7.31
  Other securities ...................           577            37           6.41         471             28       5.94
                                            ----------------------                   -----------------------
    Total available for sale .........        19,559         1,235           6.31      12,139            748       6.16
                                            ----------------------                   -----------------------
 Securities held to maturity:
  U.S. government agencies ...........        15,035           980           6.52      18,498          1,184       6.40
  Municipal bonds ....................         3,404           230           6.76       4,039            278       6.88
  Other securities ...................         2,282           149           6.53         920             60       6.52
                                            ----------------------                   -----------------------
    Total held to maturity ...........        20,721         1,359           6.56      23,457          1,522       6.49
                                            ----------------------                   -----------------------
      Total investment securities ....        40,280         2,594           6.44      35,596          2,270       6.38
                                            ----------------------                   -----------------------
 Deposits in banks ...................         3,193           179           5.61       3,155            177       5.61
                                            ----------------------                   -----------------------
      TOTAL ..........................      $126,005      $ 10,395           8.25    $108,143       $  8,962       8.29
                                            ========--------------                   ========---------------
INTEREST BEARING
LIABILITIES:
 Deposits:
  NOW and super-NOW ..................      $ 12,673      $    268           2.11    $ 10,905       $    237       2.17
  Savings and money market ...........        28,995           777           2.68      26,191            717       2.74
  Certificates of deposit ............        59,030         3,286           5.57      50,541          2,788       5.52
  Other time deposits ................           200            11           5.50         200             11       5.50
                                            ----------------------                   -----------------------
    Total deposits ...................       100,898         4,342           4.30      87,837          3,753       4.27
 Other borrowed funds ................         2,405           111           4.62         844             34       4.03
                                            ----------------------                   -----------------------
      TOTAL ..........................       103,303         4,453           4.31      88,681          3,787       4.27

 Non-interest bearing funds, net (2)..        22,702                                   19,462
                                            ----------------------                   -----------------------
TOTAL SOURCES TO FUND
EARNING ASSETS .......................      $126,005         4,453           3.53    $108,143          3,787       3.50
                                            ========--------------                   ========---------------
NET INTEREST/YIELD ...................                    $  5,942           4.72%                  $  5,175       4.79%
                                                          ========                                  ========

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

                    Grange National Banc Corp. And Subsidiary
                               Net Interest Income
                         Changes Due to Volume and Rate



                                            1998 vs. 1997                       1997 vs. 1996
                                           Increase (Decrease)              Increase (Decrease)

                                       Total     Due To    Due To         Total    Due To     Due To
(In thousands)                        Change     Volume      Rate        Change    Volume       Rate
                                     ----------------------------------------------------------------

INTEREST INCOME:
  Loans ..........................   $ 1,107   $ 1,212     ($105)       $ 1,060    $ 1,234    ($174)
  Investment securities ..........       324       302        22             56         46        10
  Deposits in other banks ........         2         2         0             61         59         2
                                     ---------------------------------------------------------------
       TOTAL .....................     1,433     1,516       (83)         1,177      1,339      (162)
                                     ---------------------------------------------------------------

INTEREST EXPENSE:
  Now/Super-Now deposits .........        31        38        (7)            64         48        16
  Savings/Money market deposits...        60        75       (15)            62         62         0
  Time deposits ..................       498       471        27            429        413        16
  Other Borrowings ...............        77        71         6            (13)        (4)       (9)
                                     ---------------------------------------------------------------
      TOTAL ......................       666       655        11            542        519        23
                                     ---------------------------------------------------------------
NET INTEREST INCOME ..............   $   767   $   861     ($ 94)       $   635    $   820     $(185)
                                     ===============================================================


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

                          INDEPENDENT AUDITOR'S OPINION

The Board of Directors and Stockholders
Grange National Banc Corp.

     We have audited the consolidated balance sheets of Grange National Banc Corp. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grange National Banc Corp. and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


Daniel Kenia, P.C.
Tunkhannock, Pennsylvania

January 25, 1999

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                       1998           1997
---------------------------------------------------------------------------------------------------------------
ASSETS:
  Cash and due from banks ...............................................   $   2,615,466    $   2,514,202
  Interest bearing deposits .............................................       5,610,125        2,417,987
  Investment securities (Note 2):
        Available for sale ..............................................      30,251,442       13,001,723
        Held to maturity, (market value
          1998, $16,677,000; 1997, $25,316,000) .........................      16,454,603       25,205,836
                                                                            ------------------------------
  Loans (Note 3) ........................................................      90,927,128       77,720,098
  Less: unearned interest income ........................................         427,967          724,670
  Less: allowance for loan losses .......................................         940,150          767,475
                                                                            ------------------------------
         Loans, net .....................................................      89,559,011       76,227,953
  Bank premises and equipment, net (Note 4) .............................       3,135,784        3,028,098
  Accrued interest and other assets .....................................       2,080,598        1,730,580
  Intangible assets .....................................................         138,384          140,460
  Other real estate .....................................................         107,789          149,795
                                                                            ------------------------------
TOTAL ASSETS ............................................................   $ 149,953,202    $ 124,416,634
                                                                            ==============================
LIABILITIES:
  Domestic Deposits:
    Non-interest bearing deposits .......................................   $  20,710,241    $  14,675,828
    Interest bearing deposits ...........................................     109,181,088       94,112,851
                                                                            ------------------------------
      Total deposits ....................................................     129,891,329      108,788,679
  Other borrowed funds (Note 5) .........................................       4,471,214        2,279,294
  Accrued interest and other liabilities ................................         823,343          710,857
                                                                            ------------------------------
      Total liabilities .................................................     135,185,886      111,778,830
                                                                            ------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 1)
STOCKHOLDERS' EQUITY (NOTE 1):
  Preferred stock authorized 1,000,000 shares of $5 par;
    None issued nor outstanding .........................................
  Common stock authorized 5,000,000 shares of $5 par,
    751,558 and 741,822 shares issued in 1998
    and 1997, respectively ..............................................       3,757,790        1,816,525
  Additional paid-in capital ............................................         731,661        2,052,158
  Retained earnings .....................................................      10,017,937        8,685,313
                                                                            ------------------------------
      Total .............................................................      14,507,388       12,553,996
 Accumulated other comprehensive income
    (net of deferred income taxes) (Note 6) .............................         260,000           84,000
  Treasury stock, at cost (Note 1) ......................................             (72)            (192)
                                                                            ------------------------------
      Total stockholders' equity ........................................      14,767,316       12,637,804
                                                                            ------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................   $ 149,953,202    $ 124,416,634
                                                                            ==============================

                 See Notes to Consolidated Financial Statements
                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31,                                                       1998           1997           1996
--------------------------------------------------------------------------------------------------------------------
Interest Income:
  Interest and fees on loans ........................................   $  7,531,903    $ 6,462,812    $ 5,421,051
  Interest on investment securities:
    US Treasury securities ..........................................        405,229        583,566        664,440
    Obligations of other US government
      agencies and corporations .....................................      1,442,403      1,271,288      1,216,544
     Obligations of states and political subdivisions (tax-exempt)...        370,571        216,027        183,183
    Other securities ................................................        187,208         87,259         54,442
  Interest on deposits in banks .....................................        179,432        177,221        115,601
                                                                        ------------------------------------------
          Total interest income .....................................     10,116,746      8,798,173      7,655,261
                                                                        ------------------------------------------
Interest Expense:
  Interest on deposits ..............................................      4,341,667      3,753,657      3,198,198
  Interest on borrowed funds ........................................        110,656         34,145         47,102
                                                                        ------------------------------------------
          Total interest expense ....................................      4,452,323      3,787,802      3,245,300
                                                                        ------------------------------------------
        Net interest income .........................................      5,664,423      5,010,371      4,409,961

      Provision for loan losses (Note 3) ............................        270,000        190,000        125,000
                                                                        ------------------------------------------
        Net interest income after provision for loan losses .........      5,394,423      4,820,371      4,284,961

Other Income (Note 7) ...............................................        784,864        676,731        500,271
Other Expenses (Note 8) .............................................     (3,608,956)    (3,205,301)    (2,627,512)
                                                                        ------------------------------------------
Income before taxes .................................................      2,570,331      2,291,801      2,157,720

                                                                        ------------------------------------------
Provision for income taxes (Notes 1 and 6) ..........................        710,000        684,000        660,000
                                                                        ------------------------------------------
Net income ..........................................................   $  1,860,331    $ 1,607,801    $ 1,497,720
Other comprehensive income, net of tax:
  Unrealized gains on securities:
    Unrealized holding gain (loss) arising during period ............   $    176,000    $    81,000    $   (62,000)
                                                                        ------------------------------------------
Comprehensive income ................................................   $  2,036,331    $ 1,688,801    $ 1,435,720
                                                                        ==========================================
Earnings per share (Notes 1, 11 and 12):
Basic ...............................................................   $       2.50    $      2.17    $      2.02
                                                                        ==========================================
Diluted .............................................................   $       2.25    $      2.04    $      1.99
                                                                        ==========================================
Basic shares outstanding ............................................        744,247        741,616        740,398
                                                                        ==========================================
Diluted shares outstanding ..........................................        826,606        787,965        752,046
                                                                        ==========================================


                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
================================================================================
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                                  Accumulated
                                                      Common         Additional                      Other
                                         Treasury      Stock           Paid-in      Retained     Comprehensive
                                           Stock      $5 Par           Capital      Earnings        Income          Total
--------------------------------------------------------------------------------------------------------------------------


Balance, December 31, 1995 .....          ($486)    $ 1,743,870    $1,559,336     $ 6,154,547     $ 65,000     $ 9,522,267
Net income .....................                                                    1,497,720                    1,497,720
Stock dividend $0.37 per
  share, plus cash in lieu of
  fractional shares ............                         32,585       208,613        (259,377)                     (18,179)
Sale of stock from treasury                  50                                                                         50
Unrealized holding losses
  on investment securities .....                                                                   (94,000)        (94,000)
Deferred tax asset .............                                                                    32,000          32,000
                                      ------------------------------------------------------------------------------------
Balance, Dceember 31, 1996 .....          ($436)    $ 1,776,455    $1,767,949     $ 7,392,890     $  3,000     $10,939,858
Net income .....................                                                    1,607,801                    1,607,801
Stock dividend $0.44 per
  share, plus cash in lieu of
  fractional shares ............                         33,210       259,074        (315,378)                     (23,094)
Issuance of common stock .......                          6,860        25,135                                       31,995
Sale of stock from treasury ....            244                                                                        244
Unrealized holding gains
  on investment securities .....                                                                   124,000         124,000
Deferred tax liability .........                                                                   (43,000)        (43,000)
                                      ------------------------------------------------------------------------------------
Balance, December 31, 1997 .....          ($192)    $ 1,816,525    $2,052,158     $ 8,685,313     $ 84,000     $12,637,804
Net income .....................                                                    1,860,331                    1,860,331
Stock dividend $0.71 per
  share, plus cash in lieu of
  fractional shares ............                         52,570       445,767        (527,707)                     (29,370)
Stock split ....................                      1,841,240    (1,841,240)                                           0
Issuance of common stock .......                         47,455        74,976                                      122,431
Sale of stock from treasury ....            120                                                                        120
Unrealized holding gains
  on investment securities .....                                                                   265,000         265,000
Deferred tax liability .........                                                                   (89,000)        (89,000)
                                      ------------------------------------------------------------------------------------
Balance, December 31, 1998 .....           ($72)    $ 3,757,790    $  731,661     $10,017,937     $260,000     $14,767,316
                                      ====================================================================================

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
================================================================================
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31,                                                 1998           1997           1996
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income .........................................................  $  1,860,331    $  1,607,801   $  1,154,077
 Adjustments to reconcile net income to net cash
  provided by operating activities:


   Depreciation and amortization ....................................       329,912         284,748        140,758
   Provision for loan losses ........................................       270,000         190,000         65,000
   Increase (decrease) in deferred income taxes .....................      (100,000)         58,000        (57,123)
 Changes in operating assets and liabilities:



  Increase (decrease) in accrued interest income and other assets ...      (350,299)       (380,868)      (193,817)

  Increase in accrued interest expense and other liabilities ........       170,486         119,884         13,600

  NET CASH PROVIDED BY
   OPERATING ACTIVITIES .............................................     2,180,430       1,879,565      1,122,495
                                                                       ---------------------------------------------
INVESTING ACTIVITIES:
 Purchase bank premises and equipment ...............................      (393,241)       (615,241)      (309,602)
 Decrease (increase) in other real estate ...........................        42,006        (149,795)        69,618
 Purchase of securities "available for sale" ........................   (16,664,841)     (3,723,722)    (4,155,304)
 Decrease (increase) in mortgage-backed securities
  "available for sale"...............................................    (2,769,115)     (3,731,563)
 Sales of securities "available for sale" ...........................                     3,755,046
 Redemptions of securities "available for sale" .....................     2,360,237       2,512,206      2,871,501
 Purchase of securities "held to maturity" ..........................    (2,213,060)     (9,703,703)    (6,660,973)
 Redemptions of securities "held to maturity" .......................    10,458,545       7,747,916      4,873,223
 Decrease (increase) in mortgage-backed securities
   "held to maturity" ...............................................       505,749        (980,226)      (778,779)
 Increase in loans to customers .....................................   (13,601,058)    (15,007,728)    (6,502,044)
 Increase in deposits in banks ......................................    (3,192,139)       (443,345)      (878,293)
 Premium paid on core deposits ......................................                                     (164,579)
                                                                       ---------------------------------------------
  NET CASH USED IN
   INVESTING ACTIVITIES .............................................   (25,466,917)    (20,340,155)   (11,635,232)
                                                                       ---------------------------------------------
FINANCING ACTIVITIES:

 Increase in deposits before interest credited ......................    17,454,097      14,567,265      7,255,032
 Increase in borrowed funds .........................................     2,191,920         666,134      1,487,393
 Interest credited to deposits ......................................     3,648,553       3,166,016      1,833,276
 Cash dividends paid ................................................       (29,370)        (23,094)        (8,178)
 Decrease in treasury stock .........................................           120             244             50
 Issuance of common stock ...........................................       122,432          31,995            --
                                                                       ---------------------------------------------

  NET CASH PROVIDED BY
   FINANCING ACTIVITIES .............................................    23,387,752      18,408,560     10,567,573
                                                                       ---------------------------------------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ...................................................       101,265         (52,030)        54,836
CASH AND CASH EQUIVALENTS, January 1 ................................     2,514,202       2,566,232      1,793,476
                                                                       ---------------------------------------------
CASH AND CASH EQUIVALENTS, December 31 ..............................  $  2,615,466    $  2,514,202   $  1,848,312
                                                                       =============================================
SUPPLEMENTARY SCHEDULE OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest ..........................................................  $    996,759    $    993,280   $    600,664
  Income taxes ......................................................  $    780,000    $    765,553   $    474,000
 Non-cash investing and financing activities:
  Unrealized gains (losses) on securities ...........................  $    176,000    $     81,000   $    (169,000)
  Stock dividend ....................................................       498,337         292,284        110,398

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

Investment Securities:

     The Company follows the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). In accordance with SFAS No. 115 the Company classifies each debt and equity security as held to maturity or available for sale. Investments classified as held to maturity are reflected at amortized cost. Investments classified as available for sale are reflected at fair market value. Realized gains or losses securities are included in earnings. Unrealized gains and losses on available for sale securities are excluded from earnings and reflected, net of income taxes as other comprehensive income and in a separate component of stockholders' equity as accumulated other comprehensive income until realized. These unrealized gains and losses are the only component of comprehensive income. Upon purchase of securities the Company specifically designates which securities are classified as "available for sale" and "held to maturity".

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

     The bank has adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures," in its evaluation of the loan portfolio. SFAS 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

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

                  Buildings and improvements                  7 to 50 years
                  Equipment and furniture                     5 to 20 years

National banking law restricts the investment in bank premises to the amount of a bank's capital stock. However, in certain circumstances, and with regulatory approval, investment in bank premises can be as much as 50% of the stockholders' equity. The ratio of investment in bank premises to stockholders' equity at December 31, 1998 was within the approved 50% limit and no regulations have been violated.

Advertising Costs:

     The Company follows the policy of charging advertising cost to expense as incurred. During 1998 and 1997, advertising costs amounted to $103,000 and $129,000, respectively.

Intangible Assets:

     Intangible assets are included in the other assets and are being amortized over a period of fifteen years using the straight line method. Amortization for 1998 and 1997 was $17,025 each.

Other Real Estate:

     Other real estate consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date of foreclosure. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses.

Treasury Stock:

     Treasury stock is shown at cost and consists of six and sixteen shares of common stock in 1998 and 1997, respectively.

Pension Plan:

     The Bank's pension plan is an Employee Stock Ownership Plan with 401(k) Provisions ("KSOP") which covers substantially all employees. The Plan, which is a type of stock bonus plan, is a plan of deferred compensation in which Company contributions are used to provide participating employees with stock in Grange National Banc Corp. The KSOP also provides that participants may make contributions to the Plan on a before-tax basis, pursuant to provisions found under Section 401(k) of the Internal Revenue Code. Participants may elect to defer up to 15% of their current compensation and the Company may match up to $1.00 for each $1.00 that is deferred. The Company contributed $16,848, $12,982 and $4,498 as matching contribution to employee deferrals during 1998, 1997 and 1996. The Company also made an Employer Optional Contribution to the Plan of $77,820, $71,139 and $56,147 during 1998, 1997 and 1996, which represents 6% of gross salaries for each year.

Cash and Cash Equivalents:

     The Company considers cash and due from banks as cash and cash equivalents for purposes of the Statements of Cash Flows.

Income Taxes:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable and deferred taxes related primarily to the temporary differences between the financial reporting and tax basis of an asset or liability. The temporary differences relate principally to the use of different depreciation methods for financial statement and income reporting purposes, resulting in differences in asset basis due to accumulated depreciation on bank premises and equipment, accretion of discounts on financial basis of securities, allowances for loan losses and unrealized holding gains and losses on available for sale securities which are not included in taxable income.. Deferred taxes represent future consequences of the differences which will either be taxable or deductible in the year the assets and liabilities are recovered or settled. Under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The income tax expense (or benefit) is the difference between the deferred tax asset or liability calculated for each period.

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

Restrictions on Cash and Due From Bank Accounts:

     The Bank is required to maintain average balances with various correspondent banks. The amount of those balances for the year ended December 31, 1998 was approximately $20,000.

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

     The adoption of the SFAS No. 125 standards did not have a material effect on operating results for 1998 or 1997.

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


                                                     Contract or Notional Amount
  Financial instruments whose contract                  1998             1997
     amounts represent credit risk:                     ----             ----

           Commitments to extend credit............   $4,020           $2,676
           Standby letters of credit...............     $463              $49

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

Concentrations of Credit:

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in municipal securities involve governmental entities within Pennsylvania. The concentrations of credit by type are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $2,000,000, unless secured by bank deposits or partially guaranteed by an agency of the federal government.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts of capital to total "risk weighted" assets. At December 31, 1998 the Bank is required to have minimum Tier 1 and Total Capital ratios of 4% and 8% respectively. The Bank's actual ratios at that date were 15.40% and 15.97% respectively. The Bank's leverage ratio at December 31, 1998 was 10.55%. As of the most recent examination, federal regulators categorized the Bank as well capitalized within regulatory criteria. Since that notification, there are no conditions or events that management believes would change the Bank's category.

     Dividends are paid by the Company from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 1998, the Bank had retained earnings of $9,661,000 of which under federal regulations, the Bank's extension of credit to its parent company must be on the same terms and conditions as extensions of credit to nonaffilliates. The maximum amount the Bank can loan to the Company is limited to 20% of its capital and surplus. Such extensions of credit, with limited exceptions, must be fully collateralized.

Line of Credit:

     At December 31, 1998 the Company had unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh in the amount of $47,636,000 at a variety of available terms.

Comprehensive Income:

     In 1997, the Financial Accounting Standards Board issued statement No. 130 -- "Reporting Comprehensive Income," which is effective for years beginning after December 15, 1997. This statement establishes standards for reporting and displaying of comprehensive income and its components in a full set of general-purpose financial statements. The purpose of reporting comprehensive income is to report a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Prior to the issuance of this statement, some of those changes in equity were displayed in a statement that reports the results of operations, while others were included directly in a statement of financial position. The 1997 financial statements have been restated where applicable to reflect the adoption of SFAS No. 130.

2. Investment Securities:

     The amortized cost and estimated fair value of investments in debt securities are as follows:

                                                                           1998

                                                                    Gross        Gross        Estimated
                                                   Amortized     Unrealized   Unrealized           Fair
(In thousands)                                        Cost          Gains        Losses           Value
                                                 ------------------------------------------------------
Available for sale:
  U.S. Treasury notes .........................        $ 5,762      $   124                    $ 5,886
  U.S. government agencies and  corporations ..         15,469           92      ($10)          15,551
  Municipal bonds .............................          7,965          169                      8,134
  Other securities ............................            662           18                        680
                                                 ------------------------------------------------------
     Total available for sale .................        $29,858      $   604      ($10)         $30,251
                                                 ======================================================
Held to maturity:
  U.S. government agencies and corporations ...        $10,728      $   178      ($68)         $10,838
  Municipal bonds .............................          2,985           50                      3,035
  Other securities ............................          2,741           68        (5)           2,804
                                                 ------------------------------------------------------
     Total held to maturity ...................        $16,454      $   296      ($73)         $16,677
                                                 ======================================================


                                                                         1997
Available for sale:
  U.S. Treasury notes .........................      $ 6,545      $    64      ($    7)      $ 6,602
  Obligations of other U.S. government
    agencies or corporations ..................        3,669           40                      3,709
    Municipal bonds ...........................        2,167           23           (1)        2,189
  Other securities ............................          493            9                        502
                                                     -------      -------      -------       -------
     Total available for sale .................      $12,874      $   136      ($    8)      $13,002
                                                     =======      =======      =======       =======
Held to maturity:
  U.S. government agencies and corporations ...      $18,905      $   109      ($   47)      $18,967
  Municipal bonds .............................        4,181           23           (6)        4,198
  Other securities ............................        2,120           31                      2,151
                                                     -------      -------      -------       -------
     Total held to maturity ...................      $25,206      $   163      ($   53)      $25,316
                                                     =======      =======      =======       =======


     The amortized cost and estimated fair value of debt securities at December 31, 1998 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                      Available For Sale                 Held to Maturity
                                      ------------------                 ----------------
                                                      Estimated                           Estimated
                                    Amortized              Fair         Amortized              Fair
(In thousands)                           Cost             Value              Cost             Value
                                    ---------------------------------------------------------------
Maturing within one year ....         $ 1,256           $ 1,264           $ 1,070           $ 1,076
Maturing in one to five years          11,582            11,848            12,436            12,615
Maturing in five to ten years          11,497            11,595             2,484             2,517
Maturing after ten years ....           4,861             4,864               464               469
No set maturity .............             662               680
                                    ---------------------------------------------------------------
     TOTAL ..................         $29,858           $30,251           $16,454           $16,677
                                    ===============================================================

3. Loans and Allowance for Loan Losses:

     Major classifications of loans at December 31 are as follows:

(In thousands)                               1998      1997
                                            -----      ----
Real estate mortgages:
  Agricultural ........................   $ 1,323   $ 1,441
  Residential, 1 - 4 family ...........    48,731    41,239
  Residential, multi-family ...........       747       687
  Nonfarm, nonresidential properties...    14,076     9,598
                                          -----------------
       Total real estate mortgages ....    64,877    52,965
Agricultural loans ....................       268       285
Commercial loans ......................    13,653    12,702
Municipal loans .......................     2,043     1,789
Consumer loans ........................     9,950     9,955
Overdrafts ............................       136        24
                                          -----------------
     Gross loans ......................    90,927    77,720
Less:  Unearned income ................       428       725
       Allowance for loan losses ......       940       767
                                          -----------------
            Loans, net ................   $89,559   $76,228
                                          =================

     Nonaccrual loans at December 31, 1998 and 1997, were $205,000 and $136,000, respectively.

     The Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material effect on the financial condition or operating results of the Company. At December 31, 1998 and 1997 the recorded investment in loans that were considered impaired under SFAS No. 114 was $421,000 and $290,000, respectively. No transfers to loan loss were made in 1998 or 1997 for any impaired loans. The average recorded investment in impaired loans during the years ended December 31, 1998 and 1997 was approximately $301,000 and $287,000 respectively. Interest payments received on impaired loans are applied to principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 1998 and 1997, the Company recognized interest income on impaired loans of $27,000 and $18,000. The interest that would have been earned in accordance with the original terms is approximately $44,000 and $29,000 respectively.

     Changes in the allowance for loan losses for the years ended December 31 were as follows:

(In thousands)                        1998        1997        1996
                                      ----        ----        ----
Balance, January 1 ............      $ 767       $ 623       $ 532
Provision charged to operations        270         190         125
Loans charged off .............       (102)        (51)        (41)
Recoveries ....................          5           5           7
                                     -----------------------------
Balance, December 31 ..........      $ 940       $ 767       $ 623
                                     =============================

4. Premises and Equipment:

     Premises and equipment are summarized as follows:

                                                 Accumulated
                                  Gross Book     Amortization     Net Book
December 31, 1998:                   Value      & Depreciation     Value
                                  ----------    --------------    --------
  Land .....................      $  440,082                      $  440,082
  Buildings ................       2,660,782      $  780,539       1,880,243

  Furniture and equipment...       2,279,561       1,464,102         815,459
                                  ------------------------------------------
       Total ...............      $5,380,425      $2,244,641      $3,135,784
                                  ==========================================
December 31, 1997:
  Land .....................      $  440,082                      $  440,082
  Buildings ................       2,515,143      $  688,675       1,826,468
  Furniture and equipment...       2,021,578       1,260,030         761,548
                                  ------------------------------------------
       Total ...............      $4,976,803      $1,948,705      $3,028,098
                                  ==========================================

     Depreciation and amortization were applied as follows:


                                    1998          1997          1996
                                   -----         -----          ----
Premises .................      $ 89,840      $ 80,364      $ 66,297
Furniture and equipment...       240,072       187,359       124,100
                                ------------------------------------
     Total ...............      $329,912      $267,723      $190,397
                                ====================================

     The Bank has non-cancelable operating leases on the building for its Edwardsville and Back Mountain Offices. The aforementioned leases have been treated as operating leases in the accompanying financial statements. Rental expense for 1998 was $134,000. Minimum future obligations under non-cancelable operating leases in effect at December 31, 1998 are as follows:

                     1999                       $149,200
                     2000                        149,200
                     2001                        125,950
                     2002                        112,000
                     2003 and thereafter         663,250
                                              ----------
                     Total                    $1,199,600
                                              ==========
5. Other Borrowed Funds

     Other borrowed funds include interest-bearing demand notes payable to the U.S. Treasury for Treasury collections made by the Bank. Remittances of amounts collected are made upon demand. The year end balance due was $104,000 in 1998 and $750,000 in 1997.

     The Bank enters into repurchase agreements with customers which amounted to $1,024,000 in 1998 and $1,172,000 in 1997.

     The Bank has a line of credit with the Federal Home Loan Bank for $45,630,000 which could be utilized for various operating purposes. Borrowings under this line of credit are secured by qualified assets (primarily investment securities). Interest paid on these short term borrowings varies based on interest rate fluctuations. The outstanding balance of which was zero at December 31, 1998.

     The Federal Home Loan Bank of Pittsburgh has loaned the Bank $440,000 to fund the Bank's Affordable Housing Program. These loans are amortized over 25 years, at 4%, payable monthly and due in ten years. The Bank has also borrowed two term loans for a total of $3,000,000, with ten year maturities and five year calls. The interest rates on these loans range form 4.76% to 5.63%. At the call date and thereafter, the FHLB has the option to convert the loan to a variable rate. The Bank can pay the loan off without penalty if the FHLB decides to convert the loan to a variable rate. The year end balance due the Federal Home Loan Bank was $3,342,649 in 1998 and $357,041 in 1997. The FHLB loans mature as follows:

 1999         2000         2001          2002              2003 and beyond
 ----         ----         ----          ----              ---------------
 $12,878      $13,159      $12,118       $304,495          $3,000,000

6. Income Taxes:

     The components of the federal income tax provisions are as follows:

                                      1998            1997            1996
                                      ----            ----            ----
Currently payable .........      $ 810,000       $ 749,000       $ 701,000
Deferred portion (benefits)       (100,000)        (65,000)        (41,000)
                                 -----------------------------------------
     Total ................      $ 710,000       $ 684,000       $ 660,000
                                 =========================================

     The sources of the net deferred income tax liability (asset) in other liabilities (assets) for the years ended at December 31 were as follows:

                                                                       1998            1997
                                                                       ----            ----

Depreciation ..................................................      $  96,000       $  85,000
Accretion of discounts on securities ..........................         15,000          40,000
Unrealized gains on available for sale investment securities...        133,000          44,000
Accrued employee stock incentive ..............................        (26,000)
Allowance for loan losses .....................................       (270,000)       (210,000)
                                                                    -------------------------
     Net deferred tax (asset) .................................      ($ 52,000)      ($ 41,000)
                                                                     =========================

A reconciliation of income tax expense at the federal statutory rate and the effective federal income tax rate is as follows:

                                          1998                  1997                  1996
                                          ----                  ----                  ----

Provision at statutory rate..   $ 874,000    34.00%   $ 779,000     34.00%   $ 733,000     34.00%
Tax-exempt income
  from investments ..........    (112,000)   (4.36)     (64,000)    (2.79)     (53,000)    (2.50)
Tax-exempt income
  from loans ................     (42,000)   (1.63)     (30,000)    (1.31)     (18,000)    (0.80)
Other .......................     (10,000)   (0.39)      (1,000)    (0.05)      (2,000)    (0.10)
                                ----------------------------------------------------------------
     Total ..................   $ 710,000    27.62%   $ 684,000     29.85%   $ 660,000     30.60%
                                ================================================================


7. Other Income:

     Other income for the years ended December 31, consists of the following:


                                             1998          1997         1996
                                             ----          ----         ----
Service charges and fees .............     225,564    $ 163,813    $ 141,357
Service charges on deposit accounts...     387,629      366,050      292,382
Gain on sale of securities ...........                   23,118
Gain (loss) on sale of real estate....     (24,961)                  (21,488)
Other ................................     196,632      123,750       88,020
                                         -----------------------------------
     Total other income ..............   $ 784,864    $ 676,731    $ 500,271
                                         ===================================

8. Other Expenses:

     Other expenses for the years ended December 31, consists of the following:


                                             1998           1997           1996
                                             ----           ----           ----
Salaries and employee benefits ....    $1,835,224     $1,622,546     $1,367,510
Occupancy expenses ................       408,073        363,422        241,019
Furniture and equipment expenses...       326,283        275,013        241,886
Other operating expenses ..........     1,039,376        944,320        777,097
                                       ----------------------------------------
     Total other expenses .........    $3,608,956     $3,205,301     $2,627,512
                                       ========================================

9. Related Party Transactions:

     During the ordinary course of business, loans are made to officers, directors, and their related interests. These transactions are made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others.

     A summary of this loan activity is listed below:


                                 1998              1997              1996
                                 ----              ----              ----
Balance, January 1 ....      $ 1,269,719       $   997,070       $ 1,107,115
Additions .............          428,024           427,289           252,281
Amounts collected .....         (146,590)         (154,640)         (362,326)
Amounts charged off....
                             -----------------------------------------------
Balance, December 31...      $ 1,551,153       $ 1,269,719       $   997,070
                             ===============================================

10. Grange National Banc Corp. (Parent Company Only) Financial Statements:


BALANCE SHEETS, DECEMBER 31                            1998            1997
                                                       ----            ----
                          ASSETS
Cash .............................              $    10,587      $     4,660
Investment in bank subsidiary ....               14,398,938       12,301,438
Securities "available for sale"...                   44,400           34,400
Land and buildings ...............                  519,683          499,363
                                                ----------------------------
        TOTAL  ASSETS ............              $14,973,608      $12,839,861
                                                ============================

                        LIABILITIES
Notes payable, bank subsidiary....                 $198,192         $198,457
Other liabilities.................                    8,100            3,600
                                                ----------------------------
       Total liabilities..........                 $206,292         $202,057
                                                ----------------------------
                     STOCKHOLDERS'  EQUITY
Preferred stock authorized
  1,000,000 shares of $5 par:
  None issued
  Common stock authorized 5,000,000
  shares of $5 par; 751,552 and
  726,610 shares issued and
  outstanding in 1998 and 1997,
  respectively .......................            3,757,790        1,816,525
Additional paid-in capital ...........              731,661        2,052,158
Retained earnings ....................           10,017,937        8,685,313
Unrealized holding gains (losses)
  on investment securities (net of
  deferred income taxes) .............              260,000           84,000
Less:  Treasury stock, at cost .......                  (72)            (192)
                                                ----------------------------
        Stockholders' equity .........           14,767,316       12,637,804
                                                ----------------------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY .......         $ 14,973,608     $ 12,839,861
                                               =============================

STATEMENTS OF INCOME
FOR THE YEARS ENDED, DECEMBER 31                              1998            1997            1996
                                                              ----            ----            ----
INCOME:
  Dividends from bank subsidiary ..................      $   74,370      $  133,094      $   18,179
  Dividends from other securities .................             982             832             195
  Interest on deposits
 Other income .....................................           4,221             600
                                                         ------------------------------------------
               Total income .......................          79,573         134,526          18,374
                                                         ------------------------------------------
OPERATING EXPENSES:
  Interest expense ................................          17,229           8,996           3,182
  Other operating expense .........................           8,082           2,789             312
                                                         ------------------------------------------
               Total operating expenses ...........          25,311          11,785           3,494
                                                         ------------------------------------------
Income before undistributed income of subsidiary...          54,262         122,741          14,880
EQUITY IN UNDISTRIBUTED INCOME OF
  SUBSIDIARY ......................................       1,806,069       1,485,060       1,482,840
                                                         ------------------------------------------
NET INCOME ........................................      $1,860,331      $1,607,801      $1,497,720
                                                         ==========================================


STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED, DECEMBER 31                                   1998              1997              1996
                                                                   ----              ----              ----
OPERATING  ACTIVITIES:
  Net income .........................................      $ 1,860,331       $ 1,607,801       $ 1,497,720
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Amortization and depreciation ...................            7,827             2,023
      Equity in undistributed income of subsidiary ...       (1,806,069)       (1,485,060)       (1,482,840)
                                                            -----------------------------------------------
          Net cash provided by  operating activities             62,089           124,764            14,880
                                                            -----------------------------------------------
INVESTING  ACTIVITIES:
  Increase in buildings and land .....................          (28,677)         (194,845)          (53,176)
  Purchase securities "available for sale" ...........                            (19,900)
  Investment in Bank subsidiary ......................         (122,431)          (31,995)
                                                            -----------------------------------------------
           Net cash used in investing activities .....         (151,108)         (246,740)          (53,176)
                                                            -----------------------------------------------
FINANCING  ACTIVITIES:
  Proceeds from notes payable ........................              265           116,860            56,246
  Increase in other liabilities ......................            1,500               600
  Sale of treasury stock .............................              120               244                50
  Issuance of common stock ...........................          122,431            31,995
  Dividends to stockholders ..........................          (29,370)          (23,094)          (18,179)
                                                            -----------------------------------------------
          Net cash provided by (used in)
            financing activities .....................           94,946           126,605            38,117
                                                            -----------------------------------------------
INCREASE  (DECREASE)  IN  CASH .......................            5,927             4,629              (179)
CASH  BALANCE,  JANUARY 1.............................            4,660                31               210
                                                            -----------------------------------------------
CASH  BALANCE,  DECEMBER 31...........................      $    10,587       $     4,660       $        31
                                                            ===============================================

11. Stockholder's Equity

Stock Split - Retroactive Effect on Financial Statements:

     In July 1998, the Board of Directors of the Company voted a two-for-one split of the Company's common stock, to be effected in the form of a stock distribution, payable to shareholders of record as of July 30, 1998. The financial statements have been revised to give retroactive effect of the stock split as if the additional shares had been outstanding for all periods.

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

                                                                        Weighted
                                                      Non-Employee       average
                                       Employee         Director        Exercise
Year ended December 31, 1996        Stock Options     Stock Options      Prices
                                    -------------     -------------      ------
Outstanding 1995 ...............        92,514           43,680          $14.86
Lapsed .........................                         (3,460)
Adjustment for stock dividend...         2,074              956
Outstanding ....................        94,588           41,176          $14.68
Year ended December 31, 1997
Outstanding 1996 ...............        94,588           41,176          $14.68
Granted ........................                         16,720
Exercised ......................          (686)          (2,058)
Adjustment for stock dividend            1,864              658
Outstanding ....................        95,766           56,622          $15.13
Year ended December 31, 1998
Outstanding 1997 ...............        95,766           56,622          $15.13
Granted ........................         3,000
Exercised ......................       (11,361)            (500)
Adjustment for stock dividend...           961            1,133
Outstanding ....................        88,366           57,255          $15.00

     The Company measures stock based compensation costs using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        1998              1997
                                                        ----              ----
       Net income - as reported                    $1,860,000        $1,608,000
       Net income - pro forma                      $1,822,000        $1,481,000
       Basic income per share - as reported        $     2.50        $     2.17
       Basic income per share - pro forma          $     2.45        $     2.00
       Diluted income per share - as reported      $     2.25        $     2.04
       Diluted income per share - pro forma        $     2.20        $     1.86

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 2.0% for 1998 and 1997; risk-free interest rate of 5.96% and 6.34% for 1998 and 1997 respectively; expected lives of 10 years for 1998 and 1997, which is the option term; and volatility of 23.00% and 5.00% for 1998 and 1997 respectively.

Stock Dividends:

     The Company has declared stock dividends in December and June of 1998, December and June of 1997 at the following rates $0.40, $0.31, $0.23, $0.21, respectively, with fractional shares paid in cash. The Company issued 7,141 and 6,746 shares of common stock in conjunction with these dividends. Accordingly, amounts equal to the fair market value (based on quoted market prices as adjusted) of the additional shares issued have been charged to retained earnings and credited to common stock and additional paid-in capital. Earnings per common share, weighted average shares outstanding, and all stock option activity have been restated to reflect the stock dividends.

Preferred Stock:

     The Company authorized 1,000,000 shares of preferred stock at $5 par value. At December 31, 1998 no shares were issued or outstanding.

12. Earnings Per Share

     The following table sets forth the computation of basic and diluted earnings per share:


                                                                 1998          1997         1996
                                                            ----------------------------------------
Numerator:
     Net income                                                 $1,860,331    $1,607,801  $1,497,720
                                                            ----------------------------------------

Denominator:
  Denominator for basic earnings
  per share - weighted average shares                              744,247       741,616     740,398

  Effect of dilutive securities:
    Employee stock options                                          82,359        56,618      21,891
                                                            ----------------------------------------

  Dilutive potential common shares
    Denominator for diluted earnings per share - adjusted
    weighted average and assumed conversions                       826,606       798,234     762,289
                                                            ========================================

Basic earnings per share                                             $2.50         $2.17       $2.02
Diluted earnings per share                                           $2.25         $2.04       $1.99


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

     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1998 and 1997:

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

     The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:


                                                                1998                   1997
                                                                ----                   ----
                                                        Carrying      Fair      Carrying      Fair
  (In thousands)                                          Value       Value      Value       Value
                                                        --------------------------------------------
Financial assets:
  Cash and due from banks ..........................    $  2,615    $  2,615    $  2,514    $  2,514
  Interest bearing deposits ........................       5,610       5,610       2,418       2,415
  Investment securities ............................      46,706      46,886      38,208      38,318
  Loans, net .......................................      89,559      94,078      76,228      74,407
  Accrued interest receivable and other assets .....       2,081       2,081       1,731       1,731

Financial liabilities:
  Deposit liabilities ..............................     129,891     131,202     108,789     108,253
  Other borrowed funds .............................       4,471       4,477       2,279       2,279
  Accrued interest payable and  other liabilities...         823         823         711         711


                   Summary of Quarterly Results of Operations


                                         First     Second       Third     Fourth
In thousands, except per share data)    Quarter    Quarter     Quarter   Quarter
--------------------------------------------------------------------------------
1998
----
Interest income....................     $2,359      $2,457      $2,589    $2,712
Net interest income................      1,320       1,367       1,434     1,543
Provision for loan losses..........         75          50          75        70
Other income.......................        189         170         201       229
Other expenses.....................        830         862         920     1,002
Net income.........................        414         430         463       553
Net income per share:
     Basic.........................      $0.57       $0.59       $0.63     $0.71
     Diluted.......................      $0.51       $0.53       $0.56     $0.65

                                         First     Second       Third     Fourth
In thousands, except per share data)    Quarter    Quarter     Quarter   Quarter
--------------------------------------------------------------------------------
1997
----
Interest income .........               $1,983      $2,147      $2,298    $2,370
Net interest income .....                1,135       1,228       1,310     1,337
Provision for loan losses                   30          30          55        75
Other income ............                  133         167         188       189
Other expenses ..........                  731         788         798       888
Net income ..............                  362         389         436       420
Net income per share:
     Basic ..............               $ 0.50      $ 0.54      $ 0.55    $ 0.58
     Diluted ............               $ 0.47      $ 0.51      $ 0.54    $ 0.52


     The above gives retroactive effect to stock dividends and stock splits

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

                                            Hopper Soliday & Company, Inc.
                                            1825 Oregon Pike
                                            Lancaster, PA 17601
                                            (717) 560-3000

     As of March 17, 1998 there were approximately 855 shareholders of record.

1998                               4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid............................       $43.50         $38.00           $30.00          $30.62
Ask............................       $47.50         $39.00           $31.00          $31.00
Stock Dividends per Share......        $0.405         None             $0.31           None

1997                               4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid............................       $27.50         $21.25           $20.75          $20.00
Ask............................       $28.00         $21.75           $21.25          $21.00
Stock Dividends per Share......        $0.23          None             $0.21           None

1996                               4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid............................       $20.00         $18.25           $16.75          $15.88
Ask............................       $21.00         $18.75           $17.25          $16.38
Stock Dividends per Share......        $0.20          None             $0.17           None


The above are historical amounts as adjusted for the effects of a two for one stock split on July 30, 1998.

Stock Transfers:                                     Shareholder Services:
Mildred Grose, Assistant Vice-President              Philip O. Farr, Comptroller
P.O. Box 40                                          198 E. Tioga St.
Meshoppen, Pa.  18630                                Tunkhannock, Pa.  18657
(717) 833-2131                                       (717) 836-2100


                                     Offices

Laceyville                                                    Lawton
Kevin Huyck, Branch Manager                                   Yvonne Nuss, Branch Manager
(570) 869-1522                                                (570) 934-2178

Meshoppen                                                     Bowman's Creek
Mildred Grose, AVP and Br. Mgr.                               Paula C. Coleman, Asst. Cashier and Br. Mgr.
(570) 833-2131                                                (570) 298) 2163

Tunkhannock                                                   Edwardsville
Richard D. Stark, Vice President and Br. Mgr.                 Donald Werts, Asst. Cashier and Br. Mgr.
(570) 836-2100                                                (570) 283-4462

Little Meadows                                                Towanda
Lorraine Corwin, Br. Mgr                                      Karen Glossenger, Branch Manager
(570) 623-2297                                                (570) 265-4711

Back Mountain                                                 Pine Mall
L. Lee Posten, Asst. Cashier and Br. Mgr.                     Debra D. Hannon, Branch Manager
(570) 696-6958                                                (570) 208-1500


                                 On the Internet
            Web Site: www.grangebank.com  E-Mail: bank@grangebank.com

                                    Officers

                    Robert C. Wheeler, Chairman of the Board

                         John W. Purtell, Vice Chairman

                         Thomas A. McCullough, President

                  Sally A. Steele, Secretary of the Corporation

                        Melvin E. Milner, Vice President

                        Joseph I. Killeen, Vice President

                        Richard D. Stark, Vice President

                           Philip O. Farr, Comptroller

                                    Directors

                                  Brian R. Ace,
                           Owner, Laceyville Hardware

                                 Thomas C. Burns
                           Retired; Dentist until 1994

                                 Edward A. Coach
                           Certified Public Accountant

                              Thomas A. McCullough
                      President and Chief Executive Officer
                     of the Bank and the Company since 1991

                                W. Kenneth Price
                      Co-owner of Ken Mar Home Furnishings

                                 John W. Purtell
                         President, S.F. Williams Inc.,
                              automobile dealership

                                 Sally A. Steele
                                    Attorney

                                  R. Levi Tyler
                                  Dairy Farmer

                                Robert C. Wheeler
                       Retired; Chief Executive Officer of
                         The Bank and Company until 1990