Form 10-K, Exhibit 13
period 1999-12-31
GRANGE NATIONAL BANC CORP
filed 2000-03-30
CIK 763850

To our Shareholders,

I am pleased to report that 1999 was another extremely successful year for Grange National Banc Corp and our subsidiary Grange National Bank. We once again achieved record earnings with a net income of $2,404,000, representing a 29% increase over the previous year. This was accomplished despite the pressures created by increased competition and rising interest rates.

One of the primary reasons for our improvement in earnings was the continued growth at our newer branch offices in Luzerne and Bradford counties. As these offices expand we believe they will generate additional sources of revenue without adding heavily to our operating expenses. With this in mind, our Board of Directors has determined that further expansion of our banking network, along with the addition of new banking products, will be necessary if we are to continue to significantly increase profits and improve shareholder value. We are currently evaluating several opportunities to acquire branch offices from other institutions. At this point it is difficult to say if these acquisitions will be accomplished, but we are optimistic about our prospects. We also expect to see additional opportunities in the future as large banks continue to consolidate in order to reduce expenses in what they consider to be unprofitable markets.

In addition to expanding our branch office network we are also making a significant effort to improve our non interest income. Many banks have focused their attention in this area in an effort to minimize the negative effects of shrinking net interest margins resulting from customer refinancing and increased competition for loans and deposits. During 1999 we entered into an agreement with a group of Nationwide Insurance agents to sell their auto and homeowners insurance. We presently have two licensed agents on staff and plan to add additional resources when necessary. A bankwide awareness campaign has been initiated and we expect to see some positive results by year end. The insurance agency along with our trust department and other products should continue to generate additional sources of revenue for our bank in the foreseeable future.

Sadly, I must report to you the recent loss of R. Levi Tyler, one of our most dedicated directors. Levi was an outstanding Board Member who clearly understood what the average person expected from a community bank. He represented a strong voice in favor of customers who needed financial help and was always an advocate of delivering our best service at the lowest possible price. Levi will be greatly missed.

We believe that our future prospects remain very strong and we look forward to the many challenges which our industry will face in the new millennium. Please be assured that our outstanding staff, dedicated board members and committed management team are more than capable of meeting these challenges. It is a pleasure to serve as the CEO of your bank.

Best regards


Thomas A. McCullough,
President and Chief Executive Officer

                                     Grange National Banc Corp. and Subsidiary

                                              Selected Financial Data
--------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                                 1999          1998           1997         1996          1995
--------------------------------------------------------------------------------------------------------------------
(In thousands except per share data)
SUMMARY OF OPERATIONS:
  Gross interest income..................            $11,401       $10,116         $8,798       $7,655        $6,599
  Gross interest expense.................              5,082         4,452          3,788        3,245         2,858
                                               ---------------------------------------------------------------------
  Net interest income....................              6,319         5,664          5,010        4,410         3,741
  Loan loss provision....................                220           270            190          125           115
                                               ---------------------------------------------------------------------
  Net interest income after
     loan loss provision.................             $6,099        $5,394         $4,820       $4,285        $3,626
                                               =====================================================================

  Income before income taxes.............             $3,082        $2,570         $2,292       $2,158        $1,697
   Provision for income taxes............                678           710            684          660           518
                                               ---------------------------------------------------------------------
  Net income.............................             $2,404        $1,860         $1,608       $1,498        $1,179
                                               =====================================================================
PER SHARE DATA:
  Net income basic.......................              $3.09         $2.45          $2.12        $1.98         $1.56
   Net income diluted....................              $2.77         $2.27          $2.07        $1.99         $1.62
  Cash dividends.........................                                                                      $0.10
  Stock dividends........................              $0.97         $0.71          $0.44        $0.37         $0.07
AVERAGE SHARES OUTSTANDING...............                779           744            742          740           740
FINANCIAL CONDITION AT YEAR END:
    Total assets.........................           $169,332      $149,953       $124,417     $104,199       $91,622
    Total loans..........................            102,317        90,499         76,995       62,033        52,538
    Allowance for loan losses............              1,092           940            767          623           532
    Total deposits.......................            140,580       129,891        108,789       91,055        79,866
    Stockholders' equity.................             15,962        14,767         12,638       10,940         9,522
RATIOS:
  Based on Average Balances:
    Return on assets.....................               1.49%         1.37%          1.39%        1.51%         1.40%
    Return on equity.....................              15.56         13.68          13.80        14.73         13.32
    Equity to assets.....................               9.56         10.04          10.15        10.30         10.51
    Primary capital to assets............              10.19         10.71          10.67        10.63         11.09
    Internal capital generation rate.....              15.36         13.47          13.50        14.56         12.43
  At Year End:
    Equity to assets.....................               9.42          9.84          10.16        10.50         10.39
    Primary capital to assets............              10.07         10.47          10.77        11.10         10.97
BOOK VALUE/SHARE.........................             $20.36        $19.65         $17.40       $15.40        $13.22

Note: share and per share amounts have been restated to give effect to stock dividends and stock splits.

                    Grange National Banc Corp. and Subsidiary

     Grange National Banc Corp. (Company) is a Pennsylvania financial holding company, headquartered in Laceyville, Pennsylvania, with Grange National Bank
(Bank) as its only subsidiary. The Bank was established in 1907 and provides friendly and affordable banking, insurance and trust services to communities in Wyoming, Susquehanna, Bradford and Luzerne counties.

     Grange National Bank's deposit services include:

     o    checking
     o    savings
     o    money market accounts
     o    certificates of deposit
     o    Individual Retirement Accounts
     o    MAC automated teller machine cards

     Internet banking will be introduced during 2000. This newest service will enable our customers to view balances and histories of their deposit and loan accounts, as well as transfer funds between accounts, and pay bills online.

     Loan services include:

     o    personal loans
     o    business loans
     o    municipal loans
     o    residential mortgages
     o    commercial mortgages
     o    Small Business Administration loans
     o    personal lines of credit
     o    commercial lines of credit
     o    letters of credit.

     Through Northeast Abstract, a limited liability partnership, formed by us and Mountain Laurel Abstract, we offer title searches and title insurance for real estate transactions.

     We now offer our customers a variety of insurance products at the Bank.

     Insurance products with American General Financial Group and Nationwide Insurance include:

     o    Old Line Life whole life insurance
     o    Old Line Life universal life insurance
     o    Old Line Life term life insurance
     o    Provident disability insurance
     o    Nationwide homeowner's insurance
     o    Nationwide Auto insurance
     o    Nationwide personal liability insurance

     Our trust department offers:

     o    personal and investment trusts
     o    trusts under will
     o    estate administration services
     o    estate planning
     o    living trusts
     o    Individual Retirement Accounts.

     Grange's other services include discount brokerage services, safe deposit boxes and payroll processing.

Highlights

     Grange reported record net income of $2,404,000 in 1999 compared to $1,860,000 in 1998, an increase of 29% for the period. The return on average assets was 1.49% and the return on average equity was 15.56% in 1999. In 1998 the return on average assets was 1.37% and the return on average equity was 13.68%. Deposits increased by 8% from the end of 1998 to the end of 1999. Loans increased by 13% from the end of 1998 to the end of 1999. Total assets increased by 13% from the end of 1998 to the end of 1999.

     Basic net income increased from $2.45 per share for 1998, to $3.09 per share for 1999, an increase of 26%. Dividends to stockholders increased from $0.71 (payable in stock) in 1998, to $0.97 (payable in stock dividend) in 1999, an increase of 37%. The stock dividends declared by the Company increases the amount of stock in circulation, while keeping capital in the Bank for future expansion needs. From our stockholder's point of view, they do not pay tax on the stock they receive, and have the option of selling the stock if they do want the cash.

     Concerns over Y2K proved to be more hype than reality. We took all the prudent steps of testing and replacing or upgrading computer hardware and software which indicated any possible problems reading the year 2000. We also increased our supply of cash on hand to accommodate an anticipated increase in demand. Fortunately none of the dire predictions materialized. Customers did not take out large amounts of cash, computers did not crash, the electricity did not go out, and the phones continued to work just fine. All of the Bank's computerized systems worked as expected. Bank officers were on hand at the bank during the century date change to deal with any possible problems. Balances and transactions were checked after the year end, and the beginning of 2000 processing to make sure there were no problems related to Y2K. February 29, 2000 as leap day was considered a critical date for Y2K problems as well. Our systems did not have any Y2K problems with the year change or leap day 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Be sure to read the consolidated financial statements and selected financial data presented in other parts of this report to obtain a complete understanding of the discussion and analysis.

FINANCIAL CONDITION

     Grange's primary source of profits is by using funds from customers' deposits, other borrowing sources and shareholders' equity, to invest in loans, bonds and interest bearing deposits in other banks. The difference between the cost of acquiring funds and the return on investments in loans, securities and interest bearing deposits is our net interest yield. For the last three years ended December 31, net interest yields have ranged from 4.44% in 1999 to 4.72% in 1998 and 4.79% in 1997.

     Interest rate risk management requires us to maintain an appropriate balance between

     o    interest sensitive assets
     o    interest sensitive liabilities
     o    liquidity to meet loan demand
     o    depositor's withdrawals
     o    operating expenses
     o    providing an adequate capital base for expansion and unforeseen losses

     A discussion of each of these factors relating to our financial condition follows.

LIQUIDITY AND RATE SENSITIVITY

     Liquidity management requires us to maintain adequate cash resources to meet our short and long term operating needs. This includes funding for loans for our customers, funding to take advantage of prudent investment strategies, and funding for operations expansion. We are continuing our strategy of relying on access to our line of credit at the Federal Home Loan Bank of Pittsburgh to fund daily cash needs, enabling us to be more fully invested in higher yielding investments. Maturing investments and time deposits provide funding for the longer term, while our line of credit funds short term fluctuations. Grange's "borrowing capacity" at the Federal Home Loan Bank is $64,798,000, which had a $9,002,000 balance at December 31, 1999. The Bank's deposit balance at FHLB was approximately $2,227,000. Investments maturing or expected to be called in 1999 include $951,000 in bonds classified as held to maturity, and $4,005,000 in bonds available for sale. In addition, we have $39,152,000 in bonds, maturing in more than one year, classified as available for sale, which can be sold to meet liquidity needs. Stable growth of core deposits provides additional liquidity.

     Our earnings are dependent on maintaining adequate net interest yield or spread between rates earned on assets and the cost of interest bearing liabilities. We must manage our interest rate sensitivity to maintain an adequate spread during both rising and declining rate environments. This way we can respond within a reasonable time, to changing interest rates and, or changing balances in loans and investments as compared to deposits and debt. Occasionally we have opportunities to increase income by taking advantage of mismatches in maturing assets and liabilities. We are very selective in taking advantage of these opportunities because this increases interest rate risk.

     Decisions about which bonds to purchase include whether to buy short-term or long term bonds. Investing in short-term bonds enhance rate sensitivity but usually have lower yields, while long-term bonds reduce rate sensitivity but usually have higher yields. We will invest in bonds with 10 - 20 year maturities when their yields are high enough to compensate for their greater interest rate risk. Additionally, we manage the risk by the use of a "trigger" strategy to sell certain long term bonds before their value goes too low in order to minimize losses. The money will then be reinvested in bonds at the new interest rates.

     Our loan portfolio has more variables than our bond portfolio. Competition from other lenders as well as consumers's demand for particular loan products greatly influence our decisions regarding the types and rates of loans we hold. We are able to create loan products which adjust to interest rate changes, but consumers demand features which will make them attractive before they will accept these loans. While convenience and service are important to our customers, pricing is also important. Consumers generally require more favorable pricing when interest rate risk is shifted from us to them. Certain products such as fixed rate mortgages are expected by our customers. These loans have more interest rate risk because of their long term and need to be priced higher. (In pricing these loans, such as long term mortgages, interest rate risk is in addition to other factors such as collateral risk, credit risk, and repayment risks.) Competition from other lenders has a big impact on our choices of pricing and terms of the loans we offer.

     Having a similar amount of assets repricing, or maturing, at or about the same time as our liabilities re-price or mature reduces our interest rate risk. We measure our assets and liability positions by using a rate sensitivity report which categorizes our assets and liabilities according to re-pricing opportunities and maturity dates. Rate sensitive balances are defined as those balances that mature or can be repriced within one year. However, we recognize certain trends and historical experiences for some products. For example, the Bank has a number of deposit accounts, including savings, interest checking, and money market accounts which may have withdrawals. We know that while all customers in these account categories could withdraw their money on any day, they do not do so, even with interest rate changes. These accounts are core deposits and do not react the same from interest rate changes as time deposits do. Checking and savings accounts tend to change according to cash flow and transaction needs of our customers, as well as other non-interest rate reasons such as account charges and customer service. We believe these deposits will not fluctuate more than 10% within three months, not more than an additional 15% during the following three to twelve month period and not more than an additional 30% during the following one to five years. The following table illustrates our interest rate sensitivity positions as of December 31, 1999. The time periods we use refer to the earliest possible repricing period (with the exception of checking and savings deposits), not maturity.

                                                     Repricing
                                                     ---------
                                     Less than    Three to      One to      After
                                         three      twelve        five       five
   (In thousands)                       months      months       years       year
   --------------                 ------------------------ ----------------------
Assets:
 Interest bearing deposits....          $2,227         $99        $200
  Investment securities:
  Available for sale..........           2,001       1,996      11,848    $24,192
  Held to maturity............             369         827      11,245        776
 Loans........................           8,804      10,487      28,673     54,522
                                  -----------------------------------------------
    Total.....................          13,401      13,409      51,966     79,490
                                  -----------------------------------------------
Liabilities:
 Time deposits................          19,397      23,196      29,411
 Checking and savings deposits           4,640       6,959      13,919     20,879
 Borrowed funds...............           4,484                   7,302
                                  -----------------------------------------------

Total.........................          28,521      30,155      50,632     20,879
                                  -----------------------------------------------
Gap:
 By period....................       ($15,120)   ($16,746)      $1,334    $58,611
                                  ===============================================
 By cumulative................       ($15,120)   ($31,866)   ($30,532)    $28,079
                                  ===============================================
 Cumulative Gap as
   Percentage of total assets......     -8.93%     -18.82%     -16.03%     16.58%

     According to the table we have a negative gap position, which means our liabilities will reprice faster than our assets. When interest rates are rising this will reduce our interest spread and our net interest income. We expect rates to continue to rise at an even pace during most of 2000, and probably level off near the end of the year. Because interest rates on deposit accounts usually do not change as quickly as bond or loan rates we believe our interest spread will not go down very much.

     When we take advantage of repricing gaps to enhance portfolio yield, we have plans to sell bonds with longer maturities if they reach specific prices. This should minimize losses if interest rates become volatile and rise too quickly. When we buy longer term bonds we are prepared to accept greater volatility in their values. This provides us with higher yields and helps control interest rate risk in our bond portfolio. We will continue to take advantage of temporary volatility as buying opportunities improve our bond portfolio's yield.

     Adjustable rate loans and mortgages will continue as part of our loan mix in order to reduce imbalances in our longer term GAP positions. We purchase bonds in our available for sale category with maturities ranging from five to twenty years. These maturities, along with our credit line at the Federal Home Loan Bank and our ability to sell bonds in our "available for sale" portion of our portfolio, provides adequate cash flow to respond to changing interest rates and liquidity needs. We constantly monitor our gap position so we can adjust loan pricing or deposit pricing when interest rates change.

LOAN PORTFOLIO

     Our total loans outstanding at December 31, 1999 increased by $11,818,000 or 13% to $102,317,000 from the December 31, 1998 total of $90,499,000. This is less than the 18% increase in 1998 less than the 24% increase in 1997. The average loan balance for 1999 was $95,512,000 compared to $82,532,000 for 1998. Primarily growth occurred in tax exempt loans and one-to-four family mortgages. Tax exempt loans increased by $4,813,000 or 236% to $6,856,000 at the end of 1999, from $2,043,000 at the end of 1998. Most of the increase was due to a few large tax anticipation loans to local governments. These loans are for only one year and usually are put out for bid every year. One-to-four family mortgages increased by $3,423,000 or 7% to $52,154,000 at the end of 1999 from $48,731,000 at the end 1998. Our Back Mountain office continues to have most of the commercial loan growth. Our newest office at the Pine Mall in Wilkes-Barre has had very good consumer loan demand with $1,575,000 of consumer loans as of December 31, 1999. These offices are generally competing with very large banks and is an indication of the consumer and businessman's need for the service of a community bank. The average interest rate on total loans decreased slightly from 9.24% for 1998 to 8.69% for 1999.

     The breakdown of our loans at December 31, 1999 and 1998 are as follows:


(In thousands)                                      1999         1998
                                                    ----         ----
Real estate mortgages:
  Agricultural..............................    $  1,217       $ 1,323
  Residential, 1 - 4 family.................      52,154        48,731
  Residential, multi-family.................       1,703           747
  Nonfarm, nonresidential properties........      15,348        14,076
                                                ----------------------
       Total real estate mortgages..........      70,422        64,877
Agricultural loans..........................         279           268
Commercial loans............................      13,856        13,653
Municipal loans.............................       6,856         2,043
Consumer loans..............................      11,003        10,086
                                                ----------------------

Total.......................................     102,486        90,927
Unearned income.............................         169           428
                                                ----------------------

Total.......................................    $102,317       $90,499
                                                ======================

     Final loan maturities and the rate sensitivity of the loan portfolio at December 31, 1999 are as follows:

                                      Within             One-         After
(In thousands)                      One Year       Five Years    Five Years         Total
                                ---------------------------------------------------------
Real estate mortgages........        $16,118          $25,759       $28,545       $70,422
Agricultural loans...........            140              139                         279
Commercial loans.............          4,010            3,391         6,525        13,926
Municipal loans..............          3,899              411         2,546         6,856
Consumer loans...............          1,175            6,226         3,602        11,003
                                ---------------------------------------------------------
          Total..............        $25,342          $35,926       $41,218      $102,486
                                =========================================================

Loans at fixed interest rates.        $5,765          $19,466       $29,839       $55,070
Loans at variable interest
  rates                               19,577           16,460        11,379        47,416
                                ----------------------------- ---------------------------
          Total...............       $25,342          $35,926       $41,218      $102,486
                                =========================================================

     We discontinue accruing interest on a loan when we believe that we probably will not be able to collect the balance. This decision is made after considering various factors including attempts to collect the loan, the customer's financial condition and future prospects. Any payments made on non-accrual loans are applied to reduce the principal balance on the loan. Our non-accrual loans at December 31, 1999 were $103,000 and $205,000 in 1998. Interest that would have been included in income if the loans were not classified as non-accrual was approximately $9,000 in 1999 and $19,000 in 1998.

ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses and related allowance for loan losses are based upon our continued evaluation of the current loan portfolio considering such things as general economic conditions, adequacy of collateral on past due loans, past and expected loan loss experience, composition of loan portfolio, unusual risk concentrations, allowance as a percentage of total loans and any other relevant factors. The reserve is not divided to provide for any individual loan or loan classification. The total allowance balance is available to absorb losses from all loans included in the portfolio.

     Our charge-offs minus our recoveries during 1999 were $68,000 and $97,000 during 1998, an decrease of 30%. Average loans increased from $82,532,000 in 1998 to $95,512,000 in 1999. At December 31 the balance in our allowance for loan losses had increased from $940,000 in 1998 to $1,092,000 in 1999, and the ratio of loan loss allowance to loans was 1.04% in 1998 and 1.07% for 1999. We believe the quality of the loan portfolio remains strong, but expect our losses will increase as the size of the loan portfolio increases. We will continue to build the loan loss reserve to keep up with the size of the loan portfolio and to cover other potential losses which we may identify.

     The following table shows loans past due 90 days or more on which interest has continued to be accrued, at December 31:


(In thousands)                      1999         1998
                                    ----         ----
Real estate mortgages........         $0           $1
Demand.......................          0            9
Installment..................          9            0
                                ---------------------

TOTAL........................         $9          $10
                                =====================

     This table summarizes our loan loss experience for the years ended December 31:


(In thousands)                                     1999      1998
                                                   ----      ----
Balance at beginning of period..............       $940      $767
                                              -------------------
Charge-offs:
  Commercial, consumer and agricultural.....         33        59
  Real estate mortgages.....................          8        40
  Installment...............................         38         3
                                              -------------------

TOTAL.......................................         79       102
                                              -------------------
Recoveries:
  Commercial, consumer and agricultural.....          9         1
  Real estate mortgages.....................          0         0
 Installment................................          2         4
                                              -------------------

TOTAL.......................................         11         5
                                              -------------------
Net charge-offs.............................         68        97
                                              -------------------
Provision charged to operations.............        220       270
                                              -------------------
Balance at end of period....................     $1,092      $940
                                              ===================
Average loans outstanding...................    $95,512   $82,532
Loans outstanding, December 31..............   $102,317   $90,499
Loan reserve ratios:
  Net loan charge-offs - average loans......      0.07%     0.12%
  Reserve - loans, December 31..............      1.07%     1.04%

     Our loan losses continue to be low, which is a result of the high quality of the loan portfolio, close monitoring of marginal loans and persistent collection efforts on past due accounts.

INVESTMENT PORTFOLIO

     The investment portfolio increased by $7,929,000 or 17% during 1999 to $54,635,000 at the end of the year. The increase was due to deposit growth. If not for the continued strong loan demand, investment growth would have been greater. Available for sale securities increased by $1,167,000 or 37% to $41,418,000 and held to maturity securities decreased by $3,238,000, or 20% to $13,217,000, from December 31, 1998 to
December 31, 1999, as we have designated all but new corporate bond purchases as available for sale.

     During 1999 we purchased mostly longer term bonds for our available-for-sale portfolio because we believe we need to invest in longer term bonds to get higher returns. Although the value of many of these bonds declined due to rising interest rates, we believe the higher yield is worth the volatility in the market values. We may sell some bonds if their values fall far enough, in order to minimize losses. Credit quality remains a high priority when purchasing bonds, and we continue to buy high quality bonds.

     The Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires us to classify our debt and equity securities into three categories: held to maturity, available for sale, or trading. Available for sale bonds are evaluated quarterly, and their carrying values adjusted to reflect their market values, with the resulting adjustment entered as an adjustment, net of tax, to our net worth. The market value of investments available for sale as of December 31, 1999, reflect a change from an unrealized gain of $260,000 at the end of 1998 to an unrealized loss of $1,149,000. As interest rates continue to go up during 2000, this unrealized loss will increase. We will continue to monitor the market values of our bonds and may selectively sell bonds if we need to stop further losses. However, we expect these kinds of changes in market values on long term bonds and have the ability to continue to hold them if we believe it is in our best interest to do so.

     The carrying value of our investment securities both available for sale, and held to maturity at December 31, are summarized in the table below:


(In thousands)                                        1999            1998
                                                      ----            ----
Available for sale:
  U.S. Treasury securities.....................     $4,509          $5,886
  U.S. government agencies and corporations....     23,747          15,551
  State and municipal securities...............     11,781           8,134
  Other securities.............................      1,381             680
                                                   -------         -------
     Total.....................................    $41,418         $30,251
                                                   =======         =======

Held to maturity:
  U.S. Treasury securities.....................
  U.S. government agencies and corporations....     $5,019         $10,728
  State and municipal securities...............      2,414           2,985
  Other securities.............................      5,784           2,741
                                                   -------         -------
              Total............................    $13,217         $16,454
                                                   =======         =======

     The following table shows the maturities of our investment and debt securities as of December 31, 1999 and the weighted average yields (tax-exempt securities on tax equivalent basis assuming 34% tax rate) of the securities:


                                                       Due after             Due after
                                 Due within             one year            five years
(In thousands)                   one year or            through               through             Due after
                                    less               five years            ten years            ten years
                               --------------------------------------------------------------------------------
Available for sale:
  U.S. Treasury
      securities.............   $3,004    5.49%       $1,492     6.76%
  U.S. government
     agencies and
    corporations.............    1,001    5.11%        8,711     6.15%     $6,039    6.35%      $8,989    6.10%
   State and municipal
      securities.............                          1,895     6.83%      4,873    6.66%       5,871    7.25%
  Other securities...........                                                                   $1,283
                                ------               -------              -------              -------
  Total......................   $4,005    5.39%      $12,098     6.33%    $10,912    6.49%     $16,143    6.55%
                                ======               =======              =======              =======

Held to maturity:
  U.S. government
    agencies and
    corporations.............                         $4,167     6.47%       $528    6.76%        $324    7.63%
  State and municipal
    securities...............      951    6.92%        1,463     6.99%
  Other securities...........                          5,536     6.31%                             248    7.10%
                                ------               -------              -------              -------
  Total......................     $951    6.92%      $11,166     6.46%       $528    6.76%        $572    7.40%
                                ======               =======              =======              =======

     As you can see from the table, longer maturity bonds provide higher yields. Because of this, we are purchasing more longer term bonds than we did before. We believe we have enough capital to tolerate the larger market price variations of longer term bonds.

DEPOSITS

     Our deposit growth slowed to 8% in 1999. Deposits at year end 1999 were $140,580,000, an increase of $10,689,000 from the 1998 year end balance of $129,891,000. Non-interest bearing deposits increased $1,470,000 or 7%, to $22,180,000 and interest bearing deposits increased $9,220,000 or 8% to $118,401,000. The percentage of non-interest bearing deposits to average total deposits for 1999 increased to 16% from 15% for 1998. The percentage of average non-interest bearing deposits to average total deposits is important to our profitability because it decreases our overall interest expense.

     Average time deposits increased by $7,013,000 during 1999 to $66,243,000 from $59,230,000 during 1998. Their proportion of total average deposits increased to 58% in 1999 from 50% in 1998. This is important because time deposits cost us more than other deposits and react to rising or falling interest rates sooner than other deposit accounts. However, the average interest rate does not rise as fast, because only new or variable certificates of deposit will have the new rates. When interest rates change on other deposit accounts, such as money market or savings, all of the accounts' rates change. Average deposits in savings and money market accounts increased by $2,583,000 from 1998 to 1999, and average deposits in NOW and Super- NOW accounts increased by $3,512,000 during the same period. We expect continued strong growth in deposits from the office in Towanda, the Back Mountain office at Trucksville and the bank's newest at the Pine Mall in Wilkes-Barre.

     The average balance of deposits and average rates paid on those deposits during the years ended December 31 are displayed in the following table:

                                                 1999                   1998
                                                 ----                   ----
                                          Average   Average        Average   Average
(In thousands)                             Balance   Rate           Balance   Rate
                                           -------  -------         -------   ----
Demand deposits:
  Noninterest bearing.................    $21,587                  $17,505
  Interest bearing....................     16,185     1.94%         12,673     2.11%
Savings and money market deposits.....     31,578     2.49%         28,995     2.68%
Time deposits.........................     66,243     5.29%         59,230     5.57%
                                         --------                 --------

TOTAL.................................   $135,593                 $118,403
                                         ========                 ========

     Maturities of certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1999 are shown below:

                                             Certificates         Other
                                                  of              Time
(In thousands)                                 Deposits          Deposits        Total
                                               --------          --------        -----
3 months or less........................        $4,136                          $4,136
3 to 6 months...........................         2,052                           2,052
6 to 12 months..........................         1,918                           1,918
Over 12 months..........................         5,006                           5,006
No set maturity, state deposit..........                           $200            200
                                            ------------------------------------------
          TOTAL.........................       $13,112             $200        $13,312
                                            ==========================================

CAPITAL

     Having adequate capital is necessary to support continued growth and earnings, to meet the needs of our depositors and borrowers, and to maintain a reasonable rate of return for stockholders. Stockholders' equity increased by $1,195,000 or 8% from $14,767,000 at December 31, 1998 to $15,962,000 at
December 31, 1999. This is less than the 17% increase during 1998. The main reason for the lower increase in equity is the decline in market value of securities available for sale, which amounts to a decrease of $1,409,000 after taxes. Our average equity to assets ratio was still 9.56% due to our strong earnings in 1999. For 1998 our average equity ratio was 10.04% and 10.15% for 1997.

     Our Board of Directors decision to declare stock dividends instead of cash dividends has, along with strong profits, helped maintain a high equity to assets ratio. Conserving capital is also much less expensive than raising new capital. The stock dividend is popular with stockholders because it is not taxable until the shares are sold. We need to continue to build our capital to keep pace with the deposit growth we have experienced, and which we expect will continue as a result of the new offices we have opened over the past several years.

     In 1989 the Federal Reserve Board issued risk-based capital guidelines, which require banking organizations such as ours to maintain certain ratios of "qualifying capital" to "risk- weighted assets". "Qualifying capital" is classified into two tiers, referred to as Tier 1 and Tier 2 capital. Tier 1 capital consists of common equity, qualifying perpetual preferred equity and minority interests in the accounts of unconsolidated subsidiaries, less goodwill. Tier 2 capital consists of perpetual preferred equity not qualifying for Tier 1 capital, the allowance for loan losses, mandatory convertible debt and subordinated and other qualifying securities. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital. To calculate "risk-weighted assets", we apply certain risk percentages, as specified by the Federal Reserve Board to particular categories of both on and off-balance sheet assets. These guidelines require us to maintain a minimum ratio of Tier 1 capital to risk-weighted assets of 4%, and require a minimum ratio of Tier 1 and Tier 2 capital to risk-weighted assets of 8%.

     The Federal Reserve Board has an additional capital standard, referred to as the Tier 1 leverage ratio. The Tier 1 leverage ratio is defined as Tier 1 capital (as defined under the risk- based guidelines) divided by average total assets (net of allowance for losses and goodwill). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity and good earnings. Other banking organizations are expected to have ratios of at least 4% to 5%, depending upon their particular circumstances, or risk profile of a given banking organization. The Federal Reserve Board has not advised us of any specific minimum Tier 1 leverage ratio applicable to us.

     The next table indicates our Tier 1 and Tier 2 capital, risk adjusted assets, our risk-based capital ratios, and Tier 1 leverage ratios. At the end of 1999 and 1998, we exceeded all regulatory capital requirements.

Risk-Based Capital
December 31, (in thousands, except ratios)                      1999        1998
Tier I capital:
  Shareholders' equity..................................       $16,911     $14,369
                                                            ----------------------

Tier II capital:
Loan loss reserve and adjustment for unrealized gains
on equity securities available for sale.................         1,136         940
                                                            ----------------------
Total Qualifying Capital................................       $18,047     $15,309
                                                            ======================
Risk-adjusted assets, net of allowances
  (Including off-balance sheet items)...................       $99,658     $95,881
Tier I Capital Ratio (4.00% required)...................        16.97%      15.40%
Total Capital Ratio (8.00% required)....................        18.11%      15.97%

Tier I Leverage Ratio...................................        10.11%      10.55%

RESULTS OF OPERATIONS

     Our net income for 1999 totaled $2,404,000 ($3.09 basic per share, based on 779,140 weighted average common shares) as compared to 1998's net income of $1,860,000 ($2.45 per share based on 741,616 weighted average common shares), and 1997's net income of $1,608,000 ($2.12 per share based on 757,277 weighted average common shares).

     Net interest income or the spread between total interest income and interest expense directly impacts the results of operation. Net interest yield for 1999 declined to 4.44% from 4.72% in 1998. Our average rate on interest earning assets fell from 8.25% to 7.76%, while average rate on total sources to fund the earning assets only decreased from 3.53% to 3.32%. Our interest rate spread declined primarily due to lower rates on new loans and many existing loans being refinanced by customers. Average rates on loans declined from 9.24% in 1998 to 8.69% in 1999, while average rates on investments declined from 6.44% in 1998 to 6.38% in 1999. Interest income on loans for 1999 increased by $675,000 (on a tax equivalent basis) or 14% similar to an increase of $767,000 or 15% for 1998 over 1997. Overall, the increased volume of loans increased interest income by $1,146,000 but lower rates reduced interest income by $471,000, for a net increase of $675,000.

     Greater volume investment securities increased interest income by $890,000, but lower yields reduced interest income by $24,000, for a net increase of $866,000. If we had not been purchasing longer term bonds our yields would have been much lower. Interest on investments (on a tax equivalent basis), was up 33% to $3,460,000 in 1999 from $2,594 in 1998.

     We need to continue to increase the size of our loan portfolio to compensate for our shrinking net interest yield. The loan to deposit ratio at 1999 year end was 73% up from 70% at 1998 year end. Loan growth is expected to continue, and the loan to deposit ratio should continue to increase slightly, as loan demand is experienced at the Tunkhannock, Edwardsville, Little Meadows, Towanda, Back Mountain, and Pine Mall office. Our provision expense for loan losses declined $50,000, from $270,000 in 1998 to $220,000 in 1999, as we resolved a few large problem loans without suffering losses.

     Salaries and employee benefits increased by $162,000 or 9% in 1999 as compared to 1998. This increase is due primarily to annual salary increases and only a slight increase in the number of employees. We had several branch managers retire during 1999. Edward O'Malley, on December 31, 1998 from the Tunkhannock office, Alice Carr from the Lawton office, Bonnie Brodhun from the Laceyville office, and Lee Posten from the Back Mountain office, announced his retirement for January 2000.

     Occupancy expense increased by $29,000 or 7% in 1999 as compared to 1998. Furniture and equipment expense was $36,000 or 11% higher in 1999 than it was in 1998. Most of the increase was due to purchasing various additional equipment and replacing old equipment which no longer worked properly. We incurred some minimal expense to make sure our equipment was Y2K ready. Most of the testing we were able to do ourselves, but the mainframe and related systems had to be tested by Jack Henry Inc., our software supplier.

     The Deposit Insurance Funds Act of 1996 (DIFA) passed by Congress and signed by the President, mandates banks to help pay the cost of the bonds issued by the "Financing Corporation" (FICO), which were used to finance the savings and loan bailout. The current annual cost to all Bank Insurance Fund (BIF) members is 1.296 cents per $100 of deposits. Members of the Savings Association Insurance Fund (SAIF) are required to pay 6.48 cents per $100 of deposits. Although banks are being required to pay much less than savings associations, it should be noted that the savings associations were the institutions that created the losses. This assessment is expected to cost the Bank approximately $18,000 in 2000. The Federal Deposit Insurance Corporation (FDIC) premium on deposit insurance remains at zero for 2000.

IMPACT OF INFLATION

     The majority of our assets and liabilities are monetary in nature and therefore differ greatly from most industrial companies that have significant investments in fixed assets or inventories. We believe that the biggest impact on net income is changes in interest rates and our ability to react to those changes. Our discussion of liquidity and rate sensitivity explained the importance of monitoring our balanced position in interest sensitive assets and interest sensitive liabilities, in order to protect against wide interest rate fluctuations. Inflation also has an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an adequate equity to assets ratio. An important effect of this has been the reduction of the proportion of earnings paid out in the form of dividends. Another significant effect of inflation is on other expenses which tend to rise during periods of general inflation.

YEAR 2000 IMPACT

     After spending the last couple of years preparing for the century date change, our New Year's weekend was pleasantly uneventful. Midnight came and went without problems, as did the first processing day of 2000. All of our senior and middle management was on hand to check on possible malfunctions and problems. Prior to the year end we had throughly tested software and hardware and made a few changes to correct or prevent some possible problems. One of the biggest issues we were concerned about was public perception of possible problems, and a possible large customer demand for cash that perception might cause. As part of our preparations we significantly increased our supply of cash and constantly reassured our customers that we and the rest of the banking industry was ready for Y2K. In the end there were no unusual demands for cash, nor were there more than a very few highly isolated cases of computer failures. None of our vendors suffered problems that had any effect on us. Similarly, leap day 2000 passed without incident. Our expenses for Y2K preparations were no more than $40,000, nearly half of which was increased borrowing expense due to the extra cash we kept on hand.

COMMUNITY REINVESTMENT ACTIVITIES

     The Community Reinvestment Act of 1977 (CRA) was adopted to encourage all financial institutions to help meet the credit needs of the communities they serve. The Act requires that each institution perform an annual self assessment of its record in meeting the needs of its entire community, including low and moderate income families, consistent with safe and sound banking practices. It also requires that financial institutions keep a record of their CRA related performance and that this record is available to the public. We are proud of our Community Reinvestment activities and our efforts to meet the credit needs of people of all income levels, race, religions or national origins. The Office of the Comptroller or the Currency awarded us a "Satisfactory" rating after their most recent examination of the Bank's CRA practices. The OCC has implemented new examination procedures for Community Reinvestment activities and under these new procedures, nearly all the Bank's efforts to improve the communities in which it operates are no longer considered. Only very specific activities targeted only to low and low-to- moderate income households are considered CRA activities. Activities that help a community as a whole do not qualify, except under extremely limited circumstances.

     In accordance with our goal to develop products which are affordable and accessible to all segments of our marketplace, we have worked with one of our correspondent banks, the Atlantic Central Banker's Bank, to offer a mortgage product to our customers, which only requires a 5% down payment. This mortgage would require private mortgage insurance, have a low interest rate, and be sold on the secondary mortgage market.

OTHER ACTIVITIES

     We have also taken a leadership role in the ongoing Laceyville Boro Revitalization effort.

The Borough received a grant from the Commonwealth of Pennsylvania in order to develop a site master plan to include concepts which may solve some of the issues affecting the downtown area. A Comprehensive Planner has been hired to provide plans for streetscape improvement and to identify other possible business opportunities for the community. Monthly meetings are held at our office in Laceyville and several of our bank officers take an active role on the revitalization committee.

     The community has made application to the state for a matching grant for the streetscape improvements, and will soon be submitting another application to fund building facade improvements.

INSURANCE ACTIVITIES

     In 1997 we obtained authorization from the OCC and the Pennsylvania Department of Insurance to sell insurance products. Two employees have obtained licenses to sell life, health, disability insurance, as well as property and casualty and liability insurance. We offer Old Line Life and Provident disability insurance products from American General Financial Group, and Homeowners, Auto and Personal umbrella liability insurance from Nationwide Insurance. Both companies are solid and have excellent reputations. Under our agreement with Nationwide, our agents are associate agents with a group of local Nationwide agents. This provides our insurance customers with a great company, competitive rates and what we believe is the best local service.

     We just recently formed an agency along with Mountain Laurel Abstract, called Northeast Abstract to provide title insurance and provide "one stop shopping" for our mortgage customers. Now customers can apply for a mortgage and get their title insurance and homeowner's insurance all with just one stop. We believe our customers will like this convenience.

TRUST DEPARTMENT

     Our Trust Department continues to grow and expand. We plan to do more advertising this year emphasizing the trust department. Offering personal trusts, irrevocable trusts, insurance trusts, trusts under will, estate management services and IRAs. Plans to expand the department include soliciting accounts under $1,000,000, a segment large banks no longer pursue. Management does not expect the Trust Department to be profitable for at least the next few years.

                    Grange National Banc Corp and Subsidiary
               Average Balances, Interest Income/Expense and Rates

                                                December 31, 1999              December 31, 1998
                                                -----------------              -----------------
                                          (1)       Interest   Average      (1)      Interest   Average
                                        Average      Income/   Interest   Average     Income/   Interest
Years Ended                             Balance      Expense     Rate     Balance     Expense     Rate
---------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
 Loans:
  Mortgages..........................      $56,971      $4,762     8.36%    $53,533      $4,681     8.74%
  Installment........................        2,275         278     12.22      4,505         484     10.74
  Commercial.........................       36,266       3,257      8.98     24,494       2,457     10.03
                                         ---------------------            ---------------------
    Total loans......................       95,512       8,297      8.69     82,532       7,622      9.24
                                         ---------------------            ---------------------
 Securities available for sale:
  U.S. Treasury securities...........        5,108         303      5.93      6,812         405      5.95
  U.S. government agencies...........       22,236       1,362      6.13      7,399         462      6.24
  Municipal bonds....................       11,112         782      7.04      4,771         331      6.94
  Other securities...................          998          63      6.31        577          37      6.41
                                         ---------------------             --------------------
    Total available for sale.........       39,454       2,510      6.36     19,559       1,235      6.31
                                         ---------------------             --------------------
 Securities held to maturity:
  U.S. government agencies...........        7,182         466      6.49     15,035         980      6.52
  Municipal bonds....................        3,081         202      6.56      3,404         230      6.76
  Other securities...................        4,500         282      6.27      2,282         149      6.53
                                         ---------------------             --------------------
    Total held to maturity...........       14,763         950      6.44     20,721       1,359      6.56
                                         --------- -----------             --------------------
      Total investment securities....       54,217       3,460      6.38     40,280       2,594      6.44
                                         ---------------------             --------------------
 Deposits in banks...................        3,320         126      3.80      3,193         179      5.61
                                         ---------------------             --------------------
      TOTAL..........................     $153,049     $11,883      7.76   $126,005     $10,395      8.25
                                         =====================             ====================
INTEREST BEARING
LIABILITIES:
 Deposits:
  NOW and super-NOW..................      $16,185        $314      1.94    $12,673        $268      2.11
  Savings and money market...........       31,578         785      2.49     28,995         777      2.68
  Certificates of deposit............       66,043       3,494      5.29     59,030       3,286      5.57
  Other time deposits................          200          10      5.00        200          11      5.50
                                         ---------------------             --------------------
    Total deposits...................      114,006       4,603      4.04    100,898       4,342      4.30
 Other borrowed funds................        9,729         479      4.92      2,405         111      4.62
                                         ---------------------             --------------------
      TOTAL..........................      123,735       5,082      4.11    103,303       4,453      4.31

Non-interest bearing funds, net (2)..       29,314                           22,702
                                         ---------------------             --------------------
TOTAL SOURCES TO FUND
EARNING ASSETS.......................     $153,049       5,082      3.32   $126,005       4,453      3.53
                                         ========= -----------             ======== -----------
NET INTEREST/YIELD...................                   $6,801     4.44%                 $5,942     4.72%
                                                   ===========                      ===========

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

                    Grange National Banc Corp. And Subsidiary
                               Net Interest Income
                         Changes Due to Volume and Rate

                                                        1999 vs. 1998                          1998 vs. 1997
                                                      Increase (Decrease)                   Increase (Decrease)
                                                      -------------------                   -------------------
                                                   Total     Due To    Due To            Total    Due To     Due To
(In thousands)                                    Change     Volume      Rate           Change    Volume       Rate
                                           ------------------------------------------------------------------------
INTEREST INCOME:
  Loans................................             $675     $1,146    ($471)           $1,107    $1,212      ($105)
  Investment securities................              866        890      (24)              324       302         22
  Deposits in other banks..............             (53)          7      (60)                2         2          0
                                           ------------------------------------------------------------------------
       TOTAL...........................            1,488      2,043     (555)            1,433     1,516        (83)
                                           ------------------------------------------------------------------------

INTEREST EXPENSE:
  Now/Super-Now deposits...............               46         69      (23)               31        38         (7)
  Savings/Money market deposits........                8         65      (57)               60        75        (15)
  Time deposits........................              207        377     (170)              498       471         27
  Other Borrowings.....................              368        361        7                77        71          6
                                           ------------------------------------------------------------------------
      TOTAL............................              629        872     (243)              666       655         11
                                           ------------------------------------------------------------------------
NET INTEREST INCOME....................             $859     $1,171    ($312)             $767      $861       ($94)
                                           ========================================================================

     Changes in interest due to volume and due to rate have been allocated by reference to changes in the average balances and the average interest rates of interest earning assets and interest bearing liabilities. Tax-exempt interest has been converted to a tax equivalent basis at the U.S. federal income tax rate of 34%.

                          INDEPENDENT AUDITOR'S OPINION


The Board of Directors and Stockholders
Grange National Banc Corp.

     We have audited the consolidated balance sheets of Grange National Banc Corp. and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the three years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grange National Banc Corp. and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


Daniel Kenia, P.C.
Tunkhannock, Pennsylvania

January 17, 2000

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                 1999           1998
---------------------------------------------------------------------------------------------------
ASSETS:
  Cash and due from banks.........................................        $4,353,347     $2,615,466
  Interest bearing deposits.......................................         2,526,347      5,610,125
  Investment securities (Note 2):
        Available for sale........................................        41,417,763     30,251,442
        Held to maturity, (market value
          1999, $12,481,000; 1998, $16,678,000)...................        13,217,040     16,454,603
                                                                    -------------------------------
  Loans (Note 3)..................................................       102,486,198     90,927,128
  Less:  unearned interest income.................................           168,908        427,967
  Less:  allowance for loan losses................................         1,092,170        940,150
                                                                    -------------------------------
         Loans, net...............................................       101,225,120     89,559,011
  Bank premises and equipment, net (Note 4).......................         2,899,382      3,135,784
  Accrued interest and other assets...............................         3,341,951      2,080,598
  Intangible assets...............................................           119,863        138,384
  Other real estate...............................................           231,601        107,789
                                                                    -------------------------------
TOTAL ASSETS......................................................      $169,332,414   $149,953,202
                                                                    ===============================
LIABILITIES:
  Deposits:
    Non-interest bearing deposits.................................       $22,179,696    $20,710,241
    Interest bearing deposits.....................................       118,400,773    109,181,088
                                                                    -------------------------------
      Total deposits..............................................       140,580,469    129,891,329
 Borrowed funds (Note 5)..........................................        11,786,255      4,471,214
  Accrued interest and other liabilities..........................         1,003,690        823,343
                                                                    -------------------------------
      Total liabilities...........................................       153,370,414    135,185,886
                                                                    -------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 1)
STOCKHOLDERS' EQUITY (NOTE 1):
  Preferred stock authorized 1,000,000 shares of $5 par;
    None issued nor outstanding...................................
  Common stock authorized 5,000,000 shares of $5 par,
    783,809 and 751,558 shares issued in 1999 and 1998,
    respectively..................................................         3,919,045      3,757,790
  Additional paid-in capital......................................         1,516,874        731,661
  Retained earnings...............................................        11,675,129     10,017,937
                                                                    -------------------------------
      Total.......................................................        17,111,048     14,507,388
 Accumulated other comprehensive income
  (net of deferred income taxes) (Note 6).........................        (1,149,000)       260,000
  Treasury stock, at cost (Note 1)................................               (48)           (72)
                                                                    -------------------------------
      Total stockholders' equity..................................        15,962,000     14,767,316
                                                                    -------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................      $169,332,414   $149,953,202
                                                                    ===============================

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


YEARS ENDED DECEMBER 31,                                                   1999           1998            1997
-----------------------------------------------------------------------------------------------------------------
Interest Income:
  Interest and fees on loans.........................................  $ 8,148,308     $7,531,903      $6,462,812
  Interest on investment securities:
    U.S. Treasury securities.........................................      303,401        405,229         583,566
    Obligations of other U.S. government
      agencies and corporations......................................    1,828,219      1,442,403       1,271,288
    Obligations of states and political subdivisions (tax-exempt)....      649,464        370,571         216,027
    Other securities.................................................      344,977        187,208          87,259
  Interest on deposits in banks......................................      126,377        179,432         177,211
                                                                       ------------------------------------------
          Total interest income......................................   11,400,746     10,116,746       8,798,173
                                                                       ------------------------------------------
Interest Expense:
  Interest on deposits...............................................    4,602,280      4,341,667       3,753,657
  Interest on borrowed funds.........................................      479,402        110,656          34,145
                                                                       ------------------------------------------
          Total interest expense.....................................    5,081,682      4,452,323       3,787,802
                                                                       ------------------------------------------
        Net interest income..........................................    6,319,064      5,664,423       5,010,371

      Provision for loan losses (Note 3).............................      220,000        270,000         190,000
                                                                       ------------------------------------------
        Net interest income after provision for loan losses..........    6,099,064      5,394,423       4,820,371

Other Income (Note 7)................................................      991,011        784,864         676,731
Other Expenses (Note 8)..............................................   (4,008,282)    (3,608,956)     (3,205,301)
                                                                       ------------------------------------------
Income before taxes..................................................    3,081,793      2,570,331       2,291,801

                                                                       ------------------------------------------
Provision for income taxes (Notes 1 and 6)...........................      678,000        710,000         684,000
                                                                       ------------------------------------------
Net income...........................................................   $2,403,793     $1,860,331      $1,607,801
Other comprehensive income, net of tax:
  Unrealized gains on securities:
    Unrealized holding gain (loss) arising during period.............  ($1,409,000)      $176,000         $81,000
                                                                       ------------------------------------------
Comprehensive income.................................................     $994,793     $2,036,331      $1,688,801
                                                                       ==========================================
Earnings per share (Notes 1, 11 and 12):
Basic................................................................        $3.09          $2.45           $2.12
                                                                       ==========================================
Diluted..............................................................        $2.77          $2.27           $2.07
                                                                       ==========================================
Basic shares outstanding.............................................      779,140        760,114         757,277
                                                                       ==========================================
Diluted shares outstanding...........................................      866,979        820,613         775,249
                                                                       ==========================================

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                      1999             1998           1997
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income ................................................................        $2,403,793    $  1,860,331    $  1,607,801
 Adjustments to reconcile net income to net cash
  provided by operating activities:


   Depreciation and amortization ...........................................           340,933         329,912         284,748
   Provision for loan losses ...............................................           220,000         270,000         190,000
   Increase (decrease) in deferred income taxes ............................          (791,000)       (100,000)         58,000
 Changes in operating assets and liabilities:



  Increase (decrease) in accrued interest income and other assets ..........          (528,353)       (350,299)       (380,868)

  Increase (decrease) in accrued interest expense and other liabilities ....           238,347         170,486         119,884
                                                                                   -------------------------------------------
  NET CASH PROVIDED BY
   OPERATING ACTIVITIES  ...................................................         1,883,720       2,180,430       1,879,565
                                                                                   -------------------------------------------
INVESTING ACTIVITIES:
 Purchase bank premises and equipment ......................................           (86,010)       (393,241)       (615,241)
 Decrease (increase) in other real estate ..................................          (123,812)         42,006        (149,795)
 Purchase of securities "available for sale" ...............................       (11,099,470)    (16,664,841)     (3,723,722)
 Decrease (increase) in mortgage-backed securities "available for sale" ....        (6,349,048)     (2,769,115)     (3,731,563)
 Sales of securities "available for sale" ..................................         2,903,735                       3,755,046
 Redemptions of securities "available for sale" ............................         1,969,462       2,360,237       2,512,206
 Purchase of securities "held to maturity" .................................        (3,559,228)     (2,213,060)     (9,703,703)
 Redemptions of securities "held to maturity" ..............................         6,319,096      10,458,545       7,747,916
 Decrease (increase) in mortgage-backed securities "held to maturity" ......           477,694         505,749        (980,226)
 Net Increase in loans to customers ........................................       (11,886,109)    (13,601,058)    (15,007,728)
 Net Increase (decrease) in interest bearing deposits in banks .............         3,083,779      (3,192,139)       (443,345)
                                                                                   -------------------------------------------

  NET CASH USED IN
   INVESTING ACTIVITIES ....................................................       (18,349,911)    (25,466,917)    (20,340,155)
                                                                                   -------------------------------------------
FINANCING ACTIVITIES:

 Increase in deposits before interest credited .............................         6,811,841      17,454,097      14,567,265
 Increase (decrease) in borrowed funds .....................................         7,315,041       2,191,920         666,134
 Interest credited to deposits .............................................         3,877,299       3,648,553       3,166,016
 Cash in lieu of fractional shares .........................................           (30,626)        (29,370)        (23,094)
 Proceeds of sale of treasury stock ........................................                24             120             244
 Issuance of common stock  .................................................           230,493         122,432          31,995
                                                                                   -------------------------------------------

  NET CASH PROVIDED BY
   FINANCING ACTIVITIES ....................................................        18,204,072      23,387,752      18,408,560
                                                                                   -------------------------------------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ..........................................................         1,737,881         101,265         (52,030)
CASH AND CASH EQUIVALENTS, January 1 .......................................         2,615,466       2,514,202       2,566,232
                                                                                   -------------------------------------------
CASH AND CASH EQUIVALENTS, December 31 .....................................        $4,353,347    $  2,615,466    $  2,514,202
                                                                                   ===========================================
SUPPLEMENTARY SCHEDULE OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest .................................................................        $1,065,783    $    996,759    $    993,280
  Income taxes .............................................................        $  817,000    $    780,000    $    765,553
 Non-cash investing and financing activities:
  Unrealized gains (losses) on securities ..................................       ($1,409,000)   $    176,000    $     81,000
  Stock dividend ...........................................................           715,975         498,337         292,284

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------
                                                                                            Accumulated
                                                   Common      Additional                      Other
                                      Treasury      Stock        Paid-in      Retained     Comprehensive
                                        Stock      $5 Par        Capital      Earnings        Income          Total
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 ........    ($436)    $1,776,455    $1,767,949    $7,392,890           $3,000   $10,939,858
Net  income .......................                                           1,607,801                      1,607,801
Stock dividend $0.44 per
  share, plus cash in lieu of
  fractional shares ...............                  33,210       259,074      (315,378)                       (23,094)

Issuance of common stock ..........                   6,860        25,135                                       31,995

Sale of stock from treasury .......      244                                                                       244

Unrealized holding gains
  on investment securities ........                                                              124,000       124,000

Deferred tax liability ............                                                              (43,000)      (43,000)

                                      ----------------------------------------------------------------------------------
Balance, December 31, 1997 ........    ($192)    $1,816,525    $2,052,158    $8,685,313          $84,000   $12,637,804
Net income ........................                                           1,860,331                      1,860,331
Stock dividend $0.71 per
  share, plus cash in lieu of
  fractional shares ...............                  52,570       445,767      (527,707)                       (29,370)
Stock split .......................               1,841,240    (1,841,240)                                           0
Issuance of common stock ..........                  47,455        74,976                                      122,431

Sale of stock from treasury .......      120                                                                       120
Unrealized holding gains
  on investment securities ........                                                              265,000       265,000

Deferred tax liability ............                                                              (89,000)      (89,000)

                                      ----------------------------------------------------------------------------------
Balance, December 31, 1998 ........     ($72)    $3,757,790      $731,661   $10,017,937         $260,000   $14,767,316
Net income ........................                                           2,403,793                      2,403,793
Stock dividend $0.97 per
  share, plus cash in lieu of
  fractional shares  ..............                  80,875       635,100      (746,601)                       (30,626)
Issuance of common stock ..........                  80,380       150,113                                      230,493
Sale of stock from  treasury ......       24                                                                        24
Unrealized holding gains (losses)
  on investment securities ........                                                           (2,134,000)   (2,134,000)
Deferred tax asset ................                                                              725,000       725,000
                                      ----------------------------------------------------------------------------------
Balance, December 31, 1999 ........     ($48)    $3,919,045    $1,516,874   $11,675,129      ($1,149,000)  $15,962,000
                                      ==================================================================================

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

Business and Principles of Consolidation:

     Grange National Banc Corp. (Company) and its subsidiary the Grange National Bank (Bank) provides a variety of banking services to individual and corporate customers primarily in northeastern Pennsylvania. The consolidated financial statements include the accounts of the Company and its bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Investment Securities:

     The Company follows the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). In accordance with SFAS No. 115 the Company classifies each debt and equity security as held to maturity or available for sale. Investments classified as held to maturity are reflected at amortized cost. Investments classified as available for sale are reflected at fair market value. Realized gains or losses on securities are included in earnings. Unrealized gains and losses on available for sale securities are excluded from earnings and reflected, net of income taxes as other comprehensive income and in a separate component of stockholders' equity as accumulated other comprehensive income until realized. These unrealized gains and losses are the only component of comprehensive income. Upon purchase of securities the Company specifically designates which securities are classified as "available for sale" and "held to maturity".

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

         Buildings and improvements                  7 to 50 years
         Equipment and furniture                     5 to 20 years

National banking law restricts the investment in bank premises to the amount of a bank's capital stock. However, in certain circumstances, and with regulatory approval, investment in bank premises can be as much as 50% of the stockholders' equity. The ratio of investment in bank premises to stockholders' equity at December 31, 1999 was within the approved 50% limit and no regulations have been violated.
                                      -27-

Advertising Costs:

     The Company follows the policy of charging advertising cost to expense as incurred. During 1999, 1998 and 1997, advertising costs amounted to $82,000, $103,000 and $129,000 each.

Intangible Assets:

     Intangible assets are included in the other assets and are being amortized over a period of fifteen years using the straight line method. Amortization for 1999 was $18,520, and 1998 and 1997 were $17,025 each.

Other Real Estate:

     Other real estate consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date of foreclosure. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses.

Treasury Stock:

     Treasury stock is shown at cost and was two shares of common stock in 1999 and six shares of common stock in 1998.

Pension Plan:

     The Bank's pension plan is an Employee Stock Ownership Plan with 401(k) Provisions ("KSOP") which covers substantially all employees. The Plan, which is a type of stock bonus plan, is a plan of deferred compensation in which Company contributions are used to provide participating employees with stock in Grange National Banc Corp. The KSOP also provides that participants may make contributions to the Plan on a before-tax basis, pursuant to provisions found under Section 401(k) of the Internal Revenue Code. Participants may elect to defer up to 15% of their current compensation and the Company may match up to $1.00 for each $1.00 that is deferred. The Company contributed $15,077, $16,848 and $12,982 as matching contribution to employee deferrals during 1999, 1998 and 1997. The Company also made an Employer Optional Contribution to the Plan of $83,343, $77,820 and $71,139 during 1999, 1998 and 1997, which represents 6% of gross salaries for each year.

Cash and Cash Equivalents:

     The Company considers cash and due from banks as cash and cash equivalents for purposes of the Statements of Cash Flows.

Income Taxes:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable and deferred taxes related primarily to the temporary differences between the financial reporting and tax basis of an asset or liability. The temporary differences relate principally to the use of different depreciation methods for financial statement and income reporting purposes, resulting in differences in asset basis due to accumulated depreciation on bank premises and equipment, accretion of discounts on financial basis of securities, allowances for loan losses and unrealized holding gains and losses on available for sale securities which are not included in taxable income. Deferred taxes represent future consequences of the differences which will either be taxable or deductible in the year the assets and liabilities are recovered or settled. Under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The income tax expense (or benefit) is the difference between the deferred tax asset or liability calculated for each period.

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

Restrictions on Cash and Due From Bank Accounts:

     The Bank is required to maintain average balances with various correspondent banks. The amount of those balances for the year ended December 31, 1999 was approximately $45,000.

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

     The adoption of the SFAS No. 125 standards did not have a material effect on operating results for 1999 or 1998.

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

     Company exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company may require collateral or other security to support financial instruments with off- balance sheet risk. These commitments at December 31 are as follows (in thousands):

                                                    Contract or Notional Amount
 Financial instruments whose contract                  1999             1998
                                                       ----             ----
    amounts represent credit risk:
          Commitments to extend credit...........     $5,455          $4,020
          Standby letters of credit..............     $1,412          $  463

     Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount
                                      -30-
of collateral obtained if deemed necessary is based on management's credit assessment of the counterparty.

     Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Concentrations of Credit:

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in municipal securities involve governmental entities within Pennsylvania. The concentrations of credit by type are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $2,350,000, unless secured by bank deposits or partially guaranteed by an agency of the federal government.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts of capital to total "risk weighted" assets. At December 31, 1999 the Bank is required to have minimum Tier 1 and Total Capital ratios of 4% and 8% respectively. The Bank's actual ratios at that date were 16.97% and 18.11% respectively. The Bank's leverage ratio at December 31, 1999 was 10.11%. As of the most recent examination, federal regulators categorized the Bank as well capitalized within regulatory criteria. Since that notification, there are no conditions or events that management believes would change the Bank's category.

     Dividends are paid by the Company from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 1999, the Bank had retained earnings of $11,675,000 of which under federal regulations, the Bank's extension of credit to its parent company must be on the same terms and conditions as extensions of credit to nonaffilliates. The maximum amount the Bank can loan to the Company is limited to 20% of its capital and surplus. Such extensions of credit, with limited exceptions, must be fully collateralized.

Line of Credit:

     At December 31, 1999 the Company had unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh in the amount of $55,950,000 at a variety of available terms.

Comprehensive Income:

     In 1997, the Financial Accounting Standards Board issued statement No. 130
- "Reporting Comprehensive Income," which is effective for years beginning after December 15, 1997. This statement establishes standards for reporting and displaying of comprehensive income and its components in a full set of general-purpose financial statements. The purpose of reporting comprehensive income is to report a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Prior to the issuance of this statement, some of those changes in equity were displayed in a statement that reports the results of operations, while others were included directly in a statement of financial position.

Recent Accounting Pronouncements:

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued by the Financial Accounting Standards Board in June 1998. The statement establishes accounting and reporting standards for derivative instruments embedded in other contracts and hedging activities. SFAS N. 137 was issued to defer the effective date of SFAS No. 133 to apply to all financial statements for years beginning after June 15, 2000. Due to the Company's limited use of derivatives, management does not anticipate the adoption of SFAS No. 133 will have a material effect on the financial condition of the Company.

2.  Investment Securities:

         The amortized cost and estimated fair value of investments in debt securities are as follows:

                                                      1999
                                                                     Gross        Gross       Estimated
                                                   Amortized      Unrealized    Unrealized       Fair
(In thousands)                                        Cost           Gains        Losses         Value
                                                   -----------------------------------------------------
Available for sale:
  U.S. Treasury notes..........................      $4,496           $14           ($1)         $4,509
   U.S. government agencies and  corporations..      24,740                       ($993)         23,747
  Municipal bonds..............................      12,639             4         ($862)         11,781
  Other securities.............................       1,283            98                         1,381
                                                   -----------------------------------------------------
     Total available for sale..................     $43,158          $116       ($1,856)        $41,418
                                                   =====================================================
Held to maturity:
   U.S. government agencies and corporations...      $5,019           $10          ($83)         $4,496
   Municipal bonds.............................       2,414             5            (8)          2,411
  Other securities.............................       5,784                        (160)          5,624
                                                   -----------------------------------------------------
     Total held to maturity....................     $13,217           $15         ($251)        $12,981
                                                   =====================================================
                                                                          1998
Available for sale:
  U.S. Treasury notes..........................      $5,762          $124                        $5,886
  U.S. government agencies and corporations....      15,469            92          ($10)         15,551
    Municipal bonds............................       7,965           169                         8,134
  Other securities.............................         662            18                           680
                                                   -----------------------------------------------------
     Total available for sale..................     $29,858          $403          ($10)        $30,251
                                                   =====================================================
Held to maturity:
    U.S. government agencies and corporations..     $10,728          $178          ($68)        $10,838
    Municipal bonds............................       2,985            50                         3,035
  Other securities.............................       2,741            68            (5)          2,804
                                                   -----------------------------------------------------
     Total held to maturity....................     $16,454          $296          ($73)        $16,677
                                                   =====================================================

     The amortized cost and estimated fair value of debt securities at December 31, 1999 by contractual maturity, are shown in the next table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Available For Sale                Held to Maturity
                                                      ------------------                ----------------
                                                                   Estimated                           Estimated
                                                    Amortized        Fair          Amortized             Fair
(In thousands)                                         Cost          Value            Cost               Value
                                                   -----------------------------------------------------------------
Maturing in one year or less.................        $ 4,005        $ 3,997         $   951             $   952
Maturing after one through five years........         12,098         11,848          11,166              10,974
Maturing after five through ten years........         10,912         10,426             528                 511
Maturing after ten years.....................         14,860         13,766             572                 544
No set maturity..............................          1,283          1,381
                                                   -----------------------------------------------------------------
     TOTAL...................................        $43,158        $41,418         $13,217             $12,981
                                                   =================================================================

3. Loans and Allowance for Loan Losses:

         Major classifications of loans at December 31 are as follows:


(In thousands)                                                1999           1998
                                                              -----          ----
Real estate mortgages:
  Agricultural....................................           $1,217        $ 1,323
  Residential, 1 - 4 family.......................           52,154         48,731
  Residential, multi-family.......................            1,703            747
  Nonfarm, nonresidential properties..............           15,348         14,076
                                                        --------------------------
       Total real estate mortgages................           70,422         64,877
Agricultural loans................................              279            268
Commercial loans..................................           13,926         13,653
Municipal loans...................................            6,856          2,043
Consumer loans....................................           10,824          9,950
Overdrafts........................................              179            136
                                                        --------------------------
     Gross loans..................................          102,486         90,927
Less:  Unearned income............................              169            428
       Allowance for loan losses..................            1,092            940
                                                        --------------------------
            Loans, net............................         $101,225        $89,559
                                                        ==========================

     Nonaccrual loans at December 31, 1999 and 1998, were $103,000 and $205,000, respectively.

     The Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material effect on the financial condition or operating results of the Company. At December 31, 1999 and 1998 the recorded investment in loans that were considered impaired under SFAS No. 114 was $337,000 and $514,000, respectively. No transfers to loan loss were made in 1999 or 1998 for any impaired loans. The average recorded investment in impaired loans during the years ended December 31, 1999 and 1998 was approximately $524,000 and $301,000 respectively. Interest payments received on impaired loans are applied to principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 1999 and 1998, the Company recognized interest income on impaired loans of $28,000 and $27,000. The interest that would have been earned in accordance with the original terms is approximately $40,000 and $44,000 respectively.

     Changes in the allowance for loan losses for the years ended December 31 were as follows:

(In thousands)                                            1999    1998    1997
                                                          ----    ----    ----
Balance, January 1.................................       $940    $767    $623
Provision charged to operations....................        220     270     190
Loans charged off..................................        (79)   (102)    (51)
Recoveries.........................................         11       5       5
                                                        ----------------------
Balance, December 31...............................     $1,092    $940    $767
                                                        ======================
                                      -34-

4.  Premises and Equipment:

     Premises and equipment are summarized as follows:

                                                       Accumulated
                                       Gross Book      Amortization     Net Book
December 31, 1999:                        Value       & Depreciation     Value
                                       -----------    --------------    --------
  Land..........................         $440,082                       $440,082
  Buildings.....................        2,674,263         $876,355     1,797,908

  Furniture and equipment.......        2,353,139        1,691,747       661,392
                                    --------------------------------------------
       Total....................       $5,467,484       $2,568,102    $2,899,382
                                    ============================================
December 31, 1998:
  Land..........................         $440,082                     $  440,082
  Buildings.....................        2,660,782         $780,539     1,880,243
  Furniture and equipment.......        2,279,561        1,464,102       815,459
                                    --------------------------------------------
       Total....................       $5,380,425       $2,244,641    $3,135,784
                                    ============================================

     Depreciation and amortization were applied as follows:


                                                   1999        1998        1997
                                                   -----       -----       ----
  Premises............................          $ 94,767    $ 89,840    $ 80,364
  Furniture and equipment.............           227,645     240,072     187,359
                                            ------------------------------------
       Total..........................          $322,412    $329,912    $267,723
                                            ====================================

     The Bank has non-cancelable operating leases on buildings for its Edwardsville, Back Mountain and Pine Mall Offices. The aforementioned leases have been treated as operating leases in the accompanying financial statements. Rental expense for 1999 was $163,000, and 1998's expense was $134,000, and 1997's was $108,000. Minimum future obligations under non-cancelable operating leases in effect at December 31, 1999 are as follows:

                     2000                     $  149,200
                     2001                        153,300
                     2002                        160,000
                     2003                        142,500
                     2004 and thereafter       1,000,750
                                              ----------
                     Total                    $1,605,750
                                              ==========

5.  Borrowed Funds

     Borrowed funds include interest-bearing demand notes payable to the U.S. Treasury for Treasury collections made by the Bank. Remittances of amounts collected are made upon demand. The year end balance due was $949,000 in 1999 and $104,000 in 1998.

     The Bank enters into repurchase agreements with customers which amounted to $1,835,000 in 1999 and $1,024,000 in 1998.

     The Bank has a line of credit with the Federal Home Loan Bank for $10,000,000 which could be utilized for various operating purposes. Borrowings under this line of credit are secured by qualified assets (primarily investment securities). Interest paid on these short term borrowings varies based on interest rate fluctuations. The outstanding balance of which was $700,000 at December 31, 1999.

     The Federal Home Loan Bank of Pittsburgh has loaned the Bank $440,000 to fund the Bank's Affordable Housing Program. These loans are amortized over 25 years, at 4%, payable monthly and due in ten years. The Bank has also borrowed five term loans for a total of $8,000,000, with maturities from one to fifteen years, and calls ranging from five to seven years. The interest rates on these loans range form 4.76% to 5.97%. At the call date and thereafter, the FHLB has the option to convert the loan to a variable rate. The Bank can pay the loan off without penalty if the FHLB decides to convert the loan to a variable rate. The year end balance due the Federal Home Loan Bank was $9,001,721 in 1999 and $3,342,649 in 1998. The FHLB loans mature as follows:

                2000              2001               2002              2003             2003 and beyond
                ----              ----               ----              ----             ---------------
            $1,013,159          $12,118            $304,495         $3,000,000             $4,000,000

6.  Income Taxes:

         The components of the federal income tax provisions are as follows:

                                               1999        1998       1997
                                               ----        ----       ----
Currently payable......................     $744,000    $810,000   $749,000
Deferred tax (benefits)................      (66,000)   (100,000)   (65,000)
                                           ----------------------------------
     Total.............................     $678,000    $710,000   $684,000
                                           ==================================

     The sources of the net deferred income tax liability (asset) in other liabilities (assets) for the years ended at December 31 were as follows:

                                                                           1999          1998
                                                                           ----          ----
Depreciation...........................................................   $92,000       $96,000
Accretion of discounts on securities...................................    20,000        15,000
Unrealized gains (losses) on available for sale investment securities..  (592,000)      133,000
Accrued employee stock incentive.......................................   (42,000)      (26,000)
Allowance for loan losses..............................................  (321,000)     (270,000)
                                                                        ------------------------
     Net deferred tax (asset).......................................... ($843,000)     ($52,000)
                                                                        ========================

A reconciliation of income tax expense at the federal statutory rate and the effective federal income tax rate is as follows:

                                         1999                    1998                    1997
                                         ----                    ----                    ----
Provision at statutory rate..   $1,051,000      34.00%    $874,000      34.00%    $779,000     34.00%
Tax-exempt income
  from investments...........     (190,000)     (6.15)    (112,000)     (4.36)     (64,000)    (2.79)
Tax-exempt income
  from loans.................      (85,000)     (2.75)     (42,000)     (1.63)     (30,000)    (1.31)
Effect of nonqualified
  exercised options..........      (81,000)     (2.63)
Other........................      (17,000)     (0.55)     (10,000)     (0.39)      (1,000)    (0.05)
                                ----------------------------------------------------------------------
     Total...................     $678,000      21.92%    $710,000      27.62%    $684,000     29.85%
                                ======================================================================

7.  Other Income:

     Other income for the years ended December 31, consists of the following:


                                                            1999         1998         1997
                                                            ----         ----         ----
Service charges and fees.............................      294,619     $225,564     $163,813
Service charges on deposit accounts..................      472,939      387,629      366,050
Gain on sale of securities...........................      (18,681)                   23,118
Gain (loss) on sale of real estate...................       27,584      (24,961)
Other................................................      214,550      196,632      123,750
                                                         -----------------------------------
     Total other income..............................     $991,011     $784,864     $676,731
                                                         ===================================

8.  Other Expenses:

     Other expenses for the years ended December 31, consists of the following:

                                                           1999           1998         1997
                                                           ----           ----         ----
Salaries and employee benefits....................      $1,996,696     $1,835,224   $1,622,546
Occupancy expenses................................         436,589        408,073      363,422
Furniture and equipment expenses..................         362,540        326,283      275,013
Other operating expenses..........................       1,212,457      1,039,376      944,320
                                                        --------------------------------------
     Total other expenses.........................      $4,008,282     $3,608,956   $3,205,301
                                                        ======================================

9.  Related Party Transactions:

     During the ordinary course of business, loans are made to officers, directors, and their related interests. These transactions are made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others. A summary of this loan activity is listed in the following table. Prior years balances have been restated to account for new directors added to the board.

                                            1999         1998          1997
                                            ----         ----          ----
Balance, January 1................       $2,722,375   $1,423,252    $  997,070
Additions.........................        1,638,784    1,451,024       583,289
Amounts collected.................       (1,551,836)    (151,901)     (157,107)
Balance, December 31..............       $2,809,323   $2,722,375    $1,423,252
                                      =========================================

10.  Grange National Banc Corp. (Parent Company Only) Financial Statements:


BALANCE SHEETS, DECEMBER 31                         1999            1998
                                                    ----            ----
                      ASSETS
  Cash......................................    $     6,320     $    10,587
  Investment in bank subsidiary.............     15,549,481      14,398,938
  Securities "available for sale"...........        124,400          44,400
  Land and buildings........................        515,146         519,683
                                                ---------------------------
          TOTAL  ASSETS.....................    $16,195,347     $14,973,608
                                                ===========================

                   LIABILITIES
  Notes payable, bank subsidiary............       $198,192        $198,192
  Other liabilities.........................         35,100           8,100
                                                ---------------------------
         Total liabilities..................       $233,292        $206,292
                                                ---------------------------
               STOCKHOLDERS'  EQUITY
  Preferred stock authorized 1,000,000
   shares of $5 par:  None issued...........
    Common stock authorized 5,000,000 shares
    of $5 par; 783,809 and 751,552 shares
    issued and outstanding in 1999 and 1998,
    respectively............................      3,919,045       3,757,790
  Additional paid-in capital................      1,516,874         731,661
  Retained earnings.........................     11,675,129      10,017,937
  Unrealized holding gains (losses) on
    investment securities (net of deferred
    income taxes)...........................     (1,149,000)        260,000
  Less:  Treasury stock, at cost............            (48)            (72)
                                                ----------------------------
          Stockholders' equity..............     15,962,000      14,767,316
                                                ----------------------------
          TOTAL  LIABILITIES  AND
            STOCKHOLDERS'  EQUITY...........    $16,195,347     $14,973,608
                                                ===========================


STATEMENTS OF INCOME
FOR THE YEARS ENDED, DECEMBER 31                             1999         1998         1997
                                                             ----         ----         ----
INCOME:
  Dividends from bank subsidiary.....................      $35,626      $74,370      $133,094
  Dividends from other securities....................        1,070          982           832
  Other income.......................................       10,250        4,221           600
                                                        -------------------------------------
               Total income..........................       46,946       79,573       134,526
                                                        -------------------------------------
OPERATING EXPENSES:
  Interest expense...................................       15,924       17,229         8,996
  Other operating expense............................        9,225        8,082         2,789
                                                        -------------------------------------
               Total operating expenses..............       25,149       25,311        11,785
                                                        -------------------------------------
Income before undistributed income of subsidiary.....       21,797       54,262       122,741
EQUITY IN UNDISTRIBUTED INCOME OF
  SUBSIDIARY.........................................    2,381,996    1,806,069     1,485,060
                                                        -------------------------------------
NET INCOME...........................................   $2,403,793   $1,860,331    $1,607,801
                                                        =====================================



STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED, DECEMBER 31                             1999        1998          1997
                                                             ----        ----          ----
OPERATING  ACTIVITIES:
  Net income........................................     $2,403,793   $1,860,331    $1,607,801
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Amortization and depreciation..................          9,202        7,827         2,023
   Equity in undistributed income of subsidiary.....     (2,381,996)  (1,806,069)   (1,485,060)
                                                      ----------------------------------------
     Net cash provided by  operating activities.....         30,999       62,089       124,764
                                                      ----------------------------------------
INVESTING  ACTIVITIES:
  Increase in buildings and land....................         (4,664)     (28,677)     (194,845)
  Purchase securities "available for sale"..........                                   (19,900)
  Investment in Bank subsidiary.....................       (230,493)    (122,431)      (31,995)
                                                      ----------------------------------------
    Net cash used in investing activities...........       (235,157)    (151,108)     (246,740)
                                                      ----------------------------------------
FINANCING  ACTIVITIES:
  Proceeds from notes payable.......................                         265       116,860
  Increase in other liabilities.....................                       1,500           600
  Cash in lieu of fractional shares.................             24          120           244
  Issuance of common stock..........................        230,493      122,431        31,995
  Dividends to stockholders.........................        (30,626)     (29,370)      (23,094)
                                                      ----------------------------------------
     Net cash provided by (used in) financing
       activities...................................        199,891       94,946       126,605
                                                      ----------------------------------------
INCREASE (DECREASE) IN CASH.........................         (4,267)       5,927         4,629
CASH BALANCE, JANUARY  1............................         10,587        4,660            31
                                                      ----------------------------------------
CASH BALANCE, DECEMBER 31...........................     $    6,320   $   10,587    $    4,660
                                                      ========================================

                                      -39-

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

                                                                              Weighted
                                                            Non-Employee       average
                                            Employee          Director        Exercise
Year ended December 31, 1997             Stock Options      Stock Options      Prices
                                         -------------      -------------      ------
Outstanding 1996.....................        94,588             41,176         $14.68
Granted..............................                           16,720
Exercised............................          (686)            (2,058)
Adjustment for stock dividend........         1,864                658
Outstanding..........................        95,766             56,622         $15.13
Year ended December 31, 1998
Outstanding 1997.....................        95,766             56,622         $15.13
Granted..............................         3,000
Exercised............................       (11,361)              (500)
Adjustment for stock dividend........         1,961              1,133
Outstanding..........................        89,366             57,255         $15.00
Year ended December 31, 1999
Outstanding 1998.....................        89,366             57,255         $15.00
Granted..............................         6,000
Exercised............................       (13,662)            (2,414)
Lapsed...............................          (500)
Adjustment for stock dividend........         3,251              1,233
Outstanding..........................        84,455             56,074         $16.63


     The Company measures stock based compensation costs using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 1999 and 1998 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         1999             1998             1997
                                                         ----             ----             ----
         Net income - as reported                    $2,404,000        $1,860,000       $1,608,000
         Net income - pro forma                      $2,344,000        $1,822,000       $1,481,000
         Basic income per share - as reported        $     3.09        $     2.50       $     2.17
         Basic income per share - pro forma          $     3.01        $     2.45       $     2.00
         Diluted income per share - as reported      $     2.77        $     2.25       $     2.04
         Diluted income per share - pro forma        $     2.70        $     2.20       $     1.86


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 2.17% for 1999, 1998 and 1997, respectively; risk-free interest rate of 7.03%, 5.96% and 6.34% for 1999, 1998 and 1997 respectively; expected lives of 10 years for 1999, 1998 and 1997, which is the option term; and volatility of 24.34%, 23.00% and 5.00% for 1999, 1998 and 1997, respectively.

Stock Dividends:

     The Company has declared stock dividends in December and June of 1999, December and June of 1998 at the following rates $0.50, $0.47, $0.40, $0.31, respectively, with fractional shares paid in cash. The Company issued 16,175 and 7,141 shares of common stock in conjunction with these dividends. Accordingly, amounts equal to the fair market value (based on quoted market prices as adjusted) of the additional shares issued have been charged to retained earnings and credited to common stock and additional paid-in capital. Earnings per common share, weighted average shares outstanding, and all stock option activity have been restated to reflect the stock dividends.

12.  Earnings Per Share

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                   1999           1998       1997
                                                            ----------------------------------------
Numerator:
     Net income                                                 $2,403,793    $1,860,331  $1,607,801
                                                            ----------------------------------------

Denominator:
  Denominator for basic earnings
  per share - weighted average shares                              779,141       744,247     731,347

  Effect of dilutive securities:
    Employee stock options                                          87,838        76,366      43,902
                                                            ----------------------------------------

  Dilutive potential common shares
    Denominator for diluted earnings per share - adjusted
    weighted average and assumed conversions                       866,979       820,613     775,249
                                                            ========================================

Basic earnings per share                                             $3.09         $2.45       $2.12
Diluted earnings per share                                           $2.77         $2.27       $2.07

13.  Fair Value of Financial Instruments:

     The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.
                                      -42-

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

     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1999 and 1998:

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

     The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:

                                                             1999                 1998
                                                             ----                 ----
                                                      Carrying      Fair    Carrying    Fair
  (In thousands)                                       Value       Value      Value    Value
                                                     -----------------------------------------
Financial assets:
  Cash and due from banks..........................    $4,353    $  4,353   $  2,615  $  2,615
  Interest bearing deposits........................     2,526       2,526      5,610     5,610
  Investment securities............................    54,635      53,889     46,706    46,886
  Loans, net.......................................   101,225     100,284     89,559    94,078
  Accrued interest receivable and other assets.....     3,342       3,342      2,081     2,081

Financial liabilities:
  Deposit liabilities..............................   140,580     140,390    129,891   131,202
  Other borrowed funds.............................    11,786      11,090      4,471     4,477
  Accrued interest payable and  other liabilities..     1,004       1,004        823       823

                   Summary of Quarterly Results of Operations
                                   (Unaudited)

                                                             First     Second      Third     Fourth
In thousands, except per share data)                        Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------- ---------------------
1999
Interest income........................................     $2,679     $2,817      $2,913    $2,992
Net interest income....................................      1,489      1,573       1,621     1,636
Provision for loan losses..............................         90         60          20        50
Other income...........................................        207        296         227       261
Other expenses.........................................        926        992       1,027     1,063
Net income.............................................        494        590         615       705
Net income per share:
     Basic.............................................     $ 0.64     $  076      $ 0.79    $ 0.90
     Diluted...........................................     $ 0.57     $ 0.68      $ 0.71    $ 0.81
1998
Interest income........................................     $2,359     $2,457      $2,589    $2,712
Net interest income....................................      1,320      1,367       1,434     1,543
Provision for loan losses..............................         75         50          75        70
Other income...........................................        189        170         201       229
Other expenses.........................................        830        862         920     1,002
Net income.............................................        414        430         463       553
Net income per share:
     Basic.............................................     $ 0.54     $ 0.57      $ 0.61    $ 0.73
     Diluted...........................................     $ 0.51     $ 0.53      $ 0.56    $ 0.67

     The above gives retroactive effect to stock dividends and stock splits

Price Range of Common Stock and Dividends:

     The Company's Common Stock is traded in the market under the symbol GRGN. Prior to the stock offering in 1994 the stock was not actively traded. The market prices are the prices at which shares have been sold by stockbrokers to the Company's knowledge. The following firms are known to make a market in the Common Stock of Grange National Banc Corp.

Tucker Anthony & Co., Inc.          Gruntal & Co., LLC                    F.J. Morrissey & Co.
1825 Oregon Pike                    Liberty Center                        1700 Market St.
Lancaster, PA 17601                 1001 Liberty Ave., Suite 102          Philadelphia, PA 19103
(800) 456-9234                      Pittsburgh, PA 15222-3715             (800) 842-8928
                                    (800) 223-8162

     As of March 17, 1999 there were approximately 900 shareholders of record.

1999                                    4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid.................................      $43.00          $42.00            $46.50           $47.52
Ask.................................      $43.25          $43.00            $47.50           $48.52
Stock Dividends per Share...........      $ 0.50            None            $ 0.47             None

1998                                    4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid.................................      $43.50          $38.00            $30.00           $30.62
Ask.................................      $47.50          $39.00            $31.00           $31.00
Stock Dividends per Share...........      $0.405            None            $ 0.31             None

1997                                    4th Quarter     3rd Quarter      2nd Quarter      1st Quarter
Bid.................................      $27.50          $21.25            $20.75           $20.00
Ask.................................      $28.00          $21.75            $21.25           $21.00
Stock Dividends per Share...........      $ 0.23            None            $ 0.21             None

The above are historical amounts as adjusted for the effects of a two for one stock split on July 30, 1998.


Stock Transfers:                               Shareholder Services:
Mildred Grose, Assistant Vice-President        Philip O. Farr, Vice President and Comptroller
P.O. Box 40                                    198 E. Tioga St.
Meshoppen, Pa.  18630                          Tunkhannock, Pa.  18657
(570) 833-2131                                 (570) 836-2100

                                     Offices

Laceyville                                          Lawton
Kevin Huyck, Branch Manager                         Yvonne Nuss, Branch Manager
(570) 869-1522                                      (570) 934-2178

Meshoppen                                           Bowman's Creek
Mildred Grose, AVP and Br. Mgr.                     Connie Learn, Branch Manager
(570) 833-2131                                      (570) 298-2163

Tunkhannock                                         Edwardsville
Richard D. Stark, Vice President and Br. Mgr.       Donald Werts, Asst. Cashier and Br. Mgr.
(570) 836-2100                                      (570) 283-4462

Little Meadows                                      Towanda
Brian Burd, Branch Manager                          Karen Glossenger, Branch Manager
(570) 623-2297                                      (570) 265-4711

Back Mountain                                       Pine Mall
John P. Petersen, Asst. Cashier and Br. Mgr.        Debra Kinney, Branch Manager
(570) 696-6958                                      (570) 208-1500

                                 On the Internet
                 www.grangebank.com E-Mail: bank@grangebank.com


                                    Officers

                    Robert C. Wheeler, Chairman of the Board

                         John W. Purtell, Vice Chairman

                         Thomas A. McCullough, President

                  Sally A. Steele, Secretary of the Corporation

                        Melvin E. Milner, Vice President

                        Joseph I. Killeen, Vice President

                        Richard D. Stark, Vice President

                 Philip O. Farr, Vice President and Comptroller

                                    Directors

                                  Brian R. Ace,
                           Owner, Laceyville Hardware

                                 Thomas C. Burns
                           Retired; Dentist until 1994

                                 Edward A. Coach
                           Certified Public Accountant

                              Thomas A. McCullough
                      President and Chief Executive Officer
                     of the Bank and the Company since 1991

                                Russell G. Newell
                          Owner of Newell Fuel Service

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