Form 10KSB, Exhibit 13
period 2000-12-31
GRANGE NATIONAL BANC CORP
filed 2001-04-02
CIK 763850

To our Shareholders,

     I am pleased to report that during the year 2000 we saw a continuation of the outstanding results which were experienced by our company throughout the 1990's. Our return on assets of 1.47% and return on equity of 14.83% were near the top of our peer group. Total assets increased by 12%, basic earnings per share increased by nearly 8% and shareholder's equity increased by 23%. This was accomplished without sacrificing asset quality or assuming excessive risk.

     During the past year we continued to place significant emphasis on increasing our non-interest income. We believe it is necessary to promote non-traditional banking products such as casualty insurance and annuities in order to offset the negative effects of declining net interest yields which almost all banks are currently experiencing. The addition of these products not only creates an additional source of revenue but also gives us an opportunity to remain competitive by providing our customers with a wider array of attractive financial services. During the year 2000 our total non-interest income was $1,110,000 compared to $522,000 only four years ago. Without a doubt, it makes good sense for us to continue to develop products and services which are consistent with the needs of our customers and within the capabilities of our institution. Our recent investment in Mountain Laurel Abstract Company is an example of these efforts. As a result of this arrangement we can now provide loan customers with the option of obtaining title insurance coverage and real estate settlement services without having to look outside of our bank.

     Although profits, asset growth and risk management receive most of our attention, we never lose sight of the fact that we are a Community Bank. Many banks make this claim, even some of the very large banks, but in our case we honestly believe it. With this in mind our Board of Directors made the commitment to the Borough of Laceyville that we would do whatever we could to reverse the economic decline on Main Street. This was a serious commitment which required a significant investment in both time and financial resources. Although this has been and will continue to be a slow process, I am proud to report that the bank has leased our remaining space to a well respected general practitioner and to a local pharmacy. Both ventures will undoubtedly have a very positive impact on the Borough and will compliment the restaurant and chiropractor who occupy the other spaces owned by our company.

     On a sad note, I must report that Robert C. Wheeler has asked to step down as Chairman of our Board. Bob was an outstanding Chairman and former C.E.O. who provided strong leadership during the most successful years in our bank's history. He also set an example for other bank officers and employees and taught us that honesty, perseverance and respect for others are fundamental characteristics of successful leadership. Bob will continue to occupy a seat on the Board, and will be succeeded as Chairman by John W. Purtell who also has many years of experience as a member of our Board. Brian R. Ace has been elected Vice Chairman and provides the added perspective of an independent businessman operating in a small community typical of our marketplace.

     Despite continued financial success our stock price declined during 2000 and during the first two months of this year. The Board of Directors are concerned about this since we believe that one of our primary goals is to improve shareholder value. I must admit that it is frustrating to see the value of our stock decline at the same time we are achieving outstanding results, but despite our success many of the factors that impact the equity markets effect us as well. We are confident that if our earnings remain strong we will continue to grow shareholder equity at a rapid pace. Accordingly, it's only a matter of time before investors recognize this and reward us for our efforts. As a result of the 23% capital growth we experienced in 2000, our Board has implemented a quarterly cash dividend which will commence on April 6, 2001. We believe this news will be well received by our shareholders and may have a positive impact on the investment community as well.

     We are confident that despite the signs of a slowing economy, concerns about the equity markets and the prospects of rising unemployment, we will continue to experience success. Our practice of placing strong emphasis on asset quality, overhead control and conservative pricing will continue to produce a consistent stream of quality earnings for our Company. Please be assured that we will do everything possible to expand the Bank in a safe and sound manner and to enhance the value of your investment. As always it is a pleasure to serve as C.E.O. of your Company.

Best regards


Thomas A. McCullough,
President and Chief Executive Officer

                    Grange National Banc Corp. and Subsidiary
                             Selected Financial Data


     YEARS ENDED DECEMBER 31                                 2000         1999         1998         1997         1996
                                                           --------     --------     --------     --------     --------
     (In thousands except per share data)
     SUMMARY OF OPERATIONS:

       Gross interest income .........................     $ 12,704     $ 11,401     $ 10,116     $  8,798     $  7,655
       Gross interest expense ........................        6,075        5,082        4,452        3,788        3,245
                                                           --------     --------     --------     --------     --------
       Net interest income ...........................        6,629        6,319        5,664        5,010        4,410
       Loan loss provision ...........................          145          220          270          190          125
                                                           --------     --------     --------     --------     --------
        Net interest income after loan loss  provision     $  6,484     $  6,099     $  5,394     $  4,820     $  4,285
                                                           ========     ========     ========     ========     ========

       Income before income taxes ....................     $  3,244     $  3,082     $  2,570     $  2,292     $  2,158
        Provision  for income taxes ..................          648          678          710          684          660
                                                           --------     --------     --------     --------     --------

       Net income ....................................     $  2,596     $  2,404     $  1,860     $  1,608     $  1,498
                                                           ========     ========     ========     ========     ========

     PER SHARE DATA:

       Net income basic ..............................     $   3.21     $   3.01     $   2.44     $   2.12     $   1.97
       Net income diluted ............................     $   2.98     $   2.80     $   2.29     $   2.12     $   2.05
       Cash dividends ................................     $   0.50
       Stock dividends ...............................     $   0.88     $   0.97     $   0.71     $   0.44     $   0.37
     AVERAGE SHARES OUTSTANDING ......................          808          779          744          742          740
     FINANCIAL CONDITION AT YEAR END:
         Total assets ................................     $190,004     $169,332     $149,953     $124,417     $104,199
         Total loans .................................      113,490      102,317       90,499       76,995       62,033
         Allowance for loan losses ...................        1,142        1,092          940          767          623
         Total deposits ..............................      153,356      140,580      129,891      108,789       91,055
         Stockholders' equity ........................       19,642       15,962       14,767       12,638       10,940


RATIOS:

  Based on Average Balances:
         Return on assets ...............                      1.47%        1.49%       1.37%        1.39%         1.51%
         Return on equity ...............                     14.83        15.56       13.68        13.80         14.73
         Equity to assets ...............                      9.89         9.56       10.04        10.15         10.30
         Primary capital to assets ......                     10.53        10.19       10.71        10.67         10.63
         Internal capital generation rate                     12.23        15.36       13.47        13.50         14.56
       At Year End:
         Equity to assets ...............                     10.34         9.42        9.84        10.16         10.50
         Primary capital to assets ......                     10.94        10.07       10.47        10.77         11.10

     BOOK VALUE/SHARE ...................                    $24.13       $20.36      $19.65       $17.40        $15.40

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

     Grange National Bank"s deposit services include:

     o    checking

     X    savings

     X    money market accounts

     X    certificates of deposit

     X    Individual Retirement Accounts

     X    MAC automated teller machine cards

     X    MasterMoney debit cards

     Internet banking is currently being tested by our employees and should be available to customers in the second quarter of 2001. This newest service will enable our customers to view balances and histories of their deposit and loan accounts, as well as transfer funds between accounts, and pay bills online.

     Loan services include:

     X    personal loans
     X    business loans
     X    municipal loans
     X    residential mortgages
     X    commercial mortgages
     X    Small Business Administration loans
     X    personal lines of credit
     X    commercial lines of credit
     X    letters of credit
     X    Business Manager accounts receivable financing

     Through Northeast Abstract, a limited liability partnership, formed by us and Mountain Laurel Abstract, we offer title searches and title insurance for real estate transactions.

     We now offer our customers a variety of insurance products at the Bank, which include:

     X    whole and universal life insurance

     X    term life insurance
     X    disability insurance
     X    fixed annuities
     X    Nationwide homeowner"s insurance
     X    Nationwide Auto insurance
     X    Nationwide personal liability insurance

     Our trust department offers:

     X    personal and investment trusts
     X    trusts under will
     X    estate administration services
     X    estate planning C living trusts
     X    Individual Retirement Accounts.

     Grange's other services include discount brokerage services, safe deposit boxes and payroll processing.

Highlights

     Grange reported record net income of $2,596,000 in 2000 compared to $2,404,000 in 1999, an increase of 8% for the period. Return on average assets was 1.47% and the return on average equity was 14.83% in 2000. In 1999 the return on average assets was 1.49% and the return on average equity was 15.56%. Deposits increased by 9% from the end of 1999 to the end of 2000. Loans increased by 11% from the end of 1999 to the end of 2000. Total assets increased by 12% from the end of 1999 to the end of 2000.

     Basic net income increased from $3.01 per share for 1999, to $3.21 per share for 2000, an increase of 8%. Dividends to stockholders for 2000 were comprised of a stock dividend of $0.88, and a bonus cash dividend of $0.50, as compared to a $0.97 stock dividend in 1999. The Board of Directors declared the bonus cash dividend because of the strength of the company's earnings during a year when most banks had declining earnings.

     Our stock price continued to suffer, along with the rest of the banking industry, ending the year at $34.00, down 21% from $43.00 at the end of 1999. We believe stocks of well performing banks, such as ours, will rebound when the investors return to looking at proven fundamentals such as earnings, asset quality and proven growth.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Be sure to read the consolidated financial statements and selected financial data presented in other parts of this report to obtain a complete understanding of the discussion and analysis.

FINANCIAL CONDITION

     Grange's primary source of profits is by using funds from customers' deposits, other borrowing sources and shareholders' equity, to invest in loans, bonds and interest bearing deposits in other banks. The difference between the cost of acquiring funds and the return on investments in loans, securities and interest bearing deposits is our net interest yield. For the last three years ended December 31, net interest yields have ranged from 4.29% in 2000 to 4.44% in 1999 and 4.72% in 1998. Because our net interest yield has narrowed, we keep looking to find ways to generate fee income to maintain our profitability.

     Interest rate risk management requires us to maintain an appropriate balance between

     X    interest sensitive assets
     X    interest sensitive liabilities
     X    liquidity to meet loan demand
     X    depositor's withdrawals
     X    operating expenses
     X    providing an adequate capital base for expansion and unforeseen losses

     A discussion of each of these factors relating to our financial condition follows.

LIQUIDITY AND RATE SENSITIVITY

     Liquidity management requires us to maintain adequate cash resources to meet our short and long term operating needs. This includes funding for loans for our customers, funding to take advantage of prudent investment strategies, and funding for operations expansion. We are continuing our strategy of relying on access to our line of credit at the Federal Home Loan Bank of Pittsburgh to fund daily cash needs, enabling us to be more fully invested in higher yielding investments. Maturing investments and time deposits provide funding for the longer term, while our line of credit funds short term fluctuations. Grange's "borrowing capacity" at the Federal Home Loan Bank, at December 31, 2000 was $69,536,000, less $13,789,000 which we had actually borrowed. Of this amount, $1,000,000 was short term borrowing and $12,789,000 was long term borrowing. The Bank's deposit balance at FHLB was approximately $3,159,000. Investments maturing or expected to be called in 2001 include $4,810,000 in bonds classified as held to maturity, and $9,425,000 in bonds available for sale. We also have $36,275,000 in bonds classified as available for sale, in addition to those expected to be redeemed in 2001, which can be sold to meet liquidity needs. Stable, consistent growth of core deposits continues to provide additional liquidity.

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

     Decisions about which bonds to purchase include whether to buy short-term or long-term bonds. Investing in short-term bonds enhances rate sensitivity but usually have lower yields, while long-term bonds reduce rate sensitivity but usually have higher yields. We will invest in bonds with 10 - 20 year maturities when their yields are high enough to compensate for their greater interest rate risk. Additionally, we manage the risk by the use of a "trigger" strategy to sell certain long-term bonds before their value goes too low in order to minimize losses. The money will then be reinvested in bonds at the new interest rates.

     Our loan portfolio has more variables than our bond portfolio. Competition from other lenders as well as consumers' demand for particular loan products greatly influence our decisions regarding the types and rates of loans we hold. We are able to create loan products which adjust to interest rate changes, but consumers demand features which will make them attractive before they will accept these loans. While convenience and service are important to our customers, pricing is also important. Consumers generally require more favorable pricing when interest rate risk is shifted from us to them. Certain products such as fixed rate mortgages are expected by our customers. These loans have more interest rate risk because of their long term and need to be priced higher. (In pricing these loans, such as long-term mortgages, interest rate risk is in addition to other factors such as collateral risk, credit risk, and repayment risks.) Competition from other lenders has a big impact on our choices of pricing and terms of the loans we offer.

         Having a similar amount of assets repricing, or maturing, at or about the same time as our liabilities re-price or mature reduces our interest rate risk. We measure our assets and liability positions by using a rate sensitivity report which categorizes our assets and liabilities according to re-pricing opportunities and maturity dates. Rate sensitive balances are defined as those balances that mature or can be repriced within one year. However, we recognize certain trends and historical experiences for some products. For example, the Bank has a number of deposit accounts, including savings, interest checking, and money market accounts which may have withdrawals. We know that while all customers in these account categories could withdraw their money on any day, they do not do so, even with interest rate changes. These accounts are core deposits and do not react the same from interest rate changes as time deposits do. Checking and savings accounts tend to change according to cash flow and transaction needs of our customers, as well as other non-interest rate reasons such as account charges and customer service. We believe these deposits will not fluctuate more than 10% within three months, not more than an additional 15% during the following three to twelve month period and not more than an additional 30% during the following one to five years. The following table illustrates our interest rate sensitivity positions as of December 31, 2000. The time periods we use refer to the earliest possible repricing period (with the exception of checking and savings deposits), not maturity.

                                                             Repricing

                                        Less than     Three to      One to five   After five
     (In thousands)                   three months  twelve months      years        years
                                      ------------  -------------   -----------  -----------
     Assets:
       Interest bearing deposits ...   $  3,259                     $   299
       Investment securities:
         Available for sale ........        500      $    927        20,587      $ 23,686
         Held to maturity ..........      1,474         1,024        12,818           449
       Loans .......................     10,358        11,360        31,507        60,265
                                       --------      --------      --------      --------
       Total .......................     15,398        13,559        65,135        84,321
                                       --------      --------      --------      --------
     Liabilities:
       Time deposits ...............     18,089        33,035        27,504
       Checking and savings
       deposits ...................       4,897         7,346        14,691        22,036
       Borrowed funds ..............      3,065         2,500         8,290         2,000
                                       --------      --------      --------      --------
     Total .........................     26,051        42,881        50,485        24,036
                                       --------      --------      --------      --------
     Gap:
       By period ...................   ($10,653)     ($29,322)     $ 14,650      $ 60,285
                                       ========      ========      ========      ========
       By cumulative ...............   ($10,653)     ($39,975)     ($25,325)     $ 34,960
                                       ========      ========      ========      ========
     Cumulative Gap as
       Percentage of total assets        -5.61%       -21.04%       -13.33%         18.40%

     According to the table we have a negative gap position, which means our liabilities will reprice faster than our assets. When interest rates are rising this will reduce our interest spread and our net interest income, and when interest rates are falling our interest spread and net income should increase. However, consumers are known to change their behavior when interest rates change. When rates decline mortgages and other loans are repaid faster or refinanced at lower rates, and they take out certificates of deposit for shorter terms. These factors usually mean the improvement in net interest margin will not be as good as models might indicate. Interest rates have started to go down will probably continue for much of 2001.

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

LOAN PORTFOLIO

     Our total loans outstanding at December 31, 2000 increased by $11,173,000 or 11% to $113,490,000 from the December 31, 1999 total of $102,317,000. This is less than the 13% increase in 1999 less than the 18% increase in 1998. The average loan balance for 2000 was $107,044,000 compared to $95,512,000 for 1999. Strong growth occurred in most loan categories. Tax exempt loans increased by $1,376,000 or 20% to $8,232,000 at the end of 2000, from $6,856,000 at the end of 1999. Commercial real estate loans increased by $2,355,000 or 15% to $17,703,000 at the end of 2000, from $15,348,000 at the end 1999. Other commercial loans increased by $1,775,000 or 13% to $15,631,000 at the end of 2000 from $13,856,000 at the end of 1999. Consumer loans grew substantially as well, increasing 13% to $12,423,000 at the end of 2000 from $11,003,000 at the end of 1999. Mortgages on one-to-four family real estate continues to be the mainstay of our portfolio, increasing $4,039,000 or 8% to $56,193,000 at the end of 2000, from $52,154,000 at the end of 1999. Our Tunkhannock and Back Mountain offices had the most commercial loan growth. The Back Mountain, Towanda and Pine Mall in Wilkes-Barre have had the best consumer loan growth. These offices are generally competing with both community banks and very large banks and are an indication of our ability to compete with all kinds of banks. The average interest rate on total loans increased slightly from 8.69% for 1999 to 8.71% for 2000.

     The breakdown of our loans at December 31, 2000 and 1999 are as follows:

     (In thousands)                               2000         1999
                                                --------     --------
     Real estate mortgages:
        Agricultural ......................     $  1,380     $  1,217
        Residential, 1 - 4 family .........       56,193       52,154
        Residential, multi family .........        1,809        1,703
        Non-farm, nonresidential properties       17,703       15,348
                                                --------     --------
        Total real estate mortgages .......       77,085       70,422
        Agricultural loans ................          198          279
        Commercial loans ..................       15,631       13,856
        Municipal loans ...................        8,232        6,856
        Consumer loans ....................       12,423       11,003
                                                --------     --------
          Total ...........................      113,569      102,416
        Unearned income ...................           79          169
                                                --------     --------
          Total ...........................     $113,490     $102,247
                                                ========     ========

     Final loan maturities and the rate sensitivity of the loan portfolio at December 31, 2000 are as follows:

                                                    Within         One -       After
        (In thousands)                             One Year     Five Years   Five Years      Total
                                                   --------     ----------   ----------    --------
        Real estate mortgages ..................   $  1,892       $  9,975     $ 65,218    $ 77,085
        Agricultural loans .....................         85            113                      198
        Commercial loans .......................      3,917          4,450        7,264      15,631
        Municipal loans ........................      4,660          1,367        2,205       8,232
        Consumer loans .........................        698          6,342        5,383      12,423
                                                   --------       --------     --------    --------
           Total ...............................   $ 11,252       $ 22,247     $ 80,070    $113,569
                                                   ========       ========     ========    ========
        Loans at fixed interest rates ..........   $  6,688       $ 20,585     $ 61,244    $ 88,517
        Loans at variable interest rates .......      4,564          1,662       18,826      25,052
                                                   --------       --------     --------    --------
           Total ...............................   $ 11,252       $ 22,247     $ 80,070    $113,569
                                                   ========       ========     ========    ========

     We discontinue accruing interest on a loan when we believe that we probably will not be able to collect the balance. This decision is made after considering various factors including attempts to collect the loan, the customer's financial condition and future prospects. Any payments made on non-accrual loans are applied to reduce the principal balance on the loan. Our non-accrual loans at December 31, 2000 were $189,000 and $103,000 in 1999. Interest that would have been included in income if the loans were not classified as non-accrual was approximately $16,000 in 2000 and $9,000 in 1999.

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

     Our charge-offs minus our recoveries during 2000 were $95,000 compared to $68,000 during 1999. Average loans increased from $95,512,000 in 1999 to $107,044,000 in 2000. At December 31 the balance in our allowance for loan losses had increased from $1,092,000 in 1999 to $1,142,000 in 2000, and the ratio of loan loss allowance to loans was 1.07% in 1999 and 1.01% for 2000. We believe the quality of the loan portfolio remains strong, but expect our losses will increase as the size of the loan portfolio increases. We will continue to build the loan loss reserve to keep up with the size of the loan portfolio and to cover other potential losses which we may identify.

         The following table shows loans past due 90 days or more on which interest has continued to be accrued, at December 31:

        (In thousands)                         2000      1999
                                               ----      ----
        Real estate mortgages ........         $ 4       $ 0
        Commercial ...................           0         0
        Consumer .....................          15         9
                                               ---       ---
        Total ........................         $19       $ 9
                                               ===       ===

     This table summarizes our loan loss experience for the years ended December 31:

      (In thousands)                                    2000               1999
                                                      --------           --------
      Balance at beginning of period ................ $  1,092           $    940
                                                      --------           --------
      Charge-offs:

        Commercial and agricultural .................       46                 33
        Real estate mortgages .......................        0                  8
        Consumer ....................................       57                 38
                                                      --------           --------
      TOTAL .........................................      103                 79
                                                      --------           --------
      Recoveries:

        Commercial and agricultural .................        2                  9
        Real estate mortgages .......................        0                  0
        Consumer ....................................        6                  2
                                                      --------           --------
      TOTAL .........................................        8                 11
                                                      --------           --------
      Net charge-offs ...............................       95                 68
                                                      --------           --------
      Provision charged to operations ...............      145                220
                                                      --------           --------
      Balance at end of period ...................... $  1,142           $  1,092
                                                      ========           ========
        Average loans outstanding ................... $107,044           $ 95,512
        Loans outstanding, December 31 .............. $113,490           $102,317

      Loan reserve ratios:
        Net loan charge-offs - average loans ........     0.09%              0.07%
        Reserve - loans, December 31 ................     1.01%              1.07%

     Our loan losses continue to be low, which is a result of the high quality of the loan portfolio, close monitoring of marginal loans and persistent collection efforts on past due accounts.

INVESTMENT PORTFOLIO

     The investment portfolio increased by $8,386,000 or 15% during 2000 to $63,021,000 at the end of the year. The increase was due to deposit growth and increased borrowing from the Federal Home Loan Bank of $5,500,000 in 2000. Management identified several opportunities during 2000 to lock in significant spreads by borrowing from the Federal Home Loan Bank and reinvest the proceeds in bonds. Available for sale securities increased by $5,838,000 or 14% to $47,256,000 and held to maturity securities increased by $2,548,000, or 19% to $15,765,000, from December 31, 1999 to December 31, 2000, as we have designated all but new corporate bond purchases as available for sale.

     During 2000 we continued to purchase mostly longer term bonds for our available-for-sale portfolio because we believe we need to invest in longer term bonds to get higher returns. Many of these bonds have experienced some volatility in market value due to changing interest rates, but we believe the higher yield is worth the volatility. We review the portfolio periodically to determine if we should sell bonds to either limit losses or to capture gains. Credit quality remains a high priority when purchasing bonds, and we continue to buy high quality bonds.

     The Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires us to classify our debt and equity securities into three categories: held to maturity, available for sale, or trading. Available for sale bonds are evaluated quarterly, and their carrying values adjusted to reflect their market values, with the resulting adjustment entered as an adjustment, net of tax, to our net worth. The market value of investments available for sale as of December 31, 2000, reflect a change from an unrealized loss net of taxes, of $1,149,000 at the end of 1999 to an unrealized gain of $288,000. As interest rates continue to go down during 2001, this unrealized gain will increase. We expect market value fluctuations on long term bonds and have the ability to either hold or sell bonds as appropriate.

     The carrying value of our investment securities both available for sale, and held to maturity at December 31, are summarized in the table below:

         (in thousands)                                    2000        1999
                                                          -------    -------
     Available for sale:
       U.S. Treasury securities ......................    $ 2,558    $ 4,509
       U.S. government agencies and corporations .....     28,327     23,747
       State and municipal securities ................     14,815     11,781
       Other securities ..............................      1,556      1,381
                                                          -------    -------
         Total .......................................    $47,256    $41,418
                                                          =======    =======

     Held to maturity:
       U.S. government agencies and corporations .....    $ 4,844    $ 5,019
       State and municipal securities ................      1,694      2,414
       Other securities ..............................      9,227      5,784
                                                          -------    -------
         Total .......................................    $15,765    $13,217
                                                          =======    =======

     The following table shows the maturities of our investment and debt securities as of December 31, 2000 and the weighted average yields (tax-exempt securities on tax equivalent basis assuming 34% tax rate) of the securities:

                                 Due within one      Due after one years   Due after five years
(in thousands)                    year or less       through five years      through ten years    Due after ten years
Available for sale:
U.S. Treasury securities ...   $   999   6.13%        $ 1,513     6.66%
U.S. government agencies
and corporations ...........                          $15,837     6.45%    $ 3,386      6.32%     $ 8,989   6.29%
State and municipal
securities .................       425   5.76%          2,493     7.10%      4,657      6.59%       7,172   7.51%
Stock ......................                                                                        1,349
                               -------                -------              -------                -------
Total ......................   $ 1,424   6.02%        $19,843     6.55%    $ 8,043      6.48%      17,510   5.70%
                               =======                =======              =======                =======

Held to maturity:
U.S. government agencies and
corporations ...............   $ 1,500   5.94%        $ 3,102     6.70%                           $   244   7.24%
State and municipal
securities .................       620   7.19%            873     6.93%    $   200      8.03%
Other securities ...........       200   6.03%          8,778     6.94%        249      7.08%
                               -------                -------              -------                -------
Total ......................   $ 2,320   6.28%        $12,753     6.88%    $   449      7.50%     $   244   7.24%
                               =======                =======              =======                =======



     As you can see from the table, longer maturity bonds provide higher yields. Because of this, we are purchasing more longer term bonds than we did in other years. We believe we have enough capital to tolerate the larger market price variations of longer term bonds.

DEPOSITS

     Our deposits grew by 9% in 2000. Deposits at year end 2000 were $153,356,000, an increase of $12,779,000 from the 1999 year end balance of $140,580,000. Non-interest bearing deposits increased $3,578,000 or 16%, to $25,758,000 and interest bearing deposits increased $9,197,000 or 8% to $127,598,000. The percentage of non-interest bearing deposits to average total deposits for 2000 increased to 18% from 16% for 1999. The percentage of average non-interest bearing deposits to average total deposits is important to our profitability because it decreases our overall interest expense.

     Average time deposits increased by $8,010,000 during 2000 to $74,253,000 from $66,243,000 during 1999. Their proportion of total average deposits increased to 61% in 2000 from 58% in 1999. This is important because time deposits cost us more than other deposits and react to rising or falling interest rates sooner than other deposit accounts. However, the average interest rate does not rise as fast, because only new or variable certificates of deposit will have the new rates. When interest rates change on other deposit accounts, such as money market or savings, all of the accounts' rates change. Average deposits in savings and money market accounts decreased by $114,000 from 1999 to 2000, and average deposits in NOW and Super-NOW accounts increased by $69,000 during the same period. We added approximately $1,500,000 in deposits when we purchased a small supermarket branch from Pioneer Bank in June 2000. This office is in Eaton Township, Wyoming County near Tunkhannock and complements the Tunkhannock office very well. Customers like the added convenience of the location and the later hours. The impact on future deposit growth is still unknown. Deposit growth continues to be strong in Tunkhannock, Towanda, the Back Mountain office at Trucksville and the Pine Mall office in Wilkes-Barre.

     The average balance of deposits and average rates paid on those deposits during the years ended December 31 are displayed in the following table:

                                                    2000                        1999
                                                    ----                        ----
                                             Average    Average         Average     Average
      (In thousands)                         Balance      Rate          Balance      Rate
                                             -------      ----          -------      ----
      Demand deposits:
        Noninterest bearing .............   $ 24,248                    $ 21,587
        Interest bearing ................     16,254      2.26%           16,185     1.94%
      Savings and money market
      deposits ..........................     31,464      2.49%           31,578     2.49%
      Time deposits .....................     74,253      5.66%           66,243     5.29%
                                            --------                    --------
      TOTAL .............................   $146,219                    $135,593
                                            ========                    =========

     Maturities of certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 2000 are shown below:

                                        Certificates    Other Time
        (In thousands)                   of Deposits      Deposits        Total
                                         -----------      --------        -----
        3 months or less .............      $ 3,976                   $ 3,976
        3 to 6 months ................        1,245                     1,245
        6 to 12 months ...............        5,660                     5,660
        Over 12 months ...............        4,879                     4,879
        No set maturity, state
        deposit ......................                   $   200          200
                                            -------      -------      -------
           TOTAL .....................      $15,760          200      $15,960
                                            =======      =======      =======

CAPITAL

     Having adequate capital is necessary to support continued growth and earnings, to meet the needs of our depositors and borrowers, and to maintain a reasonable rate of return for stockholders. Stockholders' equity increased by $3,680,000 or 23% from $15,962,000 at December 31, 1999 to $19,642,000 at
December 31, 2000. The increase in the market value of securities available for sale, contributed $1,437,000 to the increase in equity. Our average equity to assets ratio is 9.89%. For 1999 our average equity ratio was 9.56% and 10.04% for 1998.

     Consistently strong earnings have kept our capital level high despite several years of strong deposit growth. Since earnings continue to outpace our capital needs, the Board of Directors declared a bonus cash dividend in December 2000, and is resuming regular cash dividends payable quarterly in 2001.

     In 1989 the Federal Reserve Board issued risk-based capital guidelines, which require banking organizations such as ours to maintain certain ratios of "qualifying capital" to "risk-weighted assets". "Qualifying capital" is classified into two tiers, referred to as Tier 1 and Tier 2 capital. Tier 1 capital consists of common equity, qualifying perpetual preferred equity and minority interests in the accounts of unconsolidated subsidiaries, less goodwill. Tier 2 capital consists of perpetual preferred equity not qualifying for Tier 1 capital, the allowance for loan losses, mandatory convertible debt and subordinated and other qualifying securities. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital. To calculate "risk-weighted assets", we apply certain risk percentages, as specified by the Federal Reserve Board to particular categories of both on and off-balance sheet assets. These guidelines require us to maintain a minimum ratio of Tier 1 capital to risk-weighted assets of 4%, and require a minimum ratio of Tier 1 and Tier 2 capital to risk-weighted assets of 8%.

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

     The next table indicates our Tier 1 and Tier 2 capital, risk adjusted assets, our risk-based capital ratios, and Tier 1 leverage ratios. At the end of 2000 and 1999, we exceeded all regulatory capital requirements.

Risk-Based Capital
December 31, (in thousands, except ratios)               2000           1999
Tier I capital:
  Shareholders' equity ..........................       $19,253       $16,911
Tier II capital:
Loan loss reserve and adjustment for
  unrealized gains on equity securities
  available for sale ............................         1,236         1,136
Total Qualifying Capital ........................       $20,489       $18,047
Risk-adjusted assets, net of allowances
 (including off-balance sheet items) ............      $114,640       $99,658
Tier I Capital Ratio (4.00% required) ...........         16.79%        16.97%
Total Capital Ratio (8.00% required) ............         17.87%        18.31%
Tier I Leverage Ratio ...........................         10.44%        10.11%

RESULTS OF OPERATIONS

     Our Net income for 2000 totaled $2,596,000 ($3.21 basic per share, based on 807,243 weighted average common shares) as compared to 1999's net income of $2,404,000 ($3.01 basic per share, based on 798,278 weighted average common shares), and 1998's net income of $1,860,000 ($2.39 basic per share, based on 779,252 weighted average common shares).

     Net interest income or the spread between total interest income and interest expense directly impacts the results of operation. Net interest yield for 2000 declined to 4.29% from 4.44% in 1999. Our average rate on interest earning assets rose from 7.76% to 7.92%, but the average rate on total sources to fund the earning assets increased from 3.32% to 3.62%.

Improved yields on the investment portfolio account for most of the increase in the yield in earning assets, and increased interest expense on certificates of deposit and borrowed funds, account for most of the increased interest expense.

     Increased loan volume in 2000 accounted for most of the increase in interest income. Average loans were up $11,532,000 or 12% from 1999 adding $1,025,00 (on a tax equivalent basis) in additional interest income due to the increased volume. The increased size of the investment portfolio accounted for an additional $335,000 increase in interest income (on a tax equivalent basis), while higher yields accounted for an increase of $77,000. The higher yields are due to our purchasing longer term bonds.

     We continue to increase the size of our loan portfolio to compensate for our shrinking net interest yield. The loan to deposit ratio at 2000 year end was 74% up from 73% at 1999 year end. Loan growth is expected to continue, and the loan to deposit ratio should continue to increase slightly, as loan demand is experienced at the Tunkhannock, Edwardsville, Little Meadows, Towanda, Back Mountain, and Pine Mall office. Our provision expense for loan losses declined $75,000, from $220,000 in 1999 to $145,000 in 2000, as loan quality continued to improve.

     Salaries and employee benefits increased by $209,000 or 10% in 2000 as compared to 1999. This increase is due primarily to additional employees for the new branch at Eaton Township, which we purchased from Pioneer Bank, the addition of an assistant branch manager, the creation of a marketing position and annual salary increases.

     Occupancy expense increased by $48,000 or 11% in 2000 as compared to 1999, due primarily to lease expenses for the Eaton Township office. Furniture and equipment expense was nearly the same as 1999, increasing only $5,000. Other operating expenses only increased $61,000 or 5%.

     The Deposit Insurance Funds Act of 1996 (DIFA) passed by Congress and signed by the President, mandates banks to help pay the cost of the bonds issued by the "Financing Corporation" (FICO), which were used to finance the savings and loan bailout. The current annual cost to all Bank Insurance Fund (BIF) members is 1.296 cents per $100 of deposits. Members of the Savings Association Insurance Fund (SAIF) are required to pay 6.48 cents per $100 of deposits. Although banks are being required to pay much less than savings associations, it should be noted that the savings associations were the institutions that created the losses. This assessment is expected to cost the Bank approximately $35,000 in 2001. The Federal Deposit Insurance Corporation (FDIC) premium on deposit insurance remains at zero for 2001.

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

OTHER ACTIVITIES

         We have also taken a leadership role in the ongoing Laceyville Borough Revitalization effort. The Borough received a grant from the Commonwealth of Pennsylvania in order to develop a site master plan to include concepts which may solve some of the issues affecting the downtown area. A Comprehensive Planner has been hired to provide plans for streetscape improvement and to identify other possible business opportunities for the community. Monthly meetings are held at our office in Laceyville and several of our bank officers take an active role on the revitalization committee.

     The community has made application to the state for a matching grant for the streetscape improvements, and will soon be submitting another application to fund building facade improvements.

INSURANCE ACTIVITIES

     Since 1997 we have been selling life insurance products and in 1999 we added property and casualty insurance. Beginning in 2001 we are offering fixed annuities to our customers, and expect to have at least eight employees licensed. The annuities are being offered through an arrangement with a third party marketer, from companies such as Jackson National, Fidelity & Guaranty Life, and Hartford Life. Two employees have licenses to sell property and casualty and liability insurance. We offer Old Line Life and Provident disability insurance products from American General Financial Group, and Homeowners, Auto and Personal umbrella liability insurance from Nationwide Insurance. All of these companies are solid and have excellent reputations. Under our agreement with Nationwide, our agents are associate agents with a group of local Nationwide agents. This provides our insurance customers with a great company, competitive rates and what we believe is the best local service.

     We also offer title insurance through a joint venture with Mountain Laurel Abstract, called Northeast Abstract to provide "one stop shopping" for our mortgage customers. Now customers can apply for a mortgage and get their title insurance and homeowner's insurance all with just one stop. We believe our customers will like this convenience.

TRUST DEPARTMENT

     Our Trust Department continues to grow and expand as we added several accounts during 2000. We conducted an estate planning seminar for our customers during 2000, and it was very well received. Several individuals contacted us about trust accounts after attending the seminar. Offerings of the Trust Department include personal trusts, irrevocable trusts, insurance trusts, trusts under will, estate management services and IRAs. We continue to target accounts under $1,000,000, a segment large banks no longer pursue. The Trust Department may begin to be profitable by 2002.

                    Grange National Banc Corp and Subsidiary
               Average Balances, Interest Income/Expense and Rates

           Years Ended                          December 31, 2000                   December 31, 1999
        --------------------------------------------------------------------------------------------------------
                                           (1)        Interest   Average        (1)         Interest     Average
                                         Average      Income/    Interest     Average       Income/     Interest
                                         Balance      Expense      Rate       Balance       Expense       Rate
                                        --------      -------      ----       --------      -------      ----

INTEREST EARNING ASSETS:

Loans:
Mortgages ........................      $ 60,478      $ 5,076      8.39%      $ 56,971      $ 4,762      8.36%
Consumer .........................        11,265        1,120      9.94         10,349        1,009      9.75
Commercial .......................        35,301        3,126      8.86         28,192        2,526      8.96
                                        --------      -------                 --------      -------
    Total loans ..................       107,044        9,322      8.71         95,512        8,297      8.69
                                        --------      -------                 --------      -------
Securities available for sale:
  U.S. Treasury securities .......         3,150          196      6.22          5,108          303      5.93
                                          27,421        1,710      6.24         22,236        1,362      6.13
  U.S. government agencies .......        12,996          909      6.99         11,112          782      7.04
  Municipal  bonds
  Other securities ...............         1,286           89      6.92            998           63      6.31
                                        --------      -------                 --------      -------
    Total available for sale .....        44,853        2,904      6.47         39,454        2,510      6.36
                                        --------      -------                 --------      -------
 Securities held to maturity:
  U.S. government agencies .......         4,944          318      6.43          7,182          466      6.49
  Municipal bonds ................         2,294          152      6.63          3,081          202      6.56
  Other securities ...............         7,337          498      6.79          4,500          282      6.27
                                        --------      -------                 --------      -------
    Total held to maturity .......        14,575          968      6.64         14,763          950      6.44
                                        --------      -------                 --------      -------
      Total  investment securities        59,428        3,872      6.52         54,217        3,460      6.38
                                        --------      -------                 --------      -------
 Deposits in banks ...............         1,189           82      6.90          3,320          126      3.80
                                        --------      -------                 --------      -------
TOTAL ............................      $167,661      $13,276      7.92       $153,049      $11,883      7.76
                                        ========      =======                 ========      =======

                                      -21-


INTEREST BEARING LIABILITIES:

         Deposits:
  NOW and super-NOW .........................     $ 16,254       $  367          2.26   $ 16,185       $  314         1.94
  Savings and money market ..................       31,464          784          2.49     31,578          785         2.49
  Certificates of deposit ...................       74,053        4,188          5.66     66,043        3,494         5.29
  Other time deposits .......................          200           12          6.00        200           10         5.00
                                                  ---------------------                 ---------------------
    Total deposits ..........................      121,971        5,351          4.39    114,006        4,603         4.04
 Other borrowed funds .......................       12,977          724          5.58      9,729          479         4.92
                                                  ---------------------                 ---------------------
TOTAL .......................................      134,948        6,075          4.50    123,735        5,082         4.11
Non-interest bearing funds, net(2) ..........       32,713                                29,314
                                                  ---------------------                 ---------------------
TOTAL SOURCES TO FUND
EARNING ASSETS ..............................     $167,661        6,075          3.62   $153,049        5,082         3.32
                                                  =====================                 =====================
NET INTEREST/YIELD ..........................                    $7,201         4.29%                  $6,801         4.44%
                                                                 ===================                   ===================

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


                    Grange National Banc Corp. And Subsidiary
                               Net Interest Income
                         Changes Due to Volume and Rate

                                                         2000 vs. 1999                          1999 vs. 1998
                                                      Increase (Decrease)                   Increase (Decrease)

                                                Total       Due To        Due To       Total        Due To       Due To
(In thousands)                                 Change       Volume        Rate        Change        Volume       Rate
                                              -------       -------       -----       -------       -------       -----
INTEREST INCOME:
Loans ..................................      $ 1,025       $ 1,021       $   4       $   675       $ 1,146       ($471)
                                              -------------------------------------------------------------------------
  Investment securities ................          412           335          77           866           890         (24)
  Deposits in other banks ..............          (44)         (110)         66           (53)            7         (60)
                                              -------------------------------------------------------------------------
TOTAL ..................................        1,393         1,246         147         1,488         2,043        (555)

INTEREST EXPENSE:
  Now/Super-Now  deposits ..............           53             1          52            46            69         (23)
  Savings/Money  market deposits .......           (1)           (1)          8             8            65         (57)
  Time deposits ........................          696           442         254           207           377        (170)
  Other Borrowings .....................          245           175          70           368           361           7
                                              =========================================================================
TOTAL ..................................          993           617         376           629           872        (243)
                                              -------------------------------------------------------------------------
NET INTEREST INCOME ....................      $   400       $   629       ($229)      $   859       $ 1,171       ($312)
                                              =========================================================================

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

                          INDEPENDENT AUDITOR'S OPINION



The Board of Directors and Stockholders
Grange National Banc Corp.

         We have audited the consolidated balance sheets of Grange National Banc Corp. and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grange National Banc Corp. and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.


Daniel Kenia, P.C.
Tunkhannock, Pennsylvania

January 19, 2001

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                              2000                 1999

ASSETS:
  Cash and due from banks ..................................................         $   3,063,003       $   4,353,347
  Interest bearing deposits ................................................             3,558,407           2,526,347
  Investment securities (Note 2):
  Available for sale .......................................................            47,256,168          41,417,763
  Held to maturity, (fair value 2000, $15,890,000, 1999, $12,481,000) ......            15,765,057          13,217,040
                                                                                     ---------------------------------
  Loans (Note 3) ...........................................................           113,569,291         102,486,198
  Less:  unearned interest income ..........................................                79,330             168,908
  Less:  allowance for loan losses .........................................             1,142,220           1,092,170
                                                                                     ---------------------------------
  Loans, net ...............................................................           112,347,741         101,225,120
  Bank premises and equipment, net (Note 4) ................................             2,886,634           2,899,382
  Accrued interest and other assets ........................................             4,699,533           3,341,951
  Intangible assets ........................................................               101,343             119,863
  Other real estate ........................................................               326,560             231,601
                                                                                     ---------------------------------
  TOTAL ASSETS .............................................................         $ 190,004,446         169,332,414
                                                                                     =================================
LIABILITIES:
  Deposits:
   Non-interest bearing deposits ...........................................         $  25,757,743       $  22,179,696
   Interest bearing deposits ...............................................           127,598,451         118,400,773
                                                                                     ---------------------------------
      Total deposits .......................................................           153,356,765         140,580,469
  Other borrowed funds (Note 5) ............................................            15,854,765          11,786,255
  Accrued interest and other liabilities ...................................             1,151,042           1,003,690
                                                                                     ---------------------------------
      Total liabilities ....................................................           170,362,001         153,370,414
                                                                                     ---------------------------------
COMMITMENTS AND LIABILITIES (NOTE 1)
STOCKHOLDERS' EQUITY (NOTE 1):
Preferred stock authorized 1,000,000 shares of $5 Par; None issued nor outstanding
Common stock authorized 5,000,000 shares of $5 par, 813,889 and
  783,809 shares issued in 2000 and 1999, respectively ....................             4,069,445            3,919,045
Additional paid-in capital ................................................             2,116,675            1,516,874
Retained earnings .........................................................            13,168,349           11,675,129
                                                                                     ---------------------------------
Total .....................................................................            19,354,469           17,111,048
Accumulated other comprehensive income (net of deferred income
   taxes) (Note 6) ........................................................               288,000           (1,149,000)
Treasury stock, at cost (Note 1) ..........................................                   (24)                 (48)
                                                                                     ---------------------------------
Total stockholders' equity ................................................            19,642,445           15,962,000
                                                                                     ---------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................................         $ 190,004,446        $ 169,332,414
                                                                                    ==================================


                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31,                                                           2000             1999             1998
----------------------------------------------------------------------------------------------------------------------------
Interest Income:
  Interest and fees on loans ...........................................      $  9,110,535     $  8,148,308     $  7,531,903
  Interest on investment securities:
    U.S. Treasury securities ...........................................           195,765          303,401          405,229
    Obligations of other U.S. government agencies and corporations .....         2,027,993        1,828,219        1,442,403
    Obligations of states and political subdivisions (tax-exempt) ......           700,306          649,464          370,571
    Other securities ...................................................           586,899          344,977          187,208
  Interest on deposits in banks ........................................            82,129          126,377          179,432
                                                                              ----------------------------------------------
    Total interest income ..............................................        12,703,627       11,400,746       10,116,746
                                                                              ----------------------------------------------
Interest Expense:
  Interest on deposits .................................................         5,351,351        4,602,280        4,341,667
  Interest on borrowed funds ...........................................           723,641          479,402          110,656
                                                                              ----------------------------------------------
    Total interest expense .............................................         6,074,992        5,081,682        4,452,323
                                                                              ----------------------------------------------
Net interest income ....................................................         6,628,635        6,319,064        5,664,423
  Provision for loan losses (Note 3) ...................................           145,000          220,000          270,000
                                                                              ----------------------------------------------
    Net interest income after provision for loan losses ................         6,483,635        6,099,064        5,394,423
    Other Income (Note 7) ..............................................         1,090,846          991,011          784,864
    Other Expenses (Note 8) ............................................        (4,330,456)      (4,008,282)      (3,608,956)
                                                                              ----------------------------------------------
  Income before taxes ..................................................         3,244,025        3,081,793        2,570,331
                                                                              ----------------------------------------------
    Provision for income taxes (Notes 1 and 6) .........................           648,000          678,000          710,000
                                                                              ----------------------------------------------
  Net income ...........................................................      $  2,596,025     $  2,403,793     $  1,860,331

Other comprehensive income, net of tax of $719,000:
  Unrealized gains on securities:
    Unrealized holding gain (loss) arising during period ...............      $  2,156,000     ($ 2,134,000)    $    265,000
    Federal income tax (expense) benefit ...............................          (719,000)         725,000          (89,000)
    Unrealized holding gain (loss) arising during period ...............      $  1,437,000     ($ 1,409,000)    $    176,000
                                                                              ----------------------------------------------
Comprehensive income ...................................................      $  4,033,025     $    994,793     $  2,036,331
                                                                              ==============================================
Earnings per share (Notes 1, 11 and 12):
Basic ..................................................................      $       3.21     $       3.01     $       2.39
                                                                              ==============================================
Diluted ................................................................      $       2.98     $       2.71     $       2.22
                                                                              ==============================================
Basic shares outstanding ...............................................           807,243          798,278          779,252
                                                                              ==============================================
Diluted shares outstanding .............................................           877,760          886,117          839,751
                                                                              ==============================================

                 See Notes to Consolidated Financial Statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                        Accumulated
                                                                         Additional                        Other
                                              Treasury      Common         Paid-in        Retained     Comprehensive
                                                Stock     Stock $5 Par     Capital        Earnings         Income          Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ...............   ($    192)   $ 1,816,525    $ 2,052,158    $  8,685,313    $    84,000    $ 12,637,804
Net income ...............................                                                 1,860,331                      1,860,331
Stock dividend $0.71 per share,
plus cash in lieu of fractional
shares ...................................                     52,570        445,767        (527,707)                       (29,370)
Stock split ..............................                  1,841,240     (1,841,240)                                             0
Issuance of common stock .................                     47,455         74,976                                        122,431
Sale of stock from treasury ..............         120                                                                          120
Unrealized holding gains on
investment securities ....................                                                                  265,000         265,000
Deferred tax liability ...................                                                                  (89,000)        (89,000)
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 1998 ...............   ($     72)   $ 3,757,790    $   731,661    $ 10,017,937    $   260,000    $ 14,767,316
Net income ...............................                                                 2,403,793                      2,403,793
Stock dividend $0.97 per share,
plus cash in lieu of fractional
shares ...................................                     80,875        635,100        (746,601)                       (30,626)
Issuance of common stock .................                     80,380        150,113                                        230,493
Sale of stock from treasury ..............          24                                                                           24
Unrealized holding gains (losses)
on investment securities .................                                                               (2,134,000)     (2,134,000)
Deferred tax asset .......................                                                                  725,000         725,000
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 1999 ...............   ($     48)   $ 3,919,045    $ 1,516,874    $ 11,675,129    ($1,149,000)   $ 15,962,000
Net income ...............................                                                 2,596,025                      2,596,025
Stock dividend $0.88 per share,
plus cash in lieu of fractional
shares ...................................                     95,690        577,848        (699,719)                       (26,181)
Cash dividend $0.50 ......................                                                  (403,086)                      (403,086)
Issuance of common stock .................                     54,710         21,953                                         76,663
Sale of stock from treasury ..............          24                                                                           24
Unrealized holding gains on
investment securities ....................                                                                2,156,000       2,156,000
Deferred tax liability ...................                                                                 (719,000)       (719,000)
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 2000 ...............   ($     24)   $ 4,069,445    $ 2,116,675    $ 13,168,349    $   288,000    $ 19,642,445
                                             =======================================================================================

                 See Notes to Consolidated Financial Statements


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                 2000               1999               1998
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income ...........................................................      $  2,596,025       $  2,403,793       $  1,860,331
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization ........................................           335,662            340,933            329,912
Provision for loan losses ............................................           145,000            220,000            270,000
Increase (decrease) in deferred income taxes .........................           699,000           (791,000)          (100,000)
Changes in operating assets and liabilities:
Decrease in accrued interest income and other assets .................        (2,056,582)          (528,353)          (350,299)
Increase in accrued interest expense and other liabilities ...........           121,827            238,347            170,486
                                                                            --------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ............................         1,840,932          1,883,720          2,180,430
                                                                            --------------------------------------------------
INVESTING ACTIVITIES:
Purchase bank premises and equipment .................................          (304,394)           (86,010)          (393,241)
Decrease (increase) in other real estate .............................           (94,960)          (123,812)            42,006
Purchase of securities "available for sale" ..........................        (8,576,655)       (11,099,470)       (16,664,841)
Decrease (increase) in mortgage-backed
 securities "available for sale" .....................................         1,485,744         (6,349,048)        (2,769,115)
Sales of securities "available for sale" .............................                            2,903,735
Redemptions of securities "available for sale" .......................         2,714,506          1,969,462          2,360,237
Purchase of securities "held to maturity" ............................        (3,444,440)        (3,559,228)        (2,213,060)
Redemptions of securities "held to maturity" .........................           718,438          6,319,096         10,458,545
Decrease in mortgage-backed securities "held to maturity" ............           177,985            477,694            505,749
Net increase in loans to customers ...................................       (11,267,620)       (11,886,109)       (13,601,058)
Net increase (decrease) in interest bearing deposits in banks ........        (1,032,060)         3,083,779         (3,192,139
                                                                            --------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES ................................       (19,623,456)       (18,349,911)       (25,466,917)
                                                                            --------------------------------------------------
FINANCING ACTIVITIES:
Increase in deposits before interest credited ........................         8,391,219          6,811,841         17,454,096
Increase in borrowed funds ...........................................         4,068,511          7,315,041          2,191,920
Interest credited to deposits ........................................         4,385,030          3,877,299          3,648,553
Dividend .............................................................          (403,086)
Cash in lieu of fractional shares ....................................           (26,181)           (30,626)           (29,370)
Proceeds of sale of treasury stock ...................................                24                 24                120
Issuance of common stock .............................................            76,663            230,493            122,432
                                                                            --------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES ............................        16,492,180         18,204,072         23,387,752
                                                                            --------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .................        (1,290,344)         1,737,881            101,265
CASH AND CASH EQUIVALENTS, January 1 .................................         4,353,347          2,615,466          2,514,202
                                                                            --------------------------------------------------
CASH AND CASH EQUIVALENTS, December 31 ...............................      $  3,063,003       $  4,353,347       $  2,615,466
                                                                            ==================================================
SUPPLEMENTARY SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest ...........................................................      $  1,825,235       $  1,065,783       $    996,759
  Income taxes .......................................................      $    766,000       $    817,000       $    780,000
Non-cash investing and financing activities:
  Unrealized gains (losses) on securities ............................      $  1,437,000       ($ 1,409,000)      $    176,000
  Stock dividend .....................................................      $    673,538       $    715,975       $    498,337

                 See Notes to Consolidated Financial Statements

                                      -28/29-

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

             Buildings and improvements         7 to 50 years
             Equipment and furniture            5 to 20 years

National banking law restricts the investment in bank premises to the amount of a bank's capital stock. However, in certain circumstances, and with regulatory approval, investment in bank premises can be as much as 50% of the stockholders' equity. The ratio of investment in bank premises to stockholders' equity at December 31, 2000 was within the approved 50% limit and no regulations have been violated.

Advertising Costs:

         The Company follows the policy of charging advertising cost to expense as incurred. During 2000, 1999 and 1998, advertising costs amounted to $96,000, $82,000 and $103,000 each.

Intangible Assets:

         Intangible assets are included in the other assets and are being amortized over a period of fifteen years using the straight line method. Amortization for 2000 and 1999 was $18,520 each, and 1998 was $17,025.

Other Real Estate:

         Other real estate consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date of foreclosure. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses.

Treasury Stock:

         Treasury stock is shown at cost and was one share of common stock in 2000 and two shares of common stock in 1999.

Pension Plan:

         The Bank's pension plan is an Employee Stock Ownership Plan with 401(k) Provisions ("KSOP") which covers substantially all employees. The Plan, which is a type of stock bonus plan, is a plan of deferred compensation in which Company contributions are used to provide participating employees with stock in Grange National Banc Corp. The KSOP also provides that participants may make contributions to the Plan on a before-tax basis, pursuant to provisions found under Section 401(k) of the Internal Revenue Code. Participants may elect to defer up to 15% of their current compensation and the Company may match up to $1.00 for each $1.00 that is deferred. The Company contributed $16,980, $15,077 and $16,848 as matching contribution to employee deferrals during 2000, 1999 and 1998. The Company also made an Employer Optional Contribution to the Plan of $91,077, $83,343 and $77,820 during 2000, 1999 and 1998, which represents 6% of gross salaries for each year.

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

Restrictions on Cash and Due From Bank Accounts:

         The Bank is required to maintain average balances with various correspondent banks. The amount of those balances for the year ended December 31, 2000 was approximately $45,000.

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

         The adoption of the SFAS No. 125 standards did not have a material effect on operating results for 2000 or 1999.

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

                                                    Contract or Notional Amount
                                                         2000          1999
                                                         ----          ----
    Financial instruments whose contract
      amounts represent credit risk:
          Commitments to extend credit................  $4,831         $5,455
          Standby letters of credit...................  $  600         $1,412

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts of capital to total "risk weighted" assets. At December 31, 2000 the Bank is required to have minimum Tier 1 and Total Capital ratios of 4% and 8% respectively. The Bank's actual ratios at that date were 16.79% and 17.87% respectively. The Bank's leverage ratio at December 31, 2000 was 10.44%. As of the most recent examination, federal regulators categorized the Bank as well capitalized within regulatory criteria. Since that notification, there are no conditions or events that management believes would change the Bank's category.

         Dividends are paid by the Company from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 2000, the Bank had retained earnings of $13,168,000 of which under federal regulations, the Bank's extension of credit to its parent company must be on the same terms and conditions as extensions of credit to nonaffilliates. The maximum amount the Bank can loan to the Company is limited to 20% of its capital and surplus. Such extensions of credit, with limited exceptions, must be fully collateralized.

Line of Credit:

         At December 31, 2000 the Company had maximum borrowing capacity at the Federal Home Loan Bank of Pittsburgh in the amount of $53,681,000 at a variety of available terms.

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

Accounting For Derivative Instruments And Hedging Activities:

         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued by the Financial Accounting Standards Board in June 1998. The statement establishes accounting and reporting standards for derivative instruments embedded in other contracts and hedging activities. SFAS No. 137 was issued to defer the effective date of SFAS No. 133 to apply to all financial statements for years beginning after June 15, 2000. Due to the Company's limited use of derivatives, management does not anticipate the adoption of SFAS No. 133 will have a material effect on the financial condition of the Company.

2.  Investment Securities:

         The amortized cost and estimated fair value of investments in debt securities are as follows:

                                                                                    2000
                                                           -----------------------------------------------------
                                                                           Gross          Gross       Estimated
                                                           Amortized    Unrealized     Unrealized        Fair
                                                              Cost         Gains          Losses         Value
in thousands)                                              -----------------------------------------------------
Available for sale:
U.S. Treasury notes ..............................         $ 2,512         $ 46                          $ 2,558
U.S government agencies and corporations .........          28,212          247         ($  132)          28,327
Municipal bonds ..................................          14,747          165             (97)          14,815
Other securities .................................           1,349          207                            1,556
                                                           -----------------------------------------------------
Total available for sale .........................          46,820          665            (229)          47,256
                                                           =====================================================
Held to maturity:
U.S. government agencies and corporations ........           4,844           34             (13)           4,865
Municipal bonds ..................................           1,694            9              (7)           1,696
Other securities .................................           9,227          149             (47)           9,329
                                                           =====================================================
Total held to maturity ...........................          15,765          192             (67)          15,890

                                                                                    1999
Available for sale:                                        -----------------------------------------------------
U.S. Treasury notes ..............................         $ 4,496         $ 14         ($    1)         $ 4,509
U.S government agencies and corporations .........          24,740                         (993)          23,747
Municipal bonds ..................................          12,639            4            (862)          11,781
Other securities .................................           1,283           98                            1,381
                                                           -----------------------------------------------------
Total available for sale .........................         $43,158         $116         ($1,856)         $41,418
                                                           =====================================================
Held to maturity:
U.S. government agencies and corporations ........         $ 5,019         $ 10         ($   83)         $ 4,496
Municipal bonds ..................................           2,414            5              (8)           2,411
Other securities .................................           5,784                         (160)           5,624
                                                           -----------------------------------------------------
Total held to maturity ...........................         $13,217         $ 15         ($  251)         $12,981
                                                           =====================================================

         The amortized cost and estimated fair value of debt securities at December 31, 2000 by contractual maturity, are shown in the next table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Available For Sale             Held to Maturity
                                                      ------------------             ----------------
                                                   Amortized      Estimated      Amortized      Estimated
(In thousands)                                        Cost       Fair Value         Cost        Fair Value
Maturing in one year or less .................      $ 1,424        $ 1,428         $ 2,320        $ 2,316
Maturing after one through five years ........       19,843         20,089          12,752         12,897
Maturing after five through ten years ........        8,043          8,037             449            434
Maturing after ten years .....................       16,161         16,146             244            243
No set maturity ..............................        1,349          1,556
                                                    -----------------------------------------------------
TOTAL ........................................      $46,820        $47,256         $15,765        $15,890
                                                    =====================================================

3. Loans and Allowance for Loan Losses:

   Major classification of loans at December 31 are as follows:

                                                          2000            1999
     (in thousands)                                       ----            ----
     Real estate mortgages
     Agricultural ..............................       $  1,380        $  1,217
     Residential, 1 - 4 family .................         56,193          52,154
     Residential, multi-family .................          1,809           1,703
     Nonfarm, nonresidential properties ........         17,703          15,348
                                                       ------------------------
     Total real estate mortgages ...............         77,085          70,422
     Agricultural loans ........................            198             279
     Commercial loans ..........................         15,631          13,926
     Municipal loans ...........................          8,232           6,856
     Consumer loans ............................         12,377          10,824
     Overdrafts ................................             46             179
                                                       ------------------------
     Gross loans ...............................        113,569         102,486
     Less:  Unearned income ....................             79             169
     Allowance for loan losses .................          1,142           1,092
                                                       ------------------------
     Loans, net ................................       $112,348        $101,225
                                                       =========================

         Nonaccrual loans at December 31, 2000 and 1999, were $189,000 and $103,000, respectively.

         The Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material effect on the financial condition or operating results of the Company. At December 31, 2000 and 1999 the recorded investment in loans that were considered impaired under SFAS No. 114 was $353,000 and $530,000, respectively. No transfers to loan loss were made in 2000 or 1999 for any impaired loans. The average recorded investment in impaired loans during the years ended December 31, 2000 and 1999 was approximately $440,000 and $524,000 respectively. Interest payments received on impaired loans are applied to principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 2000 and 1999, the Company recognized interest income on impaired loans of $88,000 and $29,000. The interest that would have been earned in accordance with the original terms is approximately $32,000 and $40,000 respectively.

         Changes in the allowance for loan losses for the years ended December 31 were as follows:

     (in thousands)                               2000       1999         1998
                                                  ----       ----         ----
     Balance, January 1 .....................   $ 1,092     $   940       $ 767
     Provision charged to operations ........       145         220         270
     Loans charged off ......................      (103)        (79)       (102)
     Recoveries .............................         8          11           5
                                                -------------------------------
     Balance, December 31 ...................   $ 1,142     $ 1,092       $ 940
                                                ===============================

4.  Premises and Equipment:

         Premises and equipment are summarized as follows:

                                               Gross Book       Amortization           Net Book
    December 31, 2000                            Value         & Depreciation            Value
    -----------------                            -----         --------------            -----
     Land ................................     $  440,082                             $  440,082
     Buildings ...........................      2,864,876            976,656           1,888,220
     Furniture and equipment .............      2,466,920          1,908,588             558,332
                                               -------------------------------------------------
     Total ...............................      5,771,878          2,885,244           2,886,634
                                               =================================================
     December 31, 1999
     Land ................................     $  440,082                             $  440,082
     Buildings ...........................      2,674,263         $  876,355           1,797,908
     Furniture and equipment .............      2,353,139          1,691,747             661,392
                                               -------------------------------------------------
     Total ...............................     $5,467,484         $2,568,102          $2,899,382
                                               =================================================

     Depreciation and amortization were applied as follows:

                                             2000          1999           1998
                                             ----          ----           ----
     Premises .......................      $100,301      $ 94,767       $ 89,840
     Furniture and equipment ........       216,841       227,645        240,072
                                           -------------------------------------
     Total ..........................      $317,142      $322,412       $329,912
                                           =====================================

         The Bank has non-cancelable operating leases on buildings for its Edwardsville, Back Mountain and Pine Mall Offices. The aforementioned leases have been treated as operating leases in the accompanying financial statements. Rental expense for 2000 was $179,000, and 1999's expense was $163,000, and 1998's was $134,000. Minimum future obligations under non-cancelable operating leases in effect at December 31, 1999 are as follows:

                 2001                                 $182,050
                 2002                                  194,000
                 2003                                  176,500
                 2004                                  152,000
                 2005 and thereafter                 1,278,583
                                                    -----------
                 Total.........................     $1,983,133
                                                    ==========

5.  Borrowed Funds

         Borrowed funds include interest-bearing demand notes payable to the U.S. Treasury for Treasury collections made by the Bank. Remittances of amounts collected are made upon demand. The year end balance due was $791,000 in 2000 and $949,000 in 1999.

         The Bank enters into repurchase agreements with customers which amounted to $1,274,000 in 2000 and $1,835,000 in 1999.

         The Bank has a line of credit with the Federal Home Loan Bank for $10,000,000 which could be utilized for various operating purposes. Borrowings under this line of credit are secured by qualified assets (primarily investment securities). Interest paid on these short term borrowings varies based on interest rate fluctuations. The outstanding balance of which was $1,000,000 at December 31, 2000.

         The Federal Home Loan Bank of Pittsburgh has loaned the Bank $440,000 to fund the Bank's Affordable Housing Program. These loans are amortized over 25 years, at 4%, payable monthly and due in ten years. The Bank has also borrowed eight term loans for a total of $12,500,000, with maturities from one to fifteen years, and calls ranging from one to five years. The interest rates on these loans range form 4.76% to 7.03%. At the call date and thereafter, the FHLB has the option to convert the loan to a variable rate. The Bank can pay the loan off without penalty if the FHLB decides to convert the loan to a variable rate. The year end balance due the Federal Home Loan Bank was $3,159,000 in 2000 and $9,002,00 in 1999. The FHLB loans mature as follows:

         2001            2002            2003             2004          2005 and beyond
         ----            ----            ----             ----          ---------------
      $2,539,052      $1,277,561      $3,000,000       $2,000,000         $4,000,000

6.  Income Taxes:

         The components of the federal income tax provisions are as follows:

                                              2000         1999          1998
                                              ----         ----          ----
     Currently payable ...............     $ 689,000    $ 744,000     $ 810,000
     Deferred tax (benefits) .........       (41,000)     (66,000)     (100,000)
                                           ------------------------------------
       Total .........................     $ 648,000    $ 678,000     $ 710,000
                                           ====================================

         The sources of the net deferred income tax liability (asset) in other liabilities (assets) for the years ended at December 31 were as follows:

                                                             2000            1999
                                                             ----            ----
     Depreciation .....................................   $  77,000       $  92,000
     Accretion of discounts on securities .............      36,000          20,000
     Unrealized gains (losses) on available for
     sale investment securities .......................     148,000        (592,000)
     Accrued employee stock incentive .................     (62,000)        (42,000)
     Allowance for loan losses ........................    (327,000)       (321,000)
     Allowance for other real estate losses ...........     (10,000)
                                                          -------------------------
       Net deferred tax (asset) .......................   ($138,000)      ($843,000)
                                                          =========================

         A reconciliation of income tax expense at the federal statutory rate and the effective federal income tax rate is as follows:

                                                                2000                       1999                     1998
                                                                ----                       ----                     ----
     Provision at statutory rate ...............    $ 1,103,000        34.00%  $ 1,051,000        34.00%  $ 874,000        34.00%
     Tax-exempt income from
     investments ...............................       (210,000)       (6.47)     (190,000)       (6.15)   (112,000)       (4.36)
     Tax-exempt income from loans ..............       (125,000)       (3.85)      (85,000)       (2.75)    (42,000)       (1.63)
     Effect of nonqualified exercised
     options ...................................        (98,000)       (3.02)      (81,000)       (2.63)
     Other .....................................        (22,000)       (0.68)      (17,000)       (0.55)    (10,000)       (0.39)
                                                    ----------------------------------------------------------------------------
     Total .....................................    $   648,000        19.98%  $   678,000        21.92%  $ 710,000        27.62%
                                                    ============================================================================

7.  Other Income:

         Other income for the years ended December 31, consists of the following:

                                                              2000           1999          1998
                                                              ----           ----             ----
     Service charges and fees ....................      $   284,789       $ 294,619        $ 225,564
     Service charges on deposit accounts .........          557,548         472,939          387,629
     Gain (loss) on sale of securities ...........                          (18,681)
     Gain (loss) on sale of real estate ..........          (20,000)         27,584          (24,961)
     Other .......................................          268,509         214,550          196,632
                                                        --------------------------------------------
     Total other income ..........................      $ 1,090,846       $ 991,011        $ 784,864
                                                        ============================================

8.  Other Expenses:

         Other expenses for the years ended December 31, consists of the following:

                                                           2000              1999              1998
                                                           ----              ----              ----
     Salaries and employee benefits ..............      $2,205,378        $1,996,696       $1,835,224
     Occupancy expenses ..........................         484,386           436,589          408,073
     Furniture and equipment expenses ............         367,289           362,540          326,283
     Other operating expenses ....................      $1,273,403         1,212,457        1,039,376
                                                        ---------------------------------------------
     Total other expenses ........................      $4,330,456        $4,008,282       $3,608,956
                                                        =============================================

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

                                                               2000              1999              1998
                                                               ----              ----              ----

     Balance, January 1 ............................       $ 2,809,323       $ 2,722,375       $ 1,423,252
     Additions .....................................         3,791,742         1,638,784         1,451,024
     Amounts collected .............................        (4,017,310)       (1,551,836)         (151,901)
                                                           -----------------------------------------------
       Balance, December 31 ........................       $ 2,583,755       $ 2,809,323       $ 2,722,375
                                                           ===============================================


10. Grange National Banc Corp. (Parent Company Only) Financial Statements:

     BALANCE SHEETS, DECEMBER 31,                                                2000              1999
                                                                                 ----              ----
                                      ASSETS
     Cash ...........................................................       $     57,185       $      6,320
     Investment in bank subsidiary ..................................         19,088,922         15,549,481
     Securities "available for sale" ................................            233,400            124,400
     Land and buildings .............................................            531,654            515,146
                                                                            -------------------------------
       TOTAL ASSETS .................................................       $ 19,911,161       $ 16,195,347
                                                                            ===============================
                                    LIABILITIES
     Notes payable, bank subsidiary .................................       $    198,192       $    198,192
     Other liabilities ..............................................             70,525             35,100
                                                                            -------------------------------
       Total liabilities ............................................       $    268,717       $    233,292
                                                                            -------------------------------
                               STOCKHOLDERS' EQUITY
     Preferred stock authorized 1,000,000 shares of $5 par,
     None issued ....................................................
     Common stock authorized 5,000,000 shares of $5 par,
       813,889 and 783,809 shares issued and outstanding in
       2000 and 1999, rspectively ...................................       $  4,069,445       $  3,919,045
     Additional paid-in capital .....................................          2,116,675          1,516,874
     Retained earnings ..............................................         13,168,349         11,675,129
     Unrealized holding gains (losses) on investment
     securities (net of deferred income taxes) ......................            288,000         (1,149,000)
     Less:  Treasury stock, at cost .................................                (24)               (48)
                                                                            -------------------------------
       Stockholders' equity .........................................         19,642,444         15,962,000
                                                                            -------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .................       $ 19,911,161       $ 16,195,347
                                                                            ===============================

     STATEMENTS OF INCOME FOR THE YEARS ENDED, DECEMBER 31           2000          1999           1998
                                                                     ----          ----           ----
     INCOME:
       Dividends from bank subsidiary ........................   $  534,268     $   35,626      $   74,370
       Dividends from other securities .......................        2,550          1,070             982
       Other income ..........................................       12,900         10,250           4,221
                                                                 -----------------------------------------
         Total income ........................................      549,718         46,946          79,573
                                                                 -----------------------------------------
     OPERATING EXPENSES:
       Interest expense ......................................       18,362         15,924          17,229
       Other operating expense ...............................        9,329          9,225           8,082
                                                                 -----------------------------------------
         Total operating expenses ............................       27,691         25,149          25,311
                                                                 -----------------------------------------
       Income before undistributed income of subsidiary ......      522,027         21,797          54,262
     EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY ............    2,073,998      2,381,996       1,806,069
                                                                 -----------------------------------------
     NET INCOME ..............................................   $2,596,025     $2,403,793      $1,860,331
                                                                 =========================================
     STATEMENTS OF CASH FLOWS                                          2000             1999             1998
                                                                       ----             ----             ----
     FOR THE YEARS ENDED, DECEMBER 31, OPERATING ACTIVITIES:
       Net income .............................................    $ 2,596,025      $ 2,403,793      $ 1,860,331
       Adjustments to reconcile net income
       to net cash provided by operating activities:
       Amortization and depreciation ..........................          9,306            9,202            7,827
       Transfer of real estate to Bank subsidiary .............         23,835-
       Equity in undistributed income of subsidiary ...........     (2,073,998)      (2,381,996)      (1,806,069)
                                                                   ---------------------------------------------
         Net cash provided by operating activities ............        555,168           30,999           62,089
                                                                   ---------------------------------------------
     INVESTING ACTIVITIES:
       Increase in buildings and land .........................        (49,649)          (4,664)         (28,677)
       Investment in Bank subsidiary ..........................       (100,498)        (230,493)        (122,431)
                                                                   ---------------------------------------------
         Net cash used in investing activities ................       (150,147)        (235,157)        (151,108)
                                                                   ---------------------------------------------
     FINANCING ACTIVITIES:
       Proceeds from notes payable ............................                                              265
       Increase (decrease) in other liabilities ...............         (1,575)                            1,500
       Sale of treasury stock .................................             24               24              120
       Issuance of common stock ...............................         76,663          230,493          122,431
       Dividends to stockholders ..............................       (429,268)         (30,626)         (29,370)
                                                                   ---------------------------------------------
         Net cash provided by (used in) financing activities ..       (354,156)         199,891           94,946
                                                                   ---------------------------------------------
     INCREASE (DECREASE) IN CASH ..............................         50,865           (4,267)           5,927
     CASH BALANCE, JANUARY 1 ..................................          6,320           10,587            4,660
                                                                   ---------------------------------------------
     CASH BALANCE, DECEMBER 31 ................................    $    57,185      $     6,320      $    10,587
                                                                   =============================================

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

         The Board of Directors adopted an additional Stock Option Plan (the "Plan") in November 1995, covering the employees and directors. The Plan authorizes the grant of options to purchase not more than 55,000 shares of common stock under the Plan. Options granted under the Plan are intended to be either incentive stock options or nonstatutory stock options. As of February 29, 1996, options for 50,160 shares of common stock having an exercise price of $32.50 were outstanding and 4,840 shares of common stock were available for future option grants under the Plan. Of the 50,160 shares of common stock outstanding for options, 36,320 shares of common stock were issued as incentive stock options. The remaining shares outstanding for options were granted to each non-employee director equally as nonstatutory stock options. Pursuant to Section 422 of the Internal Revenue Code, shareholder approval is required for the incentive stock options to qualify for favorable tax treatment. Exercise prices of options granted under all plans are current market prices at time of grant.


                                                                         Non-Employee        Weighted
                                                        Employee           Director           average
     Year ended December 31, 1998                     Stock Options      Stock Options    Exercise Prices
                                                      -------------      -------------    ---------------
     Outstanding 1997 ..............................        95,766           56,622           $15,13
     Granted .......................................         3,000
     Exercised .....................................       (11,361)            (500)
     Adjustment for stock dividend .................         1,961            1,133
     Outstanding ...................................        89,366           57,255           $   15.00
     Year ended December 31, 1999
     Outstanding 1998 ..............................        89,366           57,255           $   15.00
     Granted .......................................         6,000
     Exercised .....................................       (13,662)          (2,414)
     Lapsed ........................................          (500)
     Adjustment for stock dividend .................         3,251            1,233
     Outstanding ...................................        84,455           56,074           $   16.63
     Year ended December 31, 2000
     Outstanding 1999 ..............................        84,455           56,074           $   16.63
     Granted .......................................         1,500            7,497
     Exercised .....................................           842           14,072
     Lapsed ........................................                          4,840
     Adjusted for stock dividend ...................         2,122            2,377
     Outstanding ...................................        87,235           47,036           $   17.84

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


                                                            2000             1999             1998
                                                            ----             ----             ----
     Net income - as reported .......................   $ 2,596,025      $ 2,404,000      $ 1,860,000
     Net income - pro forma .........................   $ 2,519,000      $ 2,344,000      $ 1,822,000
     Basic income per share - as reported ...........   $      3.21      $      3.01      $      2.44
     Basic income per share - pro forma .............   $      3.11      $      3.01      $      2.45
     Diluted income per share - as reported .........   $      2.98      $      2.80      $      2.29
     Diluted income per share - pro forma ...........   $      2.89      $      2.70      $      2.20

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 4.05% for 2000 and 2.17% for 1999 and 1998, respectively; risk-free interest rate of 6.62%, 7.03% and 5.96% for 2000, 1999 and 1998 respectively; expected lives of 10 years for 1999, 1998 and 1997, which is the option term; and volatility of 17.60%, 24.34% and 23.00% for 2000, 1999 and 1998, respectively.


Stock Dividends:

         The Company declared stock dividends of $0.34 in December and $0.54 in June of 2000, and $0.50 in December and June of 1999, with fractional shares paid in cash. The Company issued 19,138 and 16,175 shares of common stock in conjunction with these dividends. Accordingly, amounts equal to the fair market value (based on quoted market prices as adjusted) of the additional shares issued have been charged to retained earnings and credited to common stock and additional paid-in capital. Earnings per common share, weighted average shares outstanding, and all stock option activity have been restated to reflect the stock dividends.

12.  Earnings Per Share

         The following table sets forth the computation of basic and diluted earnings per share:

                                                                        2000           1999           1998
                                                                     ----------------------------------------
     Numerator:
     Net income ..................................................   $2,596,025     $2,403,793     $1,860,331
                                                                     ----------------------------------------
     Denominator:
     Denominator for basic earnings
     Per share - weighted average shares .........................      807,958        779,141        744,247
     Effect of dilutive securities:
     Employee stock options ......................................       64,558         80,516         66,824
                                                                     ----------------------------------------
     Dilutive potential common shares
     Denominator for diluted  earnings per share - adjusted
     weighted average and assumed conversions ....................      872,516        859,657        811,071
                                                                     ========================================
     Basic earnings per share ....................................   $     3.21     $     3.01     $     2.44
     Diluted earnings per share ..................................   $     2.98     $     2.80     $     2.29


13.  Fair Value of Financial Instruments:

         The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

         Because no quoted market price exists for a significant portion of the Company's financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows, estimated discount rates, as well as management's best judgment with respect to current economic conditions. Many of the estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

         The fair value information provided is indicative of the estimated fair value of those financial instruments and should not be interpreted as an estimate of the value of Grange National Banc Corp. taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business.

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2000 and 1999:

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

         The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:

                                                                      2000                      1999
                                                                      ----                      ----
                                                             Carrying       Fair       Carrying       Fair
     (In thousands)                                            Value        Value        Value        Value
     Financial assets:
     Cash and due from banks ...........................    $  3,063      $  3,063     $  4,353     $  4,353
     Interest bearing deposits .........................       3,558         3,558        2,526        2,526
     Investment securities .............................      63,021        63,146       54,635       53,889
     Loans, net ........................................     112,348       116,017      101,225      100,284
     Accrued interest receivable and other assets ......       4,700         4,700        3,342        3.342
     Financial liabilities:
     Deposit liabilities ...............................     153,357       154,110      140,580      140,390
     Other borrowed funds ..............................      15,855        15,955       11,786       11,090
     Accrued interest payable and other liabilities ....       1,151         1,151        1,004        1,004


                   Summary of Quarterly Results of Operations
                                   (Unaudited)

                                                  First       Second        Third      Fourth
     (In thousands, except per share data)       Quarter      Quarter      Quarter     Quarter
     2000
     Interest income .........................    $3,013      $3,100       $3,241      $3,350
     Net interest income .....................     1,623       1,657        1,664       1,685
     Provision for loan losses ...............        20          20           30          75
     Other income ............................       265         264          271         291
     Other expenses ..........................     1,058       1,015        1,097       1,160
     Net income ..............................       619         681          620         676
     Net income per share:
     Basic ...................................    $ 0.77      $ 0.84       $ 0.77      $ 0.95
     Diluted .................................    $ 0.71      $ 0.78       $ 0.71      $ 0.76

     1999
     Interest income .........................    $2,679      $2,817       $2,913      $2,992
     Net interest income .....................     1,489       1,573        1,621       1,636
     Provision for loan losses ...............        90          60           20          50
     Other income ............................       207         296          227         261
     Other expenses ..........................       926         992        1,027       1,063
     Net income ..............................       494         590          615         705
     Net income per share:
     Basic ...................................    $ 0.64      $ 0.76       $ 0.79      $ 0.90
     Diluted .................................    $ 0.57      $ 0.68       $ 0.71      $ 0.81

     The above gives retroactive effect to stock dividends and stock splits

Price Range of Common Stock and Dividends:

         The Company's Common Stock is traded in the "over the counter" market under the symbol GRGN. The following firms are known to make a market in the Common Stock of Grange National Banc Corp.

Tucker Anthony & Co., Inc.          Gruntal & Co., LLC                      F.J. Morrissey & Co.
1825 Oregon Pike                    Liberty Center                          1700 Market St.
Lancaster, PA 17601                 1001 Liberty Ave., Suite 102            Philadelphia, PA 19103
(800) 456-9234                      Pittsburgh, PA 15222-3715               (800) 842-8928
                                    (800) 223-8162

Ferris, Baker Watts, Inc.           Ryan, Beck & Co., LLC
100 Light Street, 9th Floor         220 South Orange Avenue
Baltimore, MD  21202                Livingston, NJ  07039-5817
(800) 638-7411                      (800) 342-2325

         As of March 17, 2001 there were approximately 900 shareholders of record.

                                                                             Cash         Stock
       2000 Quarter             High            Low           Close       Dividends      Dividends
       First                   $40.96         $30.72         $37.55          None          None
       Second                  $37.55         $28.71         $30.19          None          $0.54
       Third                   $35.39         $28.71         $35.14          None          None
       Fourth                  $35.50         $28.00         $34.50         $0.50          $0.34
       -----------------------------------------------------------------------------------------
       TOTAL                                                                $0.50          $0.88
       =========================================================================================
                                                                             Cash         Stock
       1999 Quarter             High           Low           Close        Dividends     Dividends
       First                   $50.50         $45.04         $48.51          None          None
       Second                  $50.49         $43.56         $47.50          None          $0.47
       Third                   $46.75         $39.50         $43.00          None          None
       Fourth                  $43.25         $38.00         $43.00          None          $0.50
       -----------------------------------------------------------------------------------------
       TOTAL                                                                               $0.97
       =========================================================================================

Stock Transfers:                             Shareholder Services:
Mildred Grose, Assistant                     Philip O. Farr, Vice President
  Vice-President                               and Comptroller
P.O. Box 40                                  198 E. Tioga St.
Meshoppen, Pa.  18630                        Tunkhannock, Pa.  18657
(570) 833-2131                               (570) 836-2100


                                     Offices

Laceyville                                   Lawton
Kevin Huyck, Branch Manager                  Yvonne Nuss, Branch Manager
(570) 869-1522                               (570) 934-2178

Meshoppen                                    Bowman's Creek
Mildred Grose, AVP and Br. Mgr.              Connie Learn, Branch Manager
(570) 833-2131                               (570) 298-2163

Tunkhannock                                  Edwardsville
Richard D. Stark, Vice President             Donald Werts, Asst. Cashier
   and Br. Mgr.                                 and Br. Mgr.
(570) 836-2100                               (570) 283-4462

Little Meadows                               Towanda
Brian Burd, Branch Manager                   Karen Glossenger, Branch Manager
(570) 623-2297                               (570) 265-4711

Back Mountain                                Pine Mall
John P. Petersen, Asst. Cashier              Irene Carey, Branch Manager
   and Br. Mgr.                              (570) 208-1500
(570) 696-6958

Eaton Township
Susan Fuller, Branch Manager
(570) 836-1848

                                 On the Internet
                 www.grangebank.com      E-Mail: bank@grangebank.com

                                    Officers

                     John W. Purtell, Chairman of the Board

                           Brian R. Ace, Vice Chairman

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

                              Thomas A. McCullough
                      President and Chief Executive Officer
                           of the Bank and the Company

                                Russell G. Newell
                          Owner of Newell Fuel Service

                                W. Kenneth Price
                      Co-owner of Ken Mar Home Furnishings

                                 John W. Purtell
                         President, S.F. Williams Inc.,
                              automobile dealership

                                 Sally A. Steele
                                    Attorney

                                Robert C. Wheeler
                   Retired; former Chief Executive Officer of
                              the Bank and Company