Form 10KSB, Exhibit 13
period 2001-12-31
GRANGE NATIONAL BANC CORP
filed 2002-04-01
CIK 763850

To our Shareholders,

We are pleased to report that during the past year we once again achieved strong earnings and capital growth. The company earned a net profit of $2,901,000 at year end 2001, an increase of 12% over the year end 2000. Shareholder equity at year end was $21,677,000 representing an increase of $2,035,000 or 10% over the previous year. Basic earnings per share for 2001 was $3.54 compared to$ 3.21 per share during the previous year resulting in an increase of $0.33 or 10%. These results place us well above most banks in our peer group and reflect the excellent effort put forth by our employees and management personnel.

Our stock performance during 2001 was also impressive with an increase in price from $34.50 on December 31, 2000 to $40.35 at year end 2001. No doubt the marketplace was rewarding us for outstanding results and for the confidence we demonstrated in the value of our stock by implementing a 5% stock repurchase plan which we announced last year. We have repurchased approximately 38,000 shares and expect we will successfully reach out 5% target soon.

Although our economy officially slipped into a recession during 2001 we are already showing signs of a recovery. Our new loan production which is usually somewhat weak in January and February has been very strong in the early stages of 2002. We attribute this to new home construction, strong demand for home equity loans and lending opportunities created by the aftermath of several recent bank mergers.

Our prospects for further expansion continue to be very bright. In February of this year we opened our Scranton Branch office. We are quite pleased with the results so far and expect this office to generate a significant volume of new business. We also recently announced that we would be opening a Branch office in Wyalusing. Construction will commence shortly and we expect completion by September. We believe that this location is superior to the former M & T Bank location in downtown Wyalusing, which was closed several months ago, and it will complete our geographic coverage of that area as we close the gap between our Towanda and Laceyville offices. We will continue to seek out other locations for future expansion but we will exercise caution as we make every effort to avoid any adverse impact on earnings.

During 2001 we introduced two very popular products. Our telephone banking service is available on a 24 hour basis. Customers can access account and loan information, transfer funds and obtain rate and product information at their convenience. We also introduced a PC banking service which provides similar information over a secure internet connection. Both products have been well accepted and will be enhanced as we receive feedback from our customers. Our information and technology team is in the process of evaluating other products which will be offered in the future.

I cannot finish without mentioning the terrible events which occurred on September 11th of last year. Without a doubt this tragic day had a negative impact on our economy and it left many of us asking why we would be target for such horrible acts. We have come to the realization that we may be faced with the continual threat of further attacks and we must prepare ourselves accordingly. I believe that our government and people have met these challenges and that that we will overcome our enemies and prove to them that the American spirit is just as strong now as it was when our country was founded. God Bless America!

Please be assured that we will continue to make our best efforts to build shareholder value by expanding your company in a safe and sound manner with emphasis on asset quality and consistent earnings while providing outstanding service to our customers.

Best regards



/s/ Thomas A. McCullough,
-------------------------------------
President and Chief Executive Officer



                                         GRANGE NATIONAL BANC CORP. AND SUBSIDIARY

                                                  SELECTED FINANCIAL DATA

----------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                   2001         2000         1999         1998          1997
----------------------------------------------------------------------------------------------------
(In thousands except per share data)
SUMMARY OF OPERATIONS:
  Gross interest income                 $ 14,230     $ 12,704     $ 11,401     $ 10,116     $  8,798
  Gross interest expense                   6,987        6,075        5,082        4,452        3,788
                                        ------------------------------------------------------------
  Net interest income                      7,243        6,629        6,319        5,664        5,010
  Loan loss provision                        200          145          220          270          190
                                        ------------------------------------------------------------
   Net interest income after
     loan loss provision                $  7,043     $  6,484     $  6,099     $  5,394     $  4,820
                                        ------------------------------------------------------------
  Income before income taxes            $  3,642     $  3,244     $  3,082     $  2,570     $  2,292
   Provision for income taxes                741          648          678          710          684
                                        ------------------------------------------------------------

  NET INCOME                            $  2,901     $  2,596     $  2,404     $  1,860     $  1,608
                                        ============================================================
PER SHARE DATA:
  Net income basic                      $   3.54     $   3.21     $   3.01     $   2.44     $   2.12
  Net income diluted                    $   3.30     $   2.98     $   2.80     $   2.29     $   2.12
  Cash dividends                                                               $   1.02     $   0.50
  Stock dividends                       $   0.00     $   0.88     $   0.97     $   0.71     $   0.44

AVERAGE SHARES OUTSTANDING                   818          808          779          744          742

FINANCIAL CONDITION AT YEAR END:
    Total assets                        $219,204     $190,004     $169,332     $149,953     $124,417
    Total loans                          122,705      113,490      102,317       90,499       76,995
    Allowance for loan losses              1,228        1,142        1,092          940          767
    Total deposits                       171,255      153,356      140,580      129,891      108,789
    Stockholders' equity                  21,677       19,642       15,962       14,767       12,638

RATIOS:

  BASED ON AVERAGE BALANCES:
    Return on assets                        1.40%        1.47%        1.49%        1.37%        1.39%
    Return on equity                       13.87        14.83        15.56        13.68        13.80
    Equity to assets                       10.08         9.89         9.56        10.04        10.15
    Primary capital to assets              10.64        10.53        10.19        10.71        10.67
    Internal capital generation rate        9.87        12.23        15.36        13.47        13.50
Dividend Payout Ratio                      28.81%       15.58%           0%           0%           0%



BOOK VALUE/SHARE                        $  26.44     $  24.13     $  20.36     $  19.65     $  24.13


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

         o       MAC automated teller machine cards
         o       MasterMoney debit cards
         o       Internet Banking

         Internet banking was introduced in 2001 and lets our customers see their balances, make transfers between accounts, check the amount of interest they paid on loans, and how much interest they received on deposits, as well as order checks and send us "stop payments" on checks. This year we plan to add the capability to allow our customers to pay bills online as well. We think our customers would like to see their checks and deposit online as well, so we have made that our next project.

         Loan services include:
         o       personal loans
         o       business loans
         o       municipal loans
         o       residential mortgages
         o       commercial mortgages
         o       Small Business Administration loans
         o       personal lines of credit
         o       commercial lines of credit
         o       letters of credit
         o       Business Manager accounts receivable financing

         Through Northeast Abstract, a limited liability partnership, formed by us and Mountain Laurel Abstract, we offer title searches and title insurance for real estate transactions.

         We now offer our customers a variety of insurance products at the Bank, which include:

         o       whole  and universal life insurance
         o       term life insurance
         o       disability insurance
         o       fixed annuities
         o       Nationwide homeowner's insurance
         o       Nationwide Auto insurance
         o       Nationwide personal liability insurance

         Our trust department offers: C personal and investment trusts C trusts under will C estate administration services C estate planning C living trusts C Individual Retirement Accounts.

         Our other services include discount brokerage services, safe deposit boxes and payroll processing.

HIGHLIGHTS

         Our net income in 2001 was $2,901,000 in 2001 compared to $2,596,000 in 2000, an increase of 12% for the period. Return on average assets was 1.40% and the return on average equity was 13.87% in 2001. In 2000 the return on average assets was 1.47% and the return on average equity was 14.83%. Deposits increased by 12% from the end of 2000 to the end of 2001. Loans increased by 8% from the end of 2000 to the end of 2001. Total assets increased by 16% from the end of 2000 to the end of 2001.

          Basic net income increased from $3.21 per share in 2000, to $3.54 per share for 2001, an increase of 10%. Dividends to stockholders for 2001 were $1.02 compared to a stock dividend of $0.88, and a bonus cash dividend of $0.50 in 2000. The Board of Directors changed to a quarterly cash dividend last year because of the strength of the Company's earnings and equity growth.

         Our stock price started to recover in 2001 ending the year at $40.35, up 19% from $34.00 at the end of 2000. Last year we announced a stock repurchase program. Because the price of our stock was so low, and our capital is so high, the Board of Directors believe it is in the best interests of the stockholders to repurchase up to 5% of the outstanding shares of stock. We believe stocks of well performing banks, such as ours, will continue to rebound as investors return to looking at proven fundamentals such as earnings, asset quality and proven growth.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Be sure to read the consolidated financial statements and selected financial data presented in other parts of this report to obtain a complete understanding of the discussion and analysis.

FINANCIAL CONDITION

         Our primary source of profit is by using funds from customers' deposits, other borrowing sources and shareholders' equity, to invest in loans, bonds and interest bearing deposits in other banks. The difference between the cost of acquiring funds and the return on investments in loans, securities and interest bearing deposits is our net interest yield. For the last three years ended December 31, net interest yields have ranged from 4.12% in 2001 to 4.29% in 2000 and 4.44% in 1999. Our ability to manage the interest rate risk is essential to our profitability.

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

LIQUIDITY AND RATE SENSITIVITY

         Liquidity management requires us to maintain adequate cash resources to meet our short and long term operating needs. This includes funding for loans for our customers, funding to take advantage of prudent investment strategies, and funding for operations expansion. We are continuing our strategy of relying on access to our line of credit at the Federal Home Loan Bank of Pittsburgh to fund daily cash needs, enabling us to be more fully invested in higher yielding investments. Maturing investments and time deposits provide funding for the longer term, while our line of credit funds short term fluctuations. Grange's "borrowing capacity" at the Federal Home Loan Bank, at December 31, 2001 was $95,161,000, less $22,070,000 which we had actually borrowed. The Bank's deposit balance at FHLB was approximately $5,400,000. Investments maturing or expected to be called in 2002 include $4,810,000 in bonds classified as held to maturity, and $9,425,000 in bonds available for sale. We also have $57,745,000 in investments classified as available for sale, in addition to those expected to be redeemed in

2002, which can be sold to meet liquidity needs. Stable, consistent growth of core deposits continues to provide additional liquidity.

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

         Having a similar amount of assets repricing, or maturing, at or about the same time as our liabilities re-price or mature reduces our interest rate risk. We measure our assets and liability positions by using a rate sensitivity report which categorizes our assets and liabilities according to re-pricing opportunities and maturity dates. Rate sensitive balances are defined as those balances that mature or can be repriced within one year. However, we recognize certain trends and historical experiences for some products. For example, the Bank has a number of deposit accounts, including savings, interest checking, and money market accounts which may have withdrawals. We know that while all customers in these account categories could withdraw their money on any day, they do not do so, even with interest rate changes. These accounts are core deposits and do not react the same from interest rate changes as time deposits do. Checking and savings accounts tend to change according to cash flow and transaction needs of our customers, as well as other non-interest rate reasons such as account charges and customer service. We believe these deposits will not fluctuate more than 10% within three months, not more than an additional 15% during the following three to twelve month period and not more than an additional 30% during the following one to five years. The following table illustrates our interest rate sensitivity positions as of December 31, 2001. The time periods we use refer to the earliest possible repricing period (with the exception of checking and savings deposits), not maturity.

                                                                Repricing

                                          LESS THAN      THREE TO      ONE TO FIVE    AFTER FIVE
       (In thousands)                   THREE MONTHS   TWELVE MONTHS      YEARS         YEARS
                                        -------------- -------------- -------------- -------------
       ASSETS:
         Interest bearing deposits        $  5,400                      $    498
         Investment securities:
         Available for sale                  1,006      $  6,001          17,358      $ 42,608
         Held to maturity                      101         4,085           7,805
         Loans                               9,412        11,406          29,584        72,303
                                        ----------------------------------------------------------
         TOTAL                              15,919        21,492          55,245       114,911
                                        ----------------------------------------------------------
         LIABILITIES:
         Time deposits                      23,184        40,379          24,339
         Checking and savings deposits       5,351         8,027          16,054        24,080
         Borrowed funds                      2,871           278           5,292        16,500
                                        ----------------------------------------------------------
         TOTAL                              31,406        48,684          45,685        40,580
                                        ----------------------------------------------------------
         Gap:
         By period                        ($15,487)     ($27,192)       $  9,560      $ 74,331
                                        ==========================================================
         By cumulative                    ($15,487)     ($42,679)       ($33,119)     $ 41,212
                                        ==========================================================
         CUMULATIVE GAP AS
           PERCENTAGE OF TOTAL ASSETS      -16.90%       -46.58%         -36.15%         44.98%

         According to the table we have a negative gap position, which means our liabilities will reprice faster than our assets. When interest rates are rising this will reduce our interest spread and our net interest income, and when interest rates are falling our interest spread and net income should increase. However, consumers are known to change their behavior when interest rates change. When rates decline mortgages and other loans are repaid faster or refinanced at lower rates, and they take out certificates of deposit for shorter terms. These factors usually mean the improvement in net interest margin will not be as good as models might indicate. Interest rates are generally expected to remain stable and perhaps rise just slightly during 2002.

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

LOAN PORTFOLIO

         Our total loans outstanding at December 31, 2001 increased by $9,215,000 or 8%, to $122,705,000 from the December 31, 2000 total of
$113,490,000. This is less than the 1% increase in 2000 less than the 13% increase in 1999. The average loan balance for 2001 was $115,683,000 compared to $107,044,000 for 2000. Growth was particularly strong in residential and commercial mortgages, although part of the perceived growth in these particular categories is due to reclassification of some loans. Mortgages on one-to-four family real estate continues to be the mainstay of our portfolio, increasing $10,686,000 or 19% to $66,879,000 at the end of 2001, from $56,193,000 at the end of 2000. Commercial real estate loans increased by $3,568,000 or 20% to $21,271,000 at the end of 2001, from $17,703,000 at the end 2000. Commercial loans and consumer loans reflect decreases in their balances, but these decreases, along with part of the substantial increases in residential and commercial mortgages, are due to reclassifications of loans. Overall, the loan portfolio increased by 8%. The average interest rate on total loans decreased from 8.71% for 2000 to 8.57% for 2001 due to the decline in interest rates during 2001, and the subsequent refinancing by customers.

        The breakdown of our loans at December 31, 2001 and 2000 are as follows:
        (In thousands)

                                                   2001          2000
                                                   ----          ----
         Real estate mortgages:
         Agricultural                            $  1,598     $  1,380
         Residential, 1 - 4 family                 66,879       56,193
         Residential, multi family                  1,847        1,809
         Non-farm, nonresidential properties       21,271       17,703
                                               -------------------------
         Total real estate mortgages               91,595       77,085
         Agricultural loans                           130          198
         Commercial loans                          13,206       15,631
         Municipal loans                            7,399        8,232
         Consumer loans                            10,357       12,344
                                               -------------------------
         TOTAL                                   $122,705     $113,490
                                               =========================

         Final loan maturities and the rate sensitivity of the loan portfolio at December 31, 2001 are as follows:

        (In thousands)                         Within       One -       After       Total
                                             One Year  Five Years  Five Years

         Real estate mortgages               $  3,932    $  8,787    $ 78,876    $ 91,595
         Agricultural loans                        10         120         130
         Commercial loans                       2,791       4,723       5,692      13,206
         Municipal loans                        2,863       1,474       3,062       7,399
         Consumer loans                         1,144       5,815       3,416      10,375
                                           -------------------------------------------------
         Total                               $ 10,740    $ 20,919    $ 91,046    $122,705
                                           =================================================
         Loans at fixed interest rates       $  6,196    $ 18,962    $ 72,840    $ 97,998
         Loans at variable interest rates       4,544       1,957      18,206      24,707
                                           -------------------------------------------------
         Total                               $ 10,740    $ 20,919    $ 91,046    $122,705
                                           =================================================

         We discontinue accruing interest on a loan when we believe that we probably will not be able to collect the balance. This decision is made after considering various factors including attempts to collect the loan, the customer's financial condition and future prospects. Any payments made on non-accrual loans are applied to reduce the principal balance on the loan. Our non-accrual loans at December 31, 2001 were $87,000 and $189,000 in 2000. Interest that would have been included in income if the loans were not classified as non-accrual was approximately $7,000 in 2001 and $16,000 in 2000.

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

         Our charge-offs minus our recoveries during 2001 were $114,000 compared to $95,000 during 2000. Average loans increased from $107,044,000 in 2000 to $115,683,000 in 2001. At December 31 the balance in our allowance for loan losses had increased from $1,142,000 in 2000 to $1,228,000 in 2001, and the ratio of loan loss allowance to loans was 1.01% in 2000 and 1.06% for 2001. We believe the quality of the loan portfolio remains strong, but expect our losses will increase as the size of the loan portfolio increases, as we enter new markets, train new loan officers, and as the local economy experiences difficulties. We will continue to maintain the loan loss reserve to provide for identified possible losses and unidentified losses based on these factors and the level of risk that we believe they bring to the loan portfolio.

         The following table shows loans past due 90 days or more on which interest has continued to be accrued, at December 31:

         (In thousands)                             2001           2000
                                                    ----           ----
         Real estate mortgages                   $     28     $      4
         Commercial                                   109            0
         Consumer                                      11           15
                                             -----------------------------
         TOTAL                                   $    148     $     19
                                             =============================
         This table summarizes our loan loss experience for the years ended December 31:


         (In thousands)                              2001         2000
                                             -----------------------------
         BALANCE AT BEGINNING OF PERIOD          $  1,142     $  1,092
                                             -----------------------------
         CHARGE-OFFS:

         Commercial and agricultural                    0           46
         Real estate mortgages                         37            0
         Consumer                                      95           57
                                             -----------------------------
         TOTAL                                        132          103
                                             -----------------------------
         RECOVERIES:

         Commercial and agricultural                    9            2
         Real estate mortgages                          0            0
         Consumer                                       9            6
                                             -----------------------------
         TOTAL                                         18            8
                                             -----------------------------
         NET CHARGE-OFFS                              114           95
                                             -----------------------------
         PROVISION CHARGED TO OPERATIONS              200          145
                                             -----------------------------
         BALANCE AT END OF PERIOD                $  1,228     $  1,142
                                             =============================
         Average loans outstanding               $115,683     $107,044
         Loans outstanding, December 31          $122,705     $113,490
         LOAN RESERVE RATIOS:

         Net loan charge-offs - average loans        0.10%        0.09%
         Reserve - loans, December 31                1.06%        1.01%

         Our loan losses continue to be low, which is a result of the high quality of the loan portfolio, close monitoring of marginal loans and persistent collection efforts on past due accounts.

INVESTMENT PORTFOLIO

         The investment portfolio increased by $17,687,000 or 28% during 2001 to $80,708,000 at the end of the year. The increase was due to deposit growth and increased borrowing from the Federal Home Loan Bank of $9,500,000 in 2001. Management identified several opportunities during 2001 to lock in significant spreads by borrowing from the Federal Home Loan Bank and reinvest the proceeds in bonds. Available for sale securities increased by $21,236,000 or 46% to $67,170,000 and held to maturity securities decreased by $3,774,000, or 24% to $1,991,000, from December 31, 2000 to December 31, 2001, as we have designated all new bond purchases as available for sale.

         During 2001 we continued to purchase mostly longer term bonds for our available-for-sale portfolio because we believe we need to invest in longer term bonds to get higher returns. Many of these bonds have experienced some volatility in market value due to changing interest rates, but we believe the higher yield is worth the volatility. We review the portfolio periodically to determine if we should sell bonds to either limit losses or to capture gains. Credit quality remains a high priority when purchasing bonds, and we continue to buy high quality bonds.

         The Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires us to classify our debt and equity securities into three categories: held to maturity, available for sale, or trading. Available for sale bonds are evaluated quarterly, and their carrying values adjusted to reflect their market values, with the resulting adjustment entered as an adjustment, net of tax, to our net worth. The market value of investments available for sale as of December 31, 2001, reflect a change from an unrealized gain net of taxes, of $288,000 at the end of 2000 to an unrealized gain of $303,000. If interest rates increase, we expect to have some unrealized losses in the portfolio. Market value fluctuations on long term bonds are normal and we have the ability to either hold or sell bonds as appropriate.

         The carrying value of our investment securities both available for sale, and held to maturity at December 31, are summarized in the table below:

         (in thousands)                                2001       2000
                                                       ----       ----
         AVAILABLE FOR SALE:
         U.S. Treasury securities                     $ 1,563    $ 2,558
         U.S. government agencies and corporations     40,097     28,327
         State and municipal securities                24,897     14,815
         Other securities                                 613        233
                                                   ------------------------
         TOTAL                                        $67,170    $45,933
                                                   ========================
         HELD TO MATURITY:

         U.S. government agencies and corporations    $ 1,039    $ 4,844
         State and municipal securities                   920      1,694
         Other securities                              10,032      9,227
                                                   ------------------------
         TOTAL                                        $11,991    $15,765
                                                   ========================

         The following table shows the maturities of our debt securities, at amortized cost, as of December 31, 2001 and the weighted average yields (tax-exempt securities on tax equivalent basis assuming 34% tax rate) of the securities:

                                                          DUE AFTER ONE           DUE AFTER FIVE
                                   DUE WITHIN ONE         YEARS THROUGH         YEARS THROUGH TEN    DUE AFTER TEN
(in thousands)                      YEAR OR LESS            FIVE YEARS               YEARS                YEARS
AVAILABLE FOR SALE:
U.S. Treasury securities           $1,000    6.70%         $512     6.64%
U.S. government agencies and
corporations                        3,561    6.69%        7,945     6.18%       $3,195     6.20%     $25,101    6.42%
State and municipal
securities                                                4,292     6.46%        6,893     6.68%      13,761    7.54%
Other                                                                                                    420    5.92%
                               -----------          ------------           ------------           -----------
TOTAL                              $4,497    6.69%      $12,748     6.29%      $10,088     6.53%     $39,282    6.73%
                               ===========          ============           ============           ===========

HELD TO MATURITY:
U.S. government agencies and
corporations                          $79    7.59%         $778     6.68%                               $182    7.69%
State and municipal
securities                            471    6.79%          249     7.23%         $200     8.00%
Other securities                    2,306    6.42%        7,477     6.98%                                249    7.23%
                               -----------          ------------           ------------           -----------
TOTAL                              $2,856    6.51%       $8,504     6.96%         $200     8.00%        $431    7.42%
                               ===========          ============           ============           ===========

         As you can see from the table, longer maturity bonds generally provide higher yields. Because of this, we are purchasing more longer term bonds than we did in other years. We believe we have enough capital to tolerate the larger market price variations of longer term bonds.

DEPOSITS

         Our deposits grew by 12% in 2001. Deposits at year end 2001 were $171,255,000, an increase of $17,899,000 from the 2000 year end balance of $153,356,000. Non-interest bearing deposits increased $4,083,000 or 16%, to $29,841,000 and interest bearing deposits increased $13,816,000 or 11% to $141,414,000. The percentage of non-interest bearing deposits to average total deposits for 2001 remained at approximately 17%. The percentage of average non-interest bearing deposits to average total deposits is important to our profitability because it decreases our overall interest expense.

         Average time deposits increased by $11,660,000 during 2001 to $85,713,000 from $74,053,000 during 2000. Their proportion of total average deposits increased to 63% in 2001 from 61% in 2000. This is important because time deposits cost us more than other deposits and react to rising or falling interest rates sooner than other deposit accounts. However, the average interest rate does not rise as fast, because only new or variable certificates of deposit will have the new rates. When interest rates change on other deposit accounts, such as money market or savings, all of the accounts" rates change. Average deposits in savings and money market accounts increased by $2,444,000 from 2000 to 2001, and average deposits in NOW and Super-NOW accounts decreased by $794,000 during the same period. We consolidated our supermarket office at Mr. Z's with our Tunkhannock office in July of 2001, and lost only a small amount of deposits. Deposit growth continues to be strong in Tunkhannock, Towanda, the Back Mountain office at Trucksville and the Pine Mall office in Wilkes-Barre. Our Scranton office did not open until the end of January 2002, so it did not contribute to deposits at year end. We expect this office to generate a substantial amount of deposits in the coming year.

         The average balance of deposits and average rates paid on those deposits during the years ended December 31 are displayed in the following table:

                                                             2001                        2000
                                                             ----                        ----
                                                      AVERAGE      AVERAGE         AVERAGE      AVERAGE
         (In thousands)                               BALANCE        RATE          BALANCE       RATE
                                                      -------        ----          -------       ----
         Demand deposits:
         Noninterest bearing                            $27,077                     $24,248
         Interest bearing                                15,460      1.86%           16,254      2.26%
         Savings and money market deposits               33,908      2.26%           31,464      2.49%
         Time deposits                                   85,913      5.51%           74,253      5.66%
                                                    ------------                 -----------
         TOTAL                                         $162,358                    $146,219
                                                    ============                 ===========

The rates we paid on interest bearing accounts declined steadily all year long as the rates we were able to receive on investments, loans and overnight funds declined as well.

         Maturities of certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 2001 are shown below:

         (In thousands)                       Certificates    Other Time
                                               of Deposits      Deposits       Total

         3 months or less                           $4,114                     $4,114
         3 to 6 months                               4,856                      4,856
         6 to 12 months                              7,165                      7,165
         Over 12 months                              3,255                      3,255
         No set maturity, state deposit                             $200          200
                                              ----------------------------------------
         TOTAL                                     $19,390           200      $19,590
                                              ========================================

Customers have been reluctant to purchase longer term CDs as many believe interest rates will go back up soon. This is particularly true of customers with jumbo CDs. As a result these CDs have shorter maturities than normal. We expect customers to continue to purchase short term CDs until they become accustomed to lower rates. If the rates actually do increase, many customers will continue to purchase short term CDs because they will believe rates will continue to increase, and they want to get the highest rates they can.

CAPITAL

         Having adequate capital is necessary to support continued growth and earnings, to meet the needs of our depositors and borrowers, and to maintain a reasonable rate of return for stockholders. Stockholders" equity increased by $2,035,000 or 10% from $19,642,000 at December 31, 2000, to $21,677,000 at December 31, 2001. The
increase in the market value of securities available for sale, contributed $15,000 to the increase in equity. Our average equity to assets ratio is 10.08%. For 2000 our average equity ratio was 9.89% and 9.56% for 1999.

         Consistently strong earnings have kept our capital level high despite several years of strong deposit growth. Since earnings continue to outpace our capital needs and because our stock appears to be undervalued by the market, the board has instituted a stock repurchase plan to purchase up to 5% of our outstanding shares. Reducing the Company's capital at current prices is a good value and improves the efficiency of the remaining capital.

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

         The next table indicates our Tier 1 and Tier 2 capital, risk adjusted assets, our risk-based capital ratios, and Tier 1 leverage ratios. At the end of 2001 and 2000, we exceeded all regulatory capital requirements.


RISK-BASED CAPITAL
December 31, (in thousands, except ratios)                                     2001        2000
TIER I CAPITAL:                                                                ----        ----
Stockholders'
equity .................................................................    $ 21,290     $ 19,253
TIER II CAPITAL:
Loan loss reserve
  and adjustment for unrealized gains on equity securities available for
  sale .................................................................       1,304        1,236
TOTAL QUALIFYING
CAPITAL ................................................................    $ 22,594     $ 20,489
RISK-ADJUSTED ASSETS, NET OF ALLOWANCES (INCLUDING OFF-BALANCE SHEET
ITEMS) .................................................................    $123,336     $114,640
Tier I Capital Ratio (4.00% required) ..................................       17.36%       16.79%
TOTAL CAPITAL RATIO (8.00% REQUIRED) ...................................       18.45%       17.87%
Tier I Leverage
Ratio ..................................................................        9.80%       10.44%

RESULTS OF OPERATIONS

         Our net income for 2001 totaled $2,901,000 ($3.54 basic per share, based on 818,563 weighted average common shares) as compared to 2000's net income of $2,596,000 ($3.21 basic per share, based on 807,958 weighted average common shares), and 1999's net income of $2,404,000 ($3.01 basic per share, based on 779,141 weighted average common shares).

         Net interest income or the spread between total interest income and interest expense directly impacts the results of operation. Net interest yield for 2001 decreased to 4.12% from 4.29% in 2000. Our average rate on interest earning assets rose from 7.92% to 7.71%, and the average rate on total sources to fund the earning assets decreased from 3.62% to 3.59%. Yields on the investment portfolio improved slightly, while the yield of the loan portfolio suffered, accounting for the overall decrease in the yield on earning assets. Increased interest expense on certificates of deposit and borrowed funds, account for most of the increased interest expense.

         Increased loan volume in 2001 accounted for most of the increase in interest income. Average loans were up $8,639,000 or 8% from 2000 adding $744,000 (on a tax equivalent basis) in additional interest income due to the increased volume. Lower rates on loans decreased the interest income by $151,000. Overall, interest income on loans increased $593,000. The increased size of the investment portfolio accounted for an additional $990,000 increase in interest income (on a tax equivalent basis), while higher yields accounted for an increase of $36,000. The higher yields are due to our purchasing longer term bonds.

         The loan to deposit ratio at 2001 year end was 72% down from 74% at 2000 year end.

Loan growth slowed during the end of 2001, along with the rest of the economy. Deposit growth increased as people recognized the value of the safety of bank deposits. The loan to deposit ratio should increase as loan demand rebounds. The Scranton office already shows promising demand for loans. Our provision expense for loan losses increased $55,000, from $145,000 in 2000 to $200,000 in 2001, because of increases in loan volume and a higher charge-off volume during the fourth quarter of 2001.

         Salaries and employee benefits increased by $169,000 or 8% in 2001 as compared to 2000. This increase is due primarily to additional employees for the new branch in Scranton. We hired employees starting in July of 2001 and had them working in other offices while they trained. This is offset by our consolidating our Eaton Township office with our Tunkhannock office in July 2001. The employees at Eaton Township were offered positions elsewhere in the bank, and several accepted. One employee is working at the Scranton office.

         Occupancy expense increased by $29,000 or 6% in 2001 as compared to 2000. The Eaton Township office did not contribute to the increased expense because it was only opened part of the year. Increases in rental costs and depreciation were the primary reasons for the increase. Furniture and equipment expense was nearly the same as 2000, decreasing $3,000. Other operating expenses increased $96,000 or 8%, with increases for postage and ATM expenses as major factors.

         The Deposit Insurance Funds Act of 1996 (DIFA) passed by Congress and signed by the President, mandates banks to help pay the cost of the bonds issued by the "Financing Corporation" (FICO), which were used to finance the savings and loan bailout. The current annual cost to all Bank Insurance Fund (BIF) members is 1.296 cents per $100 of deposits. Members of the Savings Association Insurance Fund (SAIF) are required to pay 6.48 cents per $100 of deposits. Although banks are being required to pay much less than savings associations, it should be noted that the savings associations were the institutions that created the losses. This assessment is expected to cost the Bank approximately $38,000 in 2001. The Federal Deposit Insurance Corporation (FDIC) premium on deposit insurance remains at zero a the beginning of 2002, but is anticipated to increase. We do not know what the cost of FDIC insurance will be for 2002.

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

         The community has received a state for a matching grant for streetscape improvements, and will soon be submitting another application to fund building facade improvements. We continue to support the revitalization project.

         We have rented the remaining space in the buildings we renovated, and helped bring a family doctor, a pharmacy, a chiropractor and a restaurant to downtown Laceyville

INSURANCE ACTIVITIES

         Since 1997 we have been selling life insurance products and in 1999 we added property and casualty insurance. We started to offer fixed annuities to our customers in 2001, and have six employees licensed to sell them. The annuities are being offered through an arrangement with a third party marketer, from companies such as Jackson National, Fidelity & Guaranty Life, and Hartford Life. Two employees have licenses to sell property and casualty and liability insurance. We offer Old Line Life and Provident disability insurance products from American General Financial Group, and Homeowners, Auto and Personal umbrella liability insurance from Nationwide Insurance. All of these companies are solid and have excellent reputations. Under our agreement with Nationwide, our agents are associate agents with a group of local Nationwide agents. This provides our insurance customers with a great company, competitive rates and what we believe is the best local service.

         We also offer title insurance through a joint venture with Mountain Laurel Abstract, called Northeast Abstract to provide "one stop shopping" for our mortgage customers. Customers can apply for a mortgage and get their title insurance and homeowner's insurance all with just one stop. We believe our customers like this convenience.

TRUST DEPARTMENT

         Our Trust Department continues to grow and expand as we added several accounts during 2001. Offerings of the Trust Department include personal trusts, irrevocable trusts, insurance trusts, trusts under will, estate management services and IRAs. We continue to target accounts under $1,000,000, a segment large banks no longer pursue.

                                         GRANGE NATIONAL BANC CORP AND SUBSIDIARY
                                    AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND RATES

           YEARS ENDED                               DECEMBER 31, 2001         DECEMBER 31, 2000

                                        (1)       INTEREST   AVERAGE     (1)      INTEREST    AVERAGE
                                      AVERAGE      INCOME/   INTEREST  AVERAGE     INCOME/   INTEREST
                                      BALANCE      EXPENSE     RATE    BALANCE     EXPENSE     RATE
-------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Loans:
Mortgages ........................    $ 80,350    $  7,220    8.99% $    60,478    $  5,076       8.39%
Consumer .........................      11,341         953       8.40    11,265       1,120       9.94
Commercial .......................      23,992       1,742       7.26    35,301       3,126       8.86
    Total loans ..................     115,683       9,915       8.57   107,044       9,322       8.71

 SECURITIES AVAILABLE FOR SALE:
    U.S.  Treasury securities ....       1,874         123       6.56     3,150         196       6.22
    U.S.  government agencies ....      36,343       2,282       6.27    27,421       1,710       6.24
    Municipal bonds ..............      21,474       1,502       7.00    12,996         909       6.99
    Other securities .............       1,553         102       6.57     1,286          89       6.92

    TOTAL AVAILABLE FOR SALE .....      61,244       4,009       6.54    44,853       2,904       6.47

 SECURITIES HELD TO MATURITY:

  U.S.governmen agencies .........       2,191         141       6.44     4,944         318       6.43
  Municipal bonds ................       1,419          90       6.34     2,294         152       6.63
  Other securities ...............       9,612         662       6.89     7,337         498       6.79
  TOTAL HELD TO MATURITY .........       3,222         893       6.75    14,575         968       6.64

TOTAL INVESTMENT SECURITIE .......      74,466       4,902       6.58    59,428       3,872       6.52
 Deposits  in  banks .............       4,224         178       4.21     1,189          82       6.90

TOTAL ............................    $194,373      14,995       7.71  $167,661      13,276       7.92

INTEREST BEARING LIABILITIES:
 Deposits:
  NOW and super NOW ..............    $ 15,460         287       1.86  $ 16,254         367       2.26

  Savings and money market .......      33,908         765       2.26    31,464         784       2.49

  Certificates of deposit ........      85,713       4,728       5.52    74,053       4,188       5.66

  Other time deposits ............         200           9       4.50       200          12       6.00

    Total deposits ...............     135,281       5,789       4.28   121,971       5,351       4.39

 Other borrowed ..................      22,624       1,198       5.30    12,977         724       5.58

TOTAL ............................     157,905       6,987       4.42   134,948       6,075       4.50

Non-interest bearing funds, net(2)      36,468                           32,713

TOTAL SOURCES TO FUND

EARNING ..........................    $194,373       6,987       3.59  $167,661       6,075       3.62
ASSETS

NET INTEREST/YIELD ...............                $  8,008       4.12%             $  7,201       4.29%


(1) Average balances are daily averages. (2) Demand deposits, stockholders' equity and other non-interest bearing liabilities less non-interest earning assets. - Non-accrual loans are reflected in the balances, but contributing no income.
NOTE - Tax exempt interest income has been converted to a tax equivalent basis at the U.S. federal income tax rate of 34%.



                                      -20-






                                         GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                                                    NET INTEREST INCOME
                                              CHANGES DUE TO VOLUME AND RATE

                                            2001 vs. 2000                     2000 vs. 1999
                                          Increase (Decrease)               Increase (Decrease)

                                     TOTAL     DUE TO      DUE TO       TOTAL       DUE TO     DUE TO
(In thousands)                      CHANGE     VOLUME       RATE        CHANGE      VOLUME      RATE
                                  --------------------------------------------------------------------
INTEREST INCOME:

Loans .........................    $   593     $   744     ($  151)    $ 1,025     $ 1,021     $     4

  Investment securities .......      1,030         994          36         412         335          77


  Deposits in other banks .....         96         139         (43)        (44)       (110)         66
                                  --------------------------------------------------------------------
 TOTAL ........................      1,719       1,877        (158)      1,393       1,246         147
                                  --------------------------------------------------------------------
INTEREST EXPENSE:

  Now/Super-Now deposits ......        (80)        (17)        (63)         53           1          52

  Savings/Money market deposits        (19)         58         (77)         (1)         (1)

  Time deposits ...............        537         637        (100)        696         442         254

  Other Borrowings ............        474         512         (38)        245         175          70
                                  --------------------------------------------------------------------
TOTAL .........................        912       1,190        (278)        993         617         993
                                  --------------------------------------------------------------------
NET INTEREST INCOME ...........    $   807     $   687     $   120     $   400     $   629     ($  229)
                                  ====================================================================

         Changes in interest due to volume and due to rate have been allocated by reference to changes in the average balances and the average interest rates of interest earning assets and interest bearing liabilities. Tax-exempt interest has been converted to a tax equivalent basis at the U.S. federal income tax rate of 34%.


                                      -21-

                          INDEPENDENT AUDITORS' OPINION

The Board of Directors and Stockholders
Grange National Banc Corp.

         We have audited the consolidated balance sheet of Grange National Banc
Corp. and Subsidiary as of December 31, 2001 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Grange National Banc Corp. and Subsidiary as of December 31, 2000 and for the years ended December 31, 2000 and 1999 were audited by other auditors, whose report dated January 19, 2001, expressed an unqualified opinion on those statements.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grange
National Banc Corp. and Subsidiary as of December 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ KRONICK KALADA BERDY & CO., P.C.
------------------------------------
Kingston, Pennsylvania

January 22, 2002


                                      -22-




                         GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                                CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                     2001               2000
-----------------------------------------------------------------------------------------------------------

ASSETS:
Cash and due from banks                                                     $   2,991,885     $   3,063,003
Interest bearing deposits                                                       5,898,066         3,558,407

Investment securities:
     Available for sale                                                        67,169,656        45,933,518
     Held to maturity (fair value 2001, $12,455,000; 2000, $15,890,000)        11,990,961        15,765,057
     Equity securities at cost substantially restricted                         1,547,850         1,322,650
Loans                                                                         122,705,280       113,489,961
Less allowance for loan losses                                                  1,228,237         1,142,220
                                                                            -------------     -------------
                           Loans, net                                         121,477,043       112,347,741

Bank premises and equipment, net                                                3,171,795         2,886,634
Accrued interest and other assets                                               4,617,823         4,699,533
Intangible assets                                                                  84,156           101,343
Foreclosed assets                                                                 254,814           326,560
                                                                            -------------     -------------
                                                                            $ 219,204,049     $ 190,004,446
                                                                            =============     =============
LIABILITIES:
Deposits:

Non-interest bearing deposits                                               $  29,840,741     $  25,757,743
Interest bearing deposits                                                     141,413,842       127,598,451
                                                                            -------------     -------------
                         Total deposits                                       171,254,583       153,356,194
Borrowed funds                                                                 24,940,714        15,854,765
Accrued interest and other liabilities                                          1,331,780         1,151,042
                                                                            -------------     -------------
TOTAL LIABILITIES                                                             197,527,077       170,362,001
                                                                            -------------     -------------

STOCKHOLDERS' EQUITY:

Preferred stock, authorized 1,000,000 shares of $5 par;
    none issued
Common stock, authorized 5,000,000 shares of $5 par, 824,302 and 813,889
shares issued in 2001 and 2000, respectively                                    4,121,510         4,069,445
Additional paid-in capital                                                      2,183,855         2,116,675
Retained earnings                                                              15,232,168        13,168,349
Accumulated other comprehensive income                                            303,000           288,000
Treasury stock, 4,408 and 1 share for 2001 and 2000, respectively                (163,561)              (24)
                                                                            -------------     -------------
TOTAL STOCKHOLDERS' EQUITY                                                     21,676,972        19,642,445
                                                                            -------------     -------------
                                                                            -------------     -------------
                                                                            $ 219,204,049     $ 190,004,446
                                                                            =============     =============

                               See notes to consolidated financial statements


                                         GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31,                                                     2001           2000           1999
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                 $  9,679,110     $  9,110,535     $  8,148,308
Interest on investment securities:
   U.S. Treasury securities                                                     123,303          195,765          303,401
   Obligations of other U.S. government agencies and corporations             2,423,131        2,027,993        1,828,219
   Obligations of states and political subdivisions (tax-exempt)              1,035,414          700,306          649,464
   Obligations of states and political subdivisions (taxable)                    26,983
   Other securities                                                             763,739          586,899          344,977
Interest on deposits in banks                                                   178,336           82,129          126,377
                                                                           ------------     ------------     ------------
                      TOTAL INTEREST INCOME                                  14,230,016       12,703,627       11,400,746
                                                                           ------------     ------------     ------------
INTEREST EXPENSE:

Interest on deposits                                                          5,789,208        5,351,351        4,602,280
Interest on borrowed funds                                                    1,197,877          723,641          479,402
                                                                           ------------     ------------     ------------
                      TOTAL INTEREST EXPENSE                                  6,987,085        6,074,992        5,081,682
                                                                           ------------     ------------     ------------
NET INTEREST INCOME                                                           7,242,931        6,628,635        6,319,064
Provision for loan losses                                                       200,000          145,000          220,000
                                                                           ------------     ------------     ------------
                    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       7,042,931        6,483,635        6,099,064
Other income                                                                  1,219,684        1,090,846          991,011
Other expenses                                                               (4,620,862)      (4,330,456)      (4,008,282)
                                                                           ------------     ------------     ------------
INCOME BEFORE TAXES                                                           3,641,753        3,244,025        3,081,793
Provision for income taxes                                                      741,000          648,000          678,000
                                                                           ------------     ------------     ------------
NET INCOME                                                                    2,900,753        2,596,025        2,403,793
OTHER COMPREHENSIVE INCOME,:
Unrealized holding gain (loss) arising during period                             25,000        2,156,000       (2,134,000)
Federal income tax (expense) benefit                                            (10,000)        (719,000)         725,000
                                                                           ------------     ------------     ------------
COMPREHENSIVE INCOME                                                       $  2,915,753     $  4,033,025     $    994,793
                                                                           ============     ============     ============
EARNINGS PER SHARE:

BASIC                                                                      $       3.54     $       3.21     $       3.01
                                                                           ============     ============     ============
DILUTED                                                                    $       3.30     $       2.98     $       2.80
                                                                           ============     ============     ============


                 See notes to consolidated financial statements

                                              GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                    ACCUMULATED
                                                                     ADDITIONAL                       OTHER
                                      TREASURY      COMMON            PAID-IN      RETAINED        COMPREHENSIVE
                                       STOCK       STOCK $5 PAR       CAPITAL      EARNINGS        INCOME (LOSS)       TOTAL
                                  --------------------------------------------------------------------------------------------
Balance, December 31, 1998        ($        72)   $  3,757,790    $    731,661    $ 10,017,937    $    260,000    $ 14,767,316
Net income                                                                           2,403,793                       2,403,793
Stock dividend $0.97 per share,
plus cash in lieu of fractional
shares                                                   80,875         635,100        (746,601)                       (30,626)
Issuance of common stock                                 80,380         150,113                                        230,493
Sale of stock from treasury                 24                                                                              24
Unrealized holding losses on
investment securities, net of
deferred taxes of $725,000                                                                          (1,409,000)     (1,409,000)
                                  --------------------------------------------------------------------------------------------

Balance, December 31, 1999                 (48)      3,919,045       1,516,874      11,675,129      (1,149,000)     15,962,000
Net income                                                                           2,596,025                       2,596,025
Stock dividend $0.88 per share,
plus cash in lieu of fractional
shares                                                  95,690         577,848        (699,719)                        (26,181)
Cash dividend $0.50                                                                   (403,086)                       (403,086)
Issuance of common stock                                54,710          21,953                                          76,663
Sale of stock from treasury                                 24                                                              24
Unrealized holding gains on
investment securities, net of
deferred taxes of $719,000                                                           1,437,000                       1,437,000
                                  --------------------------------------------------------------------------------------------

Balance, December 31, 2000                 (24)      4,069,445       2,116,675      13,168,349         288,000      19,642,445
Net income                                                                           2,900,753                       2,900,753
Cash dividend $1.02                                                                   (836,934)                       (836,934)
Issuance of 10,413 shares of
common stock                                            52,065          67,180                                         119,245
Purchase of 4,408 shares of
treasury stock                        (163,561)                                                                       (163,561)
Issuance of 1 share of treasury
stock                                       24                                                                              24
Unrealized holding gains on
investment securities, net of
deferred taxes of $10,000                                                                             15,000            15,000
                                  --------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2001           ($163,561)     $4,121,510     2,183,855    $ 15,232,168    $    303,000    $ 21,676,972
                                  ============================================================================================

                 See Notes to Consolidated Financial Statements

                                              GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                                                 2001           2000           1999
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                       $2,900,753    $2,596,025     $2,403,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization                                                       343,187       335,662        340,933
Provision for loan losses                                                           200,000       145,000        220,000
Loss on sale of foreclosed asset                                                     21,099
Loss on sale of investment security                                                     846
Change in:
      Deferred income taxes                                                       (143,000)       699,000      (791,000)
      Accrued interest income and other assets                                       81,710   (2,056,582)      (528,353)
      Accrued interest expense and other liabilities                                313,738       121,827        238,347
                                                                            ---------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         3,718,333     1,840,932      1,883,720
                                                                            ---------------------------------------------
INVESTING ACTIVITIES:
Purchase bank premises and equipment                                              (611,161)     (304,394)       (86,010)
Decrease (increase) in foreclosed assets                                             81,397      (94,960)      (123,812)
Purchase of securities available for sale                                      (39,768,020)   (8,576,655)   (17,448,518)
Sales of securities available for sale                                            2,499,116                    2,903,735
Redemptions of securities available for sale                                     16,056,920     4,200,250      1,969,462
Purchase of securities held to maturity                                         (1,010,453)   (3,444,440)    (3,559,228)
Redemptions of securities held to maturity                                        4,784,549       896,423      6,796,790
Net increase in loans                                                           (9,360,052)  (11,267,620)   (11,886,109)
Increase in equity securities, substantially restricted                           (225,200)
Net (increase) decrease in interest bearing deposits in banks                   (2,339,659)   (1,032,060)      3,083,779
                                                                            ---------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                          (29,892,563)  (19,623,456)   (18,349,911)
                                                                            ---------------------------------------------
FINANCING ACTIVITIES:

Increase in deposits                                                             13,301,185     8,391,219      6,811,841
Advances in borrowed funds, net                                                   2,332,949     4,068,511      7,315,041
Interest credited to deposits                                                     4,597,204     4,385,030      3,877,299
Proceeds from FHLB borrowed funds                                                 9,500,000
Payments on FHLB borrowed funds                                                 (2,747,000)
Dividend                                                                          (836,934)     (403,086)
Cash in lieu of fractional shares                                                                (26,181)       (30,626)
Sale (purchase) of treasury stock, net                                            (163,537)            24             24
Issuance of common stock                                                            119,245        76,663        230,493
                                                                            ---------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                        26,103,112    16,492,180     18,204,072
                                                                            ---------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                 (71,118)   (1,290,344)      1,737,881
                                                                            ---------------------------------------------
CASH AND DUE FROM BANKS, BEGINNING OF YEAR                                        3,063,003     4,353,347      2,615,466
                                                                            ---------------------------------------------
CASH AND DUE FROM BANKS, END OF YEAR                                             $2,991,885    $3,063,003     $4,353,347
                                                                            =============================================
SUPPLEMENTARY SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest                                                                         $2,240,980    $1,497,163     $1,065,783
Income taxes                                                                       $614,000      $766,000       $817,000
Non-cash investing and financing activities:
Unrealized gains (losses) on securities                                             $15,000    $1,437,000   ($1,409,000)
Stock dividend                                                                                   $673,538       $715,975
Transfer of loans to foreclosed assets                                              $30,750

                 See notes to consolidated financial statements

GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         The following summary of operations and significant accounting policies is presented for the reader to obtain a better understanding of Grange National Banc Corp. and Subsidiary (the Company) financial statements and related financial data included in this report. The accounting and reporting policies and practices of the Company conform to accounting principles generally accepted in the United States of America within the banking industry.

BUSINESS AND PRINCIPLES OF CONSOLIDATION:

         Grange National Banc Corp. and its Subsidiary, the Grange National Bank
(Bank), provide a variety of banking services to individual and corporate customers primarily in Northeastern Pennsylvania. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES:

         Substantially restricted equity securities, principally Federal Home Loan Bank of Pittsburg (FHLB) stock, whose fair values are not readily determinable are stated at cost. Other debt and equity security are classified as held to maturity or available for sale. Investments classified as held to maturity are reflected at amortized cost. Investments classified as available for sale are reflected at fair market value. Realized gains or losses on securities are included in earnings. Unrealized gains and losses on available for sale securities are excluded from earnings and reflected, net of income taxes as other comprehensive income and in a separate component of stockholders' equity as accumulated other comprehensive income until realized. These unrealized gains and losses are the only component of comprehensive income. Upon purchase of securities the Company specifically designates which securities are classified as available for sale and held to maturity.

         Amortization of premiums and accretion of discounts are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying value of the securities using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES:

         Loans are stated at face value, net of unearned discount and the allowance for loan losses. Unearned discount on consumer loans is recognized as income over the terms of the loans by a method that approximates the simple interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to operating expenses. Loan write offs and recoveries are charged or credited to the allowance for loan loss account at the time incurred. The provision for loan losses and related allowance for loan losses are based upon management's continual evaluation of the current loan portfolio and prior loan loss experience. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

         The Bank has adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," in its evaluation of the loan portfolio. SFAS 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the valuation allowance.

PREMISES AND EQUIPMENT:

         Buildings and furniture and equipment are stated at cost less accumulated depreciation computed on the straight line method. Costs incurred for routine maintenance and repairs are expensed currently. The estimated depreciable lives used in computing depreciation are as follows:

                  Buildings and improvements         7 to 50 years
                  Furniture and equipment            5 to 20 years

         National banking law restricts the investment in bank premises to the amount of a bank's capital stock. The Bank's capital stock exceeds the investment in premises.

RECLASSIFICATIONS:

         Certain amounts reported in the 2000 financial statements have been reclassified to conform with the 2001 presentation.

FORECLOSED ASSETS:

         Foreclosed assets consist of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date of foreclosure. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses.

PENSION PLAN:

         The Bank's pension plan is an Employee Stock Ownership Plan with 401(k) Provisions (`KSOP'). The Company contributed $17,568, $16,890 and $15,077 as matching contribution to employee deferrals during 2001, 2000 and 1999. The Company also made an Employer Optional Contribution to the Plan of $97,793, $91,077 and $83,343 during 2001, 2000 and 1999.

DEFERRED INCOME TAXES:

         Deferred tax assets and liabilities are reflected at currently enacted income taxes rates applicable to the period in which deferred taxes or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER SHARE:

         The Company applies Statement of Financial Accounting Standards No. 128, Earnings per Share (EPS). Under SFAS No. 128, two EPS calculations are required. Basic EPS is computed by dividing net income by the weighted average common stock outstanding and dilutive EPS is net income divided by weighed average common stock outstanding plus all potential dilutive common shares.

RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS:

         The Bank is required to maintain average balances with various correspondent banks. The amount of those balances at December 31, 2001 was approximately $45,000.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of those instruments express the extent of involvement the Company has in particular classes of financial instruments.

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

                                                                 Contract Amount

                                                                 2001      2000
          Financial instruments whose contract                   ----      ----
           amounts represent credit risk:
                  Commitments to extend credit................  $6,635    $4,831
                  Standby letters of credit...................    $759      $600

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

         Standby letters of credit are conditional commitments issued by the Company guaranteeing performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

CONCENTRATIONS OF CREDIT:

         All of the Bank's loans and commitments have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in municipal securities involve governmental entities within Pennsylvania. The concentrations of credit by type are set forth in Note 2. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $2,350,000, unless secured by bank deposits or partially guaranteed by an agency of the federal government.

REGULATORY MATTERS:

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and undergoes periodic examinations by such regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to total `risk weighted' assets and of Tier 1 capital to average assets. At December 31, 2001 the Company and the Bank are required to have minimum Tier 1 and Total Risk-Based Capital ratios of 4% and 8% respectively. The Company's actual ratios at that date were 17.36% and 18.45%, respectively. The Company's leverage ratio at December 31, 2001 was 9.80%. For 2000, the ratios were 16.79%, 17.87% and 10.44%, respectively. As of the most recent examination, federal regulators categorized the Company and the Bank as well capitalized within regulatory criteria. Since that notification, there are no conditions or events that management believes would change the Company's and Bank's category.

         Dividends are paid by the Company from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 2001, the maximum amount of dividends that can be paid is $5,214,000. Under federal regulations, the Bank's extension of credit to its parent company must be on the same terms and conditions as extensions of credit to non-affiliates. The maximum amount the Bank can loan to the Company is limited to 20% of its capital and surplus. Such extensions of credit, with limited exceptions, must be fully collateralized.

LINE OF CREDIT:

         At December 31, 2001 the Company had maximum borrowing capacity at the FHLB in the amount of $73,091,000 at a variety of available terms, net of its loans with FHLB.

COMPREHENSIVE INCOME:

         Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are, however, reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

2.  INVESTMENT SECURITIES:

         The amortized cost and fair value of investments in debt securities are as follows:

                                                                                    2001
                                                       --------------- --------------- -------------- -------------
                                                                           GROSS           GROSS
                                                                         UNREALIZED     UNREALIZED
                                                        AMORTIZED COST      GAINS          LOSSES       FAIR VALUE
       (in thousands)                                   --------------- --------------- -------------- -------------
       AVAILABLE FOR SALE:
       U.S. Treasury notes                                     $1,512             $51                       $1,563
       U.S government agencies and corporations,
          including mortgage-backed securities                 39,802             461         ($166)        40,097
       Municipal bonds                                         24,946             148          (197)        24,897
       Other securities                                           451             164            (2)           613
                                                       --------------- --------------- -------------- -------------
                                                               66,711             824          (365)        67,170
                                                       =============== =============== ============== =============
       HELD TO MATURITY:
       U.S. government agencies and corporations,
          including mortgage-backed securities                 $1,039             $50           ($9)        $1,080
       Municipal bonds                                            920               8            (1)           927
       Other securities                                        10,032             422            (6)        10,448
                                                       --------------- --------------- -------------- -------------
                                                              $11,991            $480          ($16)       $12,455
                                                       =============== =============== ============== =============


                                                                                     2000
                                                       --------------- --------------- -------------- -------------
                                                                           GROSS           GROSS
                                                                         UNREALIZED     UNREALIZED
                                                        AMORTIZED COST      GAINS          LOSSES       FAIR VALUE
       (in thousands)                                   --------------- --------------- -------------- -------------
       AVAILABLE FOR SALE:
       U.S. Treasury notes                                     $2,512             $46                       $2,558
       U.S government agencies and corporations                16,615             165          ($56)        16,724
       Mortgage-backed securities                              11,597              82           (76)        11,603
       Municipal bonds                                         14,747             165           (97)        14,815
       Other securities                                            26             207                          233
                                                       --------------- --------------- -------------- -------------
                                                              $45,497            $665         ($229)       $45,933
                                                       =============== =============== ============== =============
       HELD TO MATURITY:

       U.S. government agencies and corporations               $3,998             $17           ($1)        $4,014
       Mortgage-backed securities                                 846              17           (12)           851
       Municipal bonds                                          1,694               9            (7)         1,696
       Other securities                                         9,227             149           (47)         9,329
                                                       --------------- --------------- -------------- -------------
                                                              $15,765            $192          ($67)       $15,890
                                                       =============== =============== ============== =============

                                     -32-

         The amortized cost and fair value of debt securities at December 31, 2001 by contractual maturity, are shown below.


                                                              AVAILABLE FOR SALE               HELD TO MATURITY
                                                              ------------------               ----------------
(In thousands)                                          Amortized Cost     Fair Value    Amortized Cost   Fair Value
                                                        ---------------- --------------- --------------- -------------
Maturing in one year or less                                     $4,497          $4,562          $2,856        $2,892
Maturing after one through five years                            12,748          13,163           8,504         8,933
Maturing after five through ten years                            10,088          10,109             200           200
Maturing after ten years                                         39,282          39,076             431           430
                                                        ---------------- --------------- --------------- -------------
                                                                $66,615         $66,910         $11,991       $12,455
                                                        ================ =============== =============== =============




         Securities with an amortized cost and fair value of $14,615,000 and $15,009,000, respectively, were pledged to secure public funds and for other purposes as required by law.

3. LOANS AND ALLOWANCE FOR LOAN LOSSES:

         Major classification of loans at December 31 are as follows:

                 (in thousands)                                                   2001            2000
                                                                                  ----            ----
                 Real estate mortgages:
                      Agricultural                                                    $1,598         $1,380
                      Residential, 1 - 4 family                                       66,879         56,193
                      Residential, multi-family                                        1,847          1,809
                      Nonfarm, nonresidential properties                              21,271         17,703
                                                                             ---------------- --------------
                 Total real estate mortgages                                          91,595         77,085
                 Agricultural loans                                                      130            198
                 Commercial loans                                                     13,206         15,631
                 Municipal loans                                                       7,399          8,232
                 Consumer loans                                                       10,375         12,344
                                                                             ---------------- --------------
                 Gross loans                                                         122,705        113,490
                 Allowance for loan losses                                             1,228          1,142
                                                                             ---------------- --------------
                 Loans, net                                                         $121,477       $112,348
                                                                             ================ ==============

         At December 31, 2001 and 2000 the recorded investment in loans that were considered impaired were $400,000 and $353,000, respectively. No specific allowance for loan loss was made in 2001 or 2000 for any impaired loans. The average recorded investment in impaired loans during the years ended December 31, 2001 and 2000 was approximately $377,000 and $440,000 respectively. Interest payments received on impaired loans are applied to principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 2001 and 2000, the Company recognized interest income on impaired loans of $32,000 and $88,000. The interest that would have been earned in accordance with the original terms is approximately $40,000 and $32,000 respectively.

         Changes in the allowance for loan losses for the years ended December 31 were as follows:

          (in thousands)                                                      2001       2000      1999
                                                                              ----       ----      ----
          Balance, January 1                                                 $1,142    $1,092      $940
          Provision charged to operations                                       200       145       220
          Loans charged off                                                    (132)     (103)      (79)
          Recoveries                                                             18         8        11
                                                                          ---------- --------- ---------
          BALANCE, DECEMBER 31                                               $1,228    $1,142    $1,092
                                                                          ========== ========= =========

4.  PREMISES AND EQUIPMENT:

         Premises and equipment are summarized as follows:


                                                                           Accumulated
          December 31, 2001                            Gross Book Value    Depreciation    Net Book Value
                                                       ----------------    ------------    --------------

          Land                                                  $440,082                          $440,082
          Buildings                                            3,096,782       $1,080,656        2,016,126
          Furniture and equipment                              2,846,175        2,130,588          715,587
                                                       ------------------ ---------------- ----------------
          Total                                               $6,383,039       $3,211,244       $3,171,795
                                                       ================== ================ ================
          December 31, 2000
          Land                                                  $440,082                          $440,082
          Buildings                                            2,864,876         $976,656        1,888,220
          Furniture and equipment                              2,466,920        1,908,588          558,332
                                                       ------------------ ---------------- ----------------
          Total                                               $5,771,878       $2,885,244       $2,886,634
                                                       ================== ================ ================

         Depreciation was applied as follows:

                                                              2001           2000         1999
                                                              ----           ----         ----
Premises                                                     $104,000      $100,301      $94,767
Furniture and equipment                                       222,000       216,841      227,645
                                                          ------------ ------------- ------------
Total                                                        $326,000      $317,142     $322,412
                                                          ============ ============= ============

         The Bank has non-cancelable operating leases on buildings for its Edwardsville, Back Mountain and Pine Mall Offices. The aforementioned leases have been treated as operating leases in the accompanying financial statements. Rental expense for 2001, 2000 and 1999 was $201,000, $179,000 and $163,000,
respectively. Minimum future obligations under non-cancelable operating leases in effect at December 31, 2001 are as follows:

                            2002                                 $190,000
                            2003                                  174,000
                            2004                                  151,000
                            2005                                  153,000
                            2006                                  154,000
                            Thereafter                            493,000
                                                             -------------
                            Total                              $1,315,000
                                                             =============

5.     DEPOSITS:

       Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $19,590,000 and $15,906,000 at December 31, 2001 and 2000, respectively.

         The scheduled maturities of time deposits at December 31, 2001 are as follows:

                2002                                   $61,120,000
                2003                                    19,623,000
                2004                                     3,808,000
                2005                                     1,373,000
                2006                                     1,978,000
                                                   ----------------
                                                       $87,902,000
                                                   ================

         The Bank accepts deposits of its directors, executive officers, principal stockholders or their affiliates on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $3,067,000 at December 31, 2001.

 6.  BORROWED FUNDS

         Borrowed funds include interest-bearing demand notes payable to the U.S. Treasury for Treasury collections made by the Bank. Remittances of amounts collected are made upon demand. The year end balance due was $281,000 in 2001 and $791,000 in 2000.

         The Bank enters into repurchase agreements with customers which amounted to $2,590,000 in 2001 and $1,274,000 in 2000. The Bank may be required to provide collateral based on the fair value of the underlying securities.

         The Bank has a line of credit with the Federal Home Loan Bank (FHLB) for $10,000,000 which could be utilized for various operating purposes. Borrowings under this line of credit are secured by qualified assets (primarily first mortgage loans). Interest paid on these short term borrowings varies based on interest rate fluctuations. The credit line did not have a balance at December 31, 2001; $1,000,000 was outstanding at December 31, 2000.

         FHLB has advanced the Bank also has several loans for a total of $22,070,000, with maturities from one to twenty-five years, and calls ranging from one to five years. The interest rates on these loans range form 4.00% to 7.03%. At the call date and thereafter, the FHLB has the option to convert the loan to a variable rate. These loans are cross-collateralized with the FHLB line of credit. The Bank can pay the loan off without penalty if the FHLB decides to convert the loan to a variable rate.

         The FHLB loans mature as follows:

              2002             2003             2004             2005             2006           Thereafter
              ----             ----             ----             ----             ----           ----------
            $649,000         $390,000         $411,000        $3,932,000        $187,000        $16,500,737

7.  INCOME TAXES:

         The components of the federal income tax provisions are as follows:

                                                                    2001           2000          1999
                                                                    ----           ----          ----
         Current income taxes                                      $884,000      $689,000     $744,000
         Deferred income taxes                                     (143,000)      (41,000)     (66,000)
                                                               ------------- ------------- ------------
         TOTAL                                                     $741,000      $648,000     $678,000
                                                               ============= ============= ============

         The sources of the net deferred income tax asset at December 31 were as follows:

                                                                                      2001         2000
                                                                                      ----         ----
         Deferred tax assets:
              Accrued retirement plans                                               $168,000     $62,000
              Allowance for loan losses                                               368,000     327,000
              Allowance for other real estate losses                                    7,000      10,000
                                                                                   ----------- -----------
               Total deferred tax assets                                              543,000     399,000
                                                                                   ----------- -----------

         Deferred tax liabilities:
              Depreciation                                                             70,000      77,000
              Accretion on investment securities                                       44,000      36,000
              Unrealized gains on available for sale investment securities            158,000     148,000
                                                                                   ----------- -----------
               Total deferred tax liabilities:                                        272,000     261,000
                                                                                   ----------- -----------
         NET DEFERRED TAX ASSET                                                      $271,000    $138,000
                                                                                   =========== ===========

         A reconciliation of income tax expense at the federal statutory rate and the effective income tax rate is as follows:

                                                    2001                    2000                    1999
                                                    ----                    ----                    ----
Provision at statutory rate               $1,238,000     34.0%    $1,103,000     34.0%     $1,051,000    34.0%
Tax-exempt income from investments          (359,000)    (9.8)      (210,000)    (6.4)       (190,000)   (6.1)
Tax-exempt income from loans                (146,000)    (4.0)      (125,000)    (3.9)        (85,000)   (2.8)
Effect of nonqualified exercised
options                                      (13,000)    (0.4)       (98,000)    (3.0)        (81,000)   (2.6)
Other                                         21,000       .5        (22,000)    (0.8)        (17,000)   (0.6)
                                        ------------- --------- ------------- --------- -------------- --------
TOTAL                                       $741,000     20.3%      $648,000     19.9%       $678,000    21.9%
                                        ============= ========= ============= ========= ============== ========

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income.

8.  OTHER INCOME:

         Other income for the years ended December 31, consists of the following:

                                                                          2001         2000       1999
                                                                          ----         ----       ----
         Service charges on deposit accounts                            $585,854     $557,548   $472,939
         Other service charges and fees                                  226,412      284,789    294,619
         Loss on sale of securities                                         (846)                (18,681)
         Gain (loss) on sale of real estate                              (21,099)     (20,000)    27,584
         Other                                                           429,363      268,509    214,550
                                                                     ------------ ------------ ----------
         TOTAL OTHER INCOME                                           $1,219,684   $1,090,846   $991,011
                                                                     ============ ============ ==========

9.  OTHER EXPENSES:

         Other expenses for the years ended December 31, consists of the following:

                                                                         2001          2000        1999
                                                                         ----          ----        ----
         Salaries and employee benefits                               $2,374,084   $2,205,378   $1,996,696
         Occupancy expenses                                              513,187      484,386      436,589
         Furniture and equipment expenses                                364,033      367,289      362,540
         Other operating expenses                                      1,369,558    1,273,403    1,212,457
                                                                     ------------ ------------ ------------
         TOTAL OTHER EXPENSES                                         $4,620,862   $4,330,456   $4,008,282
                                                                     ============ ============ ============

10.  RELATED PARTY TRANSACTIONS:

         During the ordinary course of business, loans are made to officers, directors, and their related interests. These transactions are made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others. A summary of this loan activity is listed in the following table. Prior year balances have been restated to account for new directors added to the board.

                                                                          2001           2000          1999
                                                                          ----           ----          ----
         Balance, January 1                                             $2,583,755    $2,809,323     $2,722,375
         Additions                                                       1,187,241     3,791,742      1,638,784
         Amounts collected                                              (1,008,457)   (4,017,310)    (1,551,836)
                                                                     -------------- ------------- --------------
         BALANCE, DECEMBER 31                                           $2,762,539    $2,583,755     $2,809,323
                                                                     ============== ============= ==============

         The Bank is a limited partner in Mountain Laurel Abstract, LP and Northeast Settlement Company, LP. For 2001, the Bank's investment in these LP's is $127,000 and it recorded approximately $30,000 of income. The Bank's liability is limited to the purchase cost of the limited partnership. Director Sally A. Steele is one of two general partners in Mountain Laurel Abstract, LP and Northeast Settlement Company, LP.

11. GRANGE NATIONAL BANC CORP. (PARENT COMPANY ONLY) FINANCIAL STATEMENTS:

         BALANCE SHEETS, DECEMBER 31,                                                    2001           2000
                                                                                         ----           ----
                                          ASSETS

         Cash                                                                            $175,375        $57,185
         Investment in bank subsidiary                                                 20,935,430     19,088,922
         Securities available for sale                                                    196,400        233,400
         Land and buildings                                                               627,478        531,654
                                                                                    -------------- --------------
         TOTAL ASSETS                                                                 $21,934,683    $19,911,161
                                                                                    ============== ==============
                                        LIABILITIES

         Notes payable, bank subsidiary                                                  $198,192       $198,192
         Other liabilities                                                                 59,519         70,525
                                                                                    -------------- --------------
         TOTAL LIABILITIES                                                                257,711        268,717
                                   STOCKHOLDERS' EQUITY

         STOCKHOLDERS' EQUITY                                                          21,676,972     19,642,444
                                                                                    -------------- --------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $21,934,683    $19,911,161
                                                                                    ============== ==============

         STATEMENTS OF INCOME FOR THE YEARS ENDED, DECEMBER 31        2001          2000         1999
                                                                      ----          ----         ----
         INCOME:
         Dividends from bank subsidiary                            $1,186,934     $534,268      $35,626
         Dividends from other securities                                2,785        2,550        1,070
         Sale of securities                                             6,928
         Other income                                                  32,398       12,900       10,250
                                                                  ------------ ------------ ------------
         Total income                                               1,229,045      549,718       46,946
                                                                  ------------ ------------ ------------
         OPERATING EXPENSES:

         Interest expense                                              15,144       18,362       15,924
         Other operating expense                                          466        9,329        9,225
                                                                  ------------ ------------ ------------
         Total operating                                               15,610       27,691       25,149
                                                                  ------------ ------------ ------------
         Income before undistributed income of subsidiary           1,213,435      522,027       21,797
         EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY               1,687,318    2,073,998    2,381,996
                                                                  ------------ ------------ ------------
         NET INCOME                                                $2,900,753   $2,596,025   $2,403,793
                                                                  ============ ============ ============



         STATEMENTS OF CASH FLOWS
         FOR THE YEARS ENDED, DECEMBER 31,                            2001           2000           1999
         OPERATING ACTIVITIES:                                        ----           ----           ----

         Net income                                                 $2,900,753    $2,596,025    $2,403,793
         Adjustments to reconcile net income to net cash
          provided by operating activities:
         Amortization and depreciation                                                 9,306         9,202
         Transfer of real estate to Bank subsidiary                                   23,835
         Equity in undistributed income of subsidiary               (1,687,318)   (2,073,998)   (2,381,996)
                                                                  ------------- ------------- -------------
         Net cash provided by operating activities                   1,213,435       555,168        30,999
                                                                  ------------- ------------- -------------
         INVESTING ACTIVITIES:

         Increase in buildings and land                                (95,824)      (49,649)       (4,664)
         Investment in Bank subsidiary                                (119,190)     (100,498)     (230,493)
                                                                  ------------- ------------- -------------
         Net cash used in investing activities                        (215,014)     (150,147)     (235,157)
                                                                  ------------- ------------- -------------
         FINANCING ACTIVITIES:

         Increase (decrease) in other liabilities                          995       (1,575)
         Sale of treasury stock                                             24            24            24
         Purchase of treasury stock                                   (163,561)
         Issuance of common stock                                      119,245        76,663       230,493
         Dividends to stockholders                                    (836,934)     (429,268)      (30,626)
                                                                  ------------- ------------- -------------
         Net cash provided by (used in) financing activities          (880,231)     (354,156)      199,891
                                                                  ------------- ------------- -------------
         INCREASE  (DECREASE) IN CASH                                  118,190        50,865        (4,267)
         CASH BALANCE, JANUARY 1                                        57,185         6,320        10,587
                                                                  ------------- ------------- -------------
         CASH BALANCE, DECEMBER 31                                    $175,375       $57,185        $6,320
                                                                  ============= ============= =============

12.  STOCKHOLDER'S EQUITY

STOCK OPTIONS:

         In January 1994, the Board of Directors adopted an Employee Stock Option Plan in which stock options may be granted to all officers and key employees of the Company. The aggregate number of shares which may be issued upon exercise of the options under the plan is 44,888. Options are exercisable up to one-third in the second year after the date of grant, up to two-thirds in the third year after the date of grant and up to 100% in the fourth year after the date of grant, with options expiring at the end of ten years after the date of grant. There are 5,374 options available for grant under this plan.

         The Board of Directors also adopted a Stock Option Plan for non-employee Directors. The aggregate number of shares which may be issued upon exercise of the options under the Director Plan is 44,888 shares and are exercisable in part from time to time beginning one year after the date of grant and expiring ten years thereafter. There are 193 options available for grant under this plan.

         The Board of Directors adopted an additional Stock Option Plan (the "Plan") in November 1995, covering the employees and directors. The Plan authorizes the grant of options to purchase not more than 123,441 shares of common stock under the Plan. Options granted under the Plan are intended to be either incentive stock options or nonstatutory stock options. There are 19,563 options available for grant under this plan. Pursuant to Section 422 of the Internal Revenue Code, shareholder approval is required for the incentive stock options to qualify for favorable tax treatment. Exercise prices of options granted under all plans are current market prices at time of grant.

                                                                    NON-EMPLOYEE       WEIGHTED
                                                       EMPLOYEE       DIRECTOR          AVERAGE
        YEAR ENDED DECEMBER 31, 1999                 STOCK OPTIONS  STOCK OPTIONS   EXERCISE PRICES
                                                     -------------  -------------   ---------------

        Outstanding, beginning of year                     89,366        57,255         $15.00
        Granted                                             6,000
        Exercised                                         (13,662)       (2,414)
        Lapsed                                               (500)
        Adjustment for stock dividend                       3,251         1,233
                                                    -------------- -------------
        Outstanding, end of year                           84,455        56,074         $16.63
        YEAR ENDED DECEMBER 31, 2000
        Granted                                             1,500         7,497
        Exercised                                            (842)      (14,072)
        Lapsed                                                           (4,840)
        Adjustment for stock dividend                       2,122         2,377
                                                    -------------- -------------
        Outstanding, end of year                           87,235        47,036         $17.84
        YEAR ENDED DECEMBER 31, 2001
        Exercised                                          (9,644)       (1,200)        $28.63
                                                    -------------- -------------
        Outstanding                                        77,591        45,836         $18.40

Exercise prices, remaining contractual lives and options currently exercisable are summarized below:

         NUMBER OF OPTIONS                 OPTION PRICE               REMAINING LIFE       OPTIONS EXERCISABLE
         -----------------                 ------------               --------------       -------------------
                 89,779                  $10.69 to $14.61                  3.70                   89,779
                 17,656                  $19.26 to $29.00                  5.40                   17,656
                 15,992                  $34.65 to $45.34                  7.90                   12,507

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

           Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                2001          2000           1999
                                                                ----          ----           ----
       Net income - as reported                              $ 2,901,000  $ 2,596,000    $ 2,404,000
       Net income - pro forma                                $ 2,839,000  $ 2,519,000    $ 2,344,000
       Basic income per share - as reported                  $      3.54  $      3.21    $      3.01
       Basic income per share - pro forma                    $      3.47  $      3.11    $      3.01
       Diluted income per share - as reported                $      3.30  $      2.98    $      2.80
       Diluted income per share - pro forma                  $      3.23  $      2.89    $      2.70

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 4.05% for 2001 and 2000 and 2.17% for 1999, respectively; risk-free interest rate of 6.08%, 6.62%, and 7.03% for 2001, 2000 and 1999 respectively; expected lives of 10 years for all three years, which is the option term; and volatility of 23.51%, 17.60%, and 24.34% for 2001, 2000, and 1999, respectively.

STOCK DIVIDENDS:

         The Company declared stock dividends of $0.34 in December and $0.54 in June of 2000, and $0.97 in December and June of 1999, with fractional shares paid in cash. The Company issued 19,138 and 16,175 shares of common stock in conjunction with these dividends. Accordingly, amounts equal to the fair market value (based on quoted market prices as adjusted) of the additional shares issued have been charged to retained earnings and credited to common stock and additional paid-in capital. Earnings per common share, weighted average shares outstanding, and all stock option activity have been restated to reflect the stock dividends.

13.  EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share:

                                                                 2001         2000          1999
                                                             ------------ ------------ ------------
      Numerator:
      Net income                                              $2,900,753   $2,596,025   $2,403,793
                                                             ------------ ------------ ------------
      Denominators:
           Per share - weighted average shares (basic)           818,563      807,958      779,141
           Stock options                                          60,135       64,558       80,516
                                                             ------------ ------------ ------------
           Per   share   -   adjusted    weighted    average     878,698      872,516      859,657
      and                     assumed conversions (diluted)
                                                             ============ ============ ============
      Basic earnings per share                                     $3.54        $3.21        $3.01
      Diluted earnings per share                                   $3.30        $2.98        $2.80


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2001 and 2000:

CASH AND DUE FROM BANKS:

         The carrying amounts of cash and due from banks approximate fair value.

INTEREST BEARING DEPOSITS:

         Carrying amounts of variable rate or demand deposits approximate fair value.

SECURITIES:

         Fair values of securities are generally based on quoted market prices.

LOANS:

         For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated by discounting future cash flows using interest rates currently being offered with similar terms to borrowers with similar credit quality.

DEPOSITS:

         The fair value of deposits with no stated maturity; such as, non-interest bearing demand deposits, variable rate savings, money market and checking accounts is equal to the carrying amount payable on demand. Fair value of certificates of deposit are estimated by discounting estimated future cash flows using current rates offered for deposits of similar maturities.

BORROWED FUNDS:

         The fair value of borrowed funds is estimated based on rates currently available to the Company for debt with similar terms

OTHER:

         The estimated fair values of accrued interest receivable, accrued interest payable, and other assets and liabilities are deemed to be equal to the amounts recognized in the consolidated balance sheets

         The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:

                                                                          2001                   2000
                                                                          ----                   ----
                                                                  Carrying               Carrying      Fair
         (In thousands)                                             Value    Fair Value    Value       Value
                                                                    -----       -----      -----       -----
         Financial assets:
         Cash and due from banks                                    $2,992      $2,992      $3,063     $3,063
         Interest bearing deposits                                   5,898       5,898       3,558      3,558
         Investment securities                                      80,708      81,173      63,021     63,146
         Loans, net                                                121,477     130,004     112,348    116,017
         Accrued interest receivable and other assets                4,476       4,476       4,700      4.700
         Financial liabilities:
         Deposit liabilities                                       171,255     173,732     153,357    154,110
         Borrowed funds                                             24,941      25,554      15,855     15,955
         Accrued interest payable and other liabilities                783         783       1,151      1,151


                                        SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
                                                        (Unaudited)
                                                                FIRST       SECOND        THIRD       FOURTH
      (In thousands, except per share data)                    QUARTER      QUARTER      QUARTER      QUARTER
      2001
      Interest income                                           $3,367       $3,525       $3,701       $3,637
      Net interest income                                        1,685        1,721        1,894        1,943
      Provision for loan losses                                     30           30           40          100
      Other income                                                 303          304          262          351
      Other expenses                                             1,064        1,108        1,191        1,258
      NET INCOME                                                   694          732          732          743
      NET INCOME PER SHARE:
      BASIC                                                      $0.85        $0.89        $0.89        $0.92
      DILUTED                                                    $0.79        $0.84        $0.82        $0.84
      2000

      Interest income                                           $3,013       $3,100       $3,241       $3,350
      Net interest income                                        1,623        1,657        1,664        1,685
      Provision for loan losses                                     20           20           30           75
      Other income                                                 265          264          271          291
      Other expenses                                             1,058        1,015        1,097        1,160
      NET INCOME                                                   619          681          620          676
      NET INCOME PER SHARE:
      BASIC                                                      $0.77        $0.84        $0.77        $0.95
      DILUTED                                                    $0.70        $0.77        $0.71        $0.76

         The above gives retroactive effect to stock dividends and stock splits

PRICE RANGE OF COMMON STOCK AND DIVIDENDS:

         The Company's Common Stock is traded in the "over the counter" market under the symbol GRGN. The following firms are known to make a market in the Common Stock of Grange National Banc Corp.

Ferris, Baker, Watts, Inc.          Gruntal & Co., LLC                          F.J. Morrissey & Co.
100 Light Street, 9th Floor         Liberty Center                              1700 Market St.
Baltimore, MD  21202                1001 Liberty Ave., Suite 102                Philadelphia, PA 19103
(800) 638-7411                      Pittsburgh, PA 15222-3715                   (800) 842-8928
                                    (800) 223-8162

Tucker Anthony & Co., Inc.          Ryan, Beck & Co., LLC
1825 Oregon Pike                    220 South Orange Avenue
Lancaster, PA 17601                 Livingston, NJ  07039-5817
(800) 456-9234                      (800) 342-2325

         As of March 18, 2002 there were approximately 950 shareholders of record.

                                                                                             CASH          STOCK
       2001 QUARTER                             HIGH            LOW           CLOSE       DIVIDENDS      DIVIDENDS
       First                                   $34.00         $28.50         $29.00         $0.25          None
       Second                                  $33.50         $29.00         $32.25         $0.25          None
       Third                                   $39.00         $32.75         $39.00         $0.25          None
       Fourth                                  $44.00         $36.00         $40.35         $0.27          None
       ----------------------------------- --------------- -------------- -------------- ------------- --------------
       TOTAL                                                                                $1.02          $1.02
       =================================== =============== ============== ============== ============= ==============
       2000 QUARTER                             HIGH            LOW           CLOSE          CASH          STOCK
                                                                                          DIVIDENDS      DIVIDENDS
       First                                   $40.96         $30.72         $37.55          None          None
       Second                                  $37.55         $28.71         $30.19          None          $0.54
       Third                                   $35.39         $28.71         $35.14          None          None
       Fourth                                  $35.50         $28.00         $34.50         $0.50          $0.34
       ----------------------------------- --------------- -------------- -------------- ------------- --------------
       TOTAL                                                                                $0.50          $0.88
       =================================== =============== ============== ============== ============= ==============



STOCK TRANSFERS:                                     SHAREHOLDER SERVICES:

Mildred Grose, Assistant Vice-President              Philip O. Farr, Vice President and Comptroller
P.O. Box 40                                          198 E. Tioga St.
Meshoppen, Pa.  18630                                Tunkhannock, Pa.  18657
(570) 833-2131                                       (570) 836-2100


                                     OFFICES

LACEYVILLE                                       LAWTON
Kevin Huyck, Branch Manager                      Yvonne Nuss, Branch Manager
(570) 869-1522                                   (570) 934-2178

MESHOPPEN                                        BOWMAN'S CREEK
Mildred Grose, AVP and Br. Mgr.
(570) 833-2131                                   (570) 298-2163

TUNKHANNOCK                                      EDWARDSVILLE
Richard D. Stark, Vice President and Br. Mgr.    Brian Burd, Branch Manager
(570) 836-2100                                   (570) 283-4462

LITTLE MEADOWS                                   TOWANDA
Diedre Decker, Branch Manager                    Karen Glosenger, Branch Manager
(570) 623-2297                                   (570) 265-4711

BACK MOUNTAIN                                    PINE MALL
John P. Petersen, Asst. Cashier and Br. Mgr.     Debra Skurkis, Branch Manager
(570) 696-6958                                   (570) 208-1500

SCRANTON

Lee B. Walter, Vice President and Branch Manager
(570) 836-1848
                                 ON THE INTERNET

                 WWW.GRANGEBANK.COM   E-MAIL: BANK@GRANGEBANK.COM


OFFICERS


JOHN W. PURTELL                           MELVIN E. MILNER
Chairman of the Board                     Vice President

BRIAN R. ACE                              JOSEPH I. KILLEEN
Vice Chairman                             Vice President

THOMAS A. MCCULLOUGH                      RICHARD D. STARK
President and Chief Executive Officer     Vice President

SALLY A. STEELE                           LEE B. WALTER
Secretary of the Corporation              Vice President

                                          PHILIP O. FARR
                                          Vice President and Chief Financial
                                            Officer

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