Form 10KSB, Exhibit 13
period 2002-12-31
GRANGE NATIONAL BANC CORP
filed 2003-03-31
CIK 763850

To Our Shareholders,

I am pleased to report that during 2002 our Company achieved continued success, and I am happy to share the following results with you. Our record net profit of $3,730,000 represents a 29% increase over the previous year which was also a record year. Shareholder equity rose to $25,179,000 and basic earnings per share increased to $2.31 from $1.77. Our return on average assets was 1.52% and return on average equity was 16.42%. Each ratio places us among the highest performing banks in our peer group. By every measure, we experienced a truly outstanding year.

We attribute our performance to strong asset quality resulting in modest loan loss provisions, control of non-interest expense and significant growth of interest earning assets. The opening of our Scranton and Wyalusing offices had a very positive impact on our balance sheet and both offices are expected to continue to generate significant growth in the foreseeable future.

Our success in Scranton and Wyalusing would not have been possible without the effort of two of our newest executives, Vice Presidents Lee Walter and Chuck Bullock. Both men are highly experienced and maintain strong relationships with their former customers. In each instance, they managed to transfer many of these relationships to our Bank. We believe that the combination of our products and their capabilities will result in continued success for these branch offices.

We are placing considerable emphasis on improving non-interest income. We believe that products such as title insurance, annuities, homeowners and auto insurance are a possible solution to offset the negative effects of margin compression as customers refinance their home mortgages and other loans, to take advantage of today's low interest rates. The sale of title insurance, in particular, has generated noticeable income and our investment in Mountain Laurel Abstract Company has proven to be beneficial. We will continue to make every effort to promote insurance products and other products which we believe to be a natural fit between the bank and our customers.

The shareholder dividend reinvestment plan which we have discussed in previous correspondence, has been fully implemented and well received by our shareholders. The plan allows holders of at least 25 shares and are Pennsylvania residents, to reinvest their dividends and purchase up to $2,500 worth of additional stock during each quarter. We have received many complements regarding this program. If you would like to participate, please call Phil Farr or myself at 570-836-2100.

Our stock performance during the past year has been absolutely outstanding. Our stock price at the beginning of 2002 was $20.18 as adjusted for a 2 for 1 stock split effective August 15, 2002, and by the end of the year the price was $33.50 and climbing. We attribute this performance to our impressive operating results, along with additional liquidity created by our stock repurchase program which was completed in June of 2002, and the additional interest in our stock as potential investors examine our consistent earnings growth over the years. The increase in cash dividends and success of our dividend reinvestment plan were also contributing factors.

Although we are quite concerned about the downturn in our national economy, the local economy appears to be quite stable. We are fortunate that we have not experienced the large number of layoffs which have been commonplace in certain regions. We are also concerned about the War on Terrorism, our conflict with Iraq and their potential impact on consumer spending and corporate investment. While we are confident in a successful outcome, we are hopeful that our military goals can be achieved as quickly as possible with a minimal loss of American lives.

As always, please be assured that our Board of Directors and management remains committed to our shareholders and accordingly, we will do everything possible to continue to build shareholder value an to operate your company in a safe and sound manner.

Best regards


Thomas A. McCullough,
President and Chief Executive Officer

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY

                             SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31                           2002          2001          2000         1999          1998
--------------------------------------------------------------------------------------------------------------
(In thousands except per share data)
SUMMARY OF OPERATIONS:
  Gross interest income                        $15,437       $14,230       $12,704      $11,401       $10,116
  Gross interest expense                         6,306         6,987         6,075        5,082         4,452
                                             -----------------------------------------------------------------
  Net interest income                            9,131         7,243         6,319        6,319         5,664
  Loan loss provision                              315           200           145          220           270
                                             -----------------------------------------------------------------
   Net interest income after
     loan loss provision                        $8,816        $7,043        $6,484       $6,099        $5,394
                                             =================================================================
  Income before income taxes                    $4,763        $3,642        $3,244       $3,082        $2,570
   Provision for income taxes                    1,033           741           648          678           710
                                             -----------------------------------------------------------------

  NET INCOME                                    $3,730        $2,901        $2,596       $2,404        $1,860
                                             =================================================================
PER SHARE DATA:
  Net income basic                               $2.31         $1.77         $1.60        $1.50         $1.22
  Net income diluted                             $2.15         $1.65         $1.49        $1.40         $1.14
  Cash dividends                                 $0.55         $0.51         $0.25
  Stock dividends                                $0.00         $0.00         $0.44        $0.48         $0.35
AVERAGE SHARES OUTSTANDING                       1,616         1,636         1,616        1,558         1,488

FINANCIAL CONDITION AT YEAR END:
    Total assets                              $271,075      $219,204      $190,004     $169,332      $148,953
    Total loans                                151,347       122,705       113,490      102,317        90,499
    Allowance for loan losses                    1,445         1,228         1,142        1,092           940
    Total deposits                             208,900       171,255       153,356      140,580       129,891
    Stockholders' equity                        25,179        21,677        19,642       15,962        14,767

RATIOS:
  BASED ON AVERAGE BALANCES:
    Return on assets                             1.52%         1.40%         1.47%        1.49%         1.37%
    Return on equity                             16.42         13.87         14.83        15.56         13.68
    Equity to assets                              9.26         10.08          9.89         9.56         10.04
    Primary capital to assets                     9.85         10.64         10.53        10.19         10.71
    Internal capital generation rate             12.47          9.87         12.23        15.36         13.47
Dividend Payout Ratio                           23.81%        28.81%        15.58%           0%            0%
BOOK VALUE/SHARE                                $15.48        $13.22        $12.07       $10.18         $9.82

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

         Grange National Bank's deposit services include:

         o   checking
         X   savings
         X   money market accounts
         X   certificates of deposit
         X   Individual Retirement Accounts
         X   automated teller machine cards
         X   MasterMoney debit cards
         X   automated telephone banking
         X   Internet Banking

         Internet banking, which we introduced in 2001 has become very popular. It lets our customers see their balances, make transfers between accounts, check the amount of interest they paid on loans, and how much interest they received on deposits, as well as order checks and send us "stop payments" on checks. With the introduction of check imaging, customers will be able to see images of their checks on-line as well. Our next project will be to add the capability to allow our customers to pay bills online.

         Loan services include:
         X        personal loans
         X        business loans
         X        municipal loans
         X        residential mortgages
         X        commercial mortgages
         X        Small Business Administration loans
         X        personal lines of credit
         X        home equity lines of credit
         X        commercial lines of credit
         X        letters of credit
         X        Business Manager accounts receivable financing

         Through Northeast Abstract, a limited liability partnership, formed by us and Mountain Laurel Abstract, we offer title searches and title insurance for real estate transactions.

         We now offer our customers a variety of insurance products at the Bank, which include:

         X   whole  and universal life insurance
         X   term life insurance
         X   disability insurance
         X   fixed annuities
         X   Nationwide homeowner=s insurance
         X   Nationwide Auto insurance
         X   Nationwide personal liability insurance


         Our trust department offers:
         X   personal and investment trusts
         X   trusts under will
         X   estate administration services
         X   estate planning
         X   living trusts
         X   Individual Retirement Accounts.

         Our other services include discount brokerage services, safe deposit boxes, wire transfers and payroll processing.

HIGHLIGHTS

         Our net income in 2002 was $3,730,000 compared to $2,901,000 in 2001, an increase of 29% for the period. Return on average assets was 1.52% and the return on average equity was 16.42% in 2002. In 2001 the return on average assets was 1.40% and the return on average equity was 13.87%. Deposits increased by 22% from the end of 2001 to the end of 2002. Loans increased by 23% from the end of 2001 to the end of 2002. Total assets increased by 24% from the end of 2001 to the end of 2002.

          Basic net income increased from $1.77 (adjusted for the 2 for 1 stock split) per share in 2001, to $2.31 per share for 2002, an increase of 30%. Dividends to stockholders for 2002 were $0.55 compared to $0.51 in 2001. The Board of Directors increased the dividend last year because of the strength of the Company's earnings and equity growth.

         Our stock price performed well in 2002 ending the year at $33.50, up 58% from $21.18 (adjusted for the 2 for 1 stock split) at the end of 2001. We completed our stock repurchase program by mid-summer last year. The stocks of well performing community banks have benefited, as investors look at fundamentals such as earnings, asset quality and proven growth. Investors also appear to be looking for local companies with straight forward balance sheets as a result of the accounting problems experienced by many companies listed on the national exchanges.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Be sure to read the consolidated financial statements and selected financial data presented in other parts of this report to obtain a complete understanding of the discussion and analysis.

FINANCIAL CONDITION

         Our primary source of profit is by using funds from customers' deposits, other borrowing sources and shareholders' equity, to invest in loans, bonds and interest bearing deposits in other banks. The difference between the cost of acquiring funds and the return on investments in loans, securities and interest bearing deposits is our net interest yield. For the last three years ended December 31, net interest yields have ranged from 4.30% in 2002 to 4.12% in 2001 and 4.29% in 2000. Our ability to manage the interest rate risk is essential to our profitability.

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

LIQUIDITY AND RATE SENSITIVITY

         Liquidity management requires us to maintain adequate cash resources to meet our short and long term operating needs. This includes funding for loans for our customers, funding to take advantage of prudent investment strategies, and funding for operations expansion. We are continuing our strategy of relying on access to our line of credit at the Federal Home Loan Bank of Pittsburgh to fund daily cash needs, enabling us to be more fully invested in higher yielding investments. Maturing investments and time deposits provide funding for the longer term, while our line of credit funds short term fluctuations. Grange's "borrowing capacity" at the Federal Home Loan Bank, at December 31, 2002 was $80,190,000, less $30,220,000 which we had actually borrowed. The Bank's deposit balance at FHLB was approximately $8,444,000. Investments maturing or expected to be called in 2003 include $2,532,000 in bonds classified as held to maturity, and $8,700,000 in bonds available for sale. We also have $80,210,000 in investments classified as available for sale, in addition to those expected to be redeemed in 2002, which can be sold to meet liquidity needs. Stable, consistent growth of core deposits continues to provide additional liquidity.

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

         Our loan portfolio has more variables than our bond portfolio. Competition from other lenders as well as consumers' demand for particular loan products greatly influence our decisions regarding the types and rates of loans we hold. We are able to create loan products which adjust to interest rate changes, but consumers demand features which will make them attractive before they will accept these loans. While convenience and service are important to our customers, pricing is also important. Consumers generally require more favorable pricing when interest rate risk is shifted from us to them. Certain products such as fixed rate mortgages are expected by our customers. These loans have more interest rate risk because of their long term, therefore are priced higher. (In pricing these loans, such as long-term mortgages, interest rate risk is in addition to other factors such as collateral risk, credit risk, and repayment risks.) Competition from other lenders has a big impact on our choices of pricing and terms of the loans we offer.

         Having a similar amount of assets repricing, or maturing, at or about the same time as our liabilities re-price or mature reduces our interest rate risk. We measure our assets and liability positions by using a rate sensitivity report which categorizes our assets and liabilities according to re-pricing opportunities and maturity dates. Rate sensitive balances are defined as those balances that mature or can be repriced within one year. However, we recognize certain trends and historical experiences for some products. For example, the Bank has a number of deposit accounts, including savings, interest checking, and money market accounts which may have withdrawals. We know that while all customers in these account categories could withdraw their money on any day, they do not do so, even with interest rate changes. These accounts are core deposits and do not react the same from interest rate changes as time deposits do. Checking and savings accounts tend to change according to cash flow and transaction needs of our customers, as well as other non-interest rate reasons such as account charges and customer service. We believe these deposits will not fluctuate more than 10% within three months, not more than an additional 15% during the following three to twelve month period and not more than an additional 30% during the following one to five years. The following table illustrates our interest rate sensitivity positions as of December 31, 2002. The time periods we use refer to the earliest possible repricing period (with the exception of checking and savings deposits), not maturity.

                                                                          Repricing
                                                    LESS THAN      THREE TO      ONE TO FIVE    AFTER FIVE
       (In thousands)                             THREE MONTHS   TWELVE MONTHS      YEARS         YEARS
                                                  -------------- -------------- -------------- -------------
       ASSETS:
       Interest bearing deposits                         $8,543                          $399
       Investment securities:
         Available for sale                                               $204         33,261       $55,274
         Held to maturity                                 1,486          1,046          5,528           122
       Loans                                             14,152          8,665         36,326        92,204
                                                  -------------- -------------- -------------- -------------
         TOTAL                                           24,181          9,915         75,514       147,600
                                                  -------------- -------------- -------------- -------------
       LIABILITIES:
         Time deposits                                   29,539         48,602         36,041
         Checking and savings deposits                    9,473         14,210         28,419        42,616
         Borrowed funds                                   4,604                         4,300        25,920
                                                  -------------- -------------- -------------- -------------
           TOTAL                                         43,616         62,812         68,760        68,536
                                                  -------------- -------------- -------------- -------------
       Gap:
         By period                                    ($19,435)      ($52,897)         $6,754       $79,064
                                                  ============== ============== ============== =============
         By cumulative                                ($19,435)      ($72,332)      ($65,578)       $13,486
                                                  ============== ============== ============== =============
       CUMULATIVE GAP AS
         PERCENTAGE OF TOTAL ASSETS                     -21.21%        -78.95%        -71.57%        14.72%

         According to the table we have a negative gap position, which means our liabilities will reprice faster than our assets. When interest rates are rising this will reduce our interest spread and our net interest income, and when interest rates are falling our interest spread and net income should increase. However, consumers are known to change their behavior when interest rates change. When rates decline mortgages and other loans are repaid faster or refinanced at lower rates, and they take out certificates of deposit for shorter terms. These factors usually mean the improvement in net interest margin will not be as good as models might indicate. Since the economy remains lethargic the Federal Reserve Bank will most likely keep interest rates low and perhaps raise them only slightly near the end of 2003, if the economy begins to heat up.

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

         Adjustable rate loans and mortgages will continue as part of our loan mix in order to reduce imbalances in our longer term GAP positions. We purchase bonds in our available for sale category with maturities ranging from five to twenty years. These maturities, along with our credit line at the Federal Home Loan Bank and our ability to sell bonds in our "available for sale" portfolio, provide adequate cash flow to respond to changing interest rates and liquidity needs. We constantly monitor our gap position so we can adjust loan pricing or deposit pricing when interest rates change.

LOAN PORTFOLIO

         Our total loans outstanding at December 31, 2002 increased by $28,642,000 or 23%, to $151,347,000 from the December 31, 2001 total of
$122,705,000. This is more than the 8% increase in 2001 and the 1% increase in 2000. The average loan balance for 2002 was $138,083,000 compared to $115,683,000 for 2001. Growth was particularly strong in residential and commercial mortgages, although part of the perceived growth in these particular categories is due to reclassification of some loans. Mortgages on one-to-four family real estate continues to be the mainstay of our portfolio, increasing $16,398,000 or 25% to $83,277,000 at the end of 2002, from $66,879,000 at the end of 2001. Commercial real estate loans increased by $6,125,000 or 29% to $27,396,000 at the end of 2002, from $21,271,000 at the end 2001. Other commercial loans increased $6,799,000 or 51% to $20,005,000 at the end of 2002, from $13,206,000 at the end of 2001. Loans to municipalities decreased $2,609,000 or 35% to $4,790,000 from $7,399,000 at the end of 2001. Loans to municipalities are dominated by large "tax and revenue anticipation notes" issued by counties and school districts each year through a bidding process, and are highly competitive. Because of the competitive nature of these loans, they are not always attractive. During 2002 we found better opportunities for loans in other parts of the loan portfolio. Overall, the loan portfolio increased by 23%. The average interest rate on total loans decreased from 8.57% for 2001 to 7.81% for 2002 due to declining interest rates during 2002, and subsequent refinancing by customers.

         The breakdown of our loans at December 31, are as follows:

        (In thousands)                                  2002         2001        2000        1999        1998
                                                        ----         ----        ----        ----        ----
        Real estate mortgages:
          Agricultural                                    $1,325      $1,598      $1,380      $1,217      $1,323
          Residential, 1 - 4 family                       83,277      66,879      56,193      52,154      48,731
          Residential, multi family                        2,441       1,847       1,809       1,703         747
          Non-farm, nonresidential properties             27,396      21,271      17,703      15,348      14,076
                                                    ------------- ----------- ----------- ----------- -----------
            Total real estate mortgages                  114,439      91,595      77,085      70,422      64,877
        Agricultural loans                                   268         130         198         279         268
        Commercial loans                                  20,005      13,206      15,631      13,856      13,653
        Municipal loans                                    4,790       7,399       8,232       6,856       2,043
        Consumer loans                                    11,845      10,375      12,344      10,834       9,658
                                                    ------------- ----------- ----------- ----------- -----------
        TOTAL                                           $151,347    $122,705    $113,490    $102,247     $90,499
                                                    ============= =========== =========== =========== ===========

         Final loan maturities and the rate sensitivity of the loan portfolio at December 31, 2001 are as follows:

        (In thousands)                                    Within          One -         After
                                                         One Year     Five Years    Five Years        Total
        Real estate mortgages.....................         $3,932         $8,787      $101,720     $114,439
        Agricultural loans........................             41            151            76          268
        Commercial loans..........................          4,375          5,049        10,581       20,005
        Municipal loans...........................             25            302         4,463        4,790
        Consumer loans............................          1,613          6,866         3,366       11,845
                                                   -------------- -------------- ------------- ------------
          Total...................................         $9,986        $21,155      $120,206     $151,347
                                                   ============== ============== ============= ============
        Loans at fixed interest rates...............       $6,688        $20,585       $61,244      $88,517
        Loans at variable interest rates...........         3,298            570        58,962       62,830
                                                   -------------- -------------- ------------- ------------
        Total......................................        $9,986        $21,155      $120,206     $151,347
                                                   ============== ============== ============= ============

          We discontinue accruing interest on a loan when we believe that we probably will not be able to collect the balance. The decision is made after considering various factors including attempts to collect the loan, collateral valuation, the customer's financial condition and future prospects. Any payments made on non-accrual loans are applied to reduce the principal balance on the loan. Our non-accrual loans at December 31 of each year is indicated in the table below. Interest that would have been included in income if the loans were not classified as non-accrual was approximately $6,000 in 2002 and $7,000 in 2001.

                           2002              2001              2000              1999             1998
                           ----              ----              ----              ----             ----
Non-accrual loans        $79,000           $87,000           $189,000          $103,000         $205,000

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

         Our charge-offs minus our recoveries during 2002 were $98,000 compared to $114,000 during 2001. Average loans increased from $115,683,000 in 2001 to $138,083,000 in 2002. At December 31 the balance in our allowance for loan losses had increased from $1,228,000 in 2001 to $1,445,000 in 2002, and the ratio of loan loss allowance to loans was 1.06% in 2001 and 0.95% for 2002. We believe the quality of the loan portfolio is strong, but expect our losses will increase as the size of the loan portfolio increases, as we enter new markets, train new loan officers, and as the local economy experiences difficulties. Our loan portfolio experienced strong growth last year from our new offices in Scranton and Wyalusing. Because of the large number of new loans in the portfolio, we are monitoring them closely for signs of weakness. We will continue to maintain the loan loss reserve to provide for identified possible losses and unidentified losses based on these factors and the level of risk that we believe they bring to the loan portfolio.

         The following table shows loans past due 90 days or more, on which interest has continued to be accrued at December 31:

       (In thousands)                               2002          2001        2000         1999          1998
                                                    ----          ----        ----         ----          ----
       Real estate mortgages                        $507           $28          $4           $0            $1
       Commercial                                     14           109           0            0             9
       Consumer                                        8            11          15            9             0
                                              ----------- ------------- ----------- ------------ -------------
       TOTAL                                        $529          $148         $19           $9           $10
                                              =========== ============= =========== ============ =============

         This table summarizes our loan loss experience for the years ended December 31:

(In thousands)                                      2002          2001         2000         1999         1998
                                                    ----          ----         ----         ----         ----
BALANCE AT
BEGINNING OF PERIOD                               $1,228        $1,142       $1,092         $940         $767
                                              ----------- ------------- ------------ ------------ ------------
CHARGE-OFFS:
  Commercial and agricultural                         43             0           46           33           59
  Real estate mortgages                                0            37            0            8           40
  Consumer                                            60            95           57           38            3
                                              ----------- ------------- ------------ ------------ ------------
TOTAL                                                103           132          103           79          102
                                              ----------- ------------- ------------ ------------ ------------
RECOVERIES:
  Commercial and agricultural                          1             9            2            9            1
  Real estate mortgages                                0             0            0            0            0
  Consumer                                             4             9            6            2            4
                                              ----------- ------------- ------------ ------------ ------------
TOTAL                                                  5            18            8           11            5
                                              ----------- ------------- ------------ ------------ ------------
NET CHARGE-OFFS                                       98           114           95           68           97
                                              ----------- ------------- ------------ ------------ ------------
PROVISION CHARGED TO OPERATIONS                      315           200          145          220          270
                                              ----------- ------------- ------------ ------------ ------------
BALANCE AT END OF PERIOD                          $1,445        $1,228       $1,142       $1,092         $940
                                              =========== ============= ============ ============ ============
Average loans outstanding                       $138,083      $115,683     $107,044      $95,512      $82,532
Loans outstanding, December 31                  $151,347      $122,705     $113,490     $102,317      $90,499
LOAN RESERVE RATIOS:
  Net loan charge-offs - average loans             0.07%         0.10%        0.09%        0.07%        0.12%
  Reserve - loans, December 31                     0.95%         1.06%        1.01%        1.07%        1.04%

         Our loan losses continue to be low, which is a result of the high quality of the loan portfolio, close monitoring of marginal loans and persistent collection efforts on past due accounts.

INVESTMENT PORTFOLIO

         The investment portfolio increased by $17,931,000 or 23% (excluding restricted equity securities), during 2002 to $97,092,000 at the end of the year. The increase was due to deposit growth and increased borrowing from the Federal Home Loan Bank of $9,000,000 in 2002. Management identified several opportunities during 2002 to lock in significant spreads by borrowing from the Federal Home Loan Bank and reinvest the proceeds in bonds. Available for sale securities increased by $21,740,000 or 32% to $88,910,000 and held to maturity securities decreased by $3,809,000, or 32% to $8,182,000, from December 31, 2001 to December 31, 2002, as all new bond purchases are designated as available for sale.

         During 2002 we shortened the length of the bonds we purchased because we believe interest rates are abnormally low and will return to higher and more typical levels within the next 12 to 18 months. Purchasing longer term bonds now, as our normal practice has been, would lock in low returns and subject the portfolio to declining values when rates rise. We expect to return to our practice of purchasing longer term bonds when the interest rate environment has improved. We review the portfolio periodically to determine if we should sell bonds to either limit losses or capture gains. Credit quality remains a high priority when purchasing bonds and when reviewing the portfolio, and we continue to buy high quality bonds.

         The Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires us to classify our debt and equity securities into three categories: held to maturity, available for sale, or trading. Available for sale bonds are evaluated quarterly, and their carrying values adjusted to reflect their market values, with the resulting adjustment entered as an adjustment, net of tax, to our net worth. The market value of investments available for sale as of December 31, 2002, reflect a change from an unrealized gain, net of taxes, of $303,000 at the end of 2001 to an unrealized gain, net of taxes, of $1,881,000. When interest rates increase, our unrealized gains will diminish. Unrealized losses may occur depending on how much interest rates rise. Market value fluctuations on long term bonds are normal and we have the ability to either hold or sell bonds as appropriate.

         The carrying value of our investment securities both available for sale, and held to maturity at December 31, are summarized in the table below:

(in thousands)                                             2002           2001          2000
                                                           ----           ----          ----
AVAILABLE FOR SALE:
  U.S. Treasury securities                                 $558         $1,563        $2,558
  U.S. government agencies and corporations              53,655         40,097        28,327
  State and municipal securities                         33,232         24,897        14,815
  Other securities                                        1,465            613           233
                                                   ------------- -------------- -------------
    TOTAL                                               $88,910        $67,170       $45,933
                                                   ============= ============== =============
HELD TO MATURITY:
  U.S. government agencies and corporations                $707         $1,039        $4,844
  State and municipal securities                              0            920         1,694
  Other securities                                        7,475         10,032         9,227
                                                   ------------- -------------- -------------
    TOTAL                                                $8,182        $11,991       $15,765
                                                   ============= ============== =============

         The following table shows the maturities of our debt securities, at amortized cost, as of December 31, 2002 and the weighted average yields (tax-exempt securities on tax equivalent basis assuming 34% tax rate) of the securities:

                                                          DUE AFTER ONE        DUE AFTER FIVE
                                    DUE WITHIN ONE        YEARS THROUGH        YEARS THROUGH     DUE AFTER TEN
(in thousands)                       YEAR OR LESS           FIVE YEARS            TEN YEARS           YEARS
AVAILABLE FOR SALE:
U.S. Treasury securities                                   $508      6.62%
U.S. government agencies and
corporations                                             24,871      4.42%      $9,221     4.57%     $18,362      6.00%
State and municipal
securities                           $200     7.09%       5,536      6.46%       7,962     6.22%      18,114      7.18%
Other                                                     1,167      4.29%                                90      5.45%
                               -----------           -----------            -----------           -----------
TOTAL                                $200     7.09%     $32,082      4.83%     $17,183     5.33%     $36,566      6.59%
                               ===========           ===========            ===========           ===========

HELD TO MATURITY:
U.S. government agencies and
corporations                         $500     6.50%         $85      7.23%                              $122      7.74%
Other securities                    2,032     6.23%       5,443      7.38%
                               -----------           -----------            -----------           -----------
TOTAL                              $2,532     6.27%      $5,528      7.38%                              $122      7.74%
                               ===========           ===========            ===========           ===========


         As you can see from the table, longer maturity bonds generally provide higher yields. Because of this, we prefer to purchase longer term bonds, however because we believe interest rates are abnormally low, we have shortened the length of the bonds we are purchasing to avoid holding long term low rate bonds. When interest rates increase sufficiently, we will resume purchasing longer term bonds. We have sufficient capital to tolerate market price volatility, but we also try to maximize the return on the portfolio.

DEPOSITS

         Our deposits grew by 22% in 2002. Deposits at year end 2002 were $208,900,000, an increase of $37,645,000 from the 2001 year end balance of $171,255,000. Non-interest bearing deposits increased $2,077,000 or 7%, to $31,919,000 and interest bearing deposits increased $35,568,000 or 25% to $176,981,000. The percentage of non-interest bearing deposits to average total deposits for 2002 remained at approximately 17%. Maintaining this percentage of average non-interest bearing deposits to average total deposits is important to our profitability because it decreases our overall interest expense.


         Average time deposits increased by $13,413,000 during 2002 to $99,326,000 from $85,913,000 during 2001. Their proportion of total average deposits decreased to 52% in 2002 from 53% in 2001. This is important because time deposits cost us more than other deposits and react to rising or falling interest rates sooner than other deposit accounts. However, the average interest rate does not rise as fast, because only new or variable certificates of deposit will have the new rates. When interest rates change on other deposit accounts, such as money market or savings, all of the accounts' rates change. Average deposits in savings and money market accounts increased by $7,711,000 from 2001 to 2002, and average deposits in NOW and Super-NOW accounts increased by $1,551,000 during the same period. We believe customers are depositing their money with banks rather than investing in the stock market. This could mean customers will withdraw funds for investment in the stock market when they believe that market has turned around. Our Scranton office generated substantial deposits, having $14,982,000 at year end. The Wyalusing office opened in November of 2002 and had $2,704,000 in deposits at year end.

         The average balance of deposits and average rates paid on those deposits during the years ended December 31 are displayed in the following table:

                                          2002                           2001                         2000
                                          ----                           ----                         ----
                                  AVERAGE      AVERAGE          AVERAGE      AVERAGE         AVERAGE       AVERAGE
(In thousands)                    BALANCE        RATE           BALANCE        RATE          BALANCE        RATE
                                  -------        ---            -------        ----          -------        ----
Demand deposits:
  Noninterest bearing              $31,556                       $27,077                      $24,248
  Interest bearing                  17,011       1.09%            15,460       1.86%           16,254        2.26%
Savings and money market
deposits                            41,619       1.58%            33,908       2.26%           31,464        2.49%
Time deposits                       99,326       3.98%            85,913       5.51%           74,253        5.66%
                                  --------                      --------                     --------
TOTAL                             $189,512                      $162,358                     $146,219
                                  ========                      ========                     ========

The rates we paid on interest bearing accounts declined steadily for a second year as the rates we were able to receive on investments, loans and overnight funds declined as well.

         Maturities of certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 2002 are shown below:

                                                           Certificates   Other Time
                (In thousands)                              of Deposits    Deposits        Total
                                                           ------------   ----------      ------
                3 months or less                               $7,182                     $7,182
                3 to 6 months                                   5,202                      5,202
                6 to 12 months                                  9,605                      9,605
                Over 12 months                                  8,377                      8,377
                No set maturity, state deposit                                 $200          200
                                                           ----------- ------------- ------------
                TOTAL                                         $30,366          $200      $30,566
                                                           =========== ============= ============

Customers have been reluctant to purchase longer term CDs as many believe interest rates will go back up soon. This is particularly true of customers with jumbo CDs. As a result these CDs have shorter maturities than normal. We expect customers to continue to purchase short term CDs until they become accustomed to lower rates. If the rates actually do increase, many customers will continue to purchase short term CDs because they will believe rates will continue to increase, and they want to able to have their funds available to invest at the higher rates.

CAPITAL

         Having adequate capital is necessary to support continued growth and earnings, to meet the needs of our depositors and borrowers, and to maintain a reasonable rate of return for stockholders. Stockholders' equity increased by $3,502,000 or 16% from $21,677,000 at December 31, 2001, to $25,179,000 at
December 31, 2002. The increase in the market value of securities available for sale, contributed $1,578,000 to the increase in equity, however this was offset by $1,435,000 used to repurchase stock under the plan announced by the board in 2001. The repurchase of 5% of the outstanding shares was completed in June 2002. Our average equity to assets ratio is 9.26% for 2002. For 2001 our average equity ratio was 10.08% and 9.89% for 2000.

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

         The next table indicates our Tier 1 and Tier 2 capital, risk adjusted assets, our risk-based capital ratios, and Tier 1 leverage ratios. At the end of 2002 and 2001, we exceeded all regulatory capital requirements.

RISK-BASED CAPITAL
December 31, (in thousands, except ratios)                     2002            2001           2000
                                                               ----            ----           ----
TIER I CAPITAL:
Stockholders' equity......................................   $23,333         $21,290        $19,253
TIER II CAPITAL:
Loan loss reserve
  and adjustment for unrealized gains
  on equity securities available for sale                      1,510           1,304          1,236

TOTAL QUALIFYING CAPITAL..................................    $24,843         $22,594        $20,489
RISK-ADJUSTED ASSETS, NET OF ALLOWANCES
(INCLUDING OFF-BALANCE SHEET ITEMS).                         $148,956        $123,336       $114,640
Tier I Capital Ratio (4.00% required).....................     15.66%          17.26%         16.79%
TOTAL CAPITAL RATIO (8.00% REQUIRED)......................     16.63%          18.45%         17.87%
Tier I Leverage Ratio.....................................      8.90%           9.80%         10.44%

RESULTS OF OPERATIONS

         Our net income for 2002 totaled $3,730,000 ($2.31 basic per share, based on 1,616,139 weighted average common shares) as compared to 2001's net income of $2,901,000 ($1.77 basic per share, based on 1,637,126 weighted average common shares), and 2000's net income of $2,596,000 ($1.61 basic per share, based on 1,615,916 weighted average common shares).

         Net interest income or the spread between total interest income and interest expense directly impacts the results of operation. Net interest yield for 2002 increased to 4.30% from 4.12% in 2001. Our average rate on interest earning assets declined from 7.71% to 7.06%, and the average rate on total sources to fund the earning assets decreased from 3.59% to 2.76%. Yields on the investment portfolio and loan portfolio both declined as interest rates continued their slide. Increased interest expense on certificates of deposit and borrowed funds, account for most of the increased interest expense and were due to higher balances.

         Increased loan volume in 2002 accounted for most of the increase in interest income. Average loans were up $22,400,000 or 19% from 2001 adding $1,803,000 (on a tax equivalent basis) in additional interest income due to the increased volume. Lower rates on loans decreased the interest income by $932,000. Overall, interest income on loans increased $871,000. The increased size of the investment portfolio accounted for an additional $714,000 increase in interest income (on a tax equivalent basis), while lower yields accounted for a decrease of $336,000. The higher yields are due to our purchasing longer term bonds.

         The loan to deposit ratio at 2002 year end was 72% remaining the same as at 2001 year end. Loan growth continued strong through the end of 2002. Deposit growth increased as people preferred the safety of bank deposits. The loan to deposit ratio should increase as loan demand continues. The Scranton office shows promising demand for loans.

         Salaries and employee benefits increased by $528,000 or 22% in 2002 as compared to 2001. This increase is due primarily to additional employees for the new branches in Scranton and Wyalusing. We hired the Scranton employees starting in July of 2001 and had them working in other offices while they trained. The Wyalusing employees started in September 2002. We also hired a regional manager to administer our northern offices, and created a new position for a full-time Compliance Officer.

         Occupancy expense increased by $102,000 or 20% in 2002 as compared to 2001. Furniture and equipment expense increased $68,000 or 19% in 2002 as compared to 2001. Costs associated with the Scranton and Wyalusing offices account for increases in these expenses. Other operating expenses increased $355,000 or 26%, with increases for advertising, postage and ATM expenses as major factors.

         The Deposit Insurance Funds Act of 1996 (DIFA) passed by Congress and signed by the President, mandates banks to help pay the cost of the bonds issued by the "Financing Corporation" (FICO), which were used to finance the savings and loan bailout. The current annual cost to all Bank Insurance Fund (BIF) members is 1.296 cents per $100 of deposits. Members of the Savings Association Insurance Fund (SAIF) are required to pay 6.48 cents per $100 of deposits. Although banks are being required to pay much less than savings associations, it should be noted that the savings associations were the institutions that created the losses. This assessment is expected to cost the Bank approximately $39,000 in 2003. The Federal Deposit Insurance Corporation (FDIC) premium on deposit insurance remains at zero a the beginning of 2003, but is anticipated to increase. We do not know what the cost of FDIC insurance will be for 2003.

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

COMMUNITY REINVESTMENT ACTIVITIES

         The Community Reinvestment Act of 1977 (CRA) was adopted to encourage all financial institutions to help meet the credit needs of the communities they serve. The Act requires that each institution perform an annual self assessment of its record in meeting the needs of its entire community, including low and moderate income families, consistent with safe and sound banking practices. It also requires that financial institutions keep a record of their CRA related performance and that this record is available to the public. We are proud of our Community Reinvestment activities and our efforts to meet the credit needs of people of all income levels, race, religions or national origins. The Office of the Comptroller or the Currency awarded us a "Satisfactory" rating after their most recent examination of the Bank's CRA practices. The OCC has new examination procedures for Community Reinvestment activities and under these new procedures, nearly all the Bank=s efforts to improve the communities in which it operates are no longer considered. Only very specific activities targeted only to low and low-to-moderate income households are considered CRA activities. Activities that help a community as a whole do not qualify, except under extremely limited circumstances. During 2002 the bank's assets passed the $250 million mark and consequently the bank is considered a large bank for CRA evaluation purposes. The OCC will look at more detailed activities of the bank to help low to moderate income customers and small business and small farm customers, when assigning future CRA ratings.

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


INSURANCE ACTIVITIES

         Since 1997 we have been selling life insurance products and in 1999 we added property and casualty insurance. We began offering fixed annuities to our customers in 2001, and have six employees licensed to sell them. The annuities are being offered through an arrangement with a third party marketer, from a variety of highly rated insurance companies. Two employees have licenses to sell property and casualty and liability insurance. We offer Life insurance through Safeco and Allstate Life, and Homeowners, Auto and Personal umbrella liability insurance from Nationwide Insurance. All of these companies are solid and have excellent reputations. Under our agreement with Nationwide, our agents are associate agents with a group of local Nationwide agents. This provides our insurance customers with a great company, competitive rates and what we believe is the best local service.

         We also offer title insurance through a joint venture with Mountain Laurel Abstract, called Northeast Abstract to provide "one stop shopping" for our mortgage customers. Customers can apply for a mortgage and get their title insurance and homeowner's insurance all with just one stop. We believe our customers like this convenience.

TRUST DEPARTMENT

         Our Trust Department continues to grow and expand as we added several accounts during 2002. Offerings of the Trust Department include personal trusts, irrevocable trusts, insurance trusts, trusts under will, estate management services and IRAs. We continue to target accounts under $1,000,000, a segment large banks no longer pursue.

                    GRANGE NATIONAL BANC CORP AND SUBSIDIARY
               AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND RATES

YEARS ENDED                 DECEMBER 31, 2002                 DECEMBER 31, 2001               DECEMBER 31, 2000
                        (1)      INTEREST    AVERAGE      (1)     INTEREST    AVERAGE      (1)     INTEREST   AVERAGE
                      AVERAGE     INCOME/   INTEREST    AVERAGE    INCOME/   INTEREST    AVERAGE    INCOME/   INTEREST
                      BALANCE     EXPENSE     RATE      BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
-----------------------------------------------------------------------------------------------------------------------
INTEREST  EARNING ASSETS:
Loans:
Mortgages              $103,556     $7,895     7.62%   $80,350     $7,220       8.99%   $60,478     $5,076      8.39%
Consumer                 10,727      1,201    11.20     11,341        953       8.40     11,265      1,120      9.94
Commercial               23,800      1,690     7.10     23,992      1,742       7.26     35,301      3,126      8.86
                     ----------------------          ---------------------            ---------------------
Total Loans             138,083     10,786     7.81    115,683      9,915       8.57    107,044      9,322      8.71
                     ----------------------          ---------------------            ---------------------
Securities available for sale:
U.S. Treasury
Securities                  691         45     6.51      1,874        123       6.56      3,150        196      6.22
U.S. Government
agencies                 46,842      2,589     5.53     36,343      2,282       6.27     27,421      1,710      6.24
Municipal Bonds          26,713      1,882     7.04     21,474      1,502       7.00     12,996        909      6.99
Other securities          1,110         58     5.23      1,553        102       6.57      1,286         89      6.92
                     ----------------------          ---------------------            ---------------------
Total available
for sale                 75,356      4,574     6.07     61,244      4,009       6.54     44,853      2.904      6.47
                     ----------------------          ---------------------            ---------------------
Securities held to maturity:
U.S. Government
agencies                  1,010         57     5.64      2,191        141       6.44      4,944        318      6.43
Municipal Bonds             535         36     6.72      1,419         90       6.34      2,294        152      6.63
Other securities          8,999        613     6.81      9,612        662       6.89      7,337        498      6.79
                     ----------------------          ---------------------            ---------------------
Total held to
maturity                 10,544        706     6.70     13,222        893       6.75     14,575        968      6.64
                     ----------------------          ---------------------            ---------------------
Total investment
securities               85,900      5,280     6.15     74,466      4,902       6.58     59,428      3,872      6.52
                     ----------------------          ---------------------            ---------------------
Deposits in banks         4,862         98     2.02      4,224        178       4.21      1,189         82      6.90
                     ----------------------          ---------------------            ---------------------
TOTAL                  $228,845     16,164     7.06   $194,373     14,995       7.71   $167,661     13,276      7.92
INTEREST BEARING LIABILITIES:
Deposits:
Interest checking       $17,011        186     1.09    $15,460        287       1.86    $16,254        367      2.26
Savings and money
market                   41,619        658     1.58     33,908        765       2.26     31,464        784      2.49
Time deposits            99,326      3,953     3.98     85,913      4,737       5.51     74,253      4,200      5.66
                     ----------------------          ---------------------            ---------------------
Total deposits          157,956      4,797     3.04    135,281      5,789       4.28    121,971      5,351      4.39
Other borrowed
funds                    31,633      1,509     4.77     22,624      1,198       5.30     12,977        724      5.58
                     ----------------------          ---------------------            ---------------------
TOTAL                   189,589      6,306     3.33    157,905      6,987       4.42    134,948      6,075      4.50
Non-interest
bearing funds            39,256                         36,468                           32,713
                     ----------------------          ---------------------            ---------------------
TOTAL SOURCES TO
FUND EARNING ASSETS    $228,845      6,306     2.76   $194,373      6,987       3.59   $167,661      6,075      3.62
                     ===========-----------          ==========-----------            ==========-----------
NET INTEREST/YIELD                  $9,858     4.30%               $8,008       4.12%               $7,201      4.29%
                                 ==========                       ==========                       ==========

(1) Average balances are daily averages. (2) Demand deposits, stockholders' equity and other non-interest bearing liabilities less non-interest earning assets. - Non-accrual loans are reflected in the balances, but contributing no income.
Note: Tax exempt interest income has been converted to a tax equivalent basis at the U.S. federal income tax rate of 34%.

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                               NET INTEREST INCOME
                         CHANGES DUE TO VOLUME AND RATE

                                              2002 vs. 2001                       2001 vs. 2000
                                           Increase (Decrease)                 Increase (Decrease)
                                        TOTAL       DUE TO      DUE TO       TOTAL      DUE TO     DUE TO
(In thousands)                          CHANGE      VOLUME       RATE       CHANGE      VOLUME      RATE
                                   -----------------------------------------------------------------------
INTEREST INCOME:
Loans                                      $871     $1,803      ($932)         $593       $744     ($151)
Investment securities                       378        714       (336)        1,030        994        36
Deposits in other banks                     (80)        24       (104)           96        139       (43)
                                   -----------------------------------------------------------------------
TOTAL                                     1,169      2,541     (1,372)        1,719      1,877      (158)
                                   -----------------------------------------------------------------------
INTEREST EXPENSE:
Interest checking                         (101)         27       (128)          (80)       (17)      (63)
Savings/Money market                      (107)        153       (260)          (19)        58       (77)
Time deposits                             (784)        664     (1,448)          537        637      (100)
Other borrowings                           311         440       (129)          474        512       (38)
                                   -----------------------------------------------------------------------
TOTAL                                     (681)      1,284     (1,965)          912      1,190      (278)
                                   -----------------------------------------------------------------------
NET INTEREST INCOME                     $1,850      $1,257       $593          $807       $687      $120
                                   =======================================================================

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

                          INDEPENDENT AUDITORS' OPINION

The Board of Directors and Stockholders
Grange National Banc Corp.

We have audited the consolidated balance sheets of Grange National Banc Corp. and Subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Grange National Banc Corp. and Subsidiary for the year ended December 31, 2000 were audited by an other auditor, whose report dated January 19, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2002 and 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grange National Banc Corp. and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania

January 22, 2003

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                              2002               2001
----------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                  $3,954,176        $2,991,885
Interest bearing deposits                                                                 8,941,772         5,898,066

Investment securities:
     Available for sale                                                                  88,910,133        67,169,656
     Held to maturity (fair value 2002, $8,718,557; 2001, $12,455,000)                    8,181,674        11,990,961
     Equity securities at cost substantially restricted                                   2,258,950         1,547,850
Loans                                                                                   151,347,349       122,705,280
Less allowance for loan losses                                                            1,444,545         1,228,237
                                                                                  ------------------------------------
                           Loans, net                                                   149,902,804       121,477,043

Bank premises and equipment, net                                                          3,474,364         3,171,795
Accrued interest and other assets                                                         5,310,045         4,617,823
Intangible assets                                                                            60,244            84,156
Foreclosed assets                                                                            81,335           254,814
                                                                                  ------------------------------------
                                                                                       $271,075,497      $219,204,049
                                                                                  ====================================
LIABILITIES:
Deposits:
Non-interest bearing deposits                                                           $31,918,598       $29,840,741
Interest bearing deposits                                                               176,981,541       141,413,842
                                                                                  ------------------------------------
                         Total deposits                                                 208,900,139       171,254,583
Borrowed funds                                                                           34,824,299        24,940,714
Accrued interest and other liabilities                                                    2,172,436         1,331,780
                                                                                  ------------------------------------
TOTAL LIABILITIES                                                                       245,896,874       197,527,077
                                                                                  ------------------------------------

STOCKHOLDERS' EQUITY:
Preferred stock, authorized 1,000,000 shares of $5 par; none issued Common stock, authorized 5,000,000 shares of $5 par, 1,707,343
and 1,648,604 shares issued in 2002 and 2001 (see note 12)                                8,536,715         4,121,510
Additional paid-in capital                                                                2,526,407         2,183,855
Retained earnings                                                                        13,833,465        15,232,168
Accumulated other comprehensive income                                                    1,881,000           303,000
Treasury stock, 80,298 and 8,816 shares for 2002 and 2001, respectively                  (1,598,964)         (163,561)
                                                                                  ------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                               25,178,623        21,676,972
                                                                                  ------------------------------------
                                                                                       $271,075,497      $219,204,049
                                                                                  ====================================





                 See notes to consolidated financial statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31,                                                      2002           2001           2000
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                 $10,612,070     $9,679,110     $9,110,535
Interest on investment securities:
   U.S. Treasury securities                                                     44,927        123,303        195,765
   Obligations of other U.S. government agencies and corporations            2,645,523      2,423,131      2,027,993
   Obligations of states and political subdivisions (tax-exempt)             1,234,971      1,035,414        700,306
   Obligations of states and political subdivisions (taxable)                   46,999         26,983
   Other securities                                                            754,312        763,739        586,899
Interest on deposits in banks                                                   98,196        178,336         82,129
                                                                         --------------------------------------------
                    TOTAL INTEREST INCOME                                   15,436,998     14,230,016     12,703,627
                                                                         --------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                         4,796,896      5,789,208      5,351,351
Interest on borrowed funds                                                   1,509,186      1,197,877        723,641
                                                                         --------------------------------------------
                    TOTAL INTEREST EXPENSE                                   6,306,082      6,987,085      6,074,992
                                                                         --------------------------------------------
NET INTEREST INCOME                                                          9,130,916      7,242,931      6,628,635
Provision for loan losses                                                      315,000        200,000        145,000
                                                                         --------------------------------------------
                    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      8,815,916      7,042,931      6,483,635
Other income                                                                 1,619,958      1,219,684      1,090,846
Other expenses                                                              (5,672,881)    (4,620,862)    (4,330,456)
                                                                         --------------------------------------------
INCOME BEFORE TAXES                                                          4,762,993      3,641,753      3,244,025
Provision for income taxes                                                   1,033,138        741,000        648,000
                                                                         --------------------------------------------
NET INCOME                                                                   3,729,855      2,900,753      2,596,025
OTHER COMPREHENSIVE INCOME:
Unrealized gain on securities available for sale, arising
during period, net of taxes of $808,000, 2002; $10,000,
2001; $719,000, 2000                                                         1,569,000         15,000      1,437,000
Reclassification adjustment, net of taxes $4,638                                 9,000
                                                                         --------------------------------------------
COMPREHENSIVE INCOME                                                        $5,307,855     $2,915,753     $4,033,025
                                                                         ============================================
EARNINGS PER SHARE:
BASIC                                                                            $2.31          $1.77          $1.61
                                                                         ============================================
DILUTED                                                                          $2.15          $1.65          $1.49
                                                                         ============================================




                 See notes to consolidated financial statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                          ACCUMULATED
                                                  COMMON      ADDITIONAL                     OTHER
                                     TREASURY    STOCK $5      PAID-IN      RETAINED     COMPREHENSIVE
                                      STOCK         PAR        CAPITAL      EARNINGS     INCOME (LOSS)       TOTAL
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999               ($48)   $3,919,045   $1,516,874   $11,675,129     ($1,149,000)   $15,962,000
Net income                                                                   2,596,025                      2,596,025
Stock dividend $0.44 per share,
plus cash in lieu of fractional
shares                                               95,690      577,848      (699,719)                       (26,181)
Cash dividend $0.25                                                           (403,086)                      (403,086)
Issuance of common stock                             54,710       21,953                                       76,663
Sale of stock from treasury                24                                                                      24
Unrealized holding gains on
investment securities, net of
deferred taxes of $719,000                                                                   1,437,000      1,437,000
                                   -----------------------------------------------------------------------------------

Balance, December 31, 2000                (24)    4,069,445    2,116,675    13,168,349         288,000     19,642,445
Net income                                                                   2,900,753                      2,900,753
Cash dividend $0.51                                                           (836,934)                      (836,934)
Issuance of 20,826 shares of
common stock                                         52,065       67,180                                      119,245
Purchase of 8,816 shares of
treasury stock                       (163,561)                                                               (163,561)
Issuance of 2 shares of treasury
stock                                      24                                                                      24
Unrealized holding gains on
investment securities, net of
deferred taxes of $10,000                                                                       15,000         15,000
                                   -----------------------------------------------------------------------------------

Balance, December 31, 2001           (163,561)    4,121,510    2,183,855    15,232,168         303,000     21,676,972
Net income                                                                   3,729,855                      3,729,855
Cash dividend $0.55                                                           (898,683)                      (898,683)
Issuance of 58,739 shares of
common stock, net                                   185,330      342,552                                      527,882
Purchase of 71,482 shares of
treasury stock                     (1,435,403)                                                             (1,435,403)
100% stock dividend                               4,229,875                 (4,229,875)
Unrealized holding gains on
investment securities, net of
deferred taxes of $813,000                                                                   1,578,000      1,578,000
                                   -----------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2002         ($1,598,964)  $8,536,715   $2,526,407   $13,833,465      $1,881,000    $25,178,623
                                   ===================================================================================




                 See notes to consolidated financial statements

                    GRANGE NATIONAL BANC CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                                                   2002           2001           2000
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                       $3,729,855    $2,900,753     $2,596,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization                                                       400,107       343,187        335,662
Provision for loan losses                                                           315,000       200,000        145,000
(Gain) loss on sale of foreclosed assets                                            (32,694)       21,099
Loss on sale of investment securities                                                13,638           846
Change in:
      Deferred income taxes                                                        (104,000)     (143,000)       699,000
      Accrued interest income and other assets                                     (692,222)       81,710     (2,056,582)
      Accrued interest expense and other liabilities                                132,656       313,738        121,827
                                                                            ---------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         3,762,340     3,718,333      1,840,932
                                                                            ---------------------------------------------
INVESTING ACTIVITIES:
Purchase bank premises and equipment                                               (678,764)     (611,161)      (304,394)
Decrease (increase) in foreclosed assets                                            206,173        81,397        (94,960)
Purchase of securities available for sale                                       (48,509,992)  (39,768,020)    (8,576,655)
Sales of securities available for sale                                            5,030,677     2,499,116
Redemptions of securities available for sale                                     24,115,200    16,056,920      4,200,250
Purchase of securities held to maturity                                                        (1,010,453)    (3,444,440)
Redemptions of securities held to maturity                                        3,809,287     4,784,549        896,423
Net increase in loans                                                           (28,740,761)   (9,360,052)   (11,267,620)
Increase in equity securities, substantially restricted                            (711,100)     (225,200)
Net increase in interest bearing deposits in banks                               (3,043,706)   (2,339,659)    (1,032,060)
                                                                            ---------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                           (48,522,986)  (29,892,563)   (19,623,456)
                                                                            ---------------------------------------------
FINANCING ACTIVITIES:
Increase in deposits, excluding interest credited                                33,170,013    13,301,185      8,391,219
Interest credited to deposits                                                     4,475,543     4,597,204      4,385,030
Advances in borrowed funds, net                                                   1,733,660     2,332,949      4,068,511
Proceeds from FHLB borrowed funds                                                 9,000,000     9,500,000
Payments on FHLB borrowed funds                                                    (850,075)   (2,747,000)
Dividend                                                                           (898,683)     (836,934)      (403,086)
Cash in lieu of fractional shares                                                                                (26,181)
Sale (purchase) of treasury stock, net                                           (1,435,403)     (163,537)            24
Issuance of common stock, net                                                       527,882       119,245         76,663
                                                                            ---------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                        45,722,937    26,103,112     16,492,180
                                                                            ---------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                  962,291       (71,118)    (1,290,344)
CASH AND DUE FROM BANKS, BEGINNING OF YEAR                                        2,991,885     3,063,003      4,353,347
                                                                            ---------------------------------------------
CASH AND DUE FROM BANKS, END OF YEAR                                             $3,954,176    $2,991,885     $3,063,003
                                                                            =============================================
SUPPLEMENTARY SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest                                                                         $1,901,428    $2,240,980     $1,497,163
Income taxes                                                                     $1,437,471      $614,000       $766,000
Non-cash investing and financing activities:
Unrealized gains on securities                                                   $1,578,000       $15,000     $1,437,000
Stock dividend                                                                   $4,229,875                     $673,538
Transfer of loans to foreclosed assets                                                            $30,750

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

INVESTMENT SECURITIES:

         Substantially restricted equity securities, principally Federal Home Loan Bank of Pittsburgh (FHLB) stock, whose fair values are not readily determinable are stated at cost. Other debt and equity security are classified as held to maturity or available for sale. Investments classified as held to maturity are reflected at amortized cost. Investments classified as available for sale are reflected at fair market value. Realized gains or losses on securities are included in earnings. Unrealized gains and losses on available for sale securities are excluded from earnings and reflected, net of income taxes, as other comprehensive income and in a separate component of stockholders' equity as accumulated other comprehensive income until realized. These unrealized gains and losses are the only component of comprehensive income. Upon purchase of securities the Company specifically designates which securities are classified as available for sale and held to maturity and reviews such designations at each reporting period.


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

PENSION PLAN:

         The Bank's pension plan is an Employee Stock Ownership Plan with 401(k) Provisions ('KSOP'). The Company contributed $20,758, $17,568 and $16,890 as matching contribution to employee deferrals during 2002, 2001 and 2000. The Company also made an Employer Optional Contribution to the Plan of $109,606, $97,793 and $91,077 during 2002, 2001 and 2000.


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

RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS:

         The Bank is required to maintain average balances with various correspondent banks. The amount of those balances at December 31, 2002 was approximately $45,000.

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

                                                           Contract Amount
             Financial instruments whose contract         2002          2001
                                                          ----          ----
                amounts represent credit risk:
                     (in thousands)
                      Commitments to extend credit...... $7,463        $6,635
                      Standby letters of credit......... $1,447          $759


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

CONCENTRATIONS OF CREDIT:

         The Bank's loans and commitments have been granted to customers in the Bank's market area. Investments in municipal securities involve governmental entities within Pennsylvania. The concentrations of credit by type are set forth in Notes 2 and 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $2,350,000, unless secured by bank deposits or partially guaranteed by an agency of the federal government.

REGULATORY MATTERS:

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and undergo periodic examinations by such regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to total `risk weighted' assets and of Tier 1 capital to average assets. At December 31, 2002 the Company and the Bank are required to have minimum Tier 1 and Total Risk-Based Capital ratios of 4% and 8% respectively. The Company's actual ratios at that date were 15.66% and 16.63%, respectively. The Company's leverage ratio at December 31, 2002 was 8.90%. For 2001, the ratios were 17.36%, 18.45% and 9.80%, respectively. As of the most recent examination, federal regulators categorized the Company and the Bank as well capitalized within regulatory criteria. Since that notification, there are no conditions or events that management believes would change the Company's and Bank's category.

         Dividends are paid by the Company from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 2002, the maximum amount of dividends that can be paid by the Bank is $5,325,000. Under federal regulations, the Bank's extension of credit to its parent company must be on the same terms and conditions as extensions of credit to non-affiliates. The maximum amount the Bank can loan to the Company is limited to 20% of its capital and surplus. Such extensions of credit, with limited exceptions, must be fully collateralized.

LINE OF CREDIT:

         At December 31, 2002 the Company had maximum borrowing capacity at the FHLB in the amount of $80,190,000 at a variety of available terms, net of its loans with FHLB.

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

2.  INVESTMENT SECURITIES:

         The amortized cost and fair value of investments in debt securities are as follows:

                                                                                  2002
                                                       ------------------------------------------------------------
                                                                           GROSS           GROSS
                                                                         UNREALIZED     UNREALIZED
       (in thousands)                                    AMORTIZED COST    GAINS          LOSSES        FAIR VALUE
                                                       ------------------------------------------------------------
       AVAILABLE FOR SALE:
       U.S. Treasury notes                                       $508             $50                         $558
       U.S government agencies and corporations,
         including mortgage-backed securities                  52,455           1,280          ($80)        53,655
       Obligations of states and
         political subdivisions                                31,815           1,423            (6)        33,232
       Other securities                                         1,282             194           (11)         1,465
                                                       ------------------------------------------------------------
                                                              $86,060          $2,947          ($97)       $88,910
                                                       ============================================================
       HELD TO MATURITY:
       U.S. government agencies and
         corporations, including mortgage-backed
         securities                                              $707             $47           ($9)          $745
       Other securities                                         7,475             499                        7,974
                                                       ------------------------------------------------------------
                                                               $8,182            $546           ($9)        $8,719
                                                       ============================================================


                                                                                  2001
                                                       ------------------------------------------------------------
                                                                           GROSS           GROSS
                                                                         UNREALIZED     UNREALIZED
       (in thousands)                                    AMORTIZED COST    GAINS          LOSSES        FAIR VALUE
                                                       ------------------------------------------------------------
       AVAILABLE FOR SALE:
       U.S. Treasury notes                                     $1,512             $51                       $1,563
       U.S government agencies and corporations,
         including mortgage-backed securities                  39,802             461         ($166)        40,097
       Obligations of states and
         political subdivisions                                24,946             148          (197)        24,897
       Other securities                                           451             164            (2)           613
                                                       ------------------------------------------------------------
                                                              $66,711            $824         ($365)       $67,170
                                                       ============================================================
       HELD TO MATURITY:
       U.S. government agencies and
         corporations, including
         mortgage-backed securities                            $1,039             $50           ($9)        $1,080
       Obligations of states and
         political subdivisions                                   920               8            (1)           927
       Other securities                                        10,032             422            (6)        10,448
                                                       ------------------------------------------------------------
                                                              $11,991            $480          ($16)       $12,455
                                                       ============================================================

         For the years ended December 31, 2002 and 2001, proceeds from the sale of securities available for sale amounted to $5,030,677 and $2,499,116, respectively. These gross realized gains and losses for 2002 were $20,209 and $33,847, respectively. For 2001, the gross realized losses were $846. The tax benefit applicable to these net realized losses amounted to $4,638 and $288, respectively.

         Investment securities with an amortized cost of $18,324,000 and $14,615,000 and fair values of $19,099,000 and $15,009,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes as required by law.

         The amortized cost and fair value of debt securities at December 31, 2002 by contractual maturity, are shown below.

                                                              AVAILABLE FOR SALE               HELD TO MATURITY
                                                              ------------------               ----------------
(In thousands)                                          Amortized Cost     Fair Value    Amortized Cost   Fair Value
                                                        -------------------------------------------------------------
Maturing in one year or less                                       $200            $204          $2,532        $2,283
Maturing after one through five years                            32,082          33,261           5,528         6,014
Maturing after five through ten years                            17,183          17,657
Maturing after ten years                                         36,566          37,617             122           122
                                                        -------------------------------------------------------------
                                                                $86,031         $88,739          $8,182        $8,719
                                                        =============================================================


3. LOANS AND ALLOWANCE FOR LOAN LOSSES:

         Major classification of loans at December 31 are as follows:

                 (in thousands)                                       2002            2001
                                                                      ----            ----
                 Real estate mortgages:
                      Agricultural                                     $1,325         $1,598
                      Residential, 1 - 4 family                        83,277         66,879
                      Residential, multi-family                         2,441          1,847
                      Nonfarm, nonresidential properties               27,396         21,271
                                                              ------------------------------
                 Total real estate mortgages                          114,439         91,595
                 Agricultural loans                                       268            130
                 Commercial loans                                      20,005         13,206
                 Municipal loans                                        4,790          7,399
                 Consumer loans                                        11,845         10,375
                                                              ------------------------------
                 Gross loans                                          151,347        122,705
                 Allowance for loan losses                              1,444          1,228
                                                              ------------------------------
                 Loans, net                                          $149,903       $121,477
                                                              ==============================

         At December 31, 2002 and 2001 the recorded investment in loans that were considered impaired were $132,000 and $400,000 , respectively. No specific allowance for loan loss was made in 2002 or 2001 for any impaired loans. The average recorded investment in impaired loans during the years ended December 31, 2002 and 2001 was approximately $266,000 and $377,000, respectively. Interest payments received on impaired loans are applied to principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 2002 and 2001, the Company recognized interest income on impaired loans of $2,000 and $32,000. The interest that would have been earned in accordance with the original terms is approximately $10,000 and $40,000, respectively.

         Changes in the allowance for loan losses for the years ended December 31 were as follows:

          (in thousands)                           2002       2001      2000
                                                   ----       ----      ----
          Balance, January 1                      $1,228    $1,142    $1,092
          Provision charged to operations            315       200       145
          Loans charged off                         (104)     (132)     (103)
          Recoveries                                   5        18         8
                                               -----------------------------
          BALANCE, DECEMBER 31                    $1,444    $1,228    $1,142
                                               =============================

4.  PREMISES AND EQUIPMENT:

         Premises and equipment are summarized as follows:

          December 31, 2002                                Accumulated
                                      Gross Book Value     Depreciation    Net Book Value
                                      ------------------ ---------------- ---------------
          Land                                 $440,082                          $440,082
          Buildings                           3,489,396       $1,216,851        2,272,545
          Furniture and equipment             3,132,325        2,370,588          761,737
                                      ---------------------------------------------------
          Total                              $7,061,803       $3,587,439       $3,474,364
                                      ===================================================
          December 31, 2001
          Land                                 $440,082                          $440,082
          Buildings                           3,096,782       $1,080,656        2,016,126
          Furniture and equipment             2,846,175        2,130,588          715,587
                                      ---------------------------------------------------
          Total                              $6,383,039       $3,211,244       $3,171,795
                                      ===================================================

         Depreciation was applied as follows:

                                      2002          2001          2000
                                      ----          ----          ----
Premises                            $136,195      $104,000       $100,301
Furniture and equipment              240,000       222,000        216,841
                                 ----------------------------------------
Total                               $376,195      $326,000       $317,142
                                 ========================================

         The Bank has non-cancelable operating leases on buildings for its Edwardsville, Back Mountain, Pine Mall, Scranton and Wyalusing offices. The aforementioned leases have been treated as operating leases in the accompanying financial statements. Rental expense for 2002, 2001 and 2000 was $243,000, $201,000 and $179,000, respectively. Minimum future obligations under non-cancelable operating leases in effect at December 31, 2002 are as follows:

           2003                                 $252,000
           2004                                  228,000
           2005                                  230,000
           2006                                  227,000
           2007                                  192,000
           Thereafter                          1,220,000
                                            -------------
           Total                              $2,349,000
                                            =============


5.     DEPOSITS:

       Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $30,566,000 and $19,590,000 at December 31, 2002 and 2001, respectively.

         The scheduled maturities of time deposits at December 31, is as follows:

           2003          2004           2005           2006           2007
           ----          ----           ----           ----           ----
        $75,869,000   $17,842,000    $4,050,000     $3,300,000     $13,121,000

         The Bank accepts deposits of its directors, officers, and their related interests on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $2,317,000 and $3,067,000 at December 31, 2002 and 2001, respectively.

 6.  BORROWED FUNDS

         Borrowed funds include interest-bearing demand notes payable to the U.S. Treasury for Treasury collections made by the Bank. Remittances of amounts collected are made upon demand. The year end balances due were $1,845,000 in 2002 and $281,000 in 2001.

         The Bank enters into repurchase agreements with customers which amounted to $2,760,000 in 2002 and $2,590,000 in 2001. The Bank may be required to provide collateral based on the fair value of the underlying securities. These agreements mature generally within seven days and are often renewed.

         The Bank has a line of credit with the Federal Home Loan Bank (FHLB) for $10,000,000 which could be utilized for various operating purposes. Borrowings under this line of credit are secured by qualified assets (primarily first mortgage loans). Interest paid on these short term borrowings varies based on interest rate fluctuations. The credit line did not have a balance at December 31, 2002 or December 31, 2001.

         FHLB has advanced the Bank several loans for a total of $30,220,000, with maturities ranging from two to fifteen years, and calls ranging from one to five years. The interest rates on these loans range from 3.44% to 7.03%. At the call date and thereafter, the FHLB has the option to convert the loan to a variable rate. These loans are cross-collateralized with the FHLB line of credit. The Bank can pay the loans off without penalty if the FHLB decides to convert the loans to variable rates.

The FHLB loans mature as follows:

            2003             2004           2005           2006           2007
            ----             ----           ----           ----           ----
         $14,619,000      $8,450,000     $4,682,000     $2,447,000       $22,000



7.  INCOME TAXES:

         The components of the federal income tax provisions are as follows:

                                                2002              2001              2000
                                                ----              ----              ----
         Current income taxes                $1,137,000         $884,000          $689,000
         Deferred income taxes                 (104,000)        (143,000)          (41,000)
                                      ----------------------------------------------------
         TOTAL                               $1,033,000         $741,000          $648,000
                                      ====================================================

         The sources of the net deferred income tax asset (liability) at December 31 were as follows:

                                                                                           2002             2001
                                                                                           ----             ----
         Deferred tax assets:
              Accrued retirement plans                                                    $266,000        $168,000
              Allowance for loan losses                                                    442,000         368,000
              Allowance for other real estate losses                                                         7,000
                                                                                   -------------------------------
               Total deferred tax assets                                                   708,000         543,000
                                                                                   -------------------------------

         Deferred tax liabilities:
              Bank premises and equipment depreciation                                     131,000          70,000
              Accretion on investment securities                                            44,000          44,000
              Unrealized gains on available for sale investment securities                 970,000         158,000
                                                                                   -------------------------------
               Total deferred tax liabilities:                                           1,145,000         272,000
                                                                                   -------------------------------
         NET DEFERRED TAX ASSET (LIABILITY)                                              ($437,000)       $271,000
                                                                                   ===============================

A reconciliation of income tax expense at the federal statutory rate and the effective income tax rate is as follows:

                                             2001                    2001                    2000
                                             ----                    ----                    ----
Provision at statutory rate               $1,619,000      34.0%   $1,238,000      34.0%    $1,103,000     34.0%
Tax-exempt income:
    Investments                             (413,000)     (8.7)     (359,000)     (9.8)      (210,000)    (6.4)
    Loans                                   (115,000)     (2.4)     (146,000)     (4.0)      (125,000)    (3.9)
Effect of nonqualified
exercised        options                     (64,000)     (1.3)      (13,000)     (0.4)       (98,000)    (3.0)
Other                                          6,000        .1        21,000        .5        (22,000)    (0.8)
                                        ----------------------------------------------------------------------
TOTAL                                     $1,033,000      21.7%     $741,000      20.3%       $648,000    19.9%
                                        ======================================================================

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income.




8.  OTHER INCOME:

         Other income for the years ended December 31, consists of the following:

                                                              2002           2001          2000
                                                              ----           ----          ----
         Service charges on deposit accounts                $806,818      $585,854      $557,548
         Other service charges and fees                      272,292       226,412       284,789
         Loss on sale of securities                          (13,638)         (846)
         Gain (loss) on sale of foreclosed assets             32,694       (21,099)      (20,000)
         Other                                               521,792       429,363       268,509
                                                       -----------------------------------------
         TOTAL OTHER INCOME                               $1,619,958    $1,219,684    $1,090,846
                                                       =========================================

9.  OTHER EXPENSES:

         Other expenses for the years ended December 31, consists of the following:

                                                    2002           2001          2000
                                                    ----           ----          ----
         Salaries and employee benefits            $2,901,774    $2,374,084    $2,205,378
         Occupancy expenses                           614,975       513,187       484,386
         Furniture and equipment expenses             432,105       364,033       367,289
         Other operating expenses                   1,724,027     1,369,558     1,273,403
                                                -----------------------------------------
         TOTAL OTHER EXPENSES                      $5,672,881    $4,620,862    $4,330,456
                                                =========================================

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

                                      2002           2001          2000
                                      ----           ----          ----
         Balance, January 1        $2,762,539    $2,583,755    $2,809,323
         Additions                  4,009,867     1,187,241     3,791,742
         Amounts collected         (3,488,146)   (1,008,457)   (4,017,310)
                                -----------------------------------------
         BALANCE, DECEMBER 31      $3,284,260    $2,762,539    $2,583,755
                                =========================================

The Bank is a limited partner in Mountain Laurel Abstract, LP and Northeast Settlement Company, LP. For 2002 and 2001, the Bank's investment in these LP's is $127,000 and it recorded approximately $16,000 and $30,000 of income, respectively. The Bank's liability is limited to the purchase cost of the limited partnership. One of the Bank's directors is one of two general partners in Mountain Laurel Abstract, LP and Northeast Settlement Company, LP.

     11. GRANGE NATIONAL BANC CORP. (PARENT COMPANY ONLY) FINANCIAL STATEMENTS:


         BALANCE SHEETS, DECEMBER 31,                             2002           2001
                                                                  ----           ----
                                          ASSETS

         Cash                                                       $11,653       $175,375
         Investment in bank subsidiary                           24,642,951     20,935,430
         Securities available for sale                              171,400        196,400
         Land and buildings                                         601,684        627,478
                                                              ----------------------------
         TOTAL ASSETS                                           $25,427,688    $21,934,683
                                                              ============================
                                        LIABILITIES
         Notes payable, bank subsidiary                            $197,490       $198,192
         Other liabilities                                           51,575         59,519
                                                              ----------------------------
         TOTAL LIABILITIES                                          249,065        257,711
                                   STOCKHOLDERS' EQUITY
         STOCKHOLDERS' EQUITY                                    25,178,623     21,676,972
                                                              ----------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $25,427,688    $21,934,683
                                                              ============================

         STATEMENTS OF INCOME FOR THE YEARS ENDED, DECEMBER 31          2002            2001           2000
                                                                        ----            ----           ----
         INCOME:
         Dividends from bank subsidiary                                 $2,166,159     $1,186,934       $534,268
         Dividends from other securities                                     3,268          2,785          2,550
         Sale of securities                                                                 6,928
         Other income                                                                      32,398         12,900
                                                                  ----------------------------------------------
         Total income                                                    2,169,427      1,229,045        549,718
                                                                  ----------------------------------------------
         OPERATING EXPENSES:
         Interest expense                                                    9,725         15,144         18,362
         Other operating expense, net                                        2,452            466          9,329
                                                                  ----------------------------------------------
         Total operating                                                    12,177         15,610         27,691
                                                                  ----------------------------------------------
         Income before undistributed income of subsidiary                2,157,250      1,213,435        522,027
         EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                    1,572,605      1,687,318      2,073,998
                                                                  ----------------------------------------------
         NET INCOME                                                     $3,729,855     $2,900,753     $2,596,025
                                                                  ==============================================


         STATEMENTS OF CASH FLOWS                                       2002            2001           2000
                                                                        ----            ----           ----
         FOR THE YEARS ENDED, DECEMBER 31,
         OPERATING ACTIVITIES:
         Net income                                                     $3,729,855     $2,900,753     $2,596,025
         Adjustments to reconcile net income to net cash
          provided by operating activities:
         Amortization and depreciation                                      25,794                         9,306
         Transfer of real estate to Bank subsidiary                                                       23,835
         Equity in undistributed income of subsidiary                   (1,572,605)    (1,687,318)    (2,073,998)
                                                                  ----------------------------------------------
         Net cash provided by operating activities                       2,183,044      1,213,435        555,168
                                                                  ----------------------------------------------
         INVESTING ACTIVITIES:
         Increase in buildings and land                                                   (95,824)       (49,649)
         Investment in Bank subsidiary                                    (539,860)      (119,190)      (100,498)
                                                                  ----------------------------------------------
         Net cash used in investing activities                            (539,860)      (215,014)      (150,147)
                                                                  ----------------------------------------------
         FINANCING ACTIVITIES:
         Increase (decrease) in other liabilities                             (702)           995         (1,575)
         Sale of treasury stock                                                                24             24
         Purchase of treasury stock                                     (1,435,403)      (163,561)
         Issuance of common stock                                          527,882        119,245         76,663
         Dividends to stockholders                                        (898,683)      (836,934)      (429,268)
                                                                  ----------------------------------------------
         Net cash used in financing activities                          (1,806,906)      (880,231)      (354,156)
                                                                  ----------------------------------------------
         INCREASE  (DECREASE) IN CASH                                     (163,722)       118,190         50,865
         CASH BALANCE, JANUARY 1                                           175,375         57,185          6,320
                                                                  ----------------------------------------------
         CASH BALANCE, DECEMBER 31                                         $11,653       $175,375        $57,185
                                                                  ==============================================

12.  STOCKHOLDER'S EQUITY

STOCK OPTIONS:

         In January 1994, the Board of Directors adopted an Employee Stock Option Plan in which stock options may be granted to all officers and key employees of the Company. The aggregate number of shares which may be issued upon exercise of the options under the plan is 89,775. Options are exercisable up to one-third in the second year after the date of grant, up to two-thirds in the third year after the date of grant and up to 100% in the fourth year after the date of grant, with options expiring at the end of ten years after the date of grant. There are 6,747 options available for grant under this plan.

         The Board of Directors also adopted a Stock Option Plan for non-employee Directors. The aggregate number of shares which may be issued upon exercise of the options under the Director Plan is 89,299 shares and are exercisable in part from time to time beginning one year after the date of grant and expiring ten years thereafter. No options are available for grant under this plan.

         The Board of Directors adopted an additional Stock Option Plan (the "Plan") in November 1995, covering the employees and directors. The Plan authorizes the grant of options to purchase not more than 246,881 shares of common stock under the Plan. Options granted under the Plan are intended to be either incentive stock options or nonstatutory stock options. There are 39,126 options available for grant under this plan. Pursuant to Section 422 of the Internal Revenue Code, shareholder approval is required for the incentive stock options to qualify for favorable tax treatment. Exercise prices of options granted under all plans are current market prices at time of grant.

        YEAR ENDED DECEMBER 31, 2000                                      NON-EMPLOYEE        WEIGHTED
                                                       EMPLOYEE              DIRECTOR          AVERAGE
                                                      STOCK OPTIONS       STOCK OPTIONS    EXERCISE PRICES
                                                      -------------       -------------    ---------------
        Outstanding, beginning of year                     168,910            112,148           $8.32
        Granted                                              3,000             14,994
        Exercised                                           (1,684)           (28,144)
        Lapsed                                                                (9,680)
        Adjustment for stock dividend                        4,244              4,754
                                                -------------------------------------
        Outstanding, end of year                           174,470             94,072           $8.92
        YEAR ENDED DECEMBER 31, 2001
        Exercised                                          (19,288)            (2,400)         $14.31
                                                -------------------------------------
        Outstanding, end of year                           155,182             91,672           $9.20
        YEAR ENDED DECEMBER 31, 2002
        Granted                                              5,010                             $19.50
        Exercised                                          (43,381)           (10,732)          $8.07
                                                -------------------------------------
        Outstanding                                        116,811             80,940           $9.72

Exercise prices, remaining contractual lives and options currently exercisable are summarized below:

    NUMBER OF OPTIONS      OPTION PRICE     REMAINING LIFE  OPTIONS EXERCISABLE
    -----------------      ------------     --------------  -------------------
         134,351          $5.35 to $7.31         2.88             134,351
          31,037          $9.63 to $14.50        4.41              31,037
          32,363         $17.33 to $22.67        7.23              26,959
          ------                                                   ------
         197,751                                                  192,347

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

           Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        2002              2001             2000
                                                        ----              ----             ----
       Net income - as reported                     $    3,730,000  $   2,901,000  $    2,596,000
       Net income - pro forma                       $    3,690,000  $   2,839,000  $    2,519,000
       Basic income per share - as reported         $         2.31  $        1.77  $         1.61
       Basic income per share - pro forma           $         2.28  $        1.74  $         1.56
       Diluted income per share - as reported       $         2.15  $        1.65  $         1.49
       Diluted income per share - pro forma         $         2.13  $        1.62  $         1.45

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 4.05% for all three years; risk-free interest rate of 3.92%, 6.08%, and 6.62% for 2002, 2001, and 2000, respectively; expected lives of 10 years for all three years, which is the option term; and volatility of 19.42%, 23.51%, and 17.60% for 2002, 2001, and 2000, respectively.

STOCK DIVIDENDS:

         On August 15, 2002, the Company effected a one-for-one stock split in the form of a stock dividend. Shareholders of record as of July 31, 2002 received one additional share of common stock for every share they owned on that date. Share and per share data for all periods presented herein have been adjusted to give effects to the split.

13.  EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share:
                                                                   2002             2001             2000
                                                              ------------------------------------------------
      Numerator:
      Net income                                                   $3,729,855       $2,900,753      $2,596,025
                                                              ------------------------------------------------
      Denominators:
           Per share - weighted average shares (basic)              1,616,139        1,637,126       1,615,916
           Stock options                                              120,387          120,270         129,116
                                                              ------------------------------------------------
           Per share - adjusted weighted average
            and assumed conversions (diluted)                       1,736,526        1,757,396       1,745,032
                                                              ================================================
      Basic earnings per share                                          $2.31            $1.77           $1.61
      Diluted earnings per share                                        $2.15            $1.65           $1.49


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

         The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2002 and 2001:

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

         The following table presents the carrying amounts and estimated fair values of financial instruments at December 31:


                                                                         2002                   2001
                                                                         ----                   ----
                                                                   Carrying     Fair      Carrying      Fair
                                                                     Value      Value       Value       Value
         (In thousands)                                              -----      -----       -----       -----
         Financial assets:
         Cash and due from banks                                    $3,954      $3,954      $2,992     $2,992
         Interest bearing deposits                                   8,942       8,942       5,898      5,898
         Investment securities                                      99,351      99,888      80,708     81,173
         Loans, net                                                149,903     158,567     121,477    130,004
         Accrued interest receivable and other assets                5,201       5,201       4,476      4.476
         Financial liabilities:
         Deposit liabilities                                       208,900     211,815     171,255    173,732
         Borrowed funds                                             34,824      37,168      24,941     25,554
         Accrued interest payable and other liabilities                713         713         783        783

                   SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
                                   (Unaudited)

                                                 FIRST       SECOND        THIRD       FOURTH
      (In thousands, except per share data)     QUARTER      QUARTER      QUARTER      QUARTER
      2002
      Interest income                            $3,732       $3,759       $3,967       $3,979
      Net interest income                         2,160        2,214        2,370        2,387
      Provision for loan losses                      65           90           50          110
      Other income                                  359          338          393          530
      Other expenses                              1,269        1,348        1,384        1,672
      NET INCOME                                    930          831        1,006          963
      NET INCOME PER SHARE:
      BASIC                                       $0.57        $0.52        $0.62        $0.60
      DILUTED                                     $0.52        $0.49        $0.58        $0.56

      2001
      Interest income                            $3,367       $3,525       $3,701       $3,637
      Net interest income                         1,685        1,721        1,894        1,943
      Provision for loan losses                      30           30           40          100
      Other income                                  303          304          262          351
      Other expenses                              1,064        1,108        1,191        1,258
      NET INCOME                                    694          732          732          743
      NET INCOME PER SHARE:
      BASIC                                       $0.42        $0.45        $0.45        $0.46
      DILUTED                                     $0.40        $0.42        $0.41        $0.82

         The above gives retroactive effect to stock dividends and stock splits

PRICE RANGE OF COMMON STOCK AND DIVIDENDS:

         The Company's Common Stock is traded in the "over the counter" market under the symbol GRGN. The following firms are known to make a market in the Common Stock of Grange National Banc Corp.

Ferris, Baker, Watts, Inc.          Ryan, Beck & Co., LLC
100 Light Street, 9th Floor         Liberty Center
Baltimore, MD  21202                1001 Liberty Ave., Suite 102
(800) 638-7411                      Pittsburgh, PA 15222-3715
                                    (800) 223-8162

Tucker Anthony & Co., Inc.          Ryan, Beck & Co., LLC
1825 Oregon Pike                    220 South Orange Avenue
Lancaster, PA 17601                 Livingston, NJ  07039-5817
(800) 456-9234                      (800) 342-2325


F.J. Morrissey & Co.
1700 Market St.
Philadelphia, PA 19103
(800) 842-8928


         As of March 10, 2003 there were approximately 1,080 shareholders of record.

                                                                                             CASH          STOCK
       2002 QUARTER                             HIGH            LOW           CLOSE       DIVIDENDS      DIVIDENDS
       First                                   $20.85         $19.40         $19.50         $0.135         None
       Second                                  $20.87         $19.50         $22.50         $0.135         None
       Third                                   $27.00         $20.62         $26.25         $0.14          None
       Fourth                                  $34.00         $26.00         $33.50         $0.15          None
       --------------------------------------------------------------------------------------------------------------
       TOTAL                                                                                $0.56
       ==============================================================================================================

                                                                                             CASH          STOCK
       2001 QUARTER                             HIGH            LOW           CLOSE       DIVIDENDS      DIVIDENDS
       First                                   $17.00         $14.25         $14.50         $0.125         None
       Second                                  $16.75         $14.50         $16.13         $0.125         None
       Third                                   $19.50         $16.38         $19.50         $0.125         None
       Fourth                                  $22.00         $18.00         $20.18         $0.135         None
       --------------------------------------------------------------------------------------------------------------
       TOTAL                                                                                $0.51
       ==============================================================================================================


STOCK TRANSFERS:                          SHAREHOLDER SERVICES:
Mildred Grose, Assistant Vice-President   Philip O. Farr, Vice President and CFO
P.O. Box 40                               198 E. Tioga St.
Meshoppen, Pa.  18630                     Tunkhannock, Pa.  18657
(570) 833-2131                            (570) 836-2100

                                     OFFICES

LACEYVILLE                                     LAWTON
Kevin Huyck, Branch Manager                    Yvonne Nuss, Branch Manager
(570) 869-1522                                 (570) 934-2178

MESHOPPEN                                      BOWMAN=S CREEK
Mildred Grose, AVP and Br. Mgr.                Shelly E. Anselmo, Branch Manager
(570) 833-2131                                 (570) 298-2163

TUNKHANNOCK                                    EDWARDSVILLE
Richard D. Stark, Vice President and Br. Mgr.  Brian Burd, Branch Manager
(570) 836-2100                                 (570) 283-4462

LITTLE MEADOWS                                 TOWANDA
Diedre Decker, Branch Manager                  Karen Glosenger, Branch Manager
(570) 623-2297                                 (570) 265-4711

BACK MOUNTAIN                                  PINE MALL
John P. Petersen, Asst. VP and Br. Mgr.        Debra Skurkis, Branch Manager
(570) 696-6958                                 (570) 208-1500

SCRANTON                                       WYALUSING
Lee B. Walter, Vice President and Br. Mgr.     Sandy Wentovich
(570) 558-5000                                 (570) 746-5000

                                 ON THE INTERNET
                 WWW.GRANGEBANK.COM E-MAIL: BANK@GRANGEBANK.COM


OFFICERS


JOHN W. PURTELL
Chairman of the Board

BRIAN R. ACE
Vice Chairman

THOMAS A. MCCULLOUGH
President and Chief Executive Officer

SALLY A. STEELE
Secretary of the Corporation

SHARON W. FRANKLIN
Cashier






MELVIN E. MILNER
Vice President

JOSEPH I. KILLEEN
Vice President

RICHARD D. STARK
Vice President

LEE B. WALTER
Vice President

CHARLES R. BULLOCK
Vice President

PHILIP O. FARR
Vice President and Chief Financial Officer

                                    DIRECTORS

                                  BRIAN R. ACE,
                           Owner, Laceyville Hardware

                                 EDWARD A. COACH
                           Certified Public Accountant

                                 MICHAEL COLEMAN
                       General Manager and Vice President
                                Excel Corporation

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